As filed with the Securities and Exchange Commission on August 25, 2020

No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Enova International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6141	45-3190813
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

175 West Jackson Blvd.

Chicago, Illinois 60604

(312) 568-4200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sean Rahilly

General Counsel and Secretary

Enova International, Inc.

175 West Jackson Boulevard

Chicago, Illinois 60604

(312) 568-4200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Michael A. Nemeroff Shelby E. Parnes Vedder Price P.C. 222 North LaSalle Street Chicago, Illinois 60601 (312) 609-7500	Cory Kampfer Chief Operations Officer and General Counsel On Deck Capital, Inc. 1400 Broadway Street, 25th Floor New York, New York 10018 (888) 269-4266	David M. Klein, P.C. Carlo Zenkner Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-6410

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described in the enclosed proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Securities Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Securities Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common stock, par value $0.00001 per share	6,004,016(1)	N/A	$92,076,713.97(2)	$11,951.56

(1)

The estimated maximum number of shares of Enova International, Inc. (“Enova”) common stock expected to be issuable upon and following the completion of the merger described herein and pursuant to the terms of the Agreement and Plan of Merger, dated as of July 28, 2020 (the “merger agreement”), by and among Enova, Energy Merger Sub, Inc., an indirect wholly owned subsidiary of Enova, and On Deck Capital, Inc. (“OnDeck”) and is based upon the product of (i) 64,926,049 shares of common stock, par value $0.005 per share, of OnDeck times (ii) the exchange ratio of 0.092 of a share of Enova common stock for each share of OnDeck common stock.

(2)

Pursuant to Rules 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is (i) the product of (x) $1.53 (the average of the high and low prices of OnDeck common stock as reported on the New York Stock Exchange on August 20, 2020) multiplied by (y) 64,926,049, minus (ii) $7.260,141 (the estimated maximum amount of cash associated with the 64,926,049 shares of OnDeck common stock to be paid by Enova to OnDeck security holders in the merger).

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $129.80 per $1,000,000 of the proposed maximum aggregate offering price.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer, solicitation or sale is not permitted.

PRELIMINARY, SUBJECT TO COMPLETION, DATED AUGUST 25, 2020

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders of On Deck Capital, Inc.:

On July 28, 2020, On Deck Capital, Inc. (“OnDeck”), Enova International, Inc. (“Enova”) and Energy Merger Sub, Inc., an indirect wholly owned subsidiary of Enova, entered into a merger agreement (as it may be amended from time to time, the “merger agreement”) that provides, upon the terms and subject to the conditions set forth therein, for OnDeck to become an indirect wholly owned subsidiary of Enova (the “merger”). If the merger is completed, OnDeck stockholders will receive, in exchange for each share of OnDeck common stock held immediately prior to the merger, (1) $0.12 in cash and (2) 0.092 of a share of Enova common stock, subject to potential adjustments as specified in the merger agreement and as described herein. The OnDeck board of directors (the “OnDeck board”) has unanimously approved the merger agreement and recommends that OnDeck stockholders vote in favor of adopting the merger agreement.

Based on Enova’s closing stock price on [                    ], 2020, the most recent practicable date for which such information was available, the merger consideration represented (i) approximately $[                ] in value per share of OnDeck common stock, which represents a premium of approximately [    ]% over OnDeck’s closing stock price on July 27, 2020, the last day before the public announcement of the execution of the merger agreement with Enova and (ii) a transaction valued at approximately $[                ] million. The value of the stock portion of the merger consideration to be received in exchange for each share of OnDeck common stock will fluctuate with the market value of Enova common stock until the transaction is complete. The common stock of each of Enova and OnDeck is listed on the New York Stock Exchange under the symbol “ENVA” and “ONDK,” respectively. Upon completion of the merger, former OnDeck stockholders are expected to own approximately 16.7% of the outstanding shares of Enova common stock, based on Enova’s outstanding equity as of July 27, 2020.

The merger cannot be completed without approval of the proposal to adopt the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of OnDeck common stock entitled to vote thereon (the “merger proposal”). Because of this, OnDeck is holding a special meeting of its stockholders on [                    ], 2020 to vote on the merger proposal (the “OnDeck special meeting”). Information about the OnDeck special meeting, the merger, the merger agreement, and the other business to be considered by OnDeck stockholders at the OnDeck special meeting is contained in this proxy statement/prospectus. The OnDeck has fixed the close of business on [                    ], 2020 as the record date for the determination of OnDeck stockholders entitled to vote at the OnDeck special meeting. Any OnDeck stockholder entitled to attend and vote at the OnDeck special meeting is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a stockholder of OnDeck. We urge you to read this proxy statement/prospectus and the annexes and documents incorporated by reference carefully. You should also carefully consider the risks that are described in the “Risk Factors” section beginning on page [  ].

The OnDeck board has unanimously (i) determined that the terms of the merger agreement and the transactions contemplated thereby are fair and in the best interests of OnDeck and the OnDeck stockholders; (ii) approved the merger agreement and the consummation of the merger; and (iii) directed that the adoption of the merger agreement be submitted to the OnDeck stockholders for adoption at the OnDeck special meeting. The OnDeck board unanimously recommends that OnDeck stockholders vote “FOR” the merger proposal as well as “FOR” the approval on an advisory (nonbinding) basis of certain compensation that may be paid or become payable to OnDeck’s named executive officers in connection with the merger, and “FOR” the adjournment of the OnDeck special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

Your vote is very important regardless of the number of shares of OnDeck common stock that you own.

Whether or not you plan to attend the OnDeck special meeting, please submit your proxy as soon as possible to make sure that your shares are represented at the meeting. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished by the broker, bank or other nominee. You must provide voting instructions by filling out the voting instruction card in order for your shares to be voted.

Thank you for your continued support, interest and investment in OnDeck.

Very truly yours,

Noah Breslow
Chief Executive Officer & Chairman of the Board

Daniel Henson
Lead Independent Director

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [                    ], 2020, and is first being mailed to stockholders of OnDeck on or about [                    ], 2020.

1400 Broadway

25th Floor

New York, New York 10018

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on [                     ], 2020

To the Stockholders of OnDeck:

We are pleased to invite you to attend the special meeting of stockholders (the “OnDeck special meeting”) of On Deck Capital, Inc., a Delaware corporation (“OnDeck”), which will be held exclusively via the internet, on [                     ], 2020, at [             ], Eastern time, at www.meetingcenter.io/281867925 (the “OnDeck meeting website”) for the following purposes:

•

the merger proposal—to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 28, 2020, by and among Enova International, Inc. (“Enova”), a Delaware corporation, Energy Merger Sub, Inc., an indirect wholly owned subsidiary of Enova (“Merger Sub”), and OnDeck (as it may be amended from time to time, the “merger agreement”), which is further described in the sections titled “The Merger” and “The Merger Agreement,” beginning on pages [     ] and [     ], respectively, and a copy of which is attached as Annex A to the proxy statement/prospectus of which this notice is a part (the “merger proposal”);

•

the merger-related compensation proposal—to vote on an advisory (nonbinding) proposal to approve the compensation that may be paid or become payable to OnDeck’s named executive officers that is based on or otherwise related to the merger (the “merger-related compensation proposal”); and

•

the adjournment proposal—to vote on a proposal to adjourn the OnDeck special meeting from time to time to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the OnDeck special meeting to adopt the merger agreement (the “adjournment proposal”).

Due to concerns regarding the coronavirus outbreak (“COVID-19”) and to assist in protecting the health and well-being of our stockholders and employees, the OnDeck special meeting will be held exclusively in a virtual format to provide a consistent experience to all stockholders regardless of location on [                     ], 2020 at [             ], Eastern time. We have adopted a virtual format for the OnDeck special meeting to make participation accessible for stockholders from any geographic location with internet connectivity. We designed the format of the OnDeck special meeting to ensure that our stockholders who attend the OnDeck special meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You are entitled to attend and participate in the OnDeck special meeting only if you were a stockholder of record as of the close on [                     ], 2020, the record date for the OnDeck special meeting, or hold a valid proxy of such a stockholder for the OnDeck special meeting. To be admitted to the OnDeck special meeting at www.meetingcenter.io/281867925, you must enter the password ONDK2020 and your control number which can be found on your proxy card or voting instruction card. Please note that you will not be able to attend the OnDeck special meeting in person. OnDeck stockholders of record may also vote their shares of OnDeck common stock by submitting their proxy (i) by completing, dating, signing and mailing their proxy card in the postage-paid envelope, (ii) by calling the toll-free number on their proxy card: 1-[     ] or (iii) over the internet at the following website: www.envisionreports.com/ONDK. If you vote by mail, your proxy card must be received no later than 6:00 p.m. Eastern time on [                     ], 2020. If you vote by telephone, you must do so no later than 11:59 p.m. Eastern time on [                     ], 2020 and if you vote via the internet, you must do so no later than 11:59 p.m. Eastern time on [                     ], 2020.

If you were a beneficial owner of OnDeck common stock as of the record date and you want to attend the OnDeck special meeting, you must register in advance by submitting a legal proxy from your broker, bank, trustee or other nominee reflecting your OnDeck shares along with your name and email address to Computershare at legalproxy@computershare.com or by mail to: Computershare, On Deck Capital, Inc. Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern time, on [                     ], 2020.

OnDeck will transact no other business at the OnDeck special meeting, except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the OnDeck special meeting.

The OnDeck board has fixed the close of business on [                     ], 2020 as the record date for the OnDeck special meeting. Only OnDeck stockholders of record at the record date are entitled to vote at the OnDeck special meeting or any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the OnDeck special meeting will be available for viewing by any OnDeck stockholder during ordinary business hours for a period of 10 days before the meeting, for purposes pertaining to the OnDeck special meeting, at OnDeck’s offices at 1400 Broadway, 25th Floor, New York, New York 10018, and at the time and place of the OnDeck special meeting during the full duration of the meeting. If OnDeck’s headquarters are closed for health and safety reasons related to COVID-19 during such period, the list of stockholders will be made available for inspection upon request via email to [secretary@ondeck.com], subject to OnDeck’s satisfactory verification of stockholder status. The list of stockholders will also be made available online during the OnDeck special meeting at the OnDeck meeting website.

Completion of the merger is conditioned on adoption of the merger agreement by the OnDeck stockholders, which requires the affirmative vote of holders of a majority of the outstanding shares of OnDeck common stock entitled to vote thereon.

The OnDeck board has unanimously (i) determined that the terms of the merger agreement and the transactions contemplated thereby are fair and in the best interests of OnDeck and the OnDeck stockholders; (ii) approved the merger agreement and the consummation of the merger; and (iii) directed that the merger agreement be submitted to the OnDeck stockholders for adoption at the OnDeck special meeting.

The OnDeck board unanimously recommends that OnDeck stockholders vote “FOR” the merger proposal as well as “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal.

Your vote is very important regardless of the number of shares of OnDeck common stock that you own. Whether or not you expect to attend the OnDeck special meeting virtually, we urge you to submit your vote in advance of the meeting. If your shares are held in the name of a broker, bank or other nominee, please vote by following the instructions on the voting instruction card furnished by the broker, bank or other nominee. If you hold your shares in your own name, submit a proxy to vote your shares as promptly as possible by (i) visiting the internet site listed on the proxy card, (ii) calling the toll-free number listed on the proxy card or (iii) submitting your proxy card by mail by using the provided self-addressed stamped envelope. Submitting a proxy will not prevent you from voting virtually, but it will help to secure a quorum and avoid added solicitation costs. Any eligible stockholder of OnDeck common stock who is present at the OnDeck special meeting may vote virtually at the OnDeck special meeting by following the instructions and entering the control number provided on their proxy card or voting instruction card, thereby revoking any previous proxy. In addition, a proxy may also be revoked in writing before the OnDeck special meeting in the manner described in the proxy statement/prospectus of which this notice is a part.

The proxy statement/prospectus of which this notice is a part (i) incorporates important business and financial information about OnDeck, Enova and Merger Sub from other documents that OnDeck and Enova have filed with the U.S. Securities and Exchange Commission (the “SEC”) and that are contained in or incorporated by reference into this proxy statement/prospectus and (ii) provides a detailed description of the merger and the merger agreement and the other matters to be considered at the OnDeck special meeting. We urge you to carefully read this proxy statement/prospectus, including any documents incorporated by reference herein, and the annexes in their entirety. In particular, we urge you to carefully read the section entitled “Risk Factors” beginning on page [     ]. If you have any questions concerning the merger or this proxy statement/prospectus, and would like additional copies or need help voting your shares of OnDeck common stock, please contact OnDeck’s proxy solicitors:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders in the U.S. and Canada may call toll-free: (877) 825-8772

Stockholders in other locations may call direct: (412) 232-3651

Banks and brokers may call collect: (212) 750-5833

By Order of the OnDeck Board of Directors,

Cory Kampfer

Chief Operations Officer and General Counsel

[                     ], 2020

New York, New York

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Enova and OnDeck from other documents that are not included in or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, see “Where You Can Find More Information” beginning on page [     ].

You may obtain any of the documents incorporated by reference into this proxy statement/prospectus without charge through the SEC website at www.sec.gov. In addition, you may obtain copies of documents filed by Enova with the SEC by accessing Enova’s website at www.enova.com under the tab “Investor Relations” and then under the heading “SEC Filings.” You may also obtain copies of documents filed by OnDeck with the SEC by accessing OnDeck’s website at www.ondeck.com under “Investors.”

You also can obtain any of the documents incorporated by reference into this proxy statement/prospectus (other than certain exhibits or schedules to such documents) without charge by requesting them in writing or by telephone as follows:

For documents related to OnDeck:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders in the U.S. and Canada may call toll-free: (877) 825-8772

Stockholders in other locations may call direct: (412) 232-3651

Banks and brokers may call collect: (212) 750-5833

For documents related to Enova:

Enova International, Inc.

175 West Jackson Blvd.

Chicago, IL 60604

Attention: Investor Relations

Telephone: (312) 568-4200

Email: IR@enova.com

To receive timely delivery of the documents in advance of the OnDeck special meeting, you should make your request no later than [                     ], 2020, which is five business days before the meeting.

We are not incorporating the contents of the websites of the SEC, Enova, OnDeck or any other entity into this proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this proxy statement/prospectus at these websites only for your convenience.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Enova (File No. 333-[                     ]), constitutes a prospectus of Enova under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock, par value $0.00001 per share, of Enova (“Enova common stock”) to be issued pursuant to the merger agreement. This document also constitutes a proxy statement of OnDeck under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the OnDeck special meeting, at which OnDeck stockholders will be asked to consider and vote on the adoption of the merger agreement.

Enova has supplied all information contained in, and incorporated by reference into, this proxy statement/prospectus relating to Enova and Merger Sub, and OnDeck has supplied all such information relating to OnDeck.

You should rely only on the information contained in, and incorporated by reference into, this proxy statement/prospectus. Enova and OnDeck have not authorized anyone to provide you with information other than the information that is contained in, or incorporated by reference into, this proxy statement/prospectus. Enova and OnDeck take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. This proxy statement/prospectus is dated [                    ], 2020, and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to OnDeck stockholders nor the issuance by Enova of shares of Enova common stock pursuant to the merger agreement will create any implication to the contrary.

Annex A: Agreement and Plan of Merger

Annex B: Opinion of Evercore Group L.L.C.

Annex C: Section 262 of the Delaware General Corporation Law

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE ONDECK SPECIAL MEETING

The following questions and answers briefly address certain questions that OnDeck Stockholders may have about the merger and the special meeting of OnDeck stockholders (the “OnDeck special meeting”). They may not include all the information that is important to stockholders of OnDeck. OnDeck stockholders should carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to or incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [    ] of this proxy statement/prospectus.

Q: What is the merger?

Enova International, Inc. (“Enova”), Energy Merger Sub, Inc., an indirect wholly owned subsidiary of Enova (“Merger Sub”), and On Deck Capital, Inc. (“OnDeck”) have entered into an Agreement and Plan of Merger, dated July 28, 2020 (as it may be amended from time to time, the “merger agreement”). A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. The merger agreement contains the terms and conditions of the proposed acquisition of OnDeck by Enova. Under the merger agreement, subject to satisfaction (or, to the extent permitted by law and in accordance with the merger agreement, waiver) of the conditions to the merger set forth in the merger agreement, Merger Sub will merge with and into OnDeck, with OnDeck continuing as the surviving corporation and an indirect wholly owned subsidiary of Enova (the “merger” or the “transaction”).

As a result of the merger, OnDeck will no longer be a publicly held company. Following the merger, OnDeck common stock will be delisted from the New York Stock Exchange (the “NYSE”) and will be deregistered under the Exchange Act, after which OnDeck will no longer be required under SEC rules and regulations to file periodic reports with the SEC in respect of OnDeck common stock.

Q: Why am I receiving these materials?

Enova and OnDeck are sending these materials to OnDeck stockholders to help them decide how to vote their shares of OnDeck common stock with respect to the merger and other matters to be considered at the OnDeck special meeting.

The merger cannot be completed unless the holders of a majority of the outstanding shares of OnDeck common stock vote to adopt the merger agreement. OnDeck is holding a special meeting of its stockholders to vote on a proposal necessary to approve the merger agreement (the “merger proposal”) and other matters being considered at the special meeting. Information about this special meeting, the merger and the other business to be considered by stockholders at the OnDeck special meeting is contained in this proxy statement/prospectus.

This proxy statement/prospectus constitutes both a proxy statement of OnDeck and a prospectus of Enova. It is a proxy statement because the board of directors of OnDeck (the “OnDeck Board”) is soliciting proxies from its stockholders. It is a prospectus because Enova will issue shares of its common stock as part of the consideration being paid in exchange for outstanding shares of OnDeck common stock in the merger.

Q: What will OnDeck stockholders receive in the merger?

In the merger, OnDeck stockholders will receive $0.12 in cash, without interest (as such amount of cash may potentially be adjusted pursuant to the merger agreement as described below, the “cash consideration”), and 0.092 (as such amount may potentially be adjusted pursuant to the merger agreement as described below, the “exchange ratio”) of a duly authorized, validly issued, fully paid and nonassessable share of Enova common stock (the “stock consideration” and such stock consideration and the cash consideration together, as they may potentially be adjusted pursuant to the merger agreement as described below, the “merger consideration”) for each outstanding share of OnDeck common stock (other than (i) shares held by Enova, OnDeck, Merger Sub or any of their respective direct or indirect wholly owned subsidiaries (“cancelled shares”) and (ii) shares of OnDeck common stock with respect to which appraisal rights are properly demanded and not withdrawn (“dissenting shares”) under the General Corporation Law of the State of Delaware (the “DGCL”)). Certain shares of OnDeck common stock subject to stock-based awards will be treated in the manner described under the heading “The Merger—Treatment of OnDeck Stock Options, Other Stock-Based Awards and Cash Awards.”

If the merger would otherwise result in the issuance of shares of Enova common stock (including shares that would be deliverable pursuant to converted stock-based awards pursuant to the merger agreement) in excess of 19.99% of the outstanding shares of Enova common stock immediately prior to the closing of the merger (the “share cap”), (i) the exchange ratio will be reduced by the smallest number (rounded to the nearest 0.0001) that causes the total number of shares of Enova common stock (including shares that would be deliverable pursuant to converted stock-based awards pursuant to the merger agreement) issuable in the merger to not exceed the share cap (the “exchange ratio reduction number”) and (ii) the cash consideration will be increased by an amount in cash equal to (x) the exchange ratio reduction number multiplied by (y) the average closing sale price per share of Enova common stock on the NYSE for the 10 consecutive trading days ending on the date that is two trading days immediately preceding the closing date of the merger (the “Enova trading price”).

The exchange ratio is otherwise fixed and will not be adjusted to reflect changes in the stock price of either company before the merger is complete. No fractional shares of Enova common stock will be issued in connection with the merger. Each holder of OnDeck common stock that otherwise would have been entitled to receive a fractional share of Enova common stock immediately prior to the effective time of the merger will receive an amount in cash, without interest, rounded to the nearest cent, in lieu of such fractional share. The value of such cash payment will be calculated by the exchange agent by multiplying (x) the aggregate number of fractional shares of Enova common stock that such stockholder would otherwise have been entitled to receive by (y) the Enova trading price, rounded to the nearest whole cent. Enova stockholders will continue to own their existing shares of Enova common stock, the form of which will not be changed by the transaction. For more details on the merger consideration, see “The Merger Agreement—Merger Consideration” beginning on page [    ].

The merger will be treated as a taxable transaction for U.S. federal income tax purposes. Therefore, a U.S. holder (as defined below in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences—General”) generally will recognize capital gain or loss equal to the difference between (1) the sum of the cash and the fair market value of any shares of Enova common stock received by such U.S. holder in the merger and (2) the U.S. holder’s adjusted tax basis in its OnDeck common stock. Except in certain circumstances described in “The Merger—Material U.S. Federal Income Tax Consequences—The Merger,” a Non-U.S. holder (as defined below in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences—General”) generally will not be subject to U.S. federal income or withholding tax on any gain recognized on the exchange of OnDeck common stock for any shares of Enova common stock and cash in the merger. You are strongly urged to consult with a tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences of the merger to you. For additional information, see “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page [    ].

Q: What equity stake will OnDeck stockholders hold in Enova immediately following the merger?

Upon the completion of the merger, based on the exchange ratio, the estimated number of shares of Enova common stock issuable as the stock portion of the merger consideration is approximately [            ] million shares, which will result in former OnDeck stockholders holding approximately 16.7% of the outstanding fully diluted shares of Enova common stock based on the number of outstanding shares of common stock and outstanding stock-based awards of Enova and OnDeck as of July 27, 2020.

For more details on the merger consideration and the treatment of OnDeck stock options and stock-based awards, see “The Merger Agreement—Merger Consideration” beginning on page [    ] and “The Merger Agreement—

Merger Consideration—Treatment of OnDeck Stock Options and Other Stock-Based Awards” beginning on page [    ], respectively.

Q: When do OnDeck and Enova expect to complete the merger?

Enova and OnDeck are working to complete the merger as soon as practicable and currently expect that the transaction will be completed in the fourth quarter of 2020. Neither Enova nor OnDeck can predict, however, the actual date on which the transaction will be completed because it is subject to certain conditions beyond each company’s control. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page [    ].

Q: Is Enova’s obligation to complete the merger subject to Enova receiving financing?

No. Enova’s obligations under the merger agreement are not subject to any condition regarding its ability to finance, or obtain financing for, the merger.

Q: What happens if the merger is not completed?

If the merger agreement is not adopted by OnDeck stockholders or if the merger is not completed for any other reason, OnDeck stockholders will not receive any consideration for their shares of OnDeck common stock. Instead, OnDeck will remain an independent public company, OnDeck common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and OnDeck will continue to file periodic reports with the SEC. Under specific circumstances, OnDeck may be required to pay Enova a termination fee of $2.8 million. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page [    ].

Q: Will the shares of Enova common stock I acquire in the merger receive a dividend?

Enova has never declared or paid a dividend on shares of Enova common stock and has no current plans to pay a dividend. Any declaration and amount of any future dividends would require approval by the Enova board of directors (the “Enova Board”) and would depend on Enova’s financial condition, earnings and capital requirements and covenants associated with Enova’s debt obligations and other factors the Enova Board deems relevant. Under the merger agreement, Enova may not declare or pay any dividends (whether in cash, shares or property or any combination thereof) in respect of any shares of Enova common stock or other equity or voting interest prior to completion of the merger.

Q: Will I continue to have the opportunity to receive dividends in respect of my shares of OnDeck common stock?

OnDeck has never declared or paid a dividend on shares of OnDeck common stock and has no current plans to pay a dividend. OnDeck may not declare or pay any dividends (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest prior to completion of the merger.

After the closing of the merger, former OnDeck stockholders who hold OnDeck share certificates or uncertificated shares will not be entitled to be paid dividends otherwise payable on the shares of Enova common stock into which their shares of OnDeck common stock are exchangeable until they surrender their OnDeck share certificates or uncertificated shares according to the instructions provided to them. Dividends (if any) will be accrued, without interest, and paid to the Exchange Agent to be included in the Exchange Fund for these stockholders, and these stockholders will receive the accrued dividends (if any) when they surrender their OnDeck share certificates or uncertificated shares.

Q: What am I being asked to vote on, and why is this approval necessary?

OnDeck stockholders are being asked to vote on the following proposals:

1.

the merger proposal—a proposal to adopt the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, which is further described in the sections titled “The Merger” and “The Merger Agreement,” beginning on pages [    ] and [    ], respectively (the “merger proposal”);

2.

the merger-related compensation proposal—an advisory (nonbinding) proposal to approve the compensation that may be paid or become payable to OnDeck’s named executive officers that is based on or otherwise related to the merger (the “merger-related compensation proposal”); and

3.

the adjournment proposal—a proposal to adjourn the OnDeck special meeting from time to time to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the OnDeck special meeting to adopt the merger agreement (the “adjournment proposal”).

Q: What vote is required to approve each proposal at the OnDeck special meeting?

The merger proposal: The affirmative vote of holders of a majority of the outstanding shares of OnDeck common stock entitled to vote thereon is required to approve the merger proposal (the “OnDeck stockholder approval”).

The merger-related compensation proposal: The affirmative vote of holders of a majority of the shares of OnDeck common stock present virtually or represented by proxy at the OnDeck special meeting and entitled to vote thereon is required to approve the merger-related compensation proposal. Because the vote on the merger-related compensation proposal is advisory only, it will not be binding on either OnDeck or Enova. Accordingly, if the merger agreement is adopted and the merger is completed, the merger-related compensation will be payable to OnDeck’s named executive officers, subject only to the conditions applicable thereto, regardless of whether the merger-related compensation proposal is approved.

The adjournment proposal: The affirmative vote of holders of a majority of the shares of OnDeck common stock present virtually or represented by proxy at the OnDeck special meeting and entitled to vote thereon is required to approve the adjournment proposal, whether or not a quorum is present.

Q: What constitutes a quorum?

The presence at the OnDeck special meeting, via the OnDeck meeting website or represented by proxy, of the holders of a majority of the outstanding shares of OnDeck common stock entitled to vote at the OnDeck special meeting will constitute a quorum for the transaction of business at the OnDeck special meeting. Abstentions will count as votes present and entitled to vote for the purpose of determining the presence of a quorum for the transaction of business at the OnDeck special meeting. Brokers, banks or other nominees that hold shares for beneficial owners do not have discretionary authority to vote the shares as to any matter at the meeting without receiving voting instructions from the beneficial owners. Such shares will be considered to be broker non-votes and will not be counted as present for quorum purposes.

A quorum is necessary to transact business at the OnDeck special meeting. The OnDeck bylaws and the DGCL provide that whether or not a quorum is present at any meeting, the chairman of the meeting may adjourn the meeting from time to time, without notice other than by announcement at the meeting, to another time, place, if any, unless the adjournment is for more than 30 days or, after adjournment, a new record date is fixed for the adjourned meeting.

Q: How does the OnDeck Board recommend that I vote?

The OnDeck Board unanimously recommends that OnDeck stockholders vote “FOR” the merger proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal.

Q: What do I need to do now?

After carefully reading and considering the information contained in, and incorporated by reference into, this proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at the OnDeck special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction card provided by the record holder if your shares are held in the name of your broker, bank or other nominee.

Please carefully consider the information contained in, and incorporated by reference into, this proxy statement/prospectus. Whether or not you plan to virtually attend the OnDeck special meeting, OnDeck encourages you to submit your proxy to vote via the internet, by telephone or by mail so that your shares will be voted in accordance with your wishes even if you later decide not to attend the OnDeck special meeting.

Q: How do I vote?

OnDeck stockholders of record as of the close of business on the record date may have their shares voted by submitting a proxy or may vote virtually at the OnDeck special meeting by following the instructions and entering the control number provided on their proxy card or voting instruction card. OnDeck recommends that OnDeck stockholders entitled to vote submit a proxy even if they plan to attend the OnDeck special meeting.

OnDeck stockholders who hold their shares beneficially in “street name” and wish to submit a proxy must provide instructions to the broker, bank, trustee or other nominee that holds their shares of record as to how to vote their shares with respect to each proposal. OnDeck stockholders who hold their shares beneficially and wish to vote at the OnDeck special meeting must receive a legal proxy and voting instruction card with a control number from their broker, bank, trustee or other nominee.

If you are a stockholder of record of OnDeck as of [                    ], 2020 (the “record date”), you may submit a proxy in one of three ways or vote at the OnDeck special meeting:

•

Internet—OnDeck stockholders may submit their proxy over the internet at the following website: www.envisionreports.com/ONDK. Have your proxy card in hand when you access the website and follow the instructions to vote your shares. If you vote via the internet, you must do so no later than 11:59 p.m. Eastern time on [                    ], 2020.

•

Telephone—OnDeck stockholders may submit their proxy by calling the toll-free number on their proxy card: 1-[                    ]. Have your proxy card in hand when you call and then follow the instructions to vote your shares. If you vote by telephone, you must do so no later than 11:59 p.m. Eastern time on [                    ], 2020.

•

Mail—OnDeck stockholders may submit their proxy by completing, dating, signing and mailing their proxy card in the postage-paid envelope. If you do not have the postage-paid envelope, please mail your completed, dated and signed proxy card to the following address: [                    ]. If you vote by mail, your proxy card must be received no later than 6:00 p.m. Eastern time on [                    ], 2020.

•

At the Virtual OnDeck Special Meeting—All OnDeck stockholders may vote online by attending the OnDeck special meeting via the internet at www.meetingcenter.io/281867925, by entering the password ONDK2020 and providing the control number found on their proxy card. You must use this code to be admitted to the meeting. “Street name” holders may vote online during the OnDeck special meeting if they receive a voting instruction card with a control number. You may cast your vote electronically during the OnDeck special meeting using the control number found on your proxy card or voting instruction card. If you do not have a control number, please contact your broker, bank or other nominee as soon as possible so that you can be provided with a control number.

Q: When and where is the OnDeck special meeting? What must I bring to attend the OnDeck special meeting?

Due to concerns regarding COVID-19 and to assist in protecting the health and well-being of our stockholders and employees, the OnDeck special meeting will be held exclusively in a virtual format to provide a consistent experience to all stockholders regardless of location, on [                    ], 2020 at [                    ] Eastern time. We have adopted a virtual format for the OnDeck special meeting to make participation accessible for stockholders from any geographic location with internet connectivity. We designed the format of the OnDeck special meeting to ensure that our stockholders who attend the OnDeck special meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You are entitled to attend and participate in the OnDeck special meeting only if you were a stockholder of record as of the close on [                    ], 2020, the record date for the OnDeck special meeting, or hold a valid proxy of such a stockholder for the OnDeck special meeting. You can attend the OnDeck special meeting at www.meetingcenter.io/281867925, by entering the password ONDK2020 and providing the control number found on their proxy card. At the meeting you will be able to listen to the meeting live, submit questions and vote your shares online during the meeting, just as you could at an in-person meeting. Shareholders of record will need to provide the control number found on their proxy card to be admitted to the meeting. If you are a stockholder of record, your control number can be found on your proxy card. Once admitted, you may submit questions and vote during the OnDeck special meeting by following the instructions that will be available on the meeting website. Please note that you will not be able to attend the OnDeck special meeting in person.

Q: How can I submit a question at the OnDeck special meeting?

OnDeck stockholders may submit questions in advance of the OnDeck special meeting by visiting www.proxyvote.com and accessing the online pre-meeting forum using the control number found on such stockholder’s proxy card or voting instruction card. Stockholders may also submit questions during the OnDeck special meeting. As part of the OnDeck special meeting, we will hold a live question and answer session during which we intend to answer questions submitted in advance of and during the meeting in accordance with the OnDeck special meeting procedures, which are pertinent to OnDeck and the meeting matters, as time permits. Questions may be submitted during the OnDeck special meeting through www.meetingcenter.io/281867925 by entering the password ONDK2020 and providing the control number found on their proxy card. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once.

Q: What if I need technical assistance?

We encourage you to access the OnDeck special meeting before it begins. Online check-in will start shortly before the meeting on [                    ], 2020. If you encounter any difficulties accessing the meeting during the check-in or meeting time, please call 1-800-586-1548 (toll-free) or 1-303-562-9288 (international).

Q: How can I vote during the OnDeck special meeting?

All stockholders of record may vote online during the OnDeck special meeting. Street name holders may vote online during the OnDeck special meeting if they have a voting instruction card with a control number, as described above. You may cast your vote electronically during the OnDeck special meeting using the control number found on your proxy card. If you do not have a control number, please contact your broker, bank or other nominee as soon as possible so that you can be provided with a control number.

Whether you plan to attend the OnDeck special meeting or not, we encourage you to vote by proxy as soon as possible.

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares of OnDeck common stock are registered directly in your name with the transfer agent of OnDeck, Computershare Trust Company, N.A. (“Computershare”) you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote or to grant a proxy for your vote directly to OnDeck or to a third party to vote at the OnDeck special meeting.

If your shares are held by a broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and your broker, bank or other nominee is considered the stockholder of record with respect to those shares. Your broker, bank or other nominee will send you, as the beneficial owner, voting instructions for you to use in directing the broker, bank or other nominee in how to vote your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the OnDeck special meeting; however, you may not vote virtually for these shares at the OnDeck special meeting, unless you obtain a legal proxy and voting instruction card with a control number from your broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the OnDeck special meeting.

Q: If my shares are held in “street name” by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to OnDeck or by voting virtually at the OnDeck special meeting, unless you provide a legal proxy and follow the instructions for voting set forth on the voting instruction card with a control number provided by your broker, bank or other nominee. Your broker, bank or other nominee is obligated to provide you with a voting instruction card for you to use.

The NYSE permits brokers to vote their customers’ stock held in street name on routine matters when the brokers have not received voting instructions from their customers. The NYSE does not, however, allow brokers to vote their customers’ stock held in street name on non-routine matters, unless they have received voting instructions from their customers. In such cases, the uninstructed shares for which the broker is unable to vote are called broker non-votes. The merger proposal, the merger-related compensation proposal and the adjournment proposal are non-routine matters on which brokers are not allowed to vote, unless they have received voting instructions from their customers.

If you are an OnDeck stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

•	your broker, bank or other nominee may not vote your shares on the merger proposal, which broker non-votes, if any, will have the same effect as a vote cast “AGAINST” this proposal;

•

your broker, bank or other nominee may not vote your shares on the merger-related compensation proposal, which broker non-votes, if any, will have no effect on the vote for this proposal (assuming a quorum is present); and

•	your broker, bank or other nominee may not vote your shares on the adjournment proposal, which broker non-votes, if any, will have no effect on the vote for this proposal.

Q: What if I fail to vote or abstain?

For purposes of the OnDeck special meeting, an abstention occurs when a stockholder attends the OnDeck special meeting virtually and does not vote or returns a proxy with an “abstain” instruction.

Merger proposal: An abstention or failure to vote will have the same effect as a vote cast virtually “AGAINST” the merger proposal.

Merger-related compensation proposal: An abstention will have the same effect as a vote cast virtually “AGAINST” the merger-related compensation proposal. If an OnDeck stockholder is not present at the OnDeck special meeting and does not vote by proxy, it will have no effect on the vote for the merger-related compensation proposal (assuming a quorum is present).

Adjournment proposal: An abstention from voting will have the same effect as a vote “AGAINST” the adjournment proposal. In addition, even if a quorum is not present at the OnDeck special meeting, the chairman of the OnDeck special meeting may adjourn the OnDeck special meeting to another place, date or time.

Q: What will happen if I return my proxy or voting instruction card without indicating how to vote?

If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the OnDeck common stock represented by your proxy will be voted as recommended by the OnDeck Board with respect to that proposal.

Q: May I change or revoke my vote after I have submitted my proxy or voting instructions?

Yes. If you are a record holder, you may change or revoke your vote before your proxy is voted at the OnDeck special meeting as described herein. You may do this in one of three ways:

(1)	submitting a proxy at a later time by internet or telephone until 11:59 p.m. Eastern time on [ ], 2020;

(2)	attending and voting virtually at the OnDeck special meeting, although attendance at the OnDeck special meeting will not, by itself, revoke a proxy; or

(3)

delivering, before 6:00 p.m. Eastern time on [                    ], 2020, to OnDeck’s Corporate Secretary at OnDeck’s executive offices at 1400 Broadway, 25th Floor, New York, New York 10018, a proxy with a later date or a written revocation of your most recent proxy.

Please note, however, that under the rules of the NYSE, any OnDeck stockholder whose shares are held in street name by a member brokerage firm may revoke his, her or its proxy and vote his, her or its shares at the OnDeck special meeting only in accordance with the applicable rules and procedures of those exchanges, as employed by the street name holder’s brokerage firm. “Street name” holders of shares of OnDeck common stock should contact their broker, bank, trustee or other nominee to obtain instructions as to how to change their proxies. If you have instructed a bank, broker, trust or other nominee to vote your shares, you must follow the instructions received from your bank, broker, trust or other nominee to change your vote. In addition, if you hold your shares in street name, you must have a legal proxy from the record holder of the OnDeck shares and must follow the instructions for voting as set forth on the voting instruction card with a control number as provided your brokers, banks or other nominees.

Q: What are the material U.S. federal income tax consequences of the merger?

The merger will be treated as a taxable transaction for U.S. federal income tax purposes. Therefore, a U.S. holder (as defined below in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences—General”) generally will recognize capital gain or loss equal to the difference between (1) the sum of the cash and the fair market value of any shares of Enova common stock received by such U.S. holder in the merger and (2) the U.S. holder’s adjusted tax basis in its OnDeck common stock.

Except in certain circumstances described in “The Merger—Material U.S. Federal Income Tax Consequences—The Merger,” a Non-U.S. holder (as defined below in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences—General”) generally will not be subject to U.S. federal income or withholding tax on any gain recognized on the exchange of OnDeck common stock for any shares of Enova common stock and cash in the merger.

In certain circumstances, beneficial owners of OnDeck common stock who expect to own an equal or greater percentage interest in Enova following the merger than their percentage interest in OnDeck prior to the merger, taking into account the application of certain constructive ownership rules, may have tax consequences that differ materially from those described above as a result of the application of Section 304 of the Internal Revenue Code of 1986, as amended (the “Code”). All references in this proxy statement/prospectus to “Section 304” are to Section 304 of the Code. As described further below under “The Merger—Material U.S. Federal Income Tax Consequences—The Merger—Special Consequences of the Merger to Beneficial Owners of OnDeck Common Stock That Also Own Enova Common Stock,” such owners may be required to include the entire amount of the consideration received as dividend income. Non-U.S. holders may be subject to U.S. federal income and withholding tax on such dividend income. In addition, withholding agents may withhold on consideration payable to all Non-U.S. holders because withholding agents may not be able to determine whether any particular Non-U.S. holder is subject to withholding as a result of these rules. Any such owners who expect to own an equal or greater percentage interest in Enova, following the merger, than their percentage interest in OnDeck prior to the merger and all Non-U.S. holders should consult their own tax advisors regarding the application of Section 304 to the merger.

Please refer to “The Merger—Material U.S. Federal Income Tax Consequences—The Merger” contained in this proxy statement/prospectus for a description of the material U.S. federal income tax consequences of the merger. Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the merger to understand how it will impact you.

Q: Am I entitled to exercise appraisal rights in connection with the merger instead of receiving the merger consideration for my shares of OnDeck common stock?

Under Delaware law, if the merger is completed, holders of OnDeck common stock who do not vote in favor of the merger proposal and otherwise comply with the requirements and procedures of Section 262 of the DGCL may exercise their rights of appraisal, which generally entitles stockholders to receive a cash payment equal to the fair value of their OnDeck common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery. The “fair value” could be higher or lower than, or the same as, the merger consideration. For a more detailed description of the appraisal rights available to OnDeck stockholders and the procedures required to exercise appraisal rights, see “The Merger—Appraisal Rights” beginning on page [    ]. A copy of the full text of Section 262 of the DGCL is attached as Annex C to this proxy statement/prospectus.

Q: What will happen to OnDeck stock options, other stock-based awards and cash awards?

Upon completion of the merger:

•

Each outstanding option that represents the right to acquire shares of OnDeck common stock (each, an “OnDeck stock option”) with an exercise price less than the merger consideration cash value (as defined below), whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash (without interest) equal to (x) the merger consideration cash value minus the exercise price of such OnDeck stock option multiplied by (y) the total number of shares of OnDeck common stock subject to such OnDeck stock option. “Merger consideration cash value” is the sum of the (i) cash consideration and (ii) the product of (A) the exchange ratio, multiplied by (B) the Enova trading price.

•

Each outstanding OnDeck stock option with an exercise price equal to or greater than the merger consideration cash value, whether vested or unvested, will be forfeited and cancelled automatically without any consideration paid.

•

Each outstanding OnDeck restricted stock unit award, including any performance-vesting restricted stock units where the performance period has ended and that remain solely subject to time-based vesting on or prior to the effective time (each, an “OnDeck RSU”) held by an employee of OnDeck or any of its subsidiaries, will be assumed and converted automatically into a time vesting restricted stock unit award (each, an “Adjusted RSU”) that, subject to vesting, will be settled for a number of shares of Enova common stock equal to the sum of (i) the product of (A) the exchange ratio, multiplied by (B) the number of shares of OnDeck common stock subject to the OnDeck RSU, plus (ii) the quotient of (A) the product of (x) the number of shares of OnDeck common stock subject to the OnDeck RSU, multiplied by (y) the cash consideration, divided by (B) the Enova trading price; provided that fractional shares may, at Enova’s election, be settled in cash (without interest), based on the fair market value of a share of Enova common stock at the time of such settlement. Each Adjusted RSU will otherwise be subject to the same terms and conditions applicable to the corresponding OnDeck RSU, including vesting terms, except that each Adjusted RSU will also immediately become fully vested upon any termination of the holder’s employment that occurs before the first anniversary of the completion of the merger and is without cause, for good reason, or due to death or disability.

•

Each outstanding OnDeck RSU held by a non-employee member of the OnDeck Board of Directors (an “OnDeck non-employee director”), whether vested or unvested, will automatically become vested in full and will be cancelled and converted into the right to receive the merger consideration for each share of OnDeck common stock underlying such OnDeck RSU.

•

Each outstanding OnDeck performance vesting restricted stock unit that may be settled in OnDeck common stock that remains subject to performance-vesting conditions (the “OnDeck PSUs”), will become vested (or will be forfeited) based on the level of achievement of performance conditions as determined in good faith by the compensation committee of OnDeck’s Board (with the consent of Enova, which will not be unreasonably withheld) prior to completion of the Merger or at target level of performance for holders of OnDeck PSUs who are also party to a change in control and severance agreement with OnDeck, which includes the OnDeck named executive officers, and will be cancelled and converted into the right to receive (A) a number of shares of Enova common stock, equal to the sum of (x) the product of (I) the exchange ratio, multiplied by (II) the number of shares of OnDeck common stock subject to vesting under the OnDeck PSU based on the achievement of performance conditions, plus (y) the quotient of (I) the product of (aa) the number of shares of OnDeck common stock described in clause (A)(x)(II) above, multiplied by (bb) the cash consideration, divided by (II) the Enova trading price, minus (B) that number of shares of Enova common stock with a fair market value equal to all required withholding taxes due upon settlement of such OnDeck PSU as described in clause (A); provided that fractional shares may, at Enova’s election, be settled in cash (without interest), based on the fair market value of a share of Enova common stock at the time of such settlement.

•

Each outstanding performance vesting restricted unit payable in cash (each, an “OnDeck Performance Unit Award”) that was granted in 2018 or 2020 will become vested (or will be forfeited) based on the level of achievement of performance conditions as determined in good faith by the compensation committee of OnDeck’s Board (with the consent of Enova, which will not be unreasonably withheld) prior to completion of the merger or at target level of performance for holders of OnDeck Performance Unit Awards who are also party to a change in control and severance agreements with OnDeck, which includes the OnDeck named executive officers, and will, whether vested or unvested, be converted into the right to receive, an amount in cash (without interest), equal to (i) $1.00 multiplied by (ii) the total number of units of the OnDeck Performance Unit Awards that become vested based on the determined achievement of applicable performance conditions.

•

Each outstanding OnDeck Performance Unit Award that was granted in 2019, whether vested or unvested, will automatically be assumed and converted into an Adjusted Performance Unit Award that, subject to satisfying applicable service vesting requirements, will be settled for an amount of cash (without interest) equal to $1.00. Each Adjusted Performance Unit Award will otherwise be subject to the same terms and conditions applicable to the corresponding OnDeck Performance Unit Award; provided that, each such Adjusted Performance Unit Award will immediately become fully vested upon any termination of the holder’s employment that occurs before the first anniversary of the closing date and is without cause, for good reason, or due to death or disability.

Q: What happens if I sell my shares of OnDeck common stock after the record date but before the OnDeck special meeting?

The record date for the OnDeck special meeting (the close of business on [                    ], 2020) is earlier than the date of the OnDeck special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of OnDeck common stock after the record date but before the date of the OnDeck special meeting, you will retain your right to vote at the OnDeck special meeting. However, you will not have the right to receive the merger consideration to be received by OnDeck stockholders in the merger or to demand appraisal rights. In order to receive the merger consideration or demand appraisal rights, you must hold your shares through completion of the merger.

Q: Are there any risks that I should consider in deciding whether to vote in favor of the merger proposal?

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page [    ]. You also should read and carefully consider the risk factors of Enova and OnDeck contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q: What should I do if I receive more than one set of voting materials?

If you hold shares of OnDeck common stock in “street name” and also directly as a record holder or otherwise or if you hold shares of OnDeck common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the OnDeck special meeting. Please complete, sign, date and return each proxy card (or cast your vote by telephone or internet as provided on your proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of OnDeck common stock are voted on. If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the procedures provided by your broker, bank or other nominee to vote your shares.

Q: Who will tabulate and certify the vote?

Computershare, an independent third party, will tabulate and certify the vote, and will have a representative to act as the independent inspector of election for the OnDeck special meeting.

Q: Where can I find the voting results of the OnDeck special meeting?

The preliminary voting results will be announced at the OnDeck special meeting. In addition, within four business days following certification of the final voting results, OnDeck intends to file the final voting results with the SEC on a Current Report on Form 8-K.

Q: Whom should I contact if I have any questions about the proxy materials or voting?

If you have any questions about the proxy materials, or if you need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact the proxy solicitation agents for OnDeck, at:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders in the U.S. and Canada may call toll-free: (877) 825-8772

Stockholders in other locations may call direct: (412) 232-3651

Banks and brokers may call collect: (212) 750-5833

SUMMARY

This summary highlights selected information contained in this proxy statement/prospectus and does not contain all the information that may be important to you. OnDeck and Enova urge you to read carefully this proxy statement/prospectus in its entirety, including the annexes. Additional important information, which OnDeck and Enova also urge you to read, is contained in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [     ]. Unless stated otherwise, all references in this proxy statement/prospectus to “OnDeck” are to On Deck Capital, Inc., all references to “Enova” are to Enova International, Inc. and all references to the merger agreement are to the Agreement and Plan of Merger, dated as of July 28, 2020, by and among Enova, Energy Merger Sub, Inc. (“Merger Sub”) and OnDeck, a copy of which is attached as Annex A to this proxy statement/prospectus.

Information about the Companies

Enova

Enova is a leading technology and analytics company focused on providing online financial services. In 2019, Enova extended approximately $2.2 billion in credit or financing to borrowers. As of June 30, 2020, Enova offered or arranged loans or draws on lines of credit to consumers in 40 states in the United States and Brazil. Enova also offers financing to small businesses in all 50 states and Washington D.C. in the United States. Enova uses its proprietary technology, analytics and customer service capabilities to quickly evaluate, underwrite and fund loans or provide financing, allowing it to offer consumers and small businesses credit or financing when and how they want it. Enova’s customers include consumers who and small businesses that have bank accounts but use alternative financial services because of their limited access to more traditional credit from banks, credit card companies and other lenders. Enova was an early entrant into online lending, launching its online business in 2004, and through June 30, 2020, it has completed over 52 million customer transactions and collected more than 37 terabytes of currently accessible customer behavior data, allowing it to better analyze and underwrite its specific customer base. Enova has significantly diversified its business over the past several years having expanded the markets it serves and the financing products it offers. These financing products include installment loans and receivables purchase agreements and line of credit accounts.

Enova was incorporated under the laws of the State of Delaware on September 7, 2011. Enova common stock is traded on the NYSE under the symbol “ENVA.”

The principal executive offices of Enova are located at 175 West Jackson Boulevard, Chicago, Illinois 60604; its telephone number is (312) 568-4200; and its website is www.enova.com.

This proxy statement/prospectus incorporates important business and financial information about Enova from other documents that are not included in or delivered with this proxy statement/prospectus. For a list of the documents that are incorporated by reference in this proxy statement/prospectus, see “Where You Can Find More Information” beginning on page [     ] of this proxy statement/prospectus.

OnDeck

OnDeck is a leader in transparent and responsible online lending to small businesses. OnDeck was founded in 2006 and helped pioneer the use of data analytics and digital technology to make real-time lending decisions and deliver financing rapidly to small businesses online. OnDeck offers a wide range of term loans and lines of credit customized for the needs of small business owners. Since inception, OnDeck has provided over $13 billion in loans to customers in 700 different industries across the United States, Canada and Australia.

OnDeck is a leading platform for online small business lending and continues to transform small business lending by making it efficient and convenient for small businesses to access financing through innovative lending experiences and financial products. OnDeck’s platform touches every aspect of the customer life cycle, including customer acquisition, sales, scoring and underwriting, funding, and servicing and collections. Enabled by its proprietary technology and analytics, OnDeck aggregates and analyzes thousands of data points from dynamic, disparate data sources, and the relationships among those attributes, to assess the creditworthiness of small businesses rapidly and accurately. The data points include customer activity shown on their bank statements, business and personal credit bureau reports, government filings, tax and census data. Small businesses can apply for a term loan or line of credit on OnDeck’s website and, using its proprietary OnDeck Score®, OnDeck can make funding decisions immediately and fund in as fast as 24 hours.

In 2018, OnDeck established ODX, a wholly owned subsidiary, in response to the growing demand from banks for third-party digital origination solutions. Through ODX, OnDeck offers bank and financial institution clients a comprehensive technology and services platform that facilitates online lending to small business customers.

OnDeck was incorporated under the laws of the State of Delaware on May 4, 2006. OnDeck common stock is traded on the NYSE, under the symbol “ONDK.”

The principal executive offices of OnDeck are located at 1400 Broadway, 25th Floor, New York, New York 10018; its telephone number is (888) 269-4246; and its website is www.ondeck.com.

This proxy statement/prospectus incorporates important business and financial information about OnDeck from other documents that are not included in or delivered with this proxy statement/prospectus. For a list of the documents that are incorporated by reference in this proxy statement/prospectus, see “Where You Can Find More Information” beginning on page [     ] of this proxy statement/prospectus.

Merger Sub

Merger Sub is a wholly owned subsidiary of Enova. Merger Sub was formed solely for the purpose of completing the merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

Merger Sub was incorporated in the State of Delaware on July 24, 2020. The principal executive offices of Merger Sub are located at 175 West Jackson Boulevard, Chicago, Illinois 60604, and its telephone number is (312) 568-4200.

The Merger

On July 28, 2020, Enova, Merger Sub and OnDeck entered into the merger agreement, which provides that, upon the terms and subject to the conditions set forth therein and in accordance with the DGCL, Merger Sub will merge with and into OnDeck, with OnDeck continuing as the surviving corporation and an indirect wholly owned subsidiary of Enova.

Merger Consideration

In the merger, each share of OnDeck common stock that is issued and outstanding immediately prior to the effective time of the merger (other than cancelled shares and dissenting shares) will be converted into the right to receive the merger consideration, consisting of $0.12 in cash (as such amount of cash may potentially be adjusted pursuant to the merger agreement as described below, the “ cash consideration”), without interest, 0.092 (as such amount may potentially be adjusted pursuant to the merger agreement as described below, the “exchange ratio”) of a duly authorized, validly issued, fully paid and nonassessable share of Enova common stock (the “stock consideration” and such stock consideration and the cash consideration, collectively, as they may potentially be adjusted pursuant to the merger agreement as described below, the “merger consideration”). If applicable, holders of OnDeck common stock will also receive cash, without interest thereon, in lieu of any fractional shares of Enova common stock (the “fractional share consideration”) in an amount equal to the aggregate number of fractional shares of Enova common stock that would otherwise be issued to such holder of OnDeck common stock in connection with the merger multiplied by the Enova trading price (as defined below). If the merger would otherwise result in the issuance of shares of Enova common stock (including shares that would be deliverable pursuant to converted stock-based awards pursuant to the merger agreement) in excess of 19.99% of the outstanding shares of Enova common stock immediately prior to the closing of the merger (the “share cap”), (i) the exchange ratio will be reduced by the smallest number (rounded to the nearest 0.0001) that causes the total number of shares of Enova common stock (including shares that would be deliverable pursuant to converted stock-based awards pursuant to the merger agreement) issuable in the merger to not exceed the share cap (the “exchange ratio reduction number”) and (ii) the cash consideration will be increased by an amount in cash equal to (x) the volume weighted-average closing sale price of one share of Enova common stock reported on the NYSE for the 10 consecutive trading days ending on the date that is two trading days prior to the closing date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events) as reported by Bloomberg (the “Enova trading price”).

The exchange ratio is otherwise fixed and will not be adjusted to reflect changes in the stock price of OnDeck or Enova prior to the closing of the merger. The exchange ratio will, however, be adjusted appropriately to fully reflect the effect of any reclassification, recapitalization, stock split, reverse stock split, or combination, exchange of shares, or any stock dividend (including any dividend or other distribution of securities convertible into OnDeck common stock or Enova common stock, as applicable) thereon with respect to outstanding shares of capital stock of either Enova or OnDeck with a record date between the date of the merger agreement and the completion of the merger. No fractional shares of Enova common stock will be issued in connection with the merger. Each stockholder of OnDeck common stock that otherwise would have been entitled to receive a fractional share of Enova common stock immediately prior to the effective time of the merger will receive an amount in cash (after aggregating all certificates delivered by such OnDeck stockholder and rounding to three decimal places), without interest, rounded to the nearest cent, in lieu of such fractional share. The value of such cash payment will be calculated by the exchange agent and will represent the stockholder’s interest by multiplying the (x) the aggregate number of fractional shares of Enova common stock that such stockholder would otherwise have been entitled to receive by (y) the Enova trading price.

Enova stockholders will continue to own their existing shares of Enova common stock, the form of which will not be changed by the transaction.

Treatment of OnDeck Stock Options, Other Stock-Based Awards and Cash Awards

OnDeck Stock Options. Upon completion of the merger, (i) each outstanding OnDeck stock option with an exercise price less than the merger consideration cash value, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash (without interest) equal to (x) the merger consideration cash value minus the exercise price of such OnDeck stock option multiplied by (y) the total number of shares of OnDeck common stock subject to such OnDeck stock option, and (ii) each outstanding OnDeck stock option with an exercise price equal to or greater than the merger consideration cash value, whether vested or unvested, will be forfeited and cancelled automatically without any consideration paid.

OnDeck RSUs. Upon completion of the merger, each outstanding OnDeck RSU held by an employee of OnDeck or any of its subsidiaries, will be assumed and converted automatically into an Adjusted RSU that, subject to vesting, will be settled for a number of shares of Enova common stock equal to the sum of (i) the product of (A) the exchange ratio, multiplied by (B) the number of shares of OnDeck common stock subject to the OnDeck RSU, plus (ii) the quotient of (A) the product of (x) the number of shares of OnDeck common stock subject to the OnDeck RSU, multiplied by (y) the cash consideration, divided by (B) the Enova trading price; provided that fractional shares may, at Enova’s election, be settled in cash (without interest), based on the fair market value of a share of Enova common stock at the time of such settlement. Each Adjusted RSU will otherwise be subject to the same terms and conditions applicable to the corresponding OnDeck RSU, including vesting terms, except that each such Adjusted RSU will immediately become fully vested upon any termination of the holder’s employment that occurs before the first anniversary of the completion of the merger and is without cause, for good reason, or due to death or disability.

Upon completion of the merger, each outstanding OnDeck RSU held by an OnDeck non-employee director, whether vested or unvested, will automatically become vested in full and will be cancelled and converted into the right to receive the merger consideration for each share of OnDeck common stock underlying such OnDeck RSU.

OnDeck PSUs. Each outstanding OnDeck PSU will become vested (or will be forfeited) based on the level of achievement of performance conditions as determined in good faith by the compensation committee of OnDeck’s Board (with the consent of Enova, which shall not be unreasonably withheld) prior to completion of the merger or at target level of performance for holders of OnDeck PSUs who are also party to a change in control and severance agreement with OnDeck, which includes the OnDeck named executive officers, and will be cancelled and converted into the right to receive (A) a number of shares of Enova common stock, equal to the sum of (x) the product of (I) the exchange ratio, multiplied by (II) the number of shares of OnDeck common stock subject to vesting under the OnDeck PSU based on the achievement of performance conditions, plus (y) the quotient of (I) the product of (aa) the number of shares of OnDeck common stock described in clause (A)(x)(II) above, multiplied by (bb) the cash consideration, divided by (II) the Enova trading price, minus (B) that number of shares of Enova common stock with a fair market value equal to all required withholding taxes due upon settlement of such OnDeck PSU as described in clause (A); provided that fractional shares may, at Enova’s election, be settled in cash (without interest), based on the fair market value of a share of Enova common stock at the time of such settlement.

OnDeck Performance Unit Awards. Each outstanding OnDeck Performance Unit Award will become vested (or will be forfeited) based on the level of achievement of performance conditions as determined in good faith by the compensation committee of OnDeck’s Board (with the consent of Enova, which shall not be unreasonably withheld) prior to completion of the merger or at target level of performance for holders of OnDeck Performance Unit Awards who are also party to a change in control and severance agreement with OnDeck, which includes the OnDeck named executive officers, and will, whether vested or unvested, be converted into the right to receive, an amount in cash (without interest), equal to (i) $1.00 multiplied by (ii) the total number of units of the OnDeck Performance Unit Awards that become vested based on the determined achievement of applicable performance conditions.

Each outstanding OnDeck Performance Unit Award that was granted in 2019, whether vested or unvested, will automatically be assumed and converted into an Adjusted Performance Unit Award that, subject to satisfying applicable service vesting requirements, will be settled for an amount of cash (without interest) equal to $1.00. Each Adjusted Performance Unit Award will otherwise be subject to the same terms and conditions applicable to the corresponding OnDeck Performance Unit Award; provided that, each such Adjusted Performance Unit Award will immediately become fully vested upon any termination of the holder’s employment that occurs before the first anniversary of the closing date and is without cause, for good reason, or due to death or disability.

For a more complete discussion of the treatment of OnDeck stock options and other OnDeck stock-based awards, see “The Merger—Treatment of OnDeck Stock Options, Other Stock-Based Awards and Cash Awards” beginning on page [     ].

Recommendations of the OnDeck Board of Directors

After careful consideration, the OnDeck Board unanimously recommends that holders of OnDeck common stock vote “FOR” the merger proposal.

After careful consideration, the OnDeck Board unanimously recommends that holders of OnDeck common stock vote “FOR” the merger-related compensation proposal.

After careful consideration, the OnDeck Board unanimously recommends that holders of OnDeck common stock vote “FOR” the adjournment proposal.

For a more complete description of the OnDeck Board’s reasons for the merger and the recommendation of the OnDeck Board, see “The Merger—Enova’s Rationale for the Merger” and “The Merger—OnDeck Board of Directors’ Recommendation and Its Reasons for the Merger” beginning on pages [     ] and [     ], respectively.

Opinion of Evercore Group L.L.C.

OnDeck retained Evercore Group L.L.C. (“Evercore”) to act as its financial advisor in connection with the OnDeck Board’s evaluation of strategic and financial alternatives, including a possible sale of OnDeck. As part of this engagement, OnDeck requested that Evercore evaluate the fairness, from a financial point of view, of the merger consideration to be received by the holders of OnDeck common stock. At a meeting of the OnDeck Board held on July 28, 2020, Evercore rendered to the OnDeck Board its opinion to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the merger consideration of $0.12 in cash and 0.092 of a share of Enova common stock per share of OnDeck common stock to be received by the holders of OnDeck common stock in the merger was fair, from a financial point of view, to such holders (other than Enova and its affiliates).

The full text of the written opinion of Evercore, dated July 28, 2020, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. OnDeck encourages you to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the OnDeck Board (in its capacity as such) in connection with its evaluation of the proposed merger. The opinion does not constitute a recommendation to the OnDeck Board or to any other persons in respect of the merger, including as to how any holder of shares of OnDeck common stock should vote or act in respect of the merger. Evercore’s opinion does not address the relative merits of the merger as compared to other business or financial strategies that might be available to OnDeck, nor does it address the underlying business decision of OnDeck to engage in the merger.

For further information, see “The Merger—Opinion of Evercore Group L.L.C.” beginning on page [     ] and the full text of the written opinion of Evercore attached as Annex B to this proxy statement/prospectus.

Interests of Directors and Executive Officers of OnDeck in the Merger

You should be aware that some of the directors and executive officers of OnDeck have interests in the merger that are different from, or are in addition to, the interests of stockholders generally. These interests include the following:

•	Executive officers and directors of OnDeck have arrangements with OnDeck that provide for certain benefits upon completion of the merger and/or if their employment or service is terminated under certain circumstances following the completion of the merger, including (i) in the case of executive officers, severance, accelerated vesting, conversion and right to receive merger consideration (or an equivalent amount) for certain equity awards and accelerated vesting of certain cash awards, and (ii) in the case of non-employee directors, accelerated vesting and conversion to a right to receive merger consideration for OnDeck RSUs.

•	Executive officers and directors of OnDeck have rights to indemnification, advancement of expenses and directors’ and officers’ liability insurance that will survive the completion of the merger.

•

As of the date of this proxy statement/prospectus, Mr. Breslow and Enova are in discussions for Mr. Breslow to serve as Vice Chairman of the Enova Board after the merger. The compensation terms associated with such role have not yet been agreed.

The OnDeck Board was aware of these additional interests of their directors and executive officers and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and the merger, in approving the merger agreement and in recommending the applicable merger-related proposals.

For a further discussion of the interests of OnDeck’s directors and executive officers in the merger, see “The Merger—Interests of Directors and Executive Officers of OnDeck in the Merger” beginning on page [     ].

Material U.S. Federal Income Tax Consequences of the Merger

The merger will be treated as a taxable transaction for U.S. federal income tax purposes. Therefore, a U.S. holder (as defined below in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences—General”) generally will recognize capital gain or loss equal to the difference between (i) the sum of the cash and the fair market value of any shares of Enova common stock received by such U.S. holder in the merger and (ii) the U.S. holder’s adjusted tax basis in its OnDeck common stock.

Except in certain circumstances described in “The Merger—Material U.S. Federal Income Tax Consequences—The Merger,” a Non-U.S. holder (as defined below in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences—General”) generally will not be subject to U.S. federal income or withholding tax on any gain recognized on the exchange of OnDeck common stock for any shares of Enova common stock and cash in the merger.

In certain circumstances, beneficial owners of OnDeck common stock who expect to own an equal or greater percentage interest in Enova following the merger than their percentage interest in OnDeck prior to the merger, taking into account the application of certain constructive ownership rules, may have tax consequences that differ materially from those described above as a result of the application of Section 304. As described further below under “The Merger—Material U.S. Federal Income Tax Consequences—The Merger—Special Consequences of the Merger to Beneficial Owners of OnDeck Common Stock That Also Own Enova Common Stock,” such owners may be required to include the entire amount of the consideration received as dividend income. Non-U.S. holders may be subject to U.S. federal income and withholding tax on such dividend income. In addition, withholding agents may withhold on consideration payable to all Non-U.S. holders because they may not be able to determine whether any particular Non-U.S. holder is subject to withholding as a result of these rules. Any such owners who expect to own an equal or greater percentage interest in Enova following the merger than their percentage interest in OnDeck prior to the merger and all Non-U.S. holders should consult their own tax advisors regarding the application of Section 304 to the merger.

Please refer to “The Merger—Material U.S. Federal Income Tax Consequences—The Merger” contained in this proxy statement/prospectus for a description of the material U.S. federal income tax consequences of the merger. Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Accounting Treatment of the Merger

The merger will be accounted for as an acquisition of OnDeck by Enova under the acquisition method of accounting in accordance with accounting principles generally accepted in the U.S. (“GAAP”). For additional information, see “The Merger—Accounting Treatment of the Merger” beginning on page [     ].

Appraisal Rights

Under Delaware law, if the merger is completed, holders of OnDeck common stock who do not vote in favor of the adoption of the merger agreement and who otherwise comply with the requirements and procedures of Section 262 of the DGCL will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of OnDeck common stock, in lieu of receiving the merger consideration. The “fair value” could be higher or lower than, or the same as, the merger consideration. A copy of the full text of Section 262 of the DGCL is included as Annex C to this proxy statement/prospectus. OnDeck stockholders are encouraged to read Section 262 of the DGCL carefully and in its entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, OnDeck stockholders who are considering exercising that right are encouraged to seek the advice of legal counsel. Failure to comply with Section 262 of the DGCL may result in loss of the right of appraisal. For a more detailed description of OnDeck stockholder’s appraisal rights, see “The Merger—Appraisal Rights” beginning on page [     ].

Regulatory Approvals Required for the Merger

The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), under which Enova and OnDeck may not complete the merger until notification and report forms are furnished to the Antitrust Division of the U.S. Department of Justice (“DOJ”) and the U.S. Federal Trade Commission (“FTC”) and the HSR Act waiting period is terminated or expires. On August 11, 2020, Enova and OnDeck each filed their respective requisite notification and report form under the HSR Act with the DOJ and the FTC.

Conditions to Completion of the Merger

The parties expect to complete the merger after all of the conditions to the merger are satisfied or waived, including after the merger agreement has been adopted by the OnDeck stockholders. The parties currently expect to complete the transaction in the fourth quarter of 2020. However, it is possible that factors outside of each company’s control could require them to complete the transaction at a later time or not to complete it at all.

In addition to the approval of the merger proposal by OnDeck stockholders (the “OnDeck stockholder approval”) and the expiration or termination of the applicable waiting period under the HSR Act, each as described above, each party’s obligation to complete the merger is also subject to the satisfaction (or, to the extent permitted by law and in accordance with the merger agreement, waiver) of other conditions, including the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part (and the absence of any stop order by the SEC), approval of the listing on the NYSE of the Enova common stock to be issued in the merger (subject to notice of official listing), the absence of a law or an injunction prohibiting the merger, the accuracy of the representations and warranties of the other party under the merger agreement (subject to the materiality standards set forth in the merger agreement), the performance by the other party of its respective obligations under the merger agreement in all material respects and delivery of an officer’s certificate by the other party certifying satisfaction of the two preceding conditions.

Neither Enova nor OnDeck can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page [     ].

No Financing Contingency

Enova’s obligation to close the merger is not conditioned on its ability to obtain financing. The merger is not subject to any financing contingencies.

No Solicitation

OnDeck has agreed that it shall not, and shall cause its subsidiaries and its and their respective directors and officers not to and shall use its reasonable best efforts to cause its and its subsidiaries’ respective non-officer employees, investment bankers, attorneys, consultants, accountants and other advisors or representatives (collectively, “representatives”) not to, directly or indirectly:

•

solicit, initiate or take any action to knowingly encourage, facilitate or induce the submission of any acquisition proposal (as defined on page [     ]) or any proposal or inquiry that would reasonably be expected to lead to an acquisition proposal;

•

enter into, or participate in, any discussions or negotiations with, furnish any nonpublic information relating to OnDeck or any of its subsidiaries to, provide or afford access to the business, properties, assets, books or records of OnDeck or any of its subsidiaries to, any third party that OnDeck knows or should reasonably be expected to know is seeking to make, or has made, an acquisition proposal or any inquiry or proposal that would reasonably be expected to lead to an acquisition proposal (except to notify such person as to the existence of such non-solicitation restriction);

•

(A) withdraw, qualify, amend or modify in any manner adverse to Enova, the OnDeck board’s recommendation that the OnDeck stockholders adopt the merger agreement in accordance with Delaware General Corporation Law (“DGCL”) (the “OnDeck board recommendation”), (B) fail to include the OnDeck board recommendation herein, (C) recommend, adopt or approve or publicly propose to recommend, adopt or approve any acquisition proposal or enter into or approve, recommend or declare advisable for OnDeck or any of its subsidiaries to execute or enter into, any agreement, letter of intent, understanding, agreement in principle or other similar arrangement (other than an acceptable confidentiality agreement) in connection with any acquisition proposal or (D) fail to recommend against any acquisition proposal or reaffirm without qualification the OnDeck board recommendation in a statement complying with Rule 14e-2(a) under the Exchange Act, in each case, with regard to an acquisition proposal that is a tender or exchange offer, by the close of business on the 10th business day after the commencement of such acquisition proposal under Rule 14d-2 (any of the foregoing described in clauses (A) through (D), an “OnDeck board recommendation change”);

•

take any action to make any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transaction” or “business combination statute or regulation” or other similar anti-takeover laws and regulations under applicable law inapplicable to any third party or any acquisition proposal; or

•	resolve, authorize, legally commit or propose publicly to do any of the foregoing.

An “acquisition proposal” is any bona fide proposal or offer from any person or group relating to any:

•

direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of OnDeck or any of its subsidiaries (including securities of OnDeck’s subsidiaries) equal to 20% or more of the consolidated assets of OnDeck and its subsidiaries;

•

direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 20% or more of the issued and outstanding shares of OnDeck common stock or voting securities of OnDeck;

•

tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning 20% or more of the issued and outstanding shares of OnDeck common stock or voting securities of OnDeck; or

•

merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization or similar transaction involving OnDeck or any of its subsidiaries whereby such person or group would acquire, directly or indirectly, (i) 20% or more of the consolidated assets of OnDeck and its subsidiaries or (ii) beneficial ownership of 20% or more of OnDeck’s common stock or voting securities or equity or voting securities of OnDeck’s subsidiaries representing, directly or indirectly, 20% or more of the consolidated assets of OnDeck and its subsidiaries.

The merger agreement includes customary exceptions such that if, prior to obtaining the OnDeck stockholder approval of the merger proposal (the “approval time”), the OnDeck Board receives an acquisition proposal that was not solicited in material breach of the restrictions set forth above, OnDeck may, subject to OnDeck’s compliance with certain provisions of the merger agreement (i) contact the third party that has made the acquisition proposal to ascertain the facts or clarify the terms of such acquisition proposal and (ii)(x) engage in negotiations or discussions with such third party and (y) enter into an acceptable confidentiality agreement with such third party and furnish to such third party and its representatives and financing sources nonpublic information relating to OnDeck or any of its subsidiaries pursuant to an acceptable confidentiality agreement; provided that all nonpublic information (to the extent such information has not been previously provided or made available to Enova) is provided to Enova or made available to Enova, as the case may be, substantially concurrently with the time it is provided or made available to such third party; provided, that prior to and as a condition of taking any actions described in clause (ii) above, OnDeck’s Board (or any committee thereof) must determine in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal is or would reasonably be expected to lead to, a superior proposal (as defined on page [     ]). In addition, Enova generally has an opportunity to offer to modify the terms of the merger agreement in response to any acquisition proposal before the OnDeck Board can make an OnDeck board recommendation change or terminate the merger agreement. For a discussion of the limitations on solicitation of acquisition proposals, see “The Merger Agreement—Covenants and Agreements—No Solicitation” beginning on page [     ].

Termination of the Merger Agreement

Termination

The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time of the merger in any of the following ways:

•	By the mutual written consent of Enova and OnDeck.

•	By either Enova or OnDeck:

•

if there is in effect any law in any jurisdiction of competent authority or order, issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction, that permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the merger and in the case of any such order, such order becomes final and non-appealable; except that the right to terminate the merger agreement will not be available to either Enova or OnDeck to the extent such party has failed to use its commercially reasonable efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such final and non-appealable order;

•

if the merger has not been completed by April 28, 2021 (such date as it may be extended, the “termination date”); provided that, if the closing has not occurred by the termination date solely because certain closing conditions relating to obtaining antitrust approval have not been satisfied due to an order arising under any antitrust law, but all other conditions have been met, then the termination date may be extended by either Enova or OnDeck until the date that is 90 days after the original termination date by written notice to the other party; provided, further, that, if the closing has not occurred by the termination date (as extended) solely due to any delays associated with governmental authority disruptions due to COVID-19, then the termination date will automatically be extended to 10 business days following the cessation of the relevant governmental authority disruptions; provided, further, that the right to terminate the merger agreement as described herein will not be available to either Enova nor OnDeck if such party’s beach of any provision of the merger agreement primarily causes or results in the failure to consummate the merger on or before the termination date;

•	if OnDeck fails to obtain the OnDeck stockholder approval at the OnDeck special meeting or at any adjournment or postponement thereof; or

•

if there has been a breach by the other party of any of its representations, warranties, covenants or agreements contained in the merger agreement, and such breach would result in the failure to satisfy certain conditions to the obligations of Enova and Merger Sub (in the case of a breach by OnDeck) or certain conditions to the obligations of OnDeck (in the case of a breach by Enova or Merger Sub) to the merger, and such breach is incapable of being cured by the termination date or, if capable of being cured, is not cured within 30 days following written notice thereof to the breaching party (or, if earlier, by the fifth business day prior to the termination date); provided that either party will not have the right to terminate the merger agreement if it is then in material breach of any representations, warranties, covenants or other agreements contained in the merger agreement that would result in the failure of certain conditions to the completion of the merger to be satisfied.

•	By Enova:

•	if at any time the OnDeck Board (or a committee thereof) has effected an OnDeck board recommendation change; or

•

in the event of the willful breach (as described below) by OnDeck of its obligations under the non-solicitation provisions of the merger agreement (as discussed on page [     ]), unless Enova is not harmed as a result; provided that the right to terminate the merger agreement as described herein will only be available to Enova prior to the approval time.

•	By OnDeck:

•

prior to the approval time, in order to concurrently enter into a definitive agreement with respect to a superior proposal (and pay the termination fee of $2.8 million (the “termination fee”); provided that the right to terminate the merger agreement as described herein will only be available to OnDeck if it has not materially breached its obligations under the non-solicitation provisions of the merger agreement.

If the merger agreement is terminated as described above, the merger agreement will be void and have no effect, and there will be no liability or obligation on the part of any party, except that:

•

certain provisions contained in the merger agreement with respect to the effect of termination, the allocation of costs and expenses and the termination fee will survive the termination of the merger agreement;

•	the agreements contained in the confidentiality agreement between Enova and OnDeck will survive the termination of the merger agreement; and

•

no termination will relieve any party of any liability or damages resulting from any material breach that is a consequence of an act undertaken or a failure to take an act by the breaching party with the knowledge that taking such act or failing to take such act would, or would reasonably be excepted to, cause a material breach of the merger agreement, or that such party should have reasonably known would cause, or reasonably be expected to cause, such breach (a “willful breach”) by that party of the merger agreement.

Termination Fees. OnDeck has agreed to pay or cause to be paid to Enova the termination fee in connection with a termination of the merger agreement under the following circumstances:

•

if (A) prior to the approval time, the merger agreement is terminated by OnDeck or Enova (i) because the termination date has occurred or (ii) because OnDeck failed to obtain the OnDeck stockholder approval at the OnDeck special meeting (or any adjournment or postponement thereof); (B) following the execution and delivery of the merger agreement and prior to termination of the merger agreement, an acquisition proposal has been publicly announced or publicly made known and has not been publicly withdrawn at least three business days in advance of the OnDeck special meeting; and (C) within 12 months following termination of the merger agreement, either an acquisition proposal is consummated or OnDeck enters into a definitive agreement providing for an acquisition proposal and such acquisition proposal is subsequently consummated. For purposes of this section an acquisition proposal means an acquisition proposal for or in respect of at least fifty percent of the outstanding shares of OnDeck common stock or fifty percent of OnDeck’s consolidated assets;

•

if the merger agreement is terminated by Enova pursuant to an OnDeck board recommendation change or in the event of a willful breach by OnDeck of the non-solicitation provisions of the merger agreement; or

•	if the merger agreement is terminated by OnDeck pursuant to its entry into a definitive agreement with respect to a superior proposal.

The merger agreement further provides that if OnDeck pays the termination fee to Enova, except in the case of willful breach or fraud, Enova cannot also seek to recover any other money damages or seek any other remedy from OnDeck.

For a more detailed discussion of each party’s termination rights and the related termination fee obligations, see “The Merger Agreement—Termination of the Merger Agreement” beginning on page [     ].

OnDeck Special Meeting

Date, Time, Place and Purpose

Due to concerns regarding COVID-19 and to assist in protecting the health and well-being of our stockholders and employees, the OnDeck special meeting will be held exclusively in a virtual format to provide a consistent experience to all stockholders regardless of location on [                     ], 2020 at [             ], Eastern time. To be admitted to the OnDeck special meeting at www.meetingcenter.io/281867925, you must enter the password ONDK2020 and your control number which can be found on your proxy card or voting instruction card. Please note that you will not be able to attend the OnDeck special meeting in person. OnDeck stockholders of record may also vote their shares of OnDeck common stock by submitting their proxy (i) by completing, dating, signing and mailing their proxy card in the postage-paid envelope, (ii) by calling the toll-free number on their proxy card: 1-[     ] or (iii) over the internet at the following website: www.envisionreports.com/ONDK. If you vote by mail, your proxy card must be received no later than 6:00 p.m. Eastern time on [                     ], 2020. If you vote by telephone, you must do so no later than 11:59 p.m. Eastern time on [                     ], 2020 and if you vote via the internet, you must do so no later than 11:59 p.m. Eastern time on [                     ], 2020. We have adopted a virtual format for the OnDeck special meeting to make participation accessible for stockholders from any geographic location with internet connectivity. We designed the format of the OnDeck special meeting to ensure that our stockholders who attend the OnDeck special meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You are entitled to attend and participate in

the OnDeck special meeting only if you were a stockholder of record as of the close on [                     ], 2020, the record date for the OnDeck special meeting, or hold a valid proxy of such a stockholder for the OnDeck special meeting.

To be admitted to the OnDeck special meeting, please visit: www.meetingcenter.io/281867925 and enter the password ONDK2020 along with your control number found on your proxy card or voting instruction card. Please note that you will not be able to attend the OnDeck special meeting in person. At the OnDeck special meeting, OnDeck stockholders will be asked to consider and vote on the merger proposal, the merger-related compensation proposal and the adjournment proposal. Completion of the merger is conditioned on the approval of the merger proposal.

If you were a beneficial owner of OnDeck common stock as of the record date and you want to attend the OnDeck special meeting, you must register in advance by submitting a legal proxy from your broker, bank, trustee or other nominee reflecting your OnDeck holdings along with your name and email address to Computershare at legalproxy@computershare.com or by mail to: Computershare, On Deck Capital, Inc. Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern time, on [                     ], 2020.

Record Date; Stockholders Entitled to Vote

Only holders of record of OnDeck common stock at the close of business on [                     ], 2020, the record date, will be entitled to notice of, and to vote at, the OnDeck special meeting or any adjournment or postponement thereof.

On the record date, there were [                 ] shares of OnDeck common stock outstanding and entitled to vote at the OnDeck special meeting. Each share of OnDeck common stock outstanding on the record date entitles the holder thereof to one vote on each proposal to be considered at the OnDeck special meeting. OnDeck stockholders may vote virtually at the OnDeck special meeting by following the instructions and entering the control number provided on their proxy card or voting instruction card or by proxy through the internet, or by telephone, or by a properly executed and delivered proxy card with respect to the OnDeck special meeting.

A complete list of stockholders entitled to vote at the OnDeck special meeting will be available for viewing by any OnDeck stockholder during ordinary business hours for a period of 10 days before the meeting, for purposes pertaining to the OnDeck special meeting, at OnDeck’s offices at 1400 Broadway, 25th Floor, New York, New York 10018, and at the time and place of the OnDeck special meeting during the full duration of the meeting. If OnDeck’s headquarters are closed for health and safety reasons related to COVID-19 during such period, the list of stockholders will be made available for inspection upon request via email to [secretary@ondeck.com], subject to OnDeck’s satisfactory verification of stockholder status. The list of stockholders will also be made available online during the OnDeck special meeting at the OnDeck meeting website.

Quorum; Abstentions and Broker Non-Votes

A quorum of OnDeck stockholders is necessary for OnDeck to hold the OnDeck special meeting. The holders of a majority of the outstanding shares of OnDeck common stock entitled to vote at the OnDeck special meeting must be present virtually via the OnDeck meeting website or represented by proxy in order to constitute a quorum.

For purposes of determining whether there is a quorum, all shares that are present via the OnDeck meeting website or represented by proxy will count towards the quorum, which will include proxies received but marked as abstentions and will exclude broker non-votes.

A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and the broker, bank or other nominee does not have discretionary authority to vote the shares. If you hold your shares of OnDeck common stock in street name and do not provide voting instructions to your broker, bank or other nominee, your shares will be considered to be broker non-votes and will not be considered to be present at the OnDeck special meeting for the purpose of determining the presence of a quorum.

Required Vote to Approve the Merger Proposal

Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of OnDeck common stock entitled to vote thereon. Failures to vote, broker non-votes and abstentions will have the same effect as a vote cast “AGAINST” the merger proposal.

Required Vote to Approve the Merger-Related Compensation Proposal

Approval of the merger-related compensation proposal requires the affirmative vote of holders of a majority of the shares of OnDeck common stock present virtually or represented by proxy at the OnDeck special meeting and entitled to vote thereon. Failures to vote and broker non-votes will have no effect on the vote for this proposal (assuming a quorum is present); abstentions will have the same effect as a vote cast “AGAINST” the approval of this proposal.

Required Vote to Approve the Adjournment Proposal

Approval of the adjournment proposal requires the affirmative vote of holders of a majority of the shares of OnDeck common stock present virtually or represented by proxy at the OnDeck special meeting and entitled to vote thereon to approve the adjournment proposal, whether or not a quorum is present. Failures to vote and broker non-votes will have no effect on the vote for this proposal; abstentions will have the same effect as a vote cast “AGAINST” the approval of this proposal. In addition, even if a quorum is not present at the OnDeck special meeting, the chairman of the OnDeck special meeting may adjourn the OnDeck special meeting to another place, date or time.

Voting by OnDeck’s Directors and Executive Officers

At the close of business on [                     ], 2020, the most recent practicable date for which such information was available, directors and executive officers of OnDeck and their respective affiliates owned and were entitled to vote [                 ] shares of OnDeck common stock, representing approximately [         ]% of the shares of OnDeck common stock outstanding on that date. The number and percentage of shares of OnDeck common stock owned by directors and executive officers of OnDeck and their respective affiliates as of the record date are not expected to be meaningfully different from the number and percentage as of [                     ], 2020. OnDeck currently expects its directors and executive officers to vote their shares of OnDeck common stock in favor of each of the proposals to be voted on at the OnDeck special meeting, but no director or executive officer has entered into any agreement obligating him or her to do so.

Risk Factors

You should consider all the information contained in, and incorporated by reference into, this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page [     ].

SELECTED HISTORICAL FINANCIAL DATA

Selected Historical Consolidated Financial Data of Enova

The following table sets forth selected consolidated financial information and other data for Enova as of and for each of the six months ended June 30, 2020 and June 30, 2019 and as of and for each of the years in the five-year period ended December 31, 2019. The selected consolidated statement of income data and statement of cash flows data for the years ended December 31, 2019, 2018 and 2017 and the selected consolidated balance sheet data as of December 31, 2019 and 2018 have been derived from, and are qualified by reference to, the audited consolidated financial statements included in Enova’s Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference in this proxy statement/prospectus. With the exception of the removal of the results of Enova’s U.K. businesses, which were placed into administration in October 2019 and treated as discontinued operations, the selected consolidated statement of income data and statement of cash flows data for the years ended December 31, 2016 and 2015 and the selected consolidated balance sheet data as of December 31, 2017, 2016 and 2015 have been derived from audited consolidated financial statements of Enova that are not included or incorporated by reference in this proxy statement/prospectus.

The selected consolidated financial information as of and for each of the six months ended June 30, 2020 and 2019 is derived from the unaudited consolidated financial statements included in Enova’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, which is incorporated by reference in this proxy statement/prospectus. The unaudited consolidated financial information includes all adjustments, consisting solely of normal recurring adjustments, which Enova considers necessary for a fair statement of its financial position and results of operations for those periods. The results for the six months ended June 30, 2020 are not necessarily indicative of the results that might be expected for the entire year ending December 31, 2020 or any other period.

The consolidated financial information set forth below should be read in conjunction with Enova’s consolidated financial statements, related notes and other financial and operating information incorporated by reference in this proxy statement/prospectus.

	Six Months Ended June 30,		Year Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
(In thousands, except per share data)
Statement of Income Data:
Revenue	$615,313	$523,883	$1,174,757	$972,621	$728,903	$642,091	$522,897
Change in fair value/Cost of revenue	(356,391)	(242,291)	(602,894)	(503,405)	(353,488)	(301,186)	(204,652)

Net Revenue Gross Profit	258,922	281,592	571,863	469,216	375,415	340,905	318,245
Expenses
Marketing	37,546	44,922	115,132	95,960	76,558	71,959	81,974
Operations and technology	47,770	40,636	84,262	78,367	69,631	61,043	48,416
General and administrative	50,287	57,295	109,204	105,143	99,754	95,461	96,354
Depreciation and amortization	7,674	7,615	15,055	14,200	13,282	14,408	16,922

Total Expenses	143,277	150,468	323,653	293,670	259,225	242,871	243,666

Income from Operations	115,645	131,124	248,210	175,546	116,190	98,034	74,579
Interest expense, net	(40,753)	(37,618)	(75,604)	(79,364)	(74,005)	(66,453)	(52,953)
Foreign currency transaction gain (loss), net	23	(178)	(216)	(2,318)	381	1,569	(928)
Loss on early extinguishment of debt	—	(2,321)	(2,321)	(24,991)	(22,895)	—	—

Income before Income Taxes	74,915	91,007	170,069	68,873	19,671	33,150	20,698
Provision for income taxes	21,141	21,402	42,053	5,301	2,057	13,844	8,345
Net income from continuing operations	53,774	69,605	128,016	63,572	17,614	19,306	12,353
Net (loss) income from discontinued operations	(288)	(9,525)	(91,404)	6,526	11,626	15,296	31,639

Net Income	$53,486	$60,080	$36,612	$70,098	$29,240	$34,602	$43,992

	Six Months Ended June 30,		Year Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
(In thousands, except per share data)
Earnings Per Share:
Earnings per common share — basic:
Continuing operations	$1.72	$2.07	$3.80	$1.87	$0.52	$0.58	$0.37
Discontinued operations	(0.01)	(0.29)	(2.71)	0.19	0.35	0.46	0.96

Total earnings per common share — basic	$1.71	$1.78	$1.09	$2.06	$0.87	$1.04	$1.33

Earnings per common share — diluted:
Continuing operations	$1.70	$2.02	$3.72	$1.81	$0.52	$0.58	$0.37
Discontinued operations	(0.01)	(0.28)	(2.66)	0.18	0.34	0.46	0.96

Total earnings per common share — diluted	$1.69	$1.74	$1.06	$1.99	$0.86	$1.03	$1.33

Weighted average common shares outstanding:
Basic	31,270	33,660	33,715	33,993	33,523	33,192	33,006
Diluted	31,592	34,451	34,398	35,176	34,132	33,462	33,026
Other Financial Data:
Adjusted EPS(a)	$1.89	$2.24	$4.08	$2.39	$1.03	$0.66	$0.65
Adjusted EBITDA(a)	130,439	145,506	275,602	202,039	138,421	117,664	104,401
Adjusted EBITDA margin(a)	21.2%	27.8%	23.5%	20.8%	19.0%	18.3%	20.0%
Net revenue/gross profit margin	42.1%	53.8%	48.7%	48.2%	51.5%	53.1%	60.9%
Number of employees (at period end)	1,145	1,111	1,213	1,043	939	920	911
Balance Sheet Data (at period end):
Cash and cash equivalents	$321,472	$33,849	$35,895	$28,114	$49,772	$27,577	$26,912
Loans and finance receivables, net	799,662	829,458	1,062,650	780,112	625,407	504,938	374,034
Total assets	1,578,973	1,390,299	1,574,352	1,334,351	1,163,669	986,550	724,851
Long-term debt	906,588	785,504	991,181	857,929	788,542	649,911	541,909
Total stockholders’ equity	476,220	406,453	376,613	347,768	281,687	241,699	205,968
Other Operating Data:
Combined loans and finance receivables, gross
Installment loans and RPAs(b)	$596,630	$724,361	$874,312	$726,467	$597,310	$481,688	$366,338
Line of credit accounts	226,329	263,825	392,837	227,563	170,068	144,141	100,809

Total combined loans and finance receivables, gross(b)	$822,959	$988,186	$1,267,149	$954,030	$767,378	$625,829	$467,147

Combined loan and finance receivable originations
Installment loans and RPAs	$349,854	$736,537	$1,605,229	$1,584,853	$1,351,199	$1,309,746	$1,309,513
Line of credit accounts	211,164	243,488	642,915	393,547	301,255	318,385	237,325

Total combined originations	$561,018	$980,025	$2,248,144	$1,978,400	$1,652,454	$1,628,131	$1,546,838

(a)

The tables below show reconciliations of Adjusted Earnings, Adjusted Earnings per Share and Adjusted EBITDA, non-GAAP measures, to Net Income and Diluted Earnings per Share, which are the most directly comparable GAAP measures. In addition, the tables below present the calculation of Adjusted EBITDA margin, which is defined as Adjusted EBITDA as a percentage of total revenue (dollars in thousands, except per share data):

	Six Months Ended June 30,		Year Ended December 31,
(In thousands, except per share data)	2020	2019	2019	2018	2017	2016	2015
Net income from continuing operations	$53,774	$69,605	$128,016	$63,572	$17,614	$19,306	$12,353
Adjustments:
Loss on early extinguishment of debt(1)	—	2,321	2,321	24,991	22,895	—	—
Acquisition-related costs(2)	—	—	—	—	(2,358)	(3,300)	—
Lease termination and cease use costs(3)	—	726	726	—	—	—	3,270
Intangible asset amortization	535	535	1,070	1,070	1,080	1,137	494
Stock-based compensation expense	7,120	6,397	11,967	11,660	11,307	8,522	9,630
Foreign currency transaction loss (gain), net	(23)	178	216	2,318	(381)	(1,569)	928
Cumulative tax effect of adjustments	(1,797)	(2,362)	(3,907)	(8,885)	(7,435)	(1,904)	(5,373)
Discrete tax adjustments(4)	—	(141)	(141)	(11,237)	(7,452)	—	—
Regulatory settlement(5)	—	—	—	633	—	—	—

Adjusted earnings	$59,609	$77,259	$140,268	$84,122	$35,270	$22,192	$21,302

Diluted earnings per share from continuing operations	$1.70	$2.02	$3.72	$1.81	$0.52	$0.58	$0.37
Adjustments:
Loss on early extinguishment of debt(1)	—	0.07	0.07	0.71	0.67	—	—
Acquisition related costs(2)	—	—	—	—	(0.07)	(0.10)	—
Lease termination and cease use costs(3)	—	0.02	0.02	—	—	—	0.10
Intangible asset amortization	0.02	0.02	0.03	0.03	0.03	0.04	0.01
Stock-based compensation expense	0.23	0.19	0.35	0.33	0.33	0.26	0.29
Foreign currency transaction loss (gain), net	—	—	—	0.06	(0.01)	(0.05)	0.03
Cumulative tax effect of adjustments	(0.06)	(0.08)	(0.11)	(0.25)	(0.22)	(0.07)	(0.15)
Discrete tax adjustments(4)	—	—	—	(0.32)	(0.22)	—	—
Regulatory settlement(5)	—	—	—	0.02	—	—	—

Adjusted earnings per share	$1.89	$2.24	$4.08	$2.39	$1.03	$0.66	$0.65

	Six Months Ended June 30,		Year Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
Net income from continuing operations	$53,774	$69,605	$128,016	$63,572	$17,614	$19,306	$12,353
Depreciation and amortization expenses	7,674	7,615	15,055	14,200	13,282	14,408	16,922
Interest expense, net	40,753	37,618	75,604	79,364	74,005	66,453	52,953
Foreign currency transaction loss (gain), net	(23)	178	216	2,318	(381)	(1,569)	928
Provision for income taxes	21,141	21,402	42,053	5,301	2,057	13,844	8,345
Stock-based compensation expense	7,120	6,397	11,967	11,660	11,307	8,522	9,630
Adjustments:
Loss on early extinguishment of debt(1)	—	2,321	2,321	24,991	22,895	—	—
Acquisition-related costs(2)	—	—	—	—	(2,358)	(3,300)	—
Lease termination and cease-use costs(3)	—	370	370	—	—	—	3,270
Regulatory settlement(5)	—	—	—	633	—	—	—

Adjusted EBITDA	$130,439	$145,506	$275,602	$202,039	$138,421	$117,664	$104,401

Adjusted EBITDA margin calculated as follows:
Total revenue	$615,313	$523,883	$1,174,757	$972,621	$728,903	$642,091	$522,897
Adjusted EBITDA	$130,439	$145,506	$275,602	$202,039	$138,421	$117,664	$104,401
Adjusted EBITDA as a percentage of total revenue	21.2%	27.8%	23.5%	20.8%	19.0%	18.3%	20.0%

(1)

For the years ended December 31, 2019, 2018 and 2017, Enova recorded $2.3 million ($1.8 million net of tax), $25.0 million ($19.6 million net of tax) and $22.9 million ($17.7 million net of tax) losses on early extinguishment of debt, respectively, related to the redemption of $44.1 million of securitization notes in 2019, the repurchase of

$345.0 million of principal amount of senior notes in 2018 and the repurchase of $155.0 million principal amount of senior notes and the redemption of $160.9 million of securitization notes in 2017.
(2)

For the years ended December 31, 2017 and 2016, Enova recorded a $2.4 million ($1.8 million net of tax) and a $3.3 million ($2.0 million net of tax) fair value adjustment to contingent consideration, respectively, related to a prior year acquisition.

(3)

In the first quarter of 2019, Enova recorded a $0.7 million ($0.6 million net of tax) impairment charges to operating right-of-use lease assets and leasehold improvement assets related to its decision to cease use and sublease a portion of a leased office space, and in May 2015, Enova relocated its headquarters and as a result incurred $3.3 million of facility cease-use charges ($2.1 million net of tax) consisting of remaining lease obligations and disposal costs on its prior headquarters.

(4)	For the years ended December 31, 2018 and 2017, Enova recorded income tax benefits of $11.2 million and $7.5 million, respectively, from the U.S. Tax Cuts and Jobs Act.
(5)

For the year ended December 31, 2018, Enova consented to the issuance of a Consent Order by the CFPB, pursuant to which it agreed, without admitting or denying any of the facts or conclusions made by the CFPB from its 2014 review of Enova, to pay a civil money penalty of $3.2 million, which is nondeductible for tax purposes.

(a)

The table below shows combined consumer loan balances, a non-GAAP measure, which is composed of company-owned consumer loan balances as reported on Enova’s consolidated balance sheets and consumer loans originated by third party lenders through the CSO programs that are not included in Enova’s financial statements but are disclosures required by GAAP:

	Six Months Ended June 30,		Year Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
(In thousands)
Installment loan and finance receivable balances, gross:
Company owned	$590,576	$702,898	$846,752	$696,763	$563,176	$449,489	$332,215
Guaranteed by Enova	6,054	21,463	27,560	29,704	34,134	32,199	34,123

Combined	$596,630	$724,361	$874,312	$726,467	$597,310	$481,688	$366,338

Line of credit account balances, gross:
Company owned	$226,329	$263,825	$392,837	$227,563	$170,068	$144,141	$100,809
Guaranteed by Enova	—	—	—	—	—	—	—

Combined	$226,329	$263,825	$392,837	$227,563	$170,068	$144,141	$100,809

Total loan and finance receivable balances, gross:
Company owned	$816,905	966,723	1,239,589	924,326	733,244	593,630	433,024
Guaranteed by Enova	6,054	21,463	27,560	29,704	34,134	32,199	34,123

Combined	$822,959	$988,186	$1,267,149	$954,030	$767,378	$625,829	$467,147

Selected Historical Consolidated Financial Data of OnDeck

The following table sets forth selected consolidated financial information and other data for OnDeck as of and for each of the six months ended June 30, 2020 and June 30, 2019 and as of and for each of the years in the five-year period ended December 31, 2019. The selected consolidated statement of operations data for the years ended December 31, 2019, 2018 and 2017 and the selected consolidated balance sheet data as of December 31, 2019 and 2018 have been derived from, and are qualified by reference to, the audited consolidated financial statements included in OnDeck’s Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference in this proxy statement/prospectus. The selected consolidated statement of operations data for the years ended December 31, 2016 and 2015 and the selected consolidated balance sheet data as of December 31, 2017, 2016 and 2015 have been derived from audited consolidated financial statements and related notes of OnDeck that are not included or incorporated by reference in this proxy statement/prospectus. During the second quarter of 2019, OnDeck revised prior period financial statements to correct an immaterial error. Please refer to Note 15 to the audited consolidated financial statements included in OnDeck’s Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference in this proxy statement/prospectus for additional details.

The selected consolidated financial information as of and for each of the six months ended June 30, 2020 and 2019 is derived from the unaudited consolidated financial statements included in OnDeck’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, which is incorporated by reference in this proxy statement/prospectus. The unaudited consolidated financial information includes all adjustments, consisting of normal recurring adjustments, which OnDeck considers necessary for a fair statement of its financial position and results of operations for those periods. The results for the six months ended June 30, 2020 are not necessarily indicative of the results that might be expected for the entire year ending December 31, 2020 or any other period.

The consolidated financial information set forth below should be read in conjunction with OnDeck’s consolidated financial statements, related notes and other financial and operating information incorporated by reference in this proxy statement/prospectus.

	Six Months Ended June 30,		Year Ended December 31,
(In thousands, except per share)	2020	2019	2019	2018	2017	2016	2015
Consolidated Statements of Operations Data
Interest and finance income	$185,243	$211,440	$428,423	$382,944	$334,040	$264,411	$194,890
Net interest income	163,383	188,727	383,753	335,869	287,841	231,549	174,340
Total operating expense	90,794	100,234	206,325	177,490	166,170	193,974	161,585

Income (loss) from operations, before provision for income taxes	$(64,161)	$11,032	$20,122	$24,635	$(14,880)	$(85,915)	$(2,389)

Net income (loss) attributable to On Deck Capital, Inc. common stockholders	(56,805)	9,961	27,955	27,046	(12,069)	(83,391)	(1,431)
Net income (loss) per share attributable to On Deck Capital, Inc. common stockholders:
Basic	$(0.94)	$0.13	$0.38	$0.36	$(0.17)	$(1.18)	$(0.02)
Diluted	(0.94)	0.13	0.36	0.34	(0.17)	(1.18)	(0.02)
Weighted-average common shares outstanding:
Basic	60,625,795	75,840,604	74,148,387	74,561,019	72,890,313	70,934,937	69,545,238
Diluted	60,625,795	79,013,757	76,963,749	78,549,940	72,890,313	70,934,937	69,545,238
Consolidated Balance Sheet Data:
Cash and cash equivalents	$71,659	$58,744	$56,344	$59,859	$71,362	$79,554	$159,822
Loans and finance receivables	901,126	1,207,609	1,265,312	1,169,407	952,982	1,000,628	552,791
Total assets	968,598	1,248,207	1,304,583	1,161,820	996,230	1,064,275	745,074
Debt	680,371	841,602	914,995	816,231	692,254	754,605	378,585
Total liabilities	742,642	915,243	993,909	859,335	731,342	801,311	415,852
Total On Deck Capital, Inc. stockholders’ equity	217,473	314,484	294,000	297,952	260,877	258,892	322,615

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The selected unaudited pro forma condensed combined financial information (the “selected pro forma financial information”) presented below has been prepared from the respective historical consolidated financial statements of Enova and OnDeck and has been adjusted to reflect the consummation of the merger. The selected pro forma financial information has been prepared as if the merger had been completed on January 1, 2019 for statement of income purposes, and on June 30, 2020 for balance sheet purposes. The selected pro forma financial information does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings due to operating efficiencies or revenue synergies expected to result from the merger.

The selected pro forma financial information, which is preliminary in nature, has been prepared from, and should be read in conjunction with, (i) the more detailed unaudited pro forma combined financial information and the related notes appearing in the section entitled “Unaudited Pro Forma Condensed Combined Financial Data” beginning on page [ ] and (ii) the separate historical consolidated financial statements and related notes of each of Enova and OnDeck included elsewhere in this proxy statement/prospectus and incorporated by reference herein (see “Where You Can Find More Information” beginning on page [    ]).

The selected pro forma financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or consolidated financial position of Enova would have been had the merger occurred on the dates assumed, nor is it necessarily indicative of future consolidated results of operations or consolidated financial position.

	Six Months Ended June 30, 2020	Year Ended December 31, 2019
(In thousands, except per share data)
Revenue	$838,032	$1,636,614
Net Revenue/Gross Profit	198,606	860,351
Income (Loss) from Operations	(52,680)	340,831
Net income (loss) from continuing operations attributable to the company	(95,105)	161,856
Earnings (loss) per common share—Basic	(2.58)	4.12
Earnings (loss) per common share—Diluted	(2.58)	4.04

	June 30, 2020
Cash and cash equivalents	$380,719
Loans and finance receivables at fair value	1,491,382
Total assets	2,499,982
Long-term debt	1,575,476
Total liabilities	1,806,482
Total company stockholders’ equity	690,452

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA

COMBINED PER SHARE INFORMATION

The following table sets forth (i) selected Enova’s historical per share data for the six months ended June 30, 2020 and the year ended December 31, 2019, (ii) selected OnDeck’s historical per share data for the six months ended June 30, 2020 and the year ended December 31, 2019, and (iii) unaudited pro forma combined per share data for the six months ended June 30, 2020 and the year ended December 31, 2019 giving effect to the merger between Enova and OnDeck under the acquisition method of accounting as if the merger had been consummated on January 1, 2019, the beginning of the earliest period presented. This information should be read together with the consolidated financial statements and related notes of Enova and OnDeck that are incorporated by reference in this proxy statement/prospectus and with the unaudited pro forma combined financial data included under “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [    ]. The historical per share data is derived from audited consolidated financial statements of each of Enova and OnDeck as of and for the year ended December 31, 2019 and their respective unaudited consolidated financial statements for the six months ended June 30, 2020. The pro forma information is presented for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or consolidated financial position of Enova would have been had the merger occurred as of January 1, 2019, the beginning of the earliest period presented. This information was prepared using estimated fair values and is subject to adjustment as additional information becomes available and as additional analysis is performed and is not necessarily indicative of the future consolidated results of operations or financial position of the combined company.

The historical book value per share is computed by dividing total stockholders’ equity by the number of shares of common stock outstanding at the end of the period. The pro forma earnings per share of the combined company is computed by dividing the pro forma net income by the pro forma weighted-average number of shares outstanding. The pro forma book value per share of the combined company is computed by dividing total pro forma stockholders’ equity (calculated as though the merger occurred on June 30, 2020) by the pro forma number of shares of common stock outstanding at the end of the period. The OnDeck unaudited pro forma equivalent per share financial information is computed by multiplying the Enova unaudited pro forma combined per share amounts by the exchange ratio (0.092 of a share of Enova common stock for each share of OnDeck common stock). No cash dividends were declared or paid by Enova or OnDeck with respect to the periods presented. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [    ] for a further discussion on the financial impact of the treatment of the OnDeck RSUs and OnDeck PSUs in connection with the merger.

	Six Months Ended June 30, 2020	Year Ended December 31, 2019
Enova Historical Per Share Data
Earnings per common share:
Basic	$1.72	$3.80
Diluted	$1.70	$3.72
Book value per share of common stock (as of period end)	$15.82	$11.42

OnDeck Historical Per Share Data
Earnings per common share:
Basic	$(0.94)	$0.38
Diluted	$(0.94)	$0.36
Book value per share of common stock (as of period end)	$3.69	$4.43

Enova Pro Forma Combined Per Share Data
Earnings per common share:
Basic	$(2.58)	$4.12
Diluted	$(2.58)	$4.04
Book value per share of common stock (as of period end)	$17.86	N/A

	Six Months Ended June 30, 2020	Year Ended December 31, 2019
OnDeck Pro Forma Combined Equivalent Per Share Data
Earnings per common share:
Basic	$(0.24)	$0.38
Diluted	$(0.24)	$0.37
Book value per share of common stock (as of period end)	$1.64	N/A

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

The following table sets forth the closing price per share of Enova common stock and the closing price per share of OnDeck common stock as reported on the NYSE on (i) July 27, 2020, the last trading day before the public announcement of the merger by Enova and OnDeck, and (ii) [            ], 2020, the last practicable trading day before the date of this proxy statement/prospectus for which this information was available. The table also shows the equivalent market value per share of OnDeck common stock on July 27, 2020 and [            ] as determined by multiplying the closing prices of shares of Enova common stock on those dates by the exchange ratio of 0.092 and adding the cash portion of the merger consideration of $0.12 per share, without interest.

	Enova Common Stock		OnDeck Common Stock		Implied Per Share Value of Merger Consideration
July 27, 2020		$13.70		$0.73		$1.38
[ ], 2020	$		$		$

The market prices of Enova common stock and OnDeck common stock have fluctuated since the dates set forth above and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the OnDeck special meeting and the date the merger is completed and thereafter. No assurance can be given concerning the market prices of Enova common stock or OnDeck common stock before completion of the merger or Enova common stock after completion of the merger. The exchange ratio is fixed (except for adjustments in limited circumstances pursuant to the merger agreement as described in the “The Merger Agreement—Merger Consideration—Share Cap Adjustment” beginning on page [    ]) and will not be adjusted to reflect changes in the stock price of either company prior to the closing of the merger, but the market price of Enova common stock (and therefore the value of the merger consideration) when received by OnDeck stockholders after the merger is completed will depend on the closing price of Enova common stock on the day such stockholders receive their shares of Enova common stock pursuant to the merger agreement. Such market price could be greater than, less than or the same as shown in the table above. Accordingly, OnDeck stockholders are advised to obtain current market quotations for Enova common stock and OnDeck common stock in deciding whether to vote for adoption of the merger agreement.

Dividend Policy

Enova does not anticipate paying any dividends on its common stock in the foreseeable future. Any declaration and amount of any future dividends will be determined by Enova’s Board and will depend on Enova’s financial condition, earnings and capital requirements, applicable law, covenants associated with the debt obligations of the combined company and any other factors that Enova’s Board believes are relevant. There can be no assurance, however, that Enova will pay any cash dividends on its common stock in the future.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains certain forward-looking statements with respect to the financial condition, results of operations and business of Enova and OnDeck, the combined businesses of Enova and OnDeck and certain plans and objectives of Enova and OnDeck with respect thereto, including statements about the merger and the total transaction and the expected benefits of the transactions. These statements may be made directly in this proxy statement/prospectus or may be incorporated by reference to other documents and may include statements for the period after completion of the merger. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate,” “target,” “expect,” “estimate,” “intend,” “plan,” “goal,” “believe,” “hope,” “aim,” “continue,” “will,” “may,” “would,” “could” or “should” or other words of similar meaning. There are several factors that could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to, the following:

•

the ability of Enova and OnDeck to consummate the merger, including the ability to receive the required antitrust approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the merger), and approval by the OnDeck stockholders and to satisfy the other conditions to the closing of the merger on a timely basis or at all;

•

the occurrence of events that may give rise to a right of one or both of the parties to terminate the merger agreement, including under circumstances that might require OnDeck to pay or cause to be paid a termination fee of $2.8 million to Enova;

•	the possibility that the merger is delayed or does not occur;

•

the possibility that the anticipated benefits from the merger cannot be realized in full or at all or may take longer to realize than expected, including risks associated with integrating the OnDeck business successfully and achieving anticipated synergies, cost savings, capital spending reductions and operating efficiencies from the merger;

•

negative effects of the announcement of Enova’s proposal to acquire OnDeck or the announcement or completion of the merger on the market price of Enova’s and/or OnDeck’s common stock, their respective financial performance and their respective ability to maintain relationships with suppliers and customers;

•	the risks related to OnDeck and Enova being restricted in the operation of their respective businesses while the merger agreement is in effect;

•	risks relating to fluctuations in the value of Enova’s shares to be issued in the merger, significant merger costs and/or unknown liabilities;

•	risks associated with third-party contracts containing change in control consent requirements and/or other provisions that may be triggered by the merger or the transactions;

•	risks associated with continued availability of capital and financing on favorable terms or at all;

•	risks associated with any merger-related litigation or appraisal proceedings;

•	the ability of Enova and OnDeck, or the combined company, to retain and hire key personnel;

•	the diversion of management’s attention from the ongoing business operations;

•	timing and occurrence (or nonoccurrence) of other events or circumstances that may be beyond OnDeck’s and Enova’s control;

•	the impact of COVID-19, including adverse impacts on customer loan delinquencies in the combined company’s loan portfolio;

•	changes in global, political, economic, business, competitive, market and regulatory forces;

•	changes in laws and regulations or the interpretations or enforcement thereof;

•	changes in interest rates and fiscal and monetary policies;

•	future business acquisitions or disposals;

•	the potential liability resulting from pending or future litigation; and

•

other risk factors as detailed from time to time in Enova’s and OnDeck’s reports filed with the SEC, including Enova’s and OnDeck’s respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed with the SEC, including the risks and uncertainties set forth in, or incorporated by reference into, this proxy statement/prospectus in the section entitled “Risk Factors” beginning on page [    ]. See “Where You Can Find More Information” beginning on page [    ].

These forward-looking statements reflect Enova’s and OnDeck’s current views with respect to future events and are based on numerous assumptions and assessments made by Enova and OnDeck in light of their experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors they believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this document could cause Enova’s and OnDeck’s plans with respect to the merger, actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct, and persons reading this document are therefore cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus or, in the case of a document incorporated by reference, as of the date of that document. Neither Enova nor OnDeck assumes any obligation to update the information contained in this document (whether as a result of new information, future events or otherwise), except as required by applicable law.

These and other risks, uncertainties, assumptions and other factors may be amplified or made more uncertain by the COVID-19 pandemic, which has caused significant economic uncertainty. The extent to which the COVID-19 pandemic impacts OnDeck’s and Enova’s businesses, operations and financial results, including (without limitation) the duration and magnitude of such effects, will depend on numerous factors, that are unpredictable, including, but not limited to, the duration and spread of the outbreak, its severity, the actions taken to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume.

RISK FACTORS

In addition to the other information included in and incorporated by reference into this proxy statement/prospectus, including the matters addressed in “Cautionary Note Regarding Forward-Looking Statements” beginning on page [    ], OnDeck stockholders should carefully consider the following risk factors before deciding whether to vote for the merger proposal. In addition, you should read and consider the risks associated with each of the businesses of OnDeck and Enova because these risks will relate to the combined company following the completion of the merger. Descriptions of some of these risks can be found in the respective Annual Reports of Enova and OnDeck on Form 10-K for the fiscal year ended December 31, 2019, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this proxy statement/prospectus. You should also consider the other information in this document and the other documents incorporated by reference into this document. See “Where You Can Find More Information” beginning on page [    ].

Risks Related to the Merger

The merger is subject to conditions, some or all of which may not be satisfied or completed on a timely basis, if at all. Failure to complete the merger in a timely manner or at all could have material adverse effects on Enova and OnDeck.

The completion of the merger is subject to a number of conditions, including, among others, (i) the adoption by OnDeck stockholders of the merger agreement, (ii) the termination or expiration of the waiting period under the HSR Act and (iii) the absence of an injunction prohibiting completion of the merger, which make the completion and timing of the completion of the merger uncertain. For a more detailed discussion regarding conditions to the merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page [    ]. Enova or OnDeck may terminate the merger agreement if the merger has not been completed by April 28, 2021 (such date as it may be extended, the “termination date”); provided that, if the closing has not occurred by the termination date solely to extent such closing condition has not been satisfied due to an order arising under any antitrust law, but all other conditions have been met, then the termination date may be extended by either Enova or OnDeck until the date that is 90 days after the original termination date by written notice to the other party, and such date; provided that, if the closing has not occurred by the termination date solely due to any delays associated with governmental authority disruptions due to COVID-19, then the termination date will automatically be extended to 10 business days following the cessation of the relevant governmental authority disruptions; provided, further, that neither Enova nor OnDeck can terminate the merger agreement due to the occurrence of the termination date if either party fails to fulfill any obligation under the merger agreement or has principally caused or resulted in the failure to complete the merger on or before such termination date.

If the merger is not completed, Enova’s and OnDeck’s respective ongoing businesses, financial condition, financial results and stock prices may be materially adversely affected, and without realizing any of the benefits of having completed the merger, Enova and OnDeck will be subject to a number of risks, including the following:

•	the market price of Enova common stock or OnDeck common stock could decline to the extent that the current market price reflects a market assumption that the transaction will be completed;

•	OnDeck could owe a termination fee to Enova under certain circumstances (see “The Merger Agreement—Termination of the Merger Agreement” beginning on page [ ]);

•

if the merger agreement is terminated and the OnDeck Board seeks another business combination, OnDeck stockholders cannot be certain that OnDeck will be able to find a party willing to enter into a transaction on terms equivalent to or more attractive than the terms that the other party has agreed to in the merger agreement;

•

the time and resources committed by OnDeck’s and Enova’s respective management to matters relating to the merger and integration planning could otherwise have been devoted to pursuing other beneficial opportunities for their respective companies;

•

the merger agreement, subject to certain exceptions, restricts OnDeck and Enova from taking specified actions until the effectiveness of the merger agreement terminates. These restrictions may prevent Enova and OnDeck from pursuing otherwise attractive business opportunities, incurring expenses to grow their respective businesses or making other changes to their respective businesses that may be necessary prior to the effective time of the merger or termination of the merger agreement;

•	Enova and OnDeck may experience negative reactions from the financial markets or from their respective customers, funding sources, employees or other third parties;

•	Enova and OnDeck will be required to pay their respective costs relating to the merger, such as legal, accounting, financial advisory and printing fees, whether or not the merger is completed;

•	OnDeck and Enova will not realize the expected benefits from the merger; and

•	OnDeck’s short- and long-term liquidity position and ability to continue to fund operations may be uncertain.

In addition, if the merger is not completed, Enova and OnDeck could be subject to litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against Enova and OnDeck to perform their respective obligations under the merger agreement. The materialization of any of these risks could adversely impact Enova’s and OnDeck’s respective ongoing businesses, financial condition, financial results and stock price.

Similarly, delays in the completion of the merger could, among other things, result in additional transaction costs, loss of revenue or other negative effects associated with uncertainty about completion of the merger.

The exchange ratio is fixed (except for adjustments in limited circumstances pursuant to the merger agreement) and will not be adjusted in the event of any change in either Enova’s or OnDeck’s stock price. As a result, the stock portion of the merger consideration payable to OnDeck’s stockholders may be subject to change if Enova’s stock price fluctuates.

Upon completion of the merger, each OnDeck stockholder will be entitled to receive, in addition to the cash consideration, 0.092 of a share of Enova common stock for each share of OnDeck common stock, (the “exchange ratio”). See “The Merger Agreement—Merger Consideration” beginning on page [    ].

The exchange ratio will not be adjusted for changes in the market price of either Enova common stock or OnDeck common stock between the date the merger agreement was signed and completion of the merger. Due to the fixed exchange ratio, fluctuations in the price of Enova common stock will drive corresponding changes in the value of the stock portion of the merger consideration payable to each OnDeck stockholder. As a result, changes in the price of Enova common stock prior to the completion of the merger will affect the value of Enova common stock that OnDeck common stockholders will receive pursuant to the merger, and at the time of the OnDeck special meeting, OnDeck stockholders will not know or be able to determine the market value of the stock consideration they would receive upon completion of the merger. Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in Enova’s and OnDeck’s respective businesses, operations and prospects, market assessments of the likelihood that the merger will be completed and the timing of the merger, and many of these factors are and will be beyond Enova’s and OnDeck’s control.

The merger agreement contains provisions that limit OnDeck’s ability to pursue alternatives to the merger, could discourage a potential competing acquiror of OnDeck from making a favorable alternative transaction proposal and, in specified circumstances, could require OnDeck to pay a termination fee to Enova.

The merger agreement contains certain provisions that restrict OnDeck’s ability to initiate, solicit, knowingly encourage or facilitate or, subject to certain exceptions, engage in discussions or negotiations with respect to, or approve or recommend, any third-party proposal for an alternative transaction. Further, even if the OnDeck Board withdraws or qualifies its recommendation with respect to the adoption of the merger agreement, unless the merger agreement has been terminated in accordance with its terms, OnDeck will still be required to submit each of its merger related proposals to a vote of its stockholders at the OnDeck special meeting. In addition, Enova generally has an opportunity to offer to modify the terms of the transactions contemplated by the merger agreement in response to any third-party acquisition proposal before the OnDeck Board may withdraw or qualify its recommendation with respect to the merger-related proposals or terminate the merger agreement.

In some circumstances, upon termination of the merger agreement, OnDeck will be required to pay a termination fee of $2.8 million to Enova. See “The Merger Agreement—Covenants and Agreements—No Solicitation” beginning on page [    ] and “The Merger Agreement—Termination of the Merger Agreement” beginning on page [    ].

These provisions could discourage a potential third-party acquiror or merger partner that might have an interest in acquiring all or a significant portion of OnDeck or pursuing an alternative transaction from considering or proposing such a transaction, even if it were prepared to pay consideration with a higher per share cash or market value than the per share cash or market value proposed to be received or realized in the merger. In particular, the termination fee payable by OnDeck, if applicable, could result in a potential third-party acquiror or merger partner proposing to pay a lower price to the OnDeck stockholders than it might otherwise have proposed to pay absent such a fee.

If the merger agreement is terminated and OnDeck determines to seek another business combination, OnDeck may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger.

Members of the OnDeck Board and senior management have interests in the merger that are different from, or in addition to, those of other OnDeck stockholders.

In considering whether to adopt the merger agreement and approve the transactions contemplated thereby, OnDeck stockholders should recognize that members of senior management and the OnDeck Board have interests in the merger that differ from, or are in addition to, their interests as stockholders of OnDeck.

The executive officers and directors of OnDeck have arrangements with OnDeck that provide for severance, accelerated vesting of certain rights and other benefits upon completion of the merger and/or if their employment or service is terminated under certain circumstances following the completion of the merger. Executive officers and directors of OnDeck also have rights to indemnification, advancement of expenses and directors’ and officers’ liability insurance that will survive the completion of the merger. The OnDeck Board was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that the OnDeck stockholders vote “FOR” the merger proposal and “FOR” the merger-related compensation proposal.

These interests are further described in “The Merger—Interests of Directors and Executive Officers of OnDeck in the Merger” beginning on page [    ].

Enova’s and OnDeck’s business relationships may be subject to disruption due to uncertainty and contractual restrictions associated with the merger, which could adversely affect each party’s business.

Third parties with which Enova and OnDeck do business may experience uncertainty associated with the merger, including with respect to current or future business relationships with Enova, OnDeck or the combined business. Enova’s and OnDeck’s business relationships may be subject to disruption as parties with which Enova and/or OnDeck do business may attempt to negotiate in existing business relationships or consider entering into business relationships with parties other than Enova, OnDeck or the combined business. These disruptions could have an adverse effect on the business, financial condition, results of operations or prospects of the combined business, including an adverse effect on Enova’s ability to realize the anticipated benefits of the merger. The risk, and the adverse effect, of such disruptions could be exacerbated by a delay in completion of the merger or termination of the merger agreement.

Under the terms of the merger agreement, each of Enova and OnDeck is subject to certain restrictions on the conduct of its business prior to completing the merger, which may adversely affect its ability to execute certain of its business strategies, including, in the case of OnDeck, the ability in certain cases to enter into or amend contracts, acquire or dispose of assets, incur indebtedness or incur capital expenditures. Such limitations could adversely affect each party’s businesses and operations prior to the completion of the merger. See “The Merger Agreement—Covenants and Agreements—Conduct of Business” beginning on page [    ].

Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the completion of the merger.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees, which could adversely affect the future business and operations of the combined company.

Enova and OnDeck are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. The combined company’s success after the completion of the merger will depend in part upon the ability of the combined company to retain key management personnel and other key employees of Enova and OnDeck. Prior to completion of the merger, current and prospective employees of Enova and OnDeck may experience uncertainty about their roles within the combined company, which may have an adverse effect on the ability of each of Enova and OnDeck to attract or retain key management and other key personnel. If employees of Enova or OnDeck depart, the integration of the companies may be more difficult and the combined business following the merger may be harmed. Furthermore, Enova may have to incur significant costs in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent relating to the businesses of Enova or OnDeck, and Enova’s ability to realize the anticipated benefits of the merger may be adversely affected. No assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of Enova and OnDeck to the same extent that Enova and OnDeck have previously been able to attract or retain their own employees.

Potential litigation against OnDeck and Enova could result in an injunction preventing the completion of the merger or a judgment resulting in the payment of damages.

Stockholders of OnDeck may file lawsuits against Enova, OnDeck and/or the directors and officers of either company in connection with the merger. These lawsuits could prevent or delay the completion of the merger and result in significant costs to OnDeck and/or Enova, including any costs associated with the indemnification of directors and officers. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect Enova’s business, financial condition, results of operations and cash flows.

Completion of the merger may trigger change in control or other provisions in certain agreements to which OnDeck is a party, which may have an adverse impact on the combined company’s business and results of operations.

The completion of the merger may trigger change in control and other provisions in certain agreements to which OnDeck is a party. If Enova and OnDeck are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Enova and OnDeck are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to OnDeck or the combined company. Any of the foregoing or similar developments may have an adverse impact on the combined company’s business and results of operations.

The shares of Enova common stock to be received by OnDeck stockholders upon completion of the merger will have different rights from shares of OnDeck common stock.

Upon completion of the merger, OnDeck stockholders will no longer be stockholders of OnDeck but will instead become stockholders of Enova, and their rights as Enova stockholders will be governed by the terms of Enova’s amended and restated certificate of incorporation and amended and restated bylaws. The terms of Enova’s amended and restated certificate of incorporation and amended and restated bylaws are in some respects materially different than the terms of OnDeck’s restated certificate of incorporation and bylaws, which currently govern the rights of OnDeck stockholders. See “Comparison of Rights of Stockholders of Enova and OnDeck” beginning on page [    ] for a discussion of the different rights associated with shares of OnDeck common stock and shares of Enova common stock.

The unaudited pro forma condensed combined financial data included in this proxy statement/prospectus are presented for illustrative purposes only, and the actual financial condition and results of operations of Enova following the completion of the merger may differ materially.

The unaudited pro forma condensed combined financial data contained in this proxy statement/prospectus are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of Enova’s financial condition or results of operations following the merger and the other transactions for several reasons. The actual financial condition and results of operations of Enova following the completion of the merger may not be consistent with, or evident from, these unaudited pro forma condensed combined financial data. In addition, the assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate, and other factors may affect Enova’s financial condition or results of operations following the transactions. Any potential decline in Enova’s financial condition or results of operations may cause significant variations in the stock price of Enova. For more information, see “Unaudited Pro Forma Condensed Combined Financial Data” beginning on page [    ].

Financial projections relating to the combined company after the merger may not be achieved.

In connection with the merger, OnDeck prepared and considered, among other things, internal financial forecasts and analyses for Enova and OnDeck. These financial projections include assumptions regarding future operating cash flows, expenditures and income of Enova and OnDeck. These financial projections were not prepared with a view to public disclosure, are subject to significant economic, competitive, industry, regulatory and other uncertainties and may not be achieved in full, at all, or within projected time frames. The failure of Enova’s or OnDeck’s businesses to achieve projected results, including projected cash flows and leverage, could have a material adverse effect on the price of shares of the combined company’s common stock and the combined company’s financial position.

Enova and OnDeck will incur substantial transaction fees and costs in connection with the merger.

Both Enova and OnDeck expect to incur a number of nonrecurring transaction-related costs associated with consummating the merger, combining the operations of the two organizations and achieving desired benefits of the merger. These fees and costs will be substantial. Nonrecurring transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors; retention, severance, change in control and other integration-related costs; filing fees and printing costs. Additional unanticipated costs may be incurred in relation to integrating Enova’s business with the business of OnDeck. There can be no assurance that the elimination of certain duplicative costs, as well as the realization of other efficiencies related to the integration of the two businesses, will offset the incremental transaction-related costs over time. Thus, any net benefit of the merger may not be achieved in the near term, the long term or at all.

Section 304 of the Internal Revenue Code, as amended may apply to the transaction and require certain stockholders who expect to own an equal or greater percentage interest in Enova following the merger than their percentage interest in OnDeck prior to the merger to include the entire amount of the consideration received as dividend income.

In certain circumstances, beneficial owners of OnDeck common stock who expect to own an equal or greater percentage interest in Enova following the merger than their percentage interest in OnDeck prior to the merger, taking into account the application of certain constructive ownership rules, may have tax consequences that differ materially from those described above as a result of the application of Section 304. As described further below under “The Merger—Material U.S. Federal Income Tax Consequences—The Merger—Special Consequences of the Merger to Beneficial Owners of OnDeck Common Stock That Also Own Enova Common Stock,” such owners may be required to include the entire amount of the consideration received as dividend income. Non-U.S. holders may be subject to U.S. federal income and withholding tax on such dividend income. In addition, withholding agents may withhold on consideration payable to all Non-U.S. holders because they may not be able to determine whether any particular Non-U.S. holder is subject to withholding as a result of these rules. Any such owners who expect to own an equal or greater percentage interest in Enova following the merger than their percentage interest in OnDeck prior to the merger and all Non-U.S. holders should consult their own tax advisors regarding the application of Section 304 to the merger.

The OnDeck Board has not requested, and does not anticipate requesting, an updated opinion from its financial advisor reflecting changes in circumstances that may have occurred since the signing of the merger agreement. As a result, the opinion of OnDeck’s financial advisor does not reflect changes in circumstances after the date of such opinion.

OnDeck received an opinion from its financial advisor on July 28, 2020 in connection with the signing of the merger agreement. The opinion was based on the financial analyses performed, which considered market and other conditions then in effect, and financial forecasts and other information made available to OnDeck’s financial advisor as of the date of such opinion. The OnDeck Board has not requested, and does not anticipate requesting, an updated opinion from its financial advisor at or prior to the time of the completion of the merger. As a result, the opinion of OnDeck’s financial advisor does not reflect changes in circumstances after the date of such opinion. Changes in the operations and prospects of Enova or OnDeck, general market and economic conditions and other factors that may be beyond the control of Enova or OnDeck, and on which OnDeck’s financial advisor opinion was based, may significantly alter the value of Enova and OnDeck or the prices of the shares of Enova common stock or OnDeck common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. The OnDeck Board’s recommendation that OnDeck stockholders vote “FOR” approval of the merger agreement, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal, however, is made as of the date of this proxy statement/ prospectus.

For a description of the opinion that OnDeck received from its financial advisor, see the section entitled “The Merger—Opinion of Evercore Group L.L.C.” beginning on page [    ] and the full text of the written opinion of Evercore attached as Annex B to this proxy statement/prospectus.

Risks Relating to the Combined Company after Completion of the Merger

Enova may not achieve the intended benefits and the merger may disrupt its current plans or operations.

Enova may not be able to successfully integrate OnDeck’s business and assets or otherwise realize the expected benefits of the potential transaction, including anticipated annual operating cost and capital synergies to the extent currently anticipated or at all. Difficulties in integrating OnDeck into Enova may result in the combined company performing differently than expected, in operational challenges or in the failure to realize anticipated synergies and efficiencies in the expected time frame or at all. The integration of the two companies may result in material challenges, including the diversion of management’s attention from ongoing business concerns; retaining key management and other employees; retaining existing business and operational relationships, including customers and other counterparties, and attracting new business and operational relationships; the possibility of faulty assumptions underlying expectations regarding the integration process and associated expenses; consolidating corporate and administrative infrastructures and eliminating duplicative operations; coordinating geographically separate organizations; unanticipated issues in integrating information technology, communications and other systems; as well as unforeseen expenses or delays associated with the acquisition.

OnDeck stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over the policies of the combined company than they now have on the policies of OnDeck.

Based on the number of shares of OnDeck’s common stock outstanding as of July 27, 2020, OnDeck stockholders (by virtue of the merger) are expected to own approximately 16.7% of the combined company (on a fully diluted basis). Following the completion of the merger, the Enova common stock that OnDeck stockholders will receive as merger consideration will be represented as a percentage ownership of Enova that is smaller than such OnDeck stockholder’s percentage ownership before the completion of the merger. Because of this reduced ownership percentage, former OnDeck stockholders will have less influence over the management and policies of Enova than they currently have over OnDeck management and policies of OnDeck.

The market price of the combined company’s common stock may be affected by factors different from those affecting the price of Enova or OnDeck common stock.

Upon completion of the merger, holders of Enova common stock and OnDeck common stock will be holders of common stock of Enova. As the businesses of Enova and OnDeck are different, the results of operations, as well as the price of the combined company’s common stock may in the future be affected by factors different from those factors affecting Enova and OnDeck as independent stand-alone companies. The combined company will face additional risks and uncertainties that Enova or OnDeck may currently not be exposed to as independent companies.

The market price of Enova’s common stock may decline as a result of the merger.

The market price of Enova common stock may decline as a result of the merger if, among other things, the combined company is unable to achieve the expected benefits of the potential transaction (including anticipated annual operating cost and capital synergies) in connection with the integration of Enova’s and OnDeck’s businesses, or if the transaction costs related to the merger are greater than expected. The market price also may decline if the combined company does not achieve the perceived benefits of the transaction as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the merger on the combined company’s financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts.

The COVID-19 pandemic’s impact on the combined company’s business and operations is uncertain.

The COVID-19 pandemic has, and will likely continue to, severely impact global economic conditions, resulting in substantial volatility in the global financial markets, increased unemployment, and operational challenges resulting from measures that governments and other authorities have imposed, and may continue to impose, to control its spread, such as travel restrictions, business and school closures, quarantines, and shelter-in-place orders. The combined company will have exposure to jurisdictions that have been and may continue to be severely impacted by the COVID-19 pandemic, such as the United States. If the COVID-19 pandemic persists or worsens or if governmental actions to curtail the COVID-19 pandemic are unsuccessful or result in further economic disruption, the adverse impact on the global economy will deepen. The combined company could experience reduced customer demand, higher delinquencies and other negative impacts to its financial position.

Other Risk Factors of Enova and OnDeck

Enova’s and OnDeck’s businesses are and will be subject to the risks described above. In addition, Enova and OnDeck are and will continue to be subject to the risks described in Enova’s and OnDeck’s respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2019, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. For the location of information incorporated by reference into this proxy statement/prospectus, see “Where You Can Find More Information” beginning on page [    ].

THE MERGER

The following is a discussion of the transaction and the material terms of the merger agreement between Enova and OnDeck. You are urged to read the merger agreement carefully and in its entirety. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. This section is not intended to provide you with any factual information about Enova or OnDeck. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Enova and OnDeck make with the SEC that are incorporated by reference into this document, as described in “Where You Can Find More Information” beginning on page [    ].

Background of the Merger

As part of its ongoing evaluation of OnDeck’s business, the OnDeck Board, together with OnDeck management, regularly reviews OnDeck’s performance, long-term strategic plan, operations, competitive position, future prospects and potential ways to enhance stockholder value. These reviews have included discussions as to whether, in order to enhance stockholder value, OnDeck should pursue various acquisitions, alter its capital structure, or pursue a sale of the entire company or one or more of OnDeck’s business divisions or loan portfolios. As a part of this ongoing evaluation, the OnDeck Board and OnDeck management had considered potential strategic alternatives and engaged in discussions with potential counterparties.

In furtherance of the OnDeck Board’s consideration of potential strategic alternatives, OnDeck engaged in discussions to acquire, in an all-stock transaction, a state-chartered banking entity referred to as Party A beginning in the first half of 2019. In March 2020, as a result of COVID-19 and its significant impact on the value of OnDeck common stock, discussions with Party A were terminated.

On February 28, 2020, OnDeck received an unsolicited, nonbinding, preliminary indication of interest from a potential counterparty referred to as Party B, a strategic buyer backed by a financial sponsor, to acquire 100% of OnDeck in an all-cash transaction.

On March 4, 2020, the OnDeck Board held a meeting with members of OnDeck management in attendance. During that meeting, the OnDeck Board and OnDeck management discussed, among other things (i) Party B’s indication of interest, (ii) conducting a review of strategic alternatives available to OnDeck and (iii) the COVID-19 outbreak and the potential for significant and unprecedented disruption in the global economy, including with respect to small businesses (which comprise OnDeck’s client base), and the potential adverse impacts with respect to OnDeck’s business. Following this discussion, the OnDeck Board authorized OnDeck management to solicit proposals from nationally recognized investment banks to assist the OnDeck Board in a review of potential options available to OnDeck, including executing on its strategy as a standalone company and strategic alternatives.

On March 11, 2020, Mr. Kenneth A. Brause, Chief Financial Officer of OnDeck, contacted the financial advisor to Party B to gauge whether Party B remained interested in pursuing an acquisition of OnDeck. Party B did not respond further to OnDeck’s outreach.

In mid-March 2020, in order to secure additional liquidity in light of changes to the macroeconomic environment caused by the COVID-19 pandemic, OnDeck drew down the remaining $35 million of availability under its corporate line facility (the “Corporate Line Facility”). After that draw, the total outstanding principal amount under the Corporate Line Facility was $105 million.

Also in mid-March 2020, members of the OnDeck Board and OnDeck management conducted a series of interviews with four nationally recognized investment banks, and received formal presentations and proposals from two of these investment banks, including Evercore, to act as financial advisor to OnDeck in connection with a review of strategic alternatives.

In the days following the investment bank interviews, and in recognition of Evercore’s qualifications, expertise, reputation, experience and knowledge of OnDeck’s business, OnDeck executed an engagement letter with Evercore effective as of March 23, 2020.

On March 23, 2020, OnDeck publicly withdrew its financial guidance for the 2020 fiscal year due to the significant and ongoing uncertainties relating to the COVID-19 pandemic.

In late March 2020, in light of the uncertainty associated with the COVID-19 pandemic and its potential impact on OnDeck’s business, the emerging challenging economic environment and OnDeck’s worsening financial outlook, including with respect to its liquidity position, the OnDeck Board commenced an exploratory process for a potential transaction (the “Process”) and directed representatives of Evercore to reach out to potential counterparties who may have interest in a strategic transaction with OnDeck, including a potential acquisition of OnDeck.

Starting in March 2020, OnDeck management commenced a review of potential financing alternatives to replace the Corporate Line Facility and began contacting potential sources of alternative financing, including sources of mezzanine debt. Throughout the Process, OnDeck management held negotiations with multiple alternative financing sources and reported the status of such negotiations on an ongoing basis to the OnDeck Board for its deliberation in the context of OnDeck’s standalone position.

Beginning in April 2020, representatives of Evercore, at the direction of and in consultation with the OnDeck Board and OnDeck management, contacted 84 parties through a combination of outbound calls and responses to inbound inquiries regarding OnDeck. The potential counterparties contacted, including Enova and Party B, were reviewed and approved by OnDeck management and the OnDeck Board. OnDeck ultimately entered into confidentiality agreements with 36 parties who expressed interest in participating in the Process. Party B declined to participate in the Process. All of the confidentiality agreements contained customary standstill provisions that would automatically terminate upon the entry by OnDeck into a definitive acquisition agreement with a third party. Following the execution of confidentiality agreements, members of OnDeck management and representatives of Evercore facilitated the due diligence review of OnDeck by such interested parties. During this time, OnDeck management, with the assistance of its advisors, prepared a management presentation and engaged in other preparatory work relating to the Process.

As the COVID-19 pandemic worsened throughout March and April of 2020, the OnDeck Board, together with OnDeck management and representatives of Evercore and Kirkland & Ellis LLP (“Kirkland”), counsel to OnDeck, held regular meetings to discuss, among other things, OnDeck’s performance and liquidity position, the status of negotiations with lenders under its debt facilities and updates on the Process.

On April 1, 2020, representatives of Evercore, at the direction of the OnDeck Board, sent a draft confidentiality agreement to Jefferies LLC (“Jefferies”), financial advisor to Enova, and on April 3, 2020, OnDeck entered into a confidentiality agreement with Enova.

On April 6, 2020, OnDeck implemented several temporary austerity measures to reduce its expenditures in order to reduce costs and preserve liquidity, including, among other things, a significant curtailment of its marketing spend, a hiring freeze, employee furloughs and reductions in pay for non-furloughed employees and members of the OnDeck Board.

On April 7, 2020, the OnDeck Board held a meeting with members of OnDeck management and representatives of Evercore and Kirkland in attendance. At the meeting, representatives of Evercore updated the OnDeck Board on the Process and OnDeck management updated the OnDeck Board on OnDeck’s financial and liquidity positions. The OnDeck Board then discussed the impacts of the COVID-19 pandemic on the business operations of OnDeck and its competitors and concerns regarding the risk of a potential asset performance payout event (an “APPE”) or event of default under the Corporate Line Facility absent receiving a waiver from the lenders thereunder or entering into an amendment thereto.

On April 28, 2020, at the direction of the OnDeck Board, representatives of Evercore sent to each of the active potential counterparties in the Process a letter setting forth the procedures for the submission of initial indications of interest by May 14, 2020.

On April 30, 2020, in connection with its announcement of its first quarter 2020 earnings, OnDeck announced that it was anticipating the following trends related to the impact of the COVID-19 pandemic and its associated effects: (i) an 80% or more reduction in second quarter loan originations, (ii) increased loan repayment delinquencies (and related charge-offs) and (iii) reduced operating margins, reflecting lower repayment yields.

Also, on April 30, 2020, OnDeck began the process of temporarily suspending its term loan and many of its line of credit loan originations and notifying its lending partners of this decision.

Over the course of April through July of 2020, OnDeck held 16 telephonic management presentations with 16 potential counterparties. During the management presentations, OnDeck management discussed, among other things, OnDeck’s actual loan origination activities as compared to the 2020 Financial Forecast and Scenario 1 (each as defined below).

On May 7, 2020, the OnDeck Board held a meeting with members of OnDeck management and representatives of Evercore and Kirkland in attendance. At the meeting, the OnDeck Board discussed OnDeck’s interactions with potential counterparties in the Process, as well as the potential challenges associated with conducting a strategic process during the COVID-19 pandemic. Representatives of Evercore reviewed with the OnDeck Board a preliminary analysis of historical market premiums paid in transactions involving public companies in the lending industry.

On the same day, an early amortization event occurred with respect to the Series 2019-1 notes issued by OnDeck’s wholly owned subsidiary OnDeck Asset Securitization Trust II LLC (“ODAST”) due to an asset amount deficiency under such series of notes. As a result, beginning on the next payment date, all loan collections held by ODAST (after payment of accrued interest and expenses) would be applied to pay down the Series 2018-1 notes and the Series 2019-1 notes on a pro rata basis.

On May 8, 2020, at the direction of the OnDeck Board, representatives of Evercore shared OnDeck Management’s current 2020 financial forecast (the “2020 Financial Forecast”) with the potential counterparties who had entered into confidentiality agreements and remained involved in the Process.

On May 11, 2020, the OnDeck Board held a meeting with OnDeck management and representatives of Kirkland in attendance. During that meeting, representatives of Kirkland provided an overview of certain legal matters relevant to the OnDeck Board, including with respect to fiduciary duties.

Later on May 11, 2020, OnDeck reported in its Form 10-Q for the quarter ending on March 31, 2020 a going concern qualification, as required under ASC Topic 205-40, citing decreased cash flows, higher than expected loan delinquencies and, in turn, lower cash collections. As a result of the foregoing adverse cash flow, loan delinquency and cash collection effects, OnDeck reported that it was not in compliance with certain of its debt agreements and expected additional non-compliance in future periods if OnDeck’s mitigation efforts were unsuccessful, which may result in a loss of its ability to borrow under those debt agreements, early amortization events and/or events of default.

On May 12, 2020, an amortization event occurred with respect to the Series 2018-1 notes issued by ODAST due to an asset amount deficiency under such series of notes.

On May 14, 2020, OnDeck received three nonbinding, preliminary indications of interest to acquire 100% of OnDeck from Party E, a potential strategic buyer backed by a financial sponsor, Party F, a potential strategic buyer backed by a financial sponsor, and from Enova, respectively. Party E’s proposal provided for an all-cash offer that valued OnDeck between $50 million and $75 million (or between $0.78 and $1.17 per share of OnDeck common stock). Party F’s proposal provided for an all-cash offer that valued OnDeck between $100 and $125 million (or between $1.60 and $2.00 per share of OnDeck common stock). Enova’s proposal (the “Initial

Enova Proposal”) provided for an all-stock merger transaction at a fixed exchange ratio of 0.085 shares of Enova Common Stock that would yield an implied value of $0.91 per share of OnDeck Common Stock. At the close of trading on May 14, 2020 the price per share of OnDeck Common Stock was $0.66.

On May 15, 2020, OnDeck received a preliminary indication of interest to acquire 100% of OnDeck from Party D, a potential strategic buyer backed by a financial sponsor (the “Party D Initial Proposal”), which provided for an all-cash offer that valued OnDeck between $80 million and $110 million (or between $1.28 and $1.80 per share of OnDeck Common Stock).

On May 16, 2020, OnDeck received a preliminary proposal for a transaction commonly referred to as a PIPE from Party G, a financial investor (the “Party G Initial Proposal”). The Party G Initial Proposal was an offer for a convertible note issued by OnDeck to Party G in exchange for $75 million. Under the Party G Initial Proposal, the convertible note issued by OnDeck would have a five-year maturity, would pay an 8% coupon and, on an as-converted basis, would represent a 55% ownership interest in OnDeck by Party G.

On May 17, 2020, OnDeck received a preliminary proposal to acquire certain of OnDeck’s loan portfolio from Party C, a potential strategic buyer backed by a financial sponsor (the “Party C Initial Proposal”). The Party C Initial Proposal involved Party C purchasing approximately $1.3 billion of OnDeck’s loan portfolio for $40 million. Following the Party C Initial Proposal, Party C did not submit any additional proposals in connection with the Process.

On May 18, 2020, the OnDeck Board held a meeting with OnDeck management and representatives of Evercore and Kirkland in attendance to discuss the six preliminary proposals OnDeck had received and to discuss potential next steps. At this meeting, OnDeck management updated the OnDeck Board on the status of negotiations with respect to OnDeck’s debt facilities, noting that OnDeck management continued to seek a permanent amendment to the Corporate Line Facility, while also seeking more immediate relief to waive the required monthly repayments triggered by the occurrence of an APPE, which would commence on June 17, 2020. During the meeting, representatives of Evercore provided an overview of the interactions with the potential counterparties in the Process noting that, with respect to each of the proposals with a range of proposed values, each potential counterparty conditioned the higher end of such range on satisfactory loan portfolio performance. The OnDeck Board also reviewed the other material terms from the six proposals. At the conclusion of the meeting, the OnDeck Board instructed representatives of Evercore to continue discussions with each of the parties that submitted proposals. Additionally, the OnDeck Board determined that, in light of (i) the complexity of OnDeck’s liquidity position, (ii) the challenges it would continue to face during negotiations with the Corporate Line Facility and (iii) the extremely challenging business environment, it should continue to evaluate all potential alternatives within the ongoing Process.

On May 28, 2020, the OnDeck Board held a meeting with OnDeck management and representatives of Evercore and Kirkland in attendance. During that meeting, representatives of Evercore provided the OnDeck Board with an update on the Process, including an overview of further interactions with potential counterparties to date. OnDeck management also provided an update on OnDeck’s financial position, including, among other things, its available liquidity and the status of negotiations with lenders under the Corporate Line Facility. The OnDeck Board directed OnDeck management to prepare long-range financial projections to aid the OnDeck Board in evaluating the proposals from potential counterparties.

Throughout May, June and July 2020 OnDeck obtained temporary waivers and/or amendments to certain of OnDeck’s warehouse debt facilities to attempt to address some of the impacts of the COVID-19 pandemic on OnDeck’s business.

On June 3, 2020, OnDeck was notified by the NYSE that the average closing price of OnDeck Common Stock over the immediately preceding 30 consecutive trading day period, was below the $1.00 minimum average closing price per share required to maintain a listing on the NYSE.

On June 4, 2020, the OnDeck Board held a meeting with OnDeck management and representatives of Evercore and Kirkland in attendance. During that meeting, OnDeck management presented to the OnDeck Board two sets of preliminary financial projections based on the following scenarios for OnDeck’s performance on a stand-alone basis: (i) Scenario 1 assumed, among other things, (x) a quick economic recovery accompanied by increased consumer confidence and strong loan origination growth in the second half of 2020, (y) OnDeck obtaining a long-term sustainable amendment from its lenders under the Corporate Line Facility and (z) OnDeck securing new mezzanine debt in an amount sufficient to satisfy its liquidity needs; and (ii) Scenario 2 assumed a slower economic recovery and lower loan origination levels as compared to Scenario 1 (collectively, the “Scenarios”). OnDeck management also presented a case, which assumed, among other things, a slower economic recovery and an inability of OnDeck to obtain relief under the Corporate Line Facility, resulting in a rapid repayment of amounts outstanding thereunder and OnDeck ceasing new loan originations in the third quarter of 2020 to preserve liquidity, ultimately resulting in a wind-down of OnDeck. OnDeck management also updated the OnDeck Board on OnDeck’s liquidity position, highlighting that, while OnDeck had been able to receive temporary relief under certain of its warehouse debt facilities, there had been no resolution to the Corporate Line Facility negotiations to date. OnDeck management also noted that OnDeck management was continuing to seek to obtain mezzanine financing in order to ease its liquidity constraints. Representatives of Evercore then reviewed with the OnDeck Board a preliminary overview of each of the Scenarios, which were previously provided to the OnDeck Board. As a part of its review, representatives of Evercore and OnDeck management reviewed a number of challenges facing OnDeck that were related to the COVID-19 pandemic, including, among other things, (i) a decrease in OnDeck’s net cash position by approximately $20 million over the month of May 2020, (ii) OnDeck’s 2020 first quarter losses being greater than consensus expectations, (iii) OnDeck’s April 2020 performance being lower than previously anticipated and (iv) a revised outlook for 2020, which was worse than previously contemplated in the 2020 Financial Forecast.

On June 5, 2020, at the direction of the OnDeck Board, representatives of Evercore sent to each of the active potential counterparties in the Process a letter setting forth the procedures for the final round of the Process and requesting the submission of final round proposals by June 22, 2020 (which date was later extended to June 30, 2020 in response to requests from each of the active potential counterparties). This letter included directions to provide a markup of the draft merger agreement that had been prepared by Kirkland and previously provided to the active potential counterparties.

On June 8, 2020, OnDeck began to restart a limited amount of loan originations, targeting current and past customers with strong performance histories and, at the direction of the OnDeck Board, representatives of Evercore conveyed this information to each of the active potential counterparties in the Process.

On June 11, 2020, representatives from Party F informed representatives of Evercore that it was no longer interested in pursuing a potential acquisition of OnDeck due to the amount of capital Party F believed would be required in order to return OnDeck to its historical loan origination levels. Representatives of Evercore subsequently communicated this information regarding Party F to the OnDeck Board.

Also on June 11, 2020, at the direction of the OnDeck Board, representatives of Evercore shared with each of the active potential counterparties in the Process OnDeck’s actual performance results for the month of May 2020.

On June 16, 2020, the OnDeck Board held a meeting with OnDeck management and representatives of Evercore and Kirkland in attendance to discuss, among other things, OnDeck’s liquidity needs and OnDeck’s restart to its loan originations. At the meeting OnDeck management presented financial projections for each of the Scenarios previously reviewed with the OnDeck Board that were updated to reflect the COVID-19 pandemic’s ongoing impact on OnDeck’s results and operations. Representatives of Evercore also reviewed with the OnDeck Board a preliminary financial analysis based on the updated Scenarios. Also during the meeting, Mr. Brause informed the OnDeck Board that on June 17, 2020 OnDeck would be required to make its first amortization payment of approximately $13 million under the Corporate Line Facility because OnDeck had triggered an APPE and had been unable to secure a waiver from its lenders. Mr. Brause also discussed with the Board that (i) under the current terms of the Corporate Line Facility, upon the triggering of an additional APPE, OnDeck would shortly be required to make additional monthly amortization payments of $21 million until the

Corporate Line Facility was paid off absent agreement from the lenders thereunder to waive such repayment obligations or otherwise provide relief and (ii) OnDeck continued to seek mezzanine financing from various potential lenders to safeguard its liquidity (and Mr. Brause updated the OnDeck Board on the status of these negotiations). Following these presentations, the OnDeck Board and OnDeck management discussed the various challenges facing OnDeck, including, among other things, (a) the difficulties being encountered in securing a long-term sustainable amendment to the Corporate Line Facility, (b) increasing loan delinquencies, (c) government-mandated stay-at-home orders and the impact on small business customers, (d) the potential need for permanent reductions in the OnDeck labor force and (e) reduced loan originations compared to those contemplated in the Scenarios.

On June 23, 2020, the OnDeck Board held a meeting with OnDeck management and representatives of Evercore and Kirkland in attendance. During that meeting Mr. Brause updated the OnDeck Board on the status of negotiations with the lenders under the Corporate Line Facility noting, among other things, that OnDeck had secured a temporary waiver delaying the effectiveness of monthly $21 million amortization payments until July 14, 2020 in exchange for a payment against the principal of $5 million (which could be credited against future required payments). The OnDeck Board discussed various headwinds and related liquidity concerns facing OnDeck. Among other things, the OnDeck Board discussed (i) the reduced cash flows of the business due to the significant increase in loan delinquencies, (ii) the need to use additional cash in the near-term to meet the accelerated repayment obligations under the Corporate Line Facility arising from the additional APPE, (iii) the operating expenses of the business and (iv) OnDeck’s cash reserves and the potential need to obtain alternate financing to assist with financing a restart of loan originations. The OnDeck Board then reviewed OnDeck’s options for preserving liquidity, including permanent reductions to OnDeck’s full-time workforce and other potential cost reductions, as well as the risks associated with taking such actions.

On June 25, 2020, at the direction of the OnDeck Board, representatives of Evercore shared Scenario 1 with the parties remaining in the Process. During the course of the Process, the remaining parties were provided with updates by OnDeck’s management as to OnDeck’s actual loan origination numbers and its overall performance as compared to Scenario 1.

On June 26, 2020, at the request of Enova, representatives of Vedder Price P. C. (“Vedder Price”), counsel to Enova, and representatives of Kirkland had a telephonic discussion to review certain material terms of the draft merger agreement that was previously provided to all remaining parties in the process.

On June 30, 2020, the OnDeck Board held a meeting with OnDeck management and representatives of Evercore and Kirkland in attendance. During the meeting, Mr. Brause updated the OnDeck Board on negotiations with the lenders under the Corporate Line Facility and OnDeck’s other debt facilities, noting that OnDeck had not yet secured a permanent amendment to the Corporate Line Facility and that a $21 million amortization payment would be due on July 17, 2020. The OnDeck Board discussed OnDeck’s performance and the likelihood that OnDeck would need to cease loan originations in the coming months to preserve liquidity. Also during that meeting, OnDeck management discussed OnDeck’s operational performance and its liquidity position in comparison to each of the Scenarios that were updated as of June 23, 2020. OnDeck management explained that each of the Scenarios had been refined to reflect OnDeck’s loan origination activity, the adverse impact of government loan assistance programs on the demand for OnDeck’s loan products and OnDeck management’s views as to the most likely outcomes to the negotiations with lenders under OnDeck’s debt facilities. The OnDeck Board then engaged in an in-depth discussion with respect to the assumptions underlying the Scenarios.

Later on June 30, 2020, OnDeck received revised proposals from Party E, Party G and Enova. Party E’s revised proposal (the “Party E Round 2 Proposal”) included a markup of the draft merger agreement and provided for an all-cash, nonbinding offer to acquire 100% of OnDeck, at $80 million (or $1.28 per share of OnDeck Common Stock) and indicated that Party E would require 45 days of exclusivity to complete due diligence and finalize definitive documentation. The Party E Round 2 Proposal also included (a) a covenant framework requiring OnDeck to originate and renew loans at forecasted volumes during the time between signing and closing of a potential transaction with Party E and (b) a provision that OnDeck stockholders would retain the net proceeds from the disposal of certain non-core OnDeck assets, if such disposition could be completed prior to closing (which the OnDeck Board did not believe could yield meaningful additional value for its stockholders). Party G’s revised proposal (the “Party G Round 2 Proposal”) was on substantially the same terms as the Party G Initial Proposal and stated that Party G would require 60–90 days to complete due diligence and finalize definitive documentation. Enova’s revised proposal (the “Enova Round 2 Proposal”) included a markup of the draft merger agreement and provided for an acquisition of 100% of OnDeck in an all-stock transaction at a fixed exchange ratio of 0.090 shares of Enova Common Stock per share of OnDeck Common Stock, yielding an implied equity value of $1.29 per share of OnDeck Common Stock. OnDeck stockholders would own approximately 15.5% of the combined company per the Enova Round 2 Proposal. Enova requested exclusivity in the Enova Round 2 Proposal and indicated that, with exclusivity, it was prepared to complete diligence and execute definitive documentation within seven to 14 days. At the close of trading on June 30, 2020 the price per share of OnDeck Common Stock was $0.72.

On July 7, 2020, the OnDeck Board held a meeting with OnDeck management and representatives of Evercore and Kirkland in attendance to discuss the terms of the proposals received from Party E, Party G and Enova on June 30, 2020 (collectively, the “Second Round Proposals”), as well as the status of negotiations with lenders with respect to the Corporate Line Facility. At the meeting, Mr. Brause informed the Board that no amendment with respect to the Corporate Line Facility had yet been obtained and reminded the OnDeck Board that, as a result, absent a waiver or amendment, the next amortization payment of $21 million was due on July 17, 2020. During the meeting representatives of Evercore reviewed with the OnDeck Board an overview of the material financial terms of the Second Round Proposals and a preliminary financial analysis of the proposals received, including, among other things, a contribution analysis with respect to the Enova Round 2 Proposal. Following Evercore’s review of its preliminary financial analysis of the Second Round Proposals and the Enova Round 2 Proposal, the OnDeck Board discussed, among other things, the (x) assumptions around synergies and growth for the combined company, which had been included in the Enova Round 2 Proposal (the “Enova Projections”), (y) potential upside of a transaction with Enova that would result from the OnDeck stockholders’ pro forma stake in the combined company (and their relative share of synergies and revenue growth) and (z) the fact that the price per share of Enova common stock had appreciated in excess of 40% between the Initial Enova Proposal and the Enova Round 2 Proposal. Representatives of Kirkland then reviewed the material legal issues presented by the markups received from Party E and Enova, including a discussion on the timing each party had indicated that it required to complete diligence and negotiate definitive documentation, as well as the Board’s fiduciary duties in the context of a sale transaction. After an in-depth discussion, the OnDeck Board directed OnDeck management and representatives of Evercore to further engage with Party E and Enova (including, with respect to Enova, to further understand the underlying assumptions with respect to the Enova Projections, including the projected pace at which the combined company could resume pre-COVID-19 levels of loan originations). The OnDeck Board also determined not to further engage with Party G at this time, given that the Party G Round 2 Proposal was not an attractive financing alternative at the coupon rate and valuation proposed.

On July 8, 2020, OnDeck terminated approximately 20% of its U.S. employees to reduce ongoing operating costs and preserve liquidity.

On July 9, 2020, representatives of Party D indicated to representatives of Evercore that concerns around OnDeck’s warehouse debt facilities and its international business divisions would negatively impact the valuation levels at which they would potentially be willing to acquire OnDeck (and any proposal would be below the bottom range of the Party D Initial Proposal) and as a result determined not to submit a proposal in the final round of the Process. Representatives of Evercore subsequently communicated this information regarding Party D to the OnDeck Board.

On July 10, 2020, the OnDeck Board held a meeting with OnDeck management and representatives of Evercore and Kirkland in attendance. Mr. Brause noted that OnDeck still had not reached an agreement with its lenders to delay the $21 million amortization payment under the Corporate Line Facility that would be due on July 17, 2020. OnDeck management informed the OnDeck Board that loan origination performance was tracking below the projections in both Scenario 1 and Scenario 2, and that OnDeck management believed that Scenario 2 represented the more realistic set of financial projections for OnDeck as a stand-alone entity for a variety of reasons, including the most up-to-date loan origination data and the status of negotiations with OnDeck’s lenders. Representatives from Evercore then provided the OnDeck Board with updated preliminary financial analyses based on each of the Scenarios.

On July 12, 2020, the OnDeck Board held a meeting with OnDeck management and representatives of Evercore and Kirkland in attendance. The OnDeck Board further reviewed and discussed the Scenarios, including the likelihood that Scenario 1 (as then currently contemplated) would be unachievable for OnDeck as a stand-alone entity due to the current status of the economic recovery from the COVID-19 pandemic, the related weaker-than-anticipated restart in loan originations and OnDeck’s inability to fund the loan originations modeled in Scenario 1. Following these discussions, the OnDeck Board determined that Scenario 2 was the most realistic set of projections and approved Scenario 2 for use by Evercore in connection with its financial analysis and opinion (as described in the sections titled “Certain Unaudited Prospective Information” and “The Merger—Opinion of Evercore Group L.L.C.” beginning on pages [    ] and [    ], respectively of this proxy statement/prospectus, the “OnDeck Projections”). Representatives of Evercore then reviewed Evercore’s updated preliminary financial analysis, which included updated analyses comparing the Enova Round 2 Proposal against (i) the preliminary financial analysis of OnDeck based on Scenario 2 and (ii) the Party E Round 2 Proposal. The OnDeck Board then discussed, in light of Enova’s request for exclusivity, the risk of losing the transaction with Enova if OnDeck did not grant Enova exclusivity as well as the OnDeck Board’s fiduciary duties in connection with granting exclusivity. The OnDeck Board also discussed the strategic rationale of a business combination with Enova including, among other things, (x) Enova’s diversified lending platform, to which OnDeck would bring an expanded lending vertical dedicated to small businesses, (y) the potentially significant synergies to be realized in a combination of OnDeck and Enova and (z) the benefits Enova’s strong liquidity position would bring in the event of a slower economic recovery and/or a worsening of the COVID-19 pandemic, among other things. Based on the foregoing, as well as the additional time required by Party E to complete due diligence, the OnDeck Board determined to seek an increase in the Enova Round 2 Proposal of $10 million. The OnDeck Board then directed representatives of Evercore to engage with representatives of Jefferies to this effect and authorized OnDeck management to enter into exclusivity, subject to a sufficient increase in value of the Enova Round 2 Proposal.

Later on July 12, 2020, representatives of Evercore, at the direction of the OnDeck Board, informed representatives of Jefferies that the Enova Round 2 Proposal did not represent a value at which OnDeck would be willing to transact or upon which OnDeck could grant exclusivity. During that discussion, representatives from Jefferies communicated an updated proposal (the “Revised Enova Proposal”) to acquire OnDeck for 0.092 shares of Enova Common Stock and $0.12 in cash per share of OnDeck Common Stock, which represented an increase of approximately $10 million (12%) in value as compared to the Enova Round 2 Proposal and requested that OnDeck enter into an exclusivity agreement through a targeted signing date of July 28, 2020. OnDeck stockholders would own approximately 16.7% of the combined company per the Revised Enova Proposal.

Following the meeting of the OnDeck Board, on July 13 and July 14, 2020, representatives of Evercore, at the direction of the OnDeck Board informed Party E and Party G that the OnDeck Board was not willing to move forward with those parties based on the Party E Round 2 Proposal and the Party G Round 2 Proposal.

On July 13, 2020, OnDeck and Enova executed an exclusivity agreement through July 28, 2020.

On July 14, 2020, the OnDeck Board held a meeting to discuss the next steps for conducting reverse due diligence on Enova and negotiating definitive transaction agreements.

Commencing on July 15, 2020 through July 27, 2020, OnDeck engaged in reverse due diligence on Enova and Enova conducted additional due diligence with respect to OnDeck. OnDeck’s reverse due diligence consisted of the review of documents and materials and several telephonic discussions with Enova management across six workstreams and focused on the material assumptions contained in the Enova Projections, the potential synergies to be achieved in the merger, the regulatory risks associated with Enova’s business, Enova’s international operations, Enova’s liquidity and capital adequacy, Enova’s technology, and Enova’s risk and financial practices.

On July 16, 2020 (but effective as of on July 14, 2020), OnDeck obtained a waiver under its Corporate Line Facility to further delay the effectiveness of the increased monthly principal repayments triggered by the additional APPE. In consideration for the waiver, OnDeck agreed to make a principal repayment of $8.1 million (which is the approximately $13 million that would have been payable on July 17, 2020 as a result of the first APPE, less the $5 million principal repayment made in connection with the waiver signed on June 23, 2020). OnDeck additionally agreed that if an amendment to the Corporate Line Facility was not entered into or if the waiver was not otherwise extended, OnDeck would be required to make an additional $7.9 million principal repayment by July 31, 2020 and the monthly principal repayments of $21 million triggered by the additional APPE would commence on August 17, 2020 and continue until the Corporate Line Facility was repaid in full.

On July 17, 2020, Kirkland sent a revised draft of the merger agreement to Vedder Price.

Also on July 17, 2020, Mr. Breslow and Mr. Fisher, Chief Executive Officer, President and Chairman of Enova discussed a potential role for Mr. Breslow as the vice chairman of the combined company. Neither Mr. Breslow nor Mr. Fisher discussed compensation or the specific responsibilities of Mr. Breslow’s role until after the execution of the merger agreement.

On July 24, 2020, the OnDeck Board held a meeting to discuss OnDeck’s reverse due diligence review of Enova to date, with representatives of Evercore and Kirkland in attendance. During that meeting, OnDeck management provided a detailed overview of the reverse due diligence performed noting, among other things, that Enova (as it had previously publicly disclosed) is subject to increased regulatory risk and scrutiny as compared to OnDeck due to its participation in the sub-prime and near prime consumer lending spaces, and potentially more exposed to changes in policies or enforcement by certain regulators. Representatives of Evercore and OnDeck management also discussed with the OnDeck Board the Enova Projections and indicated that while the assumptions therein for loan origination growth were generally in line with OnDeck’s own models, given the uncertainty in the macroeconomic environment and its impact on discount rates relied upon for fair value accounting, OnDeck management believed it was appropriate to apply a 10% reduction to the forecasted net income in the Enova Projections. The OnDeck Board engaged in an in-depth discussion with representatives of Evercore and OnDeck management regarding the outcome of their reverse due diligence investigation. After further discussion, the OnDeck Board approved for Evercore’s use in connection with its analysis and opinion the Enova Projections as adjusted by OnDeck management with the 10% reduction to forecast net income (as adjusted, the “OnDeck Adjusted Enova Projections”).

From July 24, 2020 until July 28, 2020, representatives of OnDeck and Enova, along with their respective advisors, held numerous discussions to resolve the remaining open issues in the merger agreement, including, among other things, (i) the treatment of employee equity awards, (ii) the parameters within which OnDeck would be permitted to amend its current debt facilities and incur additional debt and (iii) Enova’s obligations in connection with obtaining required regulatory approvals.

On July 26, 2020, at a meeting of the OnDeck Board, representatives from Evercore provided an update to its preliminary financial analysis based on further analysis of the OnDeck Adjusted Enova Projections. Following an in-depth discussion by the OnDeck Board, which included discussions relating to the assumptions underlying Evercore’s analysis, representatives from Kirkland updated the OnDeck Board on the remaining open items in the merger agreement, which included (i) the parameters around OnDeck’s ability to amend its current debt facilities and incur additional debt, (ii) restrictions on OnDeck’s ability to operate its business between execution of the merger agreement and the effective time of the merger, (iii) the treatment of employee equity awards and (iv) payments of bonuses to OnDeck’s employees. Representatives of Kirkland also reviewed with the OnDeck Board its fiduciary duties in the context of the potential transaction with Enova. Also at the meeting, the OnDeck Board reviewed a disclosure statement provided by Evercore, which indicated that there were no prior or current engagements or relationships between Evercore, on the one hand, and either Enova or OnDeck, on the other hand, during the prior two-year period. The OnDeck Board concluded that, based upon the information provided by Evercore, Evercore did not have any relationships that would be likely to impair its ability to provide independent advice to the OnDeck Board.

On July 28, 2020, the OnDeck Board held a meeting with OnDeck management and representatives of Evercore and Kirkland in attendance. Representatives of Kirkland and OnDeck management reviewed the principal terms of the proposed merger agreement, including, among other things, resolutions to open points previously described for the OnDeck Board. Also at this meeting, representatives of Evercore reviewed with the OnDeck Board its financial analysis of the merger consideration and delivered to the OnDeck Board Evercore’s opinion to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the merger consideration of $0.12 in cash and 0.092 of a share of Enova common stock per share of OnDeck common stock to be received by the holders of shares of OnDeck common stock in the merger was fair, from a financial point of view, to such holders (other than Enova and its affiliates). The OnDeck Board further discussed the potential transaction and various reasons and factors that members of the OnDeck Board considered in forming their view that the proposed transaction was advisable and in the best interests of OnDeck and its stockholders. The OnDeck Board then, taking into account the foregoing and its previous meetings and discussions, unanimously determined that the merger agreement and the transactions contemplated thereby were fair to, advisable, and in the best interests of OnDeck and its stockholders. The OnDeck Board therefore approved the merger agreement and the transactions contemplated thereby and resolved to recommend that OnDeck stockholders vote to approve the merger agreement at a meeting of stockholders to be called for the purposes of acting thereon (for additional detail, see “Recommendation of the OnDeck Board of Directors and Its Reasons for the Merger” beginning on page [    ]).

Also on July 28, 2020, in connection with the approval of the merger agreement and the transactions contemplated thereby, the Compensation Committee of the OnDeck Board approved the compensation and benefits-related matters which are described in greater detail under the heading “Interests of Directors and Executive Officers of OnDeck in the Merger” beginning on page [    ].

On the same day, Kirkland and Vedder Price exchanged final drafts of the merger agreement and other related ancillary documents, and the parties announced the execution of the merger agreement.

Enova’s Rationale for the Transaction

Enova believes that its acquisition of OnDeck will:

•

create a leading online financial services company with increased scale, more diversified revenues, stronger cash-flow potential and increased flexibility to drive long-term growth and shareholder value, while maintaining balance sheet strength;

•	be accretive in the first year post-closing and create opportunities for significant cost and revenue synergies;

•	bolster Enova’s portfolio of leading brands and products and provide the scale and resources to invest in and drive innovation;

•	enhance Enova’s ability to serve changing industry and customer landscapes to further support small businesses and consumers in the wake of the COVID-19 pandemic; and

•	combine experienced management and strong, innovative and customer-oriented work cultures.

Recommendations of the OnDeck Board of Directors and Its Reasons for the Merger

By unanimous vote, the OnDeck Board, at a meeting held on July 28, 2020, (i) determined that the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interest of, OnDeck and the OnDeck stockholders, (ii) declared advisable and approved the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement, (iii) determined the execution and delivery by OnDeck of the merger agreement and all agreements and documents related and ancillary thereto and contemplated thereby, the performance by OnDeck of its covenants and agreements contained therein and consummation of the merger and the other transactions contemplated by the merger agreement and the ancillary agreements are authorized and approved and (iv) resolved (subject to certain exception set forth in the merger agreement) to recommend the adoption of the merger agreement by the OnDeck stockholders.

The OnDeck Board unanimously recommends that OnDeck stockholders vote “FOR” the merger proposal, “FOR” the nonbinding compensation advisory proposal and “FOR” the adjournment proposal.

In evaluating the merger agreement and the transactions contemplated thereby, the OnDeck Board consulted with OnDeck’s management team and outside legal and financial advisors. The OnDeck Board also considered and evaluated various factors over several meetings of the OnDeck Board held since March 2020, including the following factors (not necessarily in order of relative importance), each of which the OnDeck Board believed supported its unanimous recommendation that OnDeck stockholders vote in favor of the merger:

Challenges OnDeck Faces as an Independent Company; Comprehensive Transaction Process

The OnDeck Board considered the possibility of continuing to operate OnDeck as an independent public company, including the related risks and uncertainties and the prospects for OnDeck going forward as an independent entity. In doing so, the OnDeck Board considered the following:

•	the landscape of the small business lending sector and the uncertainty surrounding projected macroeconomic conditions in the near term and long term, particularly in light of the COVID-19 pandemic;

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the decline in originations, net increase in loan delinquencies since the first quarter of 2020 and acceleration of OnDeck’s obligations to repay indebtedness, and the associated impact on capital and liquidity, that OnDeck was experiencing, and the possibility that such issues could subsist or the rate of decline increase in the event the COVID-19 pandemic persisted or a prolonged economic downturn were to emerge, and the likelihood that the combined company would be better positioned to meet these challenges;

•

the current and historical financial condition, results of operations and business of OnDeck and OnDeck’s financial plan and prospects if it were to remain an independent company, the risks associated with achieving and executing upon OnDeck’s financial plan (in particular in light of the uncertainties in macroeconomic conditions, and the small business segment in particular) and the other risks disclosed under “Risk Factors” in OnDeck’s most recent annual report on Form 10-K and OnDeck’s most recent Quarterly Report on Form 10-Q;

•

the monthly principal repayments required to be paid by OnDeck to its lenders in respect of asset performance payout events under the Corporate Line Facility due to the impact of COVID-19 on OnDeck’s portfolio performance, among other things;

•	the possibility that OnDeck would not be able to obtain long-term sustainable amendments from its lenders under all of its warehouse debt facilities and the Corporate Line Facility;

•	the possibility that OnDeck would not be able to obtain alternative financing arrangements on suitable terms;

•

the ability of OnDeck to continue to comply with the portfolio performance covenants in its warehouse debt facilities and its securitizations, and the impact of such compliance on OnDeck’s financial flexibility and its ability to return loan originations to historical levels;

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the fact that, given origination rates and the status of lender negotiations, and despite the implementation of operational expenditure reductions, such as curtailing marketing spend, implementing a hiring freeze and employee furloughs and reductions in pay for non-furloughed employees and members of the OnDeck Board, OnDeck’s liquidity position and outlook remained challenged;

•	the prospect that if OnDeck were to cease to have sufficient available liquidity before reaching an acceptable arrangement with its lenders, it could be required to file for bankruptcy;

•	the fact that OnDeck’s average 30-day closing price for its common stock had been below the $1.00 minimum average closing price per share required to maintain listing on the NYSE; and

•	the ability of OnDeck as a stand-alone entity to retain key personnel and attract new talent, particularly in light of operational expenditure reductions OnDeck had implemented.

The OnDeck Board considered the results of the strategic review process conducted by the OnDeck Board with the assistance of OnDeck’s management and legal and financial advisors, which included the following:

•	a review of other potential strategic alternatives, including the possibility of continuing to operate OnDeck as an independent public company;

•	a review of proposals received by OnDeck from potential new financing sources to provide mezzanine financing;

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a review of the status of negotiations with OnDeck’s existing lenders with respect to a modification of the terms of its existing lending arrangements to provide additional liquidity and flexibility for originations;

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the fact that 84 parties were contacted regarding their potential interest in a sale transaction involving OnDeck, 36 parties entered into confidentiality agreements with OnDeck and only three parties submitted final round bids. With the exception of Enova, none of these contacts resulted in proposals that the OnDeck Board believed were reasonably likely to create greater value for OnDeck’s stockholders than the merger. The OnDeck Board also considered the fact that press articles that OnDeck was reviewing its strategic alternatives had been published by third parties prior to signing, meaning that parties who had not been previously contacted were aware of the process and could have reached out to OnDeck; and

•	the course of negotiations with Enova, including that Enova increased its offer and the OnDeck Board’s belief that the terms of the merger were the best reasonably available.

Merger Consideration; Certainty of Value; Liquidity

•

Compelling Value on Both a Relative and Absolute Basis. The OnDeck Board considered the aggregate value and nature of the consideration to be received in the merger by OnDeck stockholders, including the fact that:

•

based on the closing trading price of Enova common stock of $13.70 on July 27, 2020, the last trading day prior to public announcement of the merger, the merger consideration represented an implied value of $1.38 per share of OnDeck common stock and premiums of 90.4% to the $0.73 trading price of OnDeck common stock on July 27, 2020 and 43.6% to the 90-day volume weighted-average price of OnDeck common stock;

•	the cash component of the merger consideration provides OnDeck stockholders with immediate and certain value to the extent of the cash consideration; and

•

that a majority of the merger consideration will be paid in shares of Enova common stock, which would result in OnDeck stockholders immediately prior to the transaction holding approximately 16.7% of the common stock of the combined company immediately following completion of the merger, thus providing OnDeck stockholders with a continuing equity interest in the combined company and the ability to participate in any potential growth in the earnings and cash flows of a larger, more firmly capitalized company, in any synergies achieved by the combined company and in any potential future appreciation in the value of the combined company shares following the merger.

•

Opinion of Evercore. The OnDeck Board considered the opinion of Evercore, dated July 28, 2020, to the OnDeck Board to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described therein, the merger consideration of $0.12 in cash and 0.092 of a share of Enova common stock per share of OnDeck common stock to be received by the holders of shares of OnDeck common stock in the merger was fair, from a financial point of view, to such holders (other than Enova and its affiliates) as more fully described below in the section titled “The Merger—Opinion of Evercore Group L.L.C.” beginning on page [    ].

•

Potential for Bridge Financing. The OnDeck Board considered that the merger agreement contemplates that Enova and OnDeck negotiate in good faith to enter into definitive documentation for bridge financing, if requested by OnDeck, which would assist OnDeck with any liquidity constraints during the pendency of the merger and reduce near-term operational risks.

•

Enova’s Liquidity Position. The OnDeck Board considered the superior balance sheet strength and financial position of Enova, which will result in the combined company being better able to sustain prolonged COVID-19 and macroeconomic impacts.

Merger Agreement

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Terms of the Merger Agreement. The OnDeck Board reviewed and considered the terms of the merger agreement, taken as a whole, including the parties’ representations, warranties and covenants and the circumstances under which the merger agreement may be terminated, and concluded that such terms are fair to OnDeck. The OnDeck Board also reviewed and considered the conditions to the completion of the merger, including regulatory approvals, which it believes are likely to be satisfied on a timely basis. The OnDeck Board noted in particular that the completion of the merger is not subject to any financing condition or any condition based upon Enova stockholder approval, which enhances the likelihood of the merger’s consummation.

•

Opportunity to Receive Alternative Acquisition Proposals and to Terminate the Merger in Order to Accept a Superior Proposal. The OnDeck Board considered the terms of the merger agreement related to OnDeck’s ability to respond to unsolicited acquisition proposals and determined that third parties would be unlikely to be deterred from making a competing proposal by the provisions of the merger agreement, and the OnDeck Board may, under certain circumstances, furnish information and enter into discussions and negotiations in connection with a competing proposal. In this regard, the OnDeck Board considered that:

•

subject to its compliance with the applicable provisions of merger agreement (including providing Enova with the opportunity to match any superior proposal), the OnDeck Board can change its recommendation to OnDeck stockholders with respect to the adoption of the merger agreement prior to OnDeck stockholders’ adoption of the merger agreement if the OnDeck Board determines in good faith (after consultation with its financial and legal advisors) that a competing proposal is a superior proposal or, with respect to an intervening event, the failure to take such action would be reasonably likely to be inconsistent with the OnDeck Board’s fiduciary duties;

•	subject to its compliance with the applicable provisions of the merger agreement, the OnDeck Board may terminate the merger agreement in order to enter into a superior proposal; and

•

while the merger agreement contains a termination fee of $2.8 million that OnDeck would be required to pay to Enova in certain circumstances, including if (i) Enova terminates the merger agreement in connection with a change in the OnDeck Board’s recommendation to its stockholders with respect to adoption of the merger agreement or (ii) OnDeck terminates the merger agreement in order to enter into a definitive agreement with respect to a superior proposal, the OnDeck Board believed that the termination fee is reasonable in light of the circumstances and would not discourage competing acquisition proposals from credible third parties willing and able to make such proposals.

•

Stockholder Approval; Appraisal Rights. The OnDeck Board considered the fact that the merger agreement must be approved by OnDeck’s stockholders and that OnDeck’s stockholders will have the right to exercise appraisal rights rather than accept the merger consideration.

Negative Factors

The OnDeck Board also considered certain risks and other potentially negative factors related to entering into the merger agreement, including:

•

Fixed Exchange Ratio. That because the stock portion of the merger consideration is based on a fixed exchange ratio rather than a fixed value, OnDeck stockholders bear the risk of a decrease in the trading price of Enova common stock during the pendency of the merger, and the merger agreement does not provide OnDeck with a collar or a value-based termination right (although the OnDeck Board determined that the exchange ratio was appropriate and the risks acceptable in view of the relative intrinsic values and financial performance of OnDeck and Enova).

•

Risks Associated with the Pendency of the Merger. The risks and contingencies relating to the announcement and pendency of the merger, including the potential for diversion of management and employee attention and the potential effect of the combination on the businesses of both companies and the restrictions on the conduct of OnDeck’s business during the period between the execution of the merger agreement and the completion of the transactions contemplated thereby as set forth in the merger agreement.

•	Risks Associated with COVID-19. The unknown risks relating to the COVID-19 pandemic and the impact on the global economy and on the combined company’s business and profitability.

•

Possible Failure to Achieve Synergies. The potential challenges and difficulties in integrating the operations of OnDeck and Enova and the risk that anticipated cost savings and operational efficiencies between the two companies, or other anticipated benefits of the merger, might not be realized or might take longer to realize than expected.

•

Termination Fee. That OnDeck would be required to pay to Enova a termination fee of $2.8 million in certain circumstances, including in the event the OnDeck Board was to terminate the merger agreement in order for OnDeck to enter into a superior proposal (should one be made), or if the merger agreement were to be terminated by Enova in connection with a change in the OnDeck Board’s recommendation to its stockholders with respect to adoption of the merger agreement.

•

Restrictions on Third-Party Discussions and Alternative Proposals. That the merger agreement restricts OnDeck’s ability to solicit alternative transactions and to provide confidential due diligence information to, or engage in discussions with, third parties interested in pursuing an alternative transaction.

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Regulatory Risk. The risks associated with the fact that Enova’s current consumer lending-focused business was subject to increased regulatory risk and scrutiny compared to OnDeck’s commercial lending-focused business, and potentially more exposed to changes in policies or enforcement by certain regulators.

•

Merger Consideration Taxable. That, for U.S. federal income tax purposes, the cash consideration to be received by OnDeck’s stockholders in the transactions generally would be taxable to the stockholders.

•	Other Risks. Risks of the type and nature described under the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors,” beginning on pages [ ] and [ ], respectively.

The OnDeck Board believed that, overall, the potential benefits of the merger to OnDeck stockholders outweighed the risks and uncertainties of the merger.

In addition, the OnDeck Board was aware of and considered that OnDeck’s directors and executive officers may have interests in the merger that may be different from, or in addition to, their interests as stockholders of OnDeck generally, as described below under the heading “—Interests of Directors and Executive Officers of OnDeck in the Merger” beginning on page [    ].

The foregoing discussion of factors considered by the OnDeck Board is not intended to be exhaustive but includes the material factors considered by the OnDeck Board. In light of the variety of factors considered in connection with its evaluation of the merger, the OnDeck Board did not find it practicable to, and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the OnDeck Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The OnDeck Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The OnDeck Board based its recommendation on the totality of the information presented.

Opinion of Evercore Group L.L.C.

OnDeck retained Evercore to act as its financial advisor in connection with the OnDeck Board’s evaluation of strategic and financial alternatives, including a possible sale of OnDeck. As part of this engagement, OnDeck requested that Evercore evaluate the fairness, from a financial point of view, of the merger consideration to be received by the holders of OnDeck common stock (other than Enova and its affiliates). At a meeting of the OnDeck Board held on July 28, 2020, Evercore rendered to the OnDeck Board its opinion to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the merger consideration of $0.12 in cash and 0.092 of a share of Enova common stock per share of OnDeck common stock to be received by the holders of OnDeck common stock in the merger was fair, from a financial point of view, to such holders (other than Enova and its affiliates).

The full text of the written opinion of Evercore, dated July 28, 2020, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. OnDeck encourages you to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the OnDeck Board (in its capacity as such) in connection with its evaluation of the proposed merger. The opinion does not constitute a recommendation to the OnDeck Board or to any other persons in respect of the merger, including as to how any holder of shares of OnDeck common stock should vote or act in respect of the merger. Evercore’s opinion does not address the relative merits of the merger as compared to other business or financial strategies that might be available to OnDeck nor does it address the underlying business decision of OnDeck to engage in the merger.

In connection with rendering its opinion, Evercore, among other things:

•	reviewed certain publicly available business and financial information relating to Enova that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

•	reviewed certain publicly available business and financial information relating to OnDeck that Evercore deemed to be relevant, including management of OnDeck’s conclusion set forth in OnDeck’s

Form 10-Q for the quarterly period ended March 31, 2020 that, absent certain mitigating actions described therein, the uncertainty surrounding OnDeck’s future non-compliance in its debt facilities, ability to negotiate some of its existing facilities or repay outstanding indebtedness, and maintain sufficient liquidity raises substantial doubt about OnDeck’s ability to continue as a going concern, as well as publicly available research analysts’ estimates;

•	reviewed certain internal projected financial data relating to Enova prepared and furnished to Evercore by management of Enova (the “Enova Projections”);

•

reviewed certain internal projected financial data relating to OnDeck and furnished to Evercore by the management of OnDeck (the “OnDeck Projections”), and the Enova Projections, as adjusted by management of OnDeck (the “OnDeck Adjusted Enova Projections”), each as approved for Evercore’s use by OnDeck management (together, the “Projections”);

•

discussed with the management of Enova its assessment of the past and current operations of Enova, the current financial condition and prospects of Enova, and the Enova Projections, and discussed with the management of OnDeck its assessment of the past and current operations of OnDeck and Enova, the current financial condition and prospects of OnDeck and Enova, and the Enova Projections and the Projections;

•	reviewed the reported prices and the historical trading activity of the OnDeck common stock and the Enova common stock;

•	compared the financial performance of OnDeck and Enova and their respective stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•	reviewed the financial terms and conditions of a draft, dated July 27, 2020, of the merger agreement; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of Evercore’s analysis and opinion, Evercore assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, without any independent verification of such information (and did not assume responsibility or liability for any independent verification of such information), and further relied upon the assurances of the managements of OnDeck and Enova that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Enova Projections, Evercore assumed with the consent of the OnDeck Board that they had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Enova as to the future financial performance of Enova and the other matters covered thereby. With respect to the Projections, Evercore assumed with the consent of the OnDeck Board that they had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of OnDeck as to the future financial performance of OnDeck and Enova, as applicable, and the other matters covered thereby, and for purposes of Evercore’s analysis and opinion, Evercore relied, at the direction of the management of OnDeck, on the Projections. Evercore expressed no view as to the Enova Projections, the Projections or the assumptions on which they were based.

For purposes of Evercore’s analysis and opinion, Evercore assumed, in all respects material to its analysis, that the final executed merger agreement would not differ from the draft merger agreement reviewed by Evercore, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger would be satisfied without waiver or modification thereof. Evercore further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on

OnDeck, Enova or the consummation of the merger or reduce the contemplated benefits to the holders of the OnDeck common stock of the merger. In addition, Evercore assumed, in all respects material to its analysis, that there would be no adjustment to the merger consideration pursuant to Section 2.9(c) of the merger agreement.

Evercore did not conduct a physical inspection of the properties or facilities of OnDeck or Enova and did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of OnDeck or Enova, nor was Evercore furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of OnDeck or Enova under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to Evercore as of the date thereof and financial, economic, market and other conditions as they existed and as could be evaluated on the date thereof. Evercore’s opinion noted that subsequent developments may affect Evercore’s opinion and that Evercore did not and does not have any obligation to update, revise or reaffirm its opinion. Evercore is not an expert in the evaluation of loan, mortgage or similar portfolios or allowances for losses with respect thereto, and Evercore was not requested to, and did not, conduct a review of individual credit files or loan, mortgage or similar portfolios. Evercore expressed no opinion or view as to the adequacy or sufficiency of allowances for losses or other matters with respect thereto, and Evercore assumed that each of OnDeck and Enova has, and the pro forma combined company will have, appropriate reserves to cover any such losses.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of the OnDeck common stock (other than Enova and its affiliates), from a financial point of view, of the merger consideration. Evercore did not express any view on, and its opinion did not address, the fairness of the proposed merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of OnDeck, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of OnDeck, or any class of such persons, whether relative to the merger consideration or otherwise. Evercore was not asked to, nor did it express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the merger, including, without limitation, the structure or form of the merger, or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger agreement. Evercore’s opinion did not address the relative merits of the merger as compared to other business or financial strategies that might be available to OnDeck, nor did it address the underlying business decision of OnDeck to engage in the merger. Evercore’s opinion did not constitute a recommendation to the OnDeck Board or to any other persons in respect of the merger, including as to how any holder of shares of the OnDeck common stock should vote or act in respect of the merger. Evercore did not express any opinion as to the prices at which shares of the OnDeck common stock or the Enova common stock would trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on OnDeck, Enova or the merger or as to the impact of the merger on the solvency or viability of OnDeck or Enova or the ability of OnDeck or Enova to pay their respective obligations when they come due. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by OnDeck and its advisors with respect to legal, regulatory, accounting and tax matters.

Set forth below is a summary of the material financial analyses reviewed by Evercore with the OnDeck Board on July 28, 2020 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before July 27, 2020 (the last full trading date prior to the rendering of Evercore’s opinion), and is not necessarily indicative of current market conditions.

For purposes of its analyses and reviews, Evercore considered general business, economic, market and financial conditions, industry sector performance, and other matters, as they existed and could be evaluated as of the date of its opinion, many of which are beyond the control of OnDeck and Enova. The estimates contained in

Evercore’s analyses and reviews, and the ranges of valuations resulting from any particular analysis or review, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Evercore’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Evercore’s analyses and reviews are inherently subject to substantial uncertainty.

The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.

Summary of Evercore’s Financial Analyses

Calculation of implied value of merger consideration

Evercore calculated the implied value of the merger consideration as of July 28, 2020 by multiplying the exchange ratio of 0.092 by the closing stock price per share of Enova common stock of $13.70 as of July 27, 2020 to derive an implied value for the stock consideration as of that date of $1.26 per share of OnDeck common stock. Evercore added this amount to the cash consideration of $0.12 per share of OnDeck common stock to derive an implied value of the merger consideration per share of OnDeck common stock as of July 27, 2020 of $1.38 per share.

OnDeck Analyses

Selected Public Company Trading Analysis

Evercore reviewed and compared certain financial information of OnDeck to corresponding financial multiples and ratios for the following selected publicly traded specialty finance and FinTech lenders that were deemed by Evercore to be similar to OnDeck in one or more respects, including, without limitation, business model and business mix (for purposes of this section, the “OnDeck selected companies”).

Specialty Finance Non-Bank—Consumer / Small and Midsized Businesses

•	Consumer Portfolio Services, Inc.

•	Curo Group Holdings Corp.

•	Elevate Credit, Inc.

•	Enova International Inc.

•	Newtek Business Services Corp.

•	Regional Management Corp.

•	World Acceptance Corporation

Tech-Enabled Consumer Firms—Small and Medium Enterprise Lenders

•	Greensky, Inc.

•	LendingClub Corporation

Specialty Finance Banks—Consumer / Small and Midsized Businesses

•	Axos Financial, Inc.

•	CIT Group Inc.

•	Live Oak Bancshares, Inc.

•	Marlin Business Services Corp.

•	Medallion Financial Corp.

•	Meta Financial Group, Inc.

Small Capitalization Technology Firms for Small and Midsized Businesses

•	Blucora, Inc.

•	GAIN Capital Holdings, Inc.

For each of the OnDeck selected companies, Evercore calculated the closing price per share of the company’s common stock as of July 27, 2020 as a multiple of such company’s estimated earnings per share, or “EPS,” for calendar years 2020 and 2021, referred to below as 2020E EPS and 2021E EPS, respectively, and as a multiple of such company’s tangible book value per share as of March 31, 2020 (or most recently available), referred to below as “TBVPS.” Estimated financial data of the OnDeck selected companies were based on publicly available research analysts’ estimates.

This analysis indicated the following:

Financial Metric	High	Low	Median
Specialty Finance Non-Bank—Consumer / Small & Midsized Businesses
2020E EPS	23.7x	3.0x	9.7x
2021E EPS	12.3x	3.1x	5.3x
TBVPS	2.52x	0.53x	0.96x
Tech-Enabled Consumer Firms—Small & Medium Enterprise Lenders
2020E EPS	NM	NM	NM
2021E EPS	23.0x	23.0x	23.0x
TBVPS	0.45x	0.45x	0.45x
Specialty Finance Banks—Consumer / Small & Midsized Businesses
2020E EPS	7.4x	6.8x	7.1x
2021E EPS	29.9x	3.9x	7.3x
TBVPS	1.76x	0.37x	1.18x
Small Capitalization Technology Firms for Small & Midsized Businesses
2020E EPS	2.4x	2.4x	2.4x
2021E EPS	21.9x	6.1x	14.0x
TBVPS	0.80x	0.80x	0.80x
Overall
2020E EPS	23.7x	2.4x	7.1x
2021E EPS	29.9x	3.1x	6.7x
TBVPS	2.52x	0.37x	0.99x

Note: NM means not meaningful because multiples were below 0.0x or above 30.0x.

Based on the multiples it derived for the OnDeck selected companies and based on its professional judgment and experience, Evercore applied a price to net income multiple reference range of 4.0x to 8.0x to OnDeck’s estimated calendar year 2022 net income, based on the OnDeck Projections (noting that OnDeck’s estimated net income for calendar years 2020 and 2021 was forecast to be negative), then discounted the resulting implied aggregate equity values to present value using a discount rate of 25%, based on an estimate of OnDeck’s cost of equity, and divided the resulting present values by the number of fully diluted shares of OnDeck common stock outstanding as of June 30, 2020 to derive a range of implied per share equity values. This resulted in a range of implied equity values per share for OnDeck common stock of $0.55 to $1.11, compared to the implied value of the merger consideration of $1.38 per share.

Evercore also calculated, for reference purposes only, an illustrative range of implied per share equity values using the same methodology as described above, without discounting the implied aggregate equity values to present value. This resulted in an illustrative range of implied equity values per share of OnDeck common stock of $0.69 to $1.38, compared to the implied value of the merger consideration of $1.38 per share.

Based on the multiples it derived for the OnDeck selected companies and based on its professional judgment and experience, Evercore applied a price to TBVPS multiple reference range of 0.30x to 0.90x to OnDeck’s tangible book value of $197.9 million as of March 31, 2020, and divided the resulting implied aggregate equity values by the number of fully diluted shares of OnDeck common stock outstanding as of June 30, 2020 to derive a range of implied per share equity values. This resulted in a range of implied equity values per share of OnDeck common stock of $0.90 to $2.69, compared to the implied value of the merger consideration of $1.38 per share.

Although none of the OnDeck selected companies is directly comparable to OnDeck, Evercore selected these companies because they are publicly traded companies that Evercore, in its professional judgment and experience, considered generally relevant to OnDeck for purposes of its financial analyses. In evaluating the OnDeck selected companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the OnDeck selected companies and other matters, as well as differences in the OnDeck selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the OnDeck selected companies and the multiples derived from the OnDeck selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the OnDeck selected companies.

Dividend Discount Model Analysis

Evercore performed a dividend discount model analysis to determine a range of implied equity values per share for OnDeck common stock on a stand-alone basis. Evercore calculated a range of implied equity values per share of OnDeck common stock based on the sum of the discounted after-tax net present values of (i) potential dividends that OnDeck is estimated to be able to pay to equity holders for the six months ending December 31, 2020 and for the calendar years ending December 31, 2021 through December 31, 2024, assuming a target tangible common equity to total assets ratio, or “TCE / TA,” of 20% provided by OnDeck management, and (ii) the projected terminal value of future dividends after the calendar year 2024 payable to equity holders as of December 31, 2024.

In calculating the implied equity value per share valuation range of OnDeck on a stand-alone basis, Evercore used the OnDeck Projections for estimated total assets, tangible common equity and net income, and a long-term growth rate of 10% for OnDeck’s net income thereafter provided by OnDeck management. Evercore then calculated the maximum amount of possible dividends that could be paid out in each year from the last six months of calendar year 2020 through calendar year 2024 based on a TCE / TA of 20%, and calculated the terminal value of the potential dividends payable after calendar year 2024 by applying a range of price to next twelve months, or “NTM,” net income multiples of 4.0x to 8.0x to OnDeck’s estimated net income for calendar year 2025, based on the OnDeck Projections. To determine the implied equity value per share, Evercore utilized a range of discount rates from 20% to 30%, based on an estimate of OnDeck’s cost of equity, to discount to present value the potential dividends payable during the last six months of calendar year 2020 through calendar year 2024, and the terminal value of the potential dividends payable thereafter.

Utilizing these ranges of discount rates and terminal value multiples, Evercore derived an implied equity value per share valuation range for OnDeck common stock of $0.41 to $1.39, compared to the implied value of the merger consideration of $1.38 per share.

Other Factors—OnDeck

Evercore also noted certain other factors, which were not considered material to its financial analyses with respect to its opinion, but were referenced for informational purposes only, including, among other things, the following:

Year-to-Date Trading Range

Evercore reviewed historical trading prices of shares of OnDeck common stock during the year-to-date period ended July 27, 2020, noting that the low and high closing prices during such period ranged from $0.61 to $4.22 per share of OnDeck common stock, respectively.

Equity Research Analyst Price Targets

Evercore reviewed selected public market trading price targets for the shares of OnDeck common stock prepared and published by equity research analysts that were publicly available as of July 27, 2020. These price targets reflect analysts’ estimates of the future public market trading price of the shares of OnDeck common stock at the time the price target was published. As of July 27, 2020, the range of selected equity research analyst price targets per share of OnDeck common stock published during the preceding three-month period was $1.25 to $2.00. Public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of OnDeck common stock and these target prices and the analysts’ earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting the financial performance of OnDeck and future general industry and market conditions.

Contribution Analysis

Evercore analyzed the respective implied relative contributions of OnDeck and Enova to the pro forma combined company based on:

•	equity market capitalization as of July 27, 2020;

•	estimated calendar year 2021 GAAP net income, based on Wall Street analyst estimates; and

•	estimated calendar year 2022 GAAP net income, based on the OnDeck Projections.

This analysis indicated the relative contributions of OnDeck and Enova to the pro forma combined company set forth in the table below, in each case compared to the implied pro forma ownership percentage in the combined company for OnDeck stockholders in the merger of approximately 16.7% (excluding the $0.12 in cash per share of OnDeck common stock).

Metric	OnDeck Contribution	Enova Contribution
Equity Market Capitalization	9.5%	90.5%
2021E GAAP Net Income (Wall Street Estimates)	4.4%	95.6%
2022E GAAP Net Income (OnDeck Projections)	5.5%	94.5	%(1)

(1)	Net Income for Enova reflects OnDeck Adjusted Enova Projections.

Evercore noted that the OnDeck Projections for net income were negative in calendar years 2020 and 2021.

Enova Analyses

Selected Public Company Trading Analysis

Evercore reviewed and compared certain financial information of Enova to corresponding financial multiples and ratios for the following selected publicly traded specialty finance, FinTech, and installment and pawn lenders that were deemed by Evercore to be similar to Enova in one or more respects, including, without limitation, business model and business mix (for purposes of this section, the “Enova selected companies”).

Specialty Finance Non-Bank—Consumer / Small and Midsized Businesses

•	Consumer Portfolio Services, Inc.

•	Curo Group Holdings Corp.

•	Elevate Credit, Inc.

•	Newtek Business Services Corp.

•	Regional Management Corp.

•	World Acceptance Corporation

Tech-Enabled Consumer Firms—Small and Medium Enterprise Lenders

•	Greensky, Inc.

•	LendingClub Corporation

•	On Deck Capital, Inc.

Specialty Finance Banks—Consumer / Small and Midsized Businesses

•	Axos Financial, Inc.

•	CIT Group Inc.

•	Live OakBancshares, Inc.

•	Marlin Business Services Corp.

•	Medallion Financial Corp.

•	Meta Financial Group, Inc.

Installment and Pawn Lenders

•	EZCORP, Inc.

•	FirstCash, Inc.

•	OneMain Holdings, Inc.

For each of the Enova selected companies, Evercore calculated the closing price per share of the company’s common stock as of July 27, 2020 as a multiple of such company’s estimated earnings per share, or “EPS,” for calendar years 2020 and 2021, referred to below as 2020E EPS and 2021E EPS, respectively, and as a multiple of such company’s tangible book value per share as of March 31, 2020 (or most recently available), referred to below as “TBVPS.” Estimated financial data of the Enova selected companies were based on publicly available research analysts’ estimates.

This analysis indicated the following:

Financial Metric	High	Low	Median
Specialty Finance Non-Bank—Consumer / Small & Midsized Businesses
2020E EPS	23.7x	3.0x	11.2x
2021E EPS	12.3x	3.1x	5.6x
TBVPS	1.37x	0.53x	0.72x
Tech-Enabled Consumer Firms—Small & Medium Enterprise Lenders
2020E EPS	NM	NM	NM
2021E EPS	23.0x	23.0x	23.0x
TBVPS	0.45x	0.22x	0.34x
Specialty Finance Banks—Consumer / Small & Midsized Businesses
2020E EPS	7.4x	6.8x	7.1x
2021E EPS	29.9x	3.9x	7.3x
TBVPS	1.76x	0.37x	1.18x
Installment and Pawn Lenders
2020E EPS	21.1x	16.8x	18.9x
2021E EPS	16.0x	6.3x	7.3x
TBVPS	11.33x	0.87x	2.64x
Overall
2020E EPS	23.7x	3.0x	11.2x
2021E EPS	29.9x	3.1x	6.9x
TBVPS	11.33x	0.22x	1.02x

Note: NM means not meaningful because multiples were below 0.0x or above 30.0x.

Based on the multiples it derived for the Enova selected companies and based on its professional judgment and experience, Evercore applied a price to net income multiple reference range of 4.0x to 8.0x to Enova’s estimated calendar year 2021 net income, based on publicly available research analyst estimates, which are referred to below as Street Estimates, and the OnDeck Adjusted Enova Projections, and divided the resulting present values by the number of fully diluted shares of Enova common stock outstanding as of June 30, 2020 to derive a range of implied per share equity values. This resulted in a range of implied equity values per share for Enova common stock as set forth in the table below, compared to the closing price per share of Enova common stock as of July 27, 2020 of $13.70.

The results of the Selected Public Company Trading Analysis for Enova are summarized in the following table:

Methodology	Multiple Range	Implied Per Share Value
Price / 2021E Net Income (Street Estimates)	4.0x – 8.0x	$16.76 – $33.51
Price / 2021E Net Income (OnDeck Adjusted Enova Projections)	4.0x – 8.0x	$14.14 – $28.27

Although none of the Enova selected companies is directly comparable to Enova, Evercore selected these companies because they are publicly traded companies that Evercore, in its professional judgment and experience, considered generally relevant to Enova for purposes of its financial analyses. In evaluating the Enova selected companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the Enova selected companies and other matters, as well as differences in the Enova selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the Enova selected companies and the multiples derived from the Enova selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the Enova selected companies.

Dividend Discount Model Analysis

Evercore performed a dividend discount model analysis to determine a range of implied equity values per share for Enova common stock on a stand-alone basis. Evercore calculated a range of implied equity values per share of Enova common stock based on the sum of the discounted after-tax net present values of (i) potential dividends that Enova is estimated to be able to pay to equity holders for the six months ending December 31, 2020 and for the calendar years ending December 31, 2021 through December 31, 2024, assuming a target tangible common equity to total assets ratio, or “TCE / TA,” of 15% as provided by Enova management and approved for Evercore’s use by OnDeck management, and (ii) the projected terminal value of future dividends after the calendar year 2024 payable to equity holders as of December 31, 2024.

In calculating the implied equity value per share valuation range of Enova on a stand-alone basis, Evercore used the OnDeck Adjusted Enova Projections for estimated total assets, tangible common equity and net income, and a long-term growth rate of 10% for Enova’s net income thereafter provided by Enova management and approved for Evercore’s use by OnDeck management. Evercore then calculated the maximum amount of possible dividends that could be paid out in each year from the last six months of calendar year 2020 through calendar year 2024 based on a TCE / TA of 15%, and calculated the terminal value of the potential dividends payable after calendar year 2024 by applying a range of price to NTM net income multiples of 4.0x to 8.0x to Enova’s estimated net income for calendar year 2025, based on the OnDeck Adjusted Enova Projections. To determine the implied equity value per share, Evercore utilized a range of discount rates from 14% to 18%, based on an estimate of Enova’s cost of equity, to discount to present value the potential dividends payable during the last six months of calendar year 2020 through calendar year 2024, and the terminal value of the potential dividends payable thereafter.

Utilizing these ranges of discount rates and terminal value multiples, Evercore derived an implied equity value per share valuation range for Enova common stock of $37.96 to $74.22, compared to the closing price per share of Enova common stock as of July 27, 2020 of $13.70.

Other Factors—Enova

Evercore also noted certain other factors, which were not considered material to its financial analyses with respect to its opinion, but were referenced for informational purposes only, including, among other things, the following:

Year-to-Date Trading Range

Evercore reviewed historical trading prices of shares of Enova common stock during the year-to-date period ended July 27, 2020, noting that the low and high closing prices during such period ranged from $8.59 to $26.79 per share of Enova common stock, respectively.

Equity Research Analyst Price Targets

Evercore reviewed selected public market trading price targets for the shares of Enova common stock prepared and published by equity research analysts that were publicly available as of July 27, 2020. These price targets reflect analysts’ estimates of the future public market trading price of the shares of Enova common stock at the time the price target was published. As of July 27, 2020, the range of selected equity research analyst price targets per share of Enova common stock was $18.00 to $40.00. Public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of Enova common stock and these target prices and the analysts’ earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting the financial performance of Enova and future general industry and market conditions.

Illustrative Price to Tangible Book Value Analysis

Evercore also reviewed an illustrative range of implied per share equity values of Enova common stock, based on an analysis of the Enova selected public companies described above. Based on the multiples it derived for the Enova selected companies and based on its professional judgment and experience, Evercore applied a price to TBVPS multiple reference range of 2.50x to 4.50x to Enova’s tangible book value of $168.4 million as of March 31, 2020, and divided the resulting implied aggregate equity value by the number of fully diluted shares of Enova common stock outstanding as of June 30, 2020 to derive a range of implied per share equity values. This resulted in an illustrative range of implied equity values per share for Enova common stock of $13.99 to $25.18, compared to the closing price per share of Enova common stock as of July 27, 2020 of $13.70.

Miscellaneous

The foregoing summary of Evercore’s financial analyses does not purport to be a complete description of the analyses or data presented by Evercore to the OnDeck Board. In connection with the review of the merger by the OnDeck Board, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its professional judgment and experience after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the shares of OnDeck common stock. Rounding may result in total sums set forth in this section not equaling the total of the figures shown.

Evercore prepared these analyses for the purpose of providing an opinion to the OnDeck Board as to the fairness, from a financial point of view, of the merger consideration to the holders of shares of OnDeck common stock (other than Enova and its affiliates). These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.

Evercore’s financial advisory services and its opinion were provided for the information and benefit of the OnDeck Board (in its capacity as such) in connection with its evaluation of the proposed merger. The issuance of Evercore’s opinion was approved by an Opinion Committee of Evercore.

Evercore did not recommend any specific amount of consideration to the OnDeck Board or OnDeck’s management or that any specific amount of consideration constituted the only appropriate consideration in the merger for the holders of OnDeck common stock.

Pursuant to the terms of Evercore’s engagement letter with OnDeck, OnDeck has paid Evercore retainer fees in the amount of approximately $750,000, and OnDeck has agreed to pay Evercore additional fees for its services in the amount of approximately $3.25 million, of which $1 million was paid upon delivery of Evercore’s opinion and the balance of which will be payable contingent upon the consummation of the merger, as well as an additional fee in an amount not to exceed $1 million, which is payable at OnDeck’s sole discretion. OnDeck has also agreed to reimburse Evercore for its expenses and to indemnify Evercore against certain liabilities arising out of its engagement.

During the two-year period prior to the date of its opinion, Evercore and its affiliates have not been engaged to provide financial advisory or other services to OnDeck and Evercore has not received any compensation from OnDeck during such period. In addition, during the two-year period prior to the date of its opinion, Evercore and its affiliates have not been engaged to provide financial advisory or other services to Enova and Evercore has not received any compensation from Enova during such period. Evercore may provide financial advisory or other services to OnDeck and Enova in the future, and in connection with any such services Evercore may receive compensation.

Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to OnDeck or its affiliates, Enova, potential parties to the merger and their respective affiliates or persons that are competitors, customers or suppliers of OnDeck.

OnDeck engaged Evercore to act as a financial advisor based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and regularly provides fairness opinions to its clients in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.

Certain Unaudited Prospective Information

General Note Regarding Certain Unaudited Prospective Financial Information

Neither OnDeck nor Enova, as a matter of course, publicly disclose long-term consolidated forecasts as to future performance, earnings or other results given, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates.

The summary of the OnDeck Projections, OnDeck Adjusted Enova Projections and the Enova Projections (collectively referred to herein as the financial projections) are included in this proxy statement/prospectus to give OnDeck’s stockholders access to nonpublic information that was provided to OnDeck’s Board and Evercore in the course of evaluating the proposed merger, and are not intended to influence your decision whether to vote in favor of the merger proposal or any other proposal at the OnDeck special meeting. The inclusion of this information should not be regarded as an indication that any of OnDeck, Enova, or any of their respective advisors or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.

While presented with numeric specificity, the financial projections reflect numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to OnDeck’s and Enova’s business that are inherently subject to significant uncertainties and contingencies, including risks and uncertainties described or incorporated by reference in the sections entitled “Cautionary Note Regarding Forward-Looking Statements,” “Where You Can Find More Information,” and “Risk Factors,” beginning on pages [    ], [            ] and [            ], respectively. The financial projections reflect both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. OnDeck can give no assurance that the financial projections and the underlying estimates and assumptions will be realized and actual results will likely differ, and may differ materially, from those reflected in the financial projections, whether or not the merger is completed.

In addition, since the financial projections cover multiple years, such information by its nature becomes more speculative with each successive year. This information constitutes “forward-looking statements” and actual results may differ materially and adversely from those projected.

The financial projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither OnDeck’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial and operating information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm to OnDeck contained in its Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference into this proxy statement/prospectus, relates to historical financial information of OnDeck, and such report does not extend to the projections included below and should not be read to do so.

Furthermore, the financial projections do not take into account any circumstances or events occurring after the date it was prepared. OnDeck can give no assurance that, had the financial projections been prepared as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. Except as required by applicable securities laws, OnDeck does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the financial projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error or to reflect changes in general economic or industry conditions. The financial projections do not take into account all the possible financial and other effects on OnDeck or Enova of the merger, the effect on OnDeck or Enova of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial and operating information does not take into account the effect on OnDeck or Enova of any possible failure of the merger to occur. None of OnDeck or its affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any OnDeck stockholder or other person regarding OnDeck’s or Enova’s ultimate performance compared to the information contained in the financial projections or to the effect that the forecasted results will be achieved. The inclusion of the financial projections herein should not be deemed an admission or representation by OnDeck or its advisors or any other person that it is viewed as material information of OnDeck, particularly in light of the inherent risks and uncertainties associated with such forecasts. There can be no assurance that the projected results contained in the unaudited prospective financial information will be realized or that actual results will not be materially lower or higher than estimated, whether or not the merger is completed. The summary of the unaudited prospective financial information included above is not being included to influence OnDeck’s stockholder’s decision on whether to vote in favor of the merger, but is being provided solely because it was made available to the OnDeck Board and Evercore in connection with the merger.

The financial projections contain non-GAAP financial measures within the meaning of the applicable rules and regulations of the SEC. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Enova, OnDeck or the combined company may not be comparable to similarly titled amounts used by other companies.

In light of the foregoing, and considering that the OnDeck special meeting will be held several months after the financial projections were prepared, as well as the uncertainties inherent in any forecasted information, OnDeck stockholders are cautioned not to place undue reliance on such information, and OnDeck urges all OnDeck stockholders to review OnDeck’s and Enova’s most recent SEC filings for a description of OnDeck’s and Enova’s reported financial results. See “Where You Can Find More Information” beginning on page [    ].

OnDeck Projections

In connection with the OnDeck Board’s consideration of the merger and other strategic alternatives available to OnDeck, OnDeck management prepared certain unaudited financial projections regarding OnDeck’s future financial performance for the years 2020 through 2024 on a stand-alone basis, assuming OnDeck would continue as an independent company without giving effect to the merger, which are referred to herein as the OnDeck Projections. The OnDeck Projections were provided to the OnDeck Board and were also provided to Evercore and approved by OnDeck for Evercore’s use in connection with its financial analyses and opinion as described in the section titled “The Merger—Opinion of Evercore Group L.L.C.” beginning on page [    ] of this proxy statement/prospectus.

The following table presents a summary of the OnDeck Projections:

	2020E	2021E	2022E	2023E	2024E
(Dollars in millions)
Net revenues	101.3	149.6	191.4	215.8	240.0
Income (loss) from operations, before provision for income taxes	(71.3)	(21.4)	13.7	30.9	47.6
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	(65.9)	(19.4)	11.4	25.9	27.6

Enova Projections and OnDeck Adjusted Enova Projections

In connection with discussions relating to the merger, Enova management prepared certain unaudited financial projections regarding Enova’s future financial performance on a stand-alone basis, which we refer to herein as the Enova Projections, and which were made available to OnDeck management. In connection with its evaluation of the merger, OnDeck management reduced by 10% the net income forecasts in the Enova Projections for the calendar years 2020 through 2024. The Enova Projections as adjusted by OnDeck management are referred to herein as the OnDeck Adjusted Enova Projections. The 10% reduction to the net income forecasts was applied by OnDeck’s management in light of, among other things, the uncertainty in the macroeconomic environment and its impact on discount rates. The Enova Projections and the OnDeck Adjusted Enova Projections were provided to the OnDeck Board and were also provided to Evercore. The OnDeck Adjusted Enova Projections were approved by the OnDeck Board for Evercore’s use in connection with its financial analyses and opinion as described in the section titled “The Merger—Opinion of Evercore Group L.L.C.” beginning on page [    ] of this proxy statement/prospectus.

The Enova Projections and the OnDeck Adjusted Enova Projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, market and financial conditions and matters specific to Enova’s business, such as competitive conditions, many of which are beyond Enova’s control. The Enova Projections were, in general, prepared for internal use and are subjective in many respects. As a result, the prospective results may not be realized and actual results may be significantly higher or lower. OnDeck’s stockholders are urged to review Enova’s most recent SEC filings for a description of risk factors with respect to Enova’s business as well as “Risk Factors” beginning on page [    ] of this proxy statement/prospectus, with respect to risks associated with the combined company.

The following table presents a summary of the Enova Projections:

	2020E	2021E	2022E	2023E	2024E
(Dollars in millions)
Revenues	1,020.9	1399.7	1858.5	2,490.1	3,103.3
EBITDA(1)	177.3	258.9	402.1	563.6	733.4
Net Income / (Loss)	60.9	118.2	217.6	316.1	419.4

(1)	EBITDA is defined as net earnings from continuing operations before interest expense, taxes, depreciation and amortization.

The following table presents the net income forecasts in the OnDeck Adjusted Enova Projections:

	2020E	2021E	2022E	2023E	2024E
(Dollars in millions)
Net Income / (Loss)	54.9	106.4	195.8	284.5	377.5

The Enova Projections and OnDeck Adjusted Enova Projections were not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information.

The Enova Projections included in this document were prepared by, and are the responsibility of, Enova’s management. Enova’s independent registered public accounting firm has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying unaudited financial projections and, accordingly, Enova’s independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this proxy statement/prospectus relates to Enova’s previously issued financial statements. It does not extend to the unaudited financial projections and should not be read to do so.

Neither OnDeck nor Enova intends to update or otherwise revise the above financial projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such financial projections are no longer appropriate, except as may be required by applicable law.

Interests of Directors and Executive Officers of OnDeck in the Merger

In considering the recommendation of the OnDeck Board that OnDeck stockholders vote “FOR” the merger proposal, the merger-related compensation proposal and the adjournment proposal from time to time if necessary or appropriate, including to solicit additional proxies, OnDeck stockholders should be aware that OnDeck’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of OnDeck stockholders generally. The OnDeck Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, in approving the merger agreement and in recommending the applicable merger-related proposals.

The following discussion sets forth certain of these interests in the merger of each person who has served as a non-employee director or executive officer of OnDeck since [            ].

Treatment of Equity and Performance Awards

The amounts described in the equity and cash award tables below have been calculated assuming that (a) as required under SEC rules, the closing price of a share of OnDeck common stock on the completion of the merger is $1.44, which is equal to the average closing price of a share of OnDeck common stock over the first five business days following the first public announcement of the merger (such assumed value, the “Estimated Closing Date Value”), (b) the closing date of the merger is August 21, 2020 (the latest practicable date prior to the filing of this proxy statement/prospectus) and (c) all executive officers of OnDeck experience a qualifying termination of employment as of the closing date of the merger. In addition, the amounts described in the equity and cash award tables below do not forecast any grants, additional issuances, dividends, additional deferrals or forfeitures of any equity or stock-based awards following the date of this filing. Depending on when the completion of the merger occurs, certain awards shown in the tables may vest in accordance with their terms.

OnDeck Stock Options

As described below under “The Merger—Treatment of OnDeck Stock Options, Other Stock-Based Awards and Cash Awards—OnDeck Stock Options,” each in-the-money OnDeck stock option will be cancelled and converted into the right to receive an amount in cash (without interest) equal to (x) the merger consideration cash value minus the exercise price of such OnDeck stock option multiplied by (y) the total number of shares of OnDeck common stock subject to such OnDeck stock option and each out-of-the-money OnDeck stock option will be cancelled for no consideration.

The following table provides information for each of the named executive officers and directors of OnDeck who hold OnDeck stock options regarding the aggregate number of shares of OnDeck common stock underlying outstanding in-the-money OnDeck stock options as of the assumed closing date of the merger of August 21, 2020 and the estimated value of such stock options. All in-the money OnDeck stock options held by Messrs. Breslow, Kampfer, and Verni are vested. Neither OnDeck’s executive officers who are not a named executive officer nor any of OnDeck’s non-employee directors, other than Mr. Verni, hold in-the-money OnDeck stock options, nor are any of them expected to hold any stock options as of the assumed closing date of the merger. However, the actual value of the OnDeck stock options cannot be determined with any certainty until the closing date of the merger.

Name	Shares Covered by Vested In-the-Money OnDeck Stock Options	Estimated Value of Vested In-the-Money OnDeck Stock Options(1)
Executive Officers
Noah Breslow	1,884,304	$1,662,781
Ken Brause	—	—
Cory Kampfer	70,417	$53,235
Nick Brown	—	—
Andrea Gellert(2)	—	—

Non-Employee Director
Ronald F. Verni	105,000	106,155

(1)

The estimated value of the in-the-money OnDeck stock options is equal to the product of (i) the difference between (A) the Estimated Closing Date Value, minus (B) the applicable per share exercise price of each such stock option, and (ii) the number of shares underlying each such stock option.

(2)

Ms. Gellert ceased serving OnDeck as its Chief Revenue Officer on February 15, 2020. Ms. Gellert does not currently, nor is she expected to, hold any OnDeck stock options as of the assumed date of the merger.

OnDeck RSUs

As described below under “The Merger—Treatment of OnDeck Stock Options, Other Stock-Based Awards and Cash Awards—OnDeck RSUs,” each OnDeck RSU, held by an employee of OnDeck will be assumed and converted automatically into a time vesting restricted stock unit award (each, an “Adjusted RSU”) that, subject to vesting, will be settled for a number of Enova common stock equal to the sum of (i) the product of (A) the exchange ratio, multiplied by (B) the number of shares of OnDeck common stock subject to the OnDeck RSU, plus (ii) the quotient of (A) the product of (x) the number of shares of OnDeck common stock subject to the OnDeck RSU, multiplied by (y) the cash consideration, divided by (B) the Enova trading price; provided that fractional shares may, at Enova’s election, be settled in cash (without interest), based on the fair market value of a share of Enova common stock at the time of such settlement. Each such Adjusted RSU will remain subject to applicable service vesting requirements, but will immediately become fully vested upon any termination of the holder’s employment that occurs before the first anniversary of the completion of the merger that is without cause, for good reason, or due to death or disability. In addition, each outstanding OnDeck RSU held by an OnDeck non-employee director, whether vested or unvested, will automatically become vested in full and will be cancelled and converted into the right to receive the merger consideration for each share of OnDeck common stock underlying such OnDeck RSU. For purposes of clarity, OnDeck performance vesting restricted stock units granted in 2019 (the “2019 OnDeck PSUs”) are no longer subject to performance-vesting conditions and are considered OnDeck RSUs under the merger agreement.

The following table provides information for each of the Section 16 executive officers and non-employee directors of OnDeck regarding the number of shares of OnDeck common stock covered by OnDeck RSUs (including the 2019 OnDeck PSUs) held as of the assumed closing date of the merger of August 21, 2020 and the estimated value of such OnDeck RSUs. However, the actual value of the outstanding OnDeck RSUs cannot be determined with any certainty until the actual vesting event occurs.

Name	Number of Outstanding OnDeck RSUs	Estimated Value of Outstanding OnDeck RSUs(1)
Executive Officers
Noah Breslow	407,847	$585,668
Ken Brause	183,584	$263,627
Cory Kampfer	181,450	$260,562
Nick Brown	163,390	$234,628
Andrea Gellert(2)	—	—
Mark Torossian	80,948	$116,241
Non-Employee Directors
Daniel Henson	115,550	$165,930
Chandra Dhandapani	128,444	$184,446
Bruce P. Nolop	115,550	$165,930
Manolo Sanchez	128,444	$184,446
Jane J. Thompson	205,431	$294,999
Ronald F. Verni	115,550	$165,930
Neil E. Wolfson	205,431	$294,999

(1)	The estimated value of the OnDeck RSUs is equal to the product of (i) the number of outstanding OnDeck RSUs for each individual and (ii) the Estimated Closing Date Value.
(2)	Ms. Gellert ceased serving OnDeck as its Chief Revenue Officer on February 15, 2020. Ms. Gellert does not currently nor is she expected to, hold any OnDeck RSUs as of the assumed date of the merger.

OnDeck PSUs

As described below under “The Merger—Treatment of OnDeck Stock Options, Other Stock-Based Awards and Cash Awards—OnDeck PSUs,” with respect to OnDeck PSU held by holders of OnDeck PSUs who are also party to a change in control and severance agreement (such as the executive officers) with OnDeck, the compensation committee of OnDeck’s Board (with the consent of Enova, which shall not be unreasonably withheld) will, prior to the closing, determine the level of achievement of the performance conditions to be target level, and each such OnDeck PSU will become vested based on the target level of achievement and will be cancelled and converted into the right to receive (A) a number of shares of Enova common stock, equal to the sum of (x) the product of (I) the exchange ratio, multiplied by (II) the number of shares of OnDeck common stock subject to vesting under the OnDeck PSU based on the achievement of performance conditions, plus (y) the quotient of (I) the product of (aa) the number of shares of OnDeck common stock described in clause (A)(x)(II) above, multiplied by (bb) the cash consideration, divided by (II) the Enova trading price, minus (B) that number of shares of Enova common stock with a fair market value equal to all required withholding taxes due upon settlement of such OnDeck PSU as described in clause (A); provided that fractional shares may, at Enova’s election, be settled in cash (without interest), based on the fair market value of a share of Enova common stock at the time of such settlement.

The following table provides information for each of the Section 16 executive officers of OnDeck regarding the number of outstanding OnDeck PSUs held as of the assumed closing date of the merger of August 21, 2020 and the estimated value such OnDeck PSUs. Neither OnDeck’s executive officers who are not a named executive officer nor any of OnDeck’s non-employee directors hold OnDeck PSUs and none are expected to hold any

OnDeck PSUs as of the assumed closing date of the merger. However, the actual value of the outstanding OnDeck PSUs cannot be determined with any certainty until the actual vesting event occurs.

Name	Shares Covered by Unvested OnDeck PSUs	Estimated Value of Unvested OnDeck PSUs(1)
Noah Breslow	154,143	$221,349
Ken Brause	45,814	$65,789
Cory Kampfer	45,814	$65,789
Nick Brown	36,651	$52,631
Andrea Gellert(2)	—	—

(1)

The estimated value of the OnDeck PSUs is equal to product of (i) the number of outstanding OnDeck PSU for each executive officer (assuming OnDeck’s achievement of target level performance) and (ii) the Estimated Closing Date Value.

(2)	Ms. Gellert ceased serving OnDeck as its Chief Revenue Officer on February 15, 2020. Ms. Gellert does not currently, nor is she expected to, hold any OnDeck PSUs as of the assumed date of the merger.

OnDeck Performance Unit Awards

As described below under “The Merger—Treatment of OnDeck Stock Options, Other Stock-Based Awards and Cash Awards—OnDeck Performance Unit Awards,” with respect to OnDeck Performance Unit Awards granted in 2018 or 2020 held by those who are also party to a change in control and severance agreement with OnDeck (such as the executive officers), OnDeck’s Board will, prior to the closing, determine the level of achievement of the performance conditions to be target level, and each such OnDeck Performance Unit Award will, be cancelled and converted into the right to receive, an amount in cash (without interest), equal to (i) $1.00 multiplied by (ii) the total number of units of the OnDeck Performance Unit Awards that become vested based on the determined achievement of applicable performance conditions. In addition, each outstanding OnDeck Performance Unit Award that was granted in 2019, whether vested or unvested, will automatically be assumed and converted into an Adjusted Performance Unit Award that, subject to continued service vesting, will be settled for an amount of cash (without interest) equal to $1.00. Each such Adjusted Performance Unit Award will otherwise be subject to the same terms and conditions applicable to the corresponding OnDeck Performance Unit Award, but will immediately become fully vested upon any termination of the holder’s employment that occurs before the first anniversary of the completion of the merger that is without cause, for good reason, or due to death or disability.

The following table provides information for each of the executive officers of OnDeck regarding the value of such OnDeck Performance Unit Awards ($1.00 per unit) assuming OnDeck’s achievement of target level performance held as of the assumed closing date of the merger of August 21, 2020. None of OnDeck’s non-employee directors currently holds OnDeck Performance Unit Awards or is expected to hold any OnDeck Performance Unit Awards as of the assumed closing date of the merger.

Name	Estimated Value of Unvested OnDeck Performance Unit Awards
Noah Breslow	$673,369
Ken Brause	$404,248
Cory Kampfer	$302,248
Nick Brown	$327,587
Andrea Gellert(1)	$—
Mark Torossian	$100,000

(1)

Ms. Gellert ceased serving OnDeck as its Chief Revenue Officer on February 15, 2020. Ms. Gellert does not currently nor is expected to hold any OnDeck Performance Unit Awards as of the assumed date of the merger.

Potential Severance Payments in Connection with the Merger

Change in Control Agreements

OnDeck has entered into change in control and severance agreements with each of its named executive officers (the “Change in Control Agreements”). The Change in Control Agreements provide for certain payments and benefits in the event of the executive’s termination without “Cause” or a resignation for “Good Reason” (each defined below) during the three months preceding or the 12 months following a change in control of OnDeck. Specifically, each named executive officer will be entitled to (i) 12 months’ base salary, payable as a lump sum; (ii) 100% of the target short-term incentive bonus, payable as a lump sum; (iii) a prorated portion of the target short-term incentive bonus for the year of termination, payable as a lump sum; (iv) reimbursement of COBRA premiums for 12 months; and (v) the full acceleration of all outstanding equity awards.

Payouts under the Change in Control Agreements are contingent on each named executive officer’s execution and non-revocation of a release of claims in favor of OnDeck and continued compliance with applicable restrictive covenants. The Change in Control Agreements contain a best-net cutback provision whereby any severance payable in connection with a change in control that will be subject to an excise tax under Section 280G of the Code will either be (x) reduced to the amount necessary to prevent the imposition of an excise tax or (y) paid in full, whichever amount is greater after giving effect to the excise tax and other applicable taxes.

Under the Change in Control Agreements’ “Cause” is defined as (i) an act of dishonesty made by an executive in connection with the executive’s responsibilities as an employee; (ii) an executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud or embezzlement; (iii) an executive’s gross misconduct; (iv) an executive’s unauthorized use or disclosure of any proprietary information or trade secrets of OnDeck or any other party to whom the executive owes an obligation of nondisclosure as a result of the executive’s relationship with OnDeck; (v) an executive’s willful breach of any obligations under any written agreement or covenant with OnDeck; (vi) an executive’s failure to cooperate in good faith with a governmental or internal investigation of OnDeck or its directors, officers or employees, if OnDeck has requested the executive’s cooperation; or (vii) continued failure to perform an executive’s employment duties after the executive has received a written demand of performance from OnDeck which specifically sets forth the factual basis for OnDeck’s belief that Executive has not substantially performed his duties and has failed to cure such non-performance to OnDeck’s satisfaction within 10 business days after receiving such notice.

Under the Change in Control Agreements, “Good Reason” is defined as executive’s voluntary termination, within 30 days following the expiration of any OnDeck cure period (discussed below) following the occurrence of one or more of the following, without executive’s consent: (i) a material reduction of Executive’s duties, authority or responsibilities; (ii) a material reduction in executive’s base salary other than a one-time reduction of not more than 10% that also is applied to substantially all of OnDeck’s other executive officers; or (iii) a material change in the geographic location of executive’s primary work facility or location; provided that a relocation of less than 50 miles from executive’s then-present location will not be considered a material change in geographic location. Executive may not resign for Good Reason without first providing OnDeck with written notice within 90 days of the initial existence of the condition that executive believes constitutes Good Reason specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than 30 days following the date of such notice.

The merger will constitute a “change in control” under the Change in Control Agreements. For the quantification of the value of the severance payments and benefits described above that would be payable to OnDeck’s named executive officers upon a qualifying termination in connection with the merger, see the section entitled “Golden Parachute Compensation Table” below.

Share Ownership

As described below under “The Merger—Merger Consideration—Conversion of Shares,” non-employee directors and executive officers of OnDeck beneficially own shares of OnDeck common stock, which will be entitled to receive the merger consideration in respect of each share of OnDeck common stock beneficially owned by them.

Name	Number of Outstanding Shares of OnDeck Common Stock Owned
Noah Breslow(1)	1,022,000
Ken Brause	45,619
Cory Kampfer	265,808
Andrea Gellert(2)	67,062
Nick Brown	74,325
Chandra Dhandapani	45,711
Daniel Henson	130,324
Bruce P. Nolop	131,037
Manolo Sanchez	45,711
Jane J. Thompson	106,106
Ronald F. Verni	117,106
Neil E. Wolfson	226,854

(1)

Includes (i) 32,000 shares held to a trust for Mr. Breslow’s minor daughter for which Mr. Breslow’s spouse serves as trustee; and (ii) 32,000 shares held in a trust for Mr. Breslow’s minor son for which Mr. Breslow’s spouse serves as trustee.

(2)	Andrea Gellert’s ownership of OnDeck common stock as of February 28, 2020.

New Compensation Arrangements with Enova

Any executive officers and directors who become officers, directors or employees or who otherwise are retained to provide services to Enova or the surviving corporation may enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by Enova. As of the date of this proxy statement/prospectus, Mr. Breslow and Enova are in discussions for Mr. Breslow to serve as Vice Chairman of Enova after the merger. The compensation terms associated with such role have not yet been agreed.

Quantification of Potential Payments

For an estimate of the value of the payments and benefits described above that would be payable to OnDeck’s named executive officers upon a qualifying termination in connection with the merger, see the section entitled “Golden Parachute Compensation Table” below.

Golden Parachute Compensation Table

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of the named executive officers of OnDeck that is based on or otherwise becomes payable immediately prior to, or upon the effectiveness of, the merger, assuming (i) the closing of the merger occurs on August 21, 2020; (ii) each of the named executive officers experiences a qualifying termination as of the closing date of the merger; (iii) the named executive officers’ respective base salary rate and annual target bonus remain unchanged from those that were in effect as of the date of this filing; (iv) OnDeck stock options, OnDeck RSUs, OnDeck PSUs and OnDeck Performance Unit Awards outstanding as of the date hereof do not otherwise vest prior to the completion of the merger; (v) for purposes of determining the value of OnDeck stock-based awards, the value of a share of OnDeck common stock is equal to the Estimated Closing Date Value; (vi) OnDeck PSUs and OnDeck Performance Unit Awards vest at target performance levels, (vii) no named executive officer receives any additional equity grants prior to completion of the merger; and (viii) each named executive officer has properly executed any required releases and complied with all requirements (including any applicable restrictive covenants) necessary in order to receive the payments and benefits. Some of the assumptions used in the table below are based upon information not currently available and, as a result, the actual amounts to be received by any of the individuals below may materially differ from the amounts set forth below.

The payments described in the table below are made pursuant to the arrangements discussed in “—Potential Severance Payments in Connection with the Merger”.

Name	Cash(1)	Equity(2)	Perquisites/ benefits(3)	Total
Noah Breslow	$1,914,883	$807,017	$25,288	$2,747,188
Ken Brause	$1,197,907	$329,416	$25,288	$1,552,611
Cory Kampfer	$958,656	$326,351	—	$1,285,007
Nick Brown	$983,995	$287,259	$21,558	$1,292,812
Andrea Gellert(4)	$—	$—	$—	$—

(1)

Amounts shown reflect the severance payments made pursuant to each executive officer’s Change in Control Agreement as described in detail above. The base salary severance, target short-term incentive bonus, prorated short-term incentive bonus and 2019 OnDeck Performance Unit Awards included in this column are considered to be “double-trigger” payments, which means that both a change in control, such as the merger, and a qualifying termination of employment must occur prior to any payment being provided to the named executive officer. The amounts attributable to the 2018 and 2020 OnDeck Performance Unit Awards are considered to be “single trigger” payments and will become vested upon completion of the merger. The amounts attributable to the 2018 and 2020 OnDeck Performance Unit Awards, the base salary severance, target short-term incentive bonus, prorated short-term incentive bonus and 2019 OnDeck Performance Unit Awards are set forth in the table below.

	Single Trigger	Double Trigger				Total Cash
Name	2018 and 2020 OnDeck Performance Unit Awards	Base Salary Severance	Target Short- Term Incentive Bonus	Prorated Short-Term Incentive Bonus	2019 OnDeck Performance Unit Awards
Noah Breslow	$556,500	$580,000	$580,000	$81,514	$116,869	$1,914,883
Ken Brause	$357,500	$415,000	$332,000	$46,659	$46,748	$1,197,907
Cory Kampfer	$255,500	$365,000	$255,500	$35,908	$46,748	$958,656
Nick Brown	$277,500	$365,000	$255,500	$35,908	$50,087	$983,995
Andrea Gellert	$—	$—	$—	$—	$—	$—

(2)

Amounts shown reflect the value provided in respect of OnDeck RSUs, OnDeck PSUs, and OnDeck Performance Unit Awards as more fully described above under “—Treatment of Equity and Performance Awards”. All stock options held by our named executive officers have already vested pursuant to the terms applicable to such awards and are not included in this amount. The amounts attributable to the 2018 and 2020 OnDeck PSUs are considered “single trigger” and will become vested upon completion of the merger. The amounts in this column attributable to OnDeck RSUs and 2019 OnDeck PSUs are considered to be “double-trigger,” which means that both a change in control, such as the merger, and a qualifying termination of employment must occur prior to any payment being provided to the named executive officer. The amounts attributable to the 2018 and 2020 OnDeck PSUs and 2019 OnDeck PSUs are set forth in the table below.

	Single Trigger	Double Trigger		Total Equity
Name	2018 and 2020 OnDeck PSUs	OnDeck RSUs	2019 OnDeck PSUs
Noah Breslow	$221,349	$561,354	$24,314	$807,017
Ken Brause	$65,789	$253,901	$9,726	$329,416
Cory Kampfer	$65,789	$250,836	$9,726	$326,351
Nick Brown	$52,631	$224,207	$10,421	$287,259
Andrea Gellert	$—	$—	$—	$—

(3)

Amounts shown reflects reimbursement of COBRA premiums for a period of 12 months. Mr. Kampfer has currently waived his rights to participate in OnDeck’s health plan and accordingly is not eligible for such reimbursement. However, if as of his termination of employment, Mr. Kampfer is a participant in OnDeck’s health plan, he would be eligible for reimbursement of COBRA premiums for a period of 12 months with an approximate value of $25,288.

(4)	Ms. Gellert ceased serving OnDeck as its Chief Revenue Officer on February 15, 2020. Ms. Gellert will not receive any additional compensation in connection with the merger.

Director and Officer Indemnification

Under the merger agreement, certain indemnification and insurance rights exist in favor of OnDeck and its subsidiaries’ current and former directors and officers. For information about these rights, see “The Merger—Interests of Directors and Executive Officers of OnDeck in the Merger—Indemnification and Insurance” beginning on page [    ].

Accounting Treatment of the Merger

In accordance with current accounting guidance, the merger will be accounted for using the acquisition method. As a result, the recorded assets and liabilities of Enova will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and the assets and liabilities of OnDeck will be adjusted to their respective estimated fair values at the closing date of the merger. In addition, all identified intangible assets will be recorded at estimated fair value and included as part of the net assets acquired. Any excess (shortage) of the purchase price, consisting of cash plus the number of shares of Enova common stock to be issued to former OnDeck stockholders and holders of OnDeck stock options, OnDeck RSUs and OnDeck PSUs, as applicable, at fair value, over the fair value of the tangible and identifiable intangible assets of OnDeck on the closing date of the merger will be accounted for as goodwill (bargain purchase gain). In accordance with current accounting guidance, any goodwill will not be amortized but will be evaluated for impairment annually. Identified finite life intangible assets will be amortized over their estimated lives. Further, the acquisition method of accounting will result in the operating results of OnDeck being included in the operating results of Enova beginning from the closing date of the merger.

Regulatory Approvals Required for the Merger

The merger is subject to the requirements of the HSR Act and the related rules and regulations, which provide that certain transactions may not be completed until notification and report forms have been furnished to the DOJ and the FTC and until certain waiting periods have been terminated or have expired. The HSR Act requires Enova and OnDeck to observe a 30-calendar-day waiting period after the submission of their respective HSR filings before consummating their transaction, unless the waiting period is earlier terminated. If either agency issues a Request for Additional Information and Documentary Material prior to the expiration of the initial waiting period, the parties must observe a second 30-calendar-day waiting period, which begins to run only after each of the parties has substantially complied with the request for additional information.

On August 11, 2020, Enova and OnDeck each filed a notification and report form under the HSR Act with the DOJ and the FTC, which filings started the initial 30-calendar-day waiting period required by the HSR Act.

Enova and OnDeck are not currently aware of any material governmental consents, approvals or filings that are required prior to the parties’ completion of the transaction other than those under the HSR Act described above. If additional approvals, consents, clearances or filings are required to complete the transaction, Enova and OnDeck intend to seek such consents and approvals and make such filings.

Enova and OnDeck expect to complete the transaction in the fourth quarter of 2020. Although Enova and OnDeck believe that they will receive the required consents and approvals to complete the transaction, neither can give any assurance as to the timing of these consents and approvals or as to Enova’s and OnDeck’s ultimate ability to obtain such consents or approvals (or any additional consents or approvals that may otherwise become necessary) or that such consents or approvals will be obtained on terms and subject to conditions satisfactory to Enova and OnDeck. The expiration or termination of any applicable waiting period under the HSR Act relating to the merger is a condition to the obligation of each of Enova and OnDeck to complete the merger.

Treatment of OnDeck Stock Options, Other Stock-Based Awards and Cash Awards

OnDeck Stock Options. Upon completion of the merger, (i) each outstanding OnDeck stock option with an exercise price less than the merger consideration cash value, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash (without interest) equal to (x) the merger consideration cash value minus the exercise price of such OnDeck stock option multiplied by (y) the total number of shares of OnDeck common stock subject to such OnDeck stock option, and (ii) each outstanding OnDeck stock option with an exercise price equal to or greater than the merger consideration cash value, whether vested or unvested, will be forfeited and cancelled automatically without any consideration paid. “Merger consideration cash value” is the sum of the (i) cash consideration and (ii) the product of (A) the exchange ratio, multiplied by (B) the Enova trading price.

OnDeck RSUs. Upon completion of the merger, each outstanding OnDeck RSU held by an employee of OnDeck or any of its subsidiaries, will be assumed and converted automatically into an Adjusted RSU that, subject to vesting, will be settled for a number of shares of Enova common stock equal to the sum of (i) the product of (A) the exchange ratio, multiplied by (B) the number of shares of OnDeck common stock subject to the OnDeck RSU, plus (ii) the quotient of (A) the product of (x) the number of shares of OnDeck common stock subject to the OnDeck RSU, multiplied by (y) the cash consideration, divided by (B) the Enova trading price; provided that fractional shares may, at Enova’s election, be settled in cash (without interest), based on the fair market value of a share of Enova common stock at the time of such settlement. Each Adjusted RSU will otherwise be subject to the same terms and conditions applicable to the corresponding OnDeck RSU, including vesting terms, except that each such Adjusted RSU will immediately become fully vested upon any termination of the holder’s employment that occurs before the first anniversary of the completion of the merger and is without cause, for good reason, or due to death or disability.

Upon completion of the merger, each outstanding OnDeck RSU held by an OnDeck non-employee director, whether vested or unvested, will automatically become vested in full and will be cancelled and converted into the right to receive the merger consideration for each share of OnDeck common stock underlying such OnDeck RSU.

OnDeck PSUs. Each outstanding OnDeck PSU will become vested (or will be forfeited) based on the level of achievement of performance conditions as determined in good faith by the compensation committee of OnDeck’s Board (with the consent of Enova, not to be unreasonably withheld) prior to completion of the merger or at target level of performance for holders of OnDeck PSUs who are also party to a change in control and severance agreement with OnDeck, which includes the OnDeck named executive officers, and will be cancelled and converted into the right to receive (A) a number of shares of Enova common stock, equal to the sum of (x) the product of (I) the exchange ratio, multiplied by (II) the number of shares of OnDeck common stock subject to vesting under the OnDeck PSU based on the achievement of performance conditions, plus (y) the quotient of (I) the product of (aa) the number of shares of OnDeck common stock described in clause (A)(x)(II) above, multiplied by (bb) the cash consideration, divided by (II) the Enova trading price, minus (B) that number of shares of Enova common stock with a fair market value equal to all required withholding taxes due upon settlement of such OnDeck PSU as described in clause (A); provided that fractional shares may, at Enova’s election, be settled in cash (without interest), based on the fair market value of a share of Enova common stock at the time of such settlement.

OnDeck Performance Unit Awards. Each outstanding OnDeck Performance Unit Award granted in 2018 or 2020 will become vested (or will be forfeited) based on the level of achievement of performance conditions as determined in good faith by the compensation committee of OnDeck’s Board (with the consent of Enova, not to be unreasonably withheld) prior to completion of the merger or at target level of performance for holders of OnDeck Performance Unit Awards who are also party to a change in control and severance agreement with OnDeck, which includes the OnDeck named executive officers, and will, whether vested or unvested, be converted into the right to receive, an amount in cash (without interest), equal to (i) $1.00 multiplied by (ii) the total number of units of the OnDeck Performance Unit Awards that become vested based on the determined achievement of applicable performance conditions.

Each outstanding OnDeck Performance Unit Award that was granted in 2019, whether vested or unvested, will automatically be assumed and converted into an Adjusted Performance Unit Award that, subject to satisfying service vesting requirements, will be settled for an amount of cash (without interest) equal to $1.00. Each Adjusted Performance Unit Award will otherwise be subject to the same terms and conditions applicable to the corresponding OnDeck Performance Unit Award; provided that, each such Adjusted Performance Unit Award will immediately become fully vested upon any termination of the holder’s employment that occurs before the first anniversary of the closing date and is without cause, for good reason, or due to death or disability.

For additional information on OnDeck’s stock-based awards, see “The Merger—Interests of Directors and Executive Officers of OnDeck in the Merger” beginning on page [    ].

Appraisal Rights

OnDeck Stockholders’ Appraisal Rights

Under Delaware law, holders of shares of OnDeck common stock are entitled to appraisal rights in connection with the merger; provided that such holders meet all of the conditions set forth in Section 262 of the DGCL. If the merger is completed, holders of record of shares of OnDeck common stock who continuously hold shares through the effective time who did not vote in favor of the merger and who otherwise complied with the applicable statutory procedures under Section 262 of the DGCL will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached hereto as Annex C. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of shares of OnDeck common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to demand and perfect appraisal rights. Stockholders should carefully review the full text of Section 262 of the DGCL as well as the information discussed below.

Under the DGCL, if the merger is effected, holders of shares of OnDeck common stock who (i) did not cast their vote in favor of the merger, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter properly withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, in each case, in accordance with the DGCL, will be entitled to have such shares appraised by the Court of Chancery and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by such court, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” could be greater than, less than or the same as the merger consideration.

Under Section 262 of the DGCL, OnDeck is required not less than 20 days before the special meeting to vote on the merger to notify each of the holders of OnDeck common stock who are entitled to appraisal rights that appraisal rights are available for any or all of such shares, and is required to include in such notice a copy of Section 262 of the DGCL. This proxy statement constitutes a formal notice of appraisal rights under Section 262 of the DGCL. Any holder of shares of OnDeck common stock who wishes to exercise such appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified may result in the loss of appraisal rights under the DGCL.

Any stockholder wishing to exercise appraisal rights should consider consulting legal counsel before attempting to exercise such rights.

If you wish to exercise your appraisal rights, you should carefully review the text of Section 262 of the DGCL set forth in Annex C hereto and consider consulting your legal advisor. If you fail to timely and properly comply with the requirements of Section 262 of the DGCL, your appraisal rights may be lost. To exercise appraisal rights with respect to your shares of OnDeck common stock, you must:

•	NOT vote your shares of OnDeck common stock in favor of the merger;

•

deliver to OnDeck a written demand for appraisal of your shares before the taking of the vote on the merger proposal at the OnDeck special meeting, as described further below under “—Written Demand by the Record Holder”;

•	continuously hold your shares of OnDeck common stock through the effective time; and

•	otherwise comply with the procedures set forth in Section 262 of the DGCL.

Written Demand by the Record Holder

All written demands for appraisal should be addressed to OnDeck’s Corporate Secretary at OnDeck’s executive offices at 1400 Broadway, 25th Floor, New York, New York 10018. Such demand will be sufficient if it reasonably informs OnDeck of the identity of the stockholder and that the stockholder intends thereby to demand appraisal of such stockholder’s shares. Under Section 262 of the DGCL, a proxy or vote against the merger does not constitute such a demand.

The written demand for appraisal must be executed by or for the record holder of shares, fully and correctly, as such holder’s name appears on the stock records of OnDeck. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, such as in a joint tenancy or a tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

A beneficial owner of shares of OnDeck common stock held in “street name” who wishes to exercise appraisal rights should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of the shares. If the shares are held through a brokerage firm, bank or other nominee who in turn holds the shares through a central securities depository nominee, a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record stockholder. Any beneficial owner who wishes to exercise appraisal rights and holds shares through a nominee holder is responsible for ensuring that the demand for appraisal is timely made by the record stockholder. The beneficial holder of the shares should instruct the nominee holder that the demand for appraisal should be made by the record holder of the shares, which may be a central securities depository nominee if the shares have been so deposited.

Filing a Petition for Appraisal

Within 120 days after the effective time, but not thereafter, the surviving corporation (which, in this case, will be OnDeck), or any holder of shares of OnDeck common stock who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262, may commence an appraisal proceeding by filing a petition in the Court of Chancery, with a copy served on OnDeck in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all holders who did not adopt the merger and properly demanded appraisal of such shares. If no such petition is filed within that 120-day period, appraisal rights will be lost for all dissenting stockholders. OnDeck is under no obligation to, and has no present intention to, file a petition, and holders should not assume that OnDeck will file a petition or that it will initiate any negotiations with respect to the fair value of shares of OnDeck common stock. Accordingly, it is the obligation of the holders of shares of OnDeck common stock to initiate all necessary action to perfect their appraisal rights in respect of the shares within the period prescribed in Section 262 of the DGCL.

Within 120 days after the effective time, any holder of shares of OnDeck common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after a written request therefor has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

Notwithstanding the requirement that a demand for appraisal must be made by or on behalf of the record owner of shares, a person who is the beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person, and as to which demand has been properly made and not effectively withdrawn, may, in such person’s own name, file a petition for appraisal or request from the surviving corporation the statement described in this paragraph.

Upon the filing of such petition by any such holder of shares, service of a copy thereof must be made upon the surviving corporation, which will then be obligated within 20 days after such service to file with the Register in Chancery of the Court of Chancery (which we refer to as the “Delaware Register in Chancery”) a duly verified list (which we refer to as the “verified list”) containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Court of Chancery may order the Delaware Register in Chancery to provide that notice of the time and place fixed for the hearing on the petition be mailed to the surviving corporation and all of the stockholders shown on the verified list. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Court of Chancery. The costs of these notices are borne by the surviving corporation.

After notice to the stockholders as required by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded appraisal for their shares of OnDeck common stock and who hold shares represented by certificates to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding, and, if any such stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to that stockholder. Pursuant to Section 262 of the DGCL, assuming that immediately prior to the merger shares of OnDeck common stock continue to be listed on the NYSE, the Court of Chancery will dismiss the appraisal proceedings as to all holders of shares who are otherwise entitled to appraisal rights, unless (i) the total number of shares entitled to appraisal rights exceeds 1% of the outstanding shares of OnDeck common stock eligible for appraisal, or (ii) the value of the merger consideration provided in the merger for such total number of shares exceeds $1,000,000.

Determination of Fair Value

After the Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through the appraisal proceeding, the Court of Chancery will determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value.

Unless the Court of Chancery in its discretion determines otherwise for good cause shown, and except as otherwise provided in Section 262 of the DGCL, interest from the effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided in Section 262 of the DGCL only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time.

In determining fair value, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the Court of Chancery must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering appraisal should be aware that the fair value of their shares of OnDeck common stock as so determined could be more than, the same as or less than the merger consideration and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Although OnDeck believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery. Neither Enova nor OnDeck anticipates offering more than the merger consideration to any stockholder exercising appraisal rights, and Enova and OnDeck reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the fair value of a share of OnDeck common stock is less than the merger consideration.

Upon application by the surviving corporation or by any holder of shares of OnDeck common stock entitled to participate in the appraisal proceeding, the Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any holder of shares of OnDeck common stock whose name appears on the verified list and, if such shares are represented by certificates and if so required, who has submitted such stockholder’s certificates of stock to the Delaware Register in Chancery, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights. The Court of Chancery will direct the payment of the fair value of the shares of

OnDeck common stock, together with interest, if any, by the surviving corporation to the stockholders entitled thereto. Payment will be so made to each such stockholder, in the case of holders of uncertificated stock, forthwith, and, in the case of holders of shares represented by certificates, upon the surrender to the surviving corporation of such stockholder’s certificates. The Court of Chancery’s decree may be enforced as other decrees in such Court may be enforced.

The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. Upon application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares of OnDeck common stock entitled to appraisal. In the absence of an order, each party bears its own expenses.

Any stockholder who has duly demanded appraisal rights for shares of OnDeck common stock in compliance with Section 262 of the DGCL will not, after the effective time, be entitled to vote such shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of OnDeck common stock as of a date or time prior to the effective time.

At any time within 60 days after the effective time, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger; after this period, the stockholder may withdraw such stockholder’s demand for appraisal only with the consent of OnDeck. If no petition for appraisal is filed with the Court of Chancery within 120 days after the effective time, stockholders’ rights to appraisal shall cease, and all holders of shares of OnDeck common stock will be entitled to receive the merger consideration. Inasmuch as OnDeck has no obligation to file such a petition and has no present intention to do so, any holder of shares of OnDeck common stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to OnDeck a written withdrawal of its demand for appraisal and acceptance of the merger consideration, except that (i) any such attempt to withdraw made more than 60 days after the effective time will require written approval of OnDeck and (ii) no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just. Notwithstanding the foregoing, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such stockholder’s demand for appraisal and accept the terms offered upon the merger within 60 days after the effective time.

If you wish to exercise your appraisal rights, you must not vote your shares of OnDeck common stock in favor of the merger, and you must comply with the procedures set forth in Section 262 of the DGCL. If you fail to take any required step in connection with the exercise of appraisal rights, it will result in the termination or waiver of your appraisal rights.

The foregoing summary of the rights of OnDeck stockholders to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by OnDeck stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex C hereto.

NYSE Listing of Enova Common Stock; Delisting and Deregistration of OnDeck Common Stock

Prior to the completion of the merger, OnDeck will cooperate with Enova and use its reasonable best efforts to take, or cause to be taken, all actions and do all things reasonably necessary, proper or advisable to pursuant to applicable law and rules and regulations of NYSE to cause the delisting of the OnDeck common stock from NYSE as promptly as practicable after the effectiveness of the merger and the deregistration of the OnDeck common stock pursuant to the exchange act as promptly as practicable after such delisting.

Enova shall take, or cause to be taken, all actions and to do or cause to be do all things reasonably necessary, proper or advisable on its part to cause Enova common stock to be issued in the merger to be approved for listing on the NYSE, subject to official notice of issuance, and obtain any necessary state securities law or “blue sky” permits required to issue Enova common stock.

If the merger is completed, OnDeck common stock will cease to be listed on the NYSE and will be deregistered under the Exchange Act, after which OnDeck will no longer be required under SEC rules and regulations to file periodic reports with the SEC with respect to OnDeck common stock.

Material U.S. Federal Income Tax Consequences

General

The following is a general discussion of the material U.S. federal income tax consequences of the merger to holders of OnDeck common stock that exchange their OnDeck common stock for the merger consideration.

This discussion is based upon the Code, U.S. Treasury regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly retroactively, or be subject to differing interpretations, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those beneficial owners of OnDeck common stock that hold their OnDeck common stock as a “capital asset” (generally, property held for investment) within the meaning of Section 1221 of the Code. This discussion is not a complete description of all of the U.S. federal income tax consequences of the merger and, in particular, does not address any tax consequences arising under the unearned income Medicare contribution tax enacted pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your individual circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a bank or other financial institution;

•	a tax-exempt organization;

•	a real estate investment trust or real estate mortgage investment conduit;

•

an entity or arrangement classified as a partnership for U.S. federal income tax purposes or other pass-through entity, such as a subchapter S corporation (or an investor in such an entity or arrangement);

•	an insurance company;

•	a regulated investment company or a mutual fund;

•	a broker-dealer or trader in stocks and securities, or currencies;

•	a trader in securities that elects the mark-to-market method of accounting for its securities;

•	a person subject to the alternative minimum tax provisions of the Code;

•	a person who received OnDeck common stock through the exercise of an employee stock option, through a tax-qualified retirement plan or otherwise as compensation;

•	a person who has a functional currency other than the U.S. dollar;

•

an accrual-method taxpayer who is required to accelerate the recognition of any item of gross income with respect to OnDeck common stock as a result of such income being recognized on an applicable financial statement;

•	a person who holds OnDeck common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•

a person who owns or has owned (directly, indirectly or constructively) 5% or more of shares of OnDeck common stock or Enova common stock (by vote or value) or otherwise exercises control over OnDeck’s or Enova’s corporate affairs;

•	a grantor trust;

•	a controlled foreign corporation or passive foreign investment company; or

•	a U.S. expatriate.

No ruling has been requested from the Internal Revenue Service (the “IRS”) in connection with the merger or related transactions. Accordingly, the discussion below neither binds the IRS nor precludes it from adopting a contrary position. Furthermore, no opinion of counsel has been or will be rendered with respect to the tax consequences of the merger or related transactions.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of OnDeck common stock or, after the completion of the merger, Enova common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) its administration is subject to the primary supervision of a court within the United States and one or more United States persons, within the meaning of Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of the trust; or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person for U.S. federal income tax purposes.

A “Non-U.S. holder” is any beneficial owner of OnDeck common stock or, after the completion of the merger, Enova common stock that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. holder.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes beneficially owns shares of OnDeck common stock, the U.S. federal income tax consequences to a partner in such partnership (or owner of such entity) generally will depend on the status of the partner, certain elections made at the partner level and the activities of the partnership (or entity). Any entity treated as a partnership for U.S. federal income tax purposes that beneficially owns shares of OnDeck common stock, and any partners in such partnership, should consult their own tax advisors with respect to the tax consequences of the merger in their specific circumstances.

All beneficial owners of OnDeck common stock are urged to consult their tax advisors regarding the particular federal, state, local and non-U.S. tax consequences to them of the merger.

The Merger

U.S. Holders

The merger will be a taxable transaction for U.S. federal income tax purposes. Therefore, a U.S. holder generally will recognize capital gain or loss equal to the difference, if any, between (i) the sum of any cash, including any cash received in lieu of fractional shares of Enova common stock, and the fair market value of any Enova common stock as of the merger received by such U.S. holder in the merger and (ii) the U.S. holder’s adjusted tax basis in its OnDeck common stock.

Capital gains of a non-corporate U.S. holder will generally be eligible for the preferential U.S. federal income tax rates applicable to long-term capital gains if the U.S. holder has held its OnDeck common stock for more than one year as of the date of the merger. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of OnDeck common stock at different times or different prices, the U.S. holder must determine its tax basis and holding period separately for each block of OnDeck common stock.

A U.S. holder’s aggregate tax basis in Enova common stock received in the merger will equal the fair market value of such stock as of the merger. A U.S. holder’s holding period in any shares of Enova common stock received in the merger will begin the day after the merger.

U.S. holders who hold shares of both OnDeck common stock and Enova common stock at the time of the merger may be subject to different U.S. federal income tax treatment in the merger, as described below under “—Special Consequences of the Merger to Beneficial Owners of OnDeck Common Stock That Also Own Enova Common Stock”.

U.S. holders are urged to consult their own tax advisors as to the particular tax consequences of the merger, including the effect of U.S. federal state and local tax laws or foreign tax laws.

Non-U.S. Holders

Subject to the discussion below under the section entitled “—Information Reporting and Backup Withholding” and the discussion below under the section entitled “—Special Consequences of the Merger to Holders of OnDeck Common Stock That Also Own Enova Common Stock,” a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on the exchange of OnDeck common stock for Enova common stock and cash in the merger, unless:

•

any gain recognized on the exchange is effectively connected with the Non-U.S. holder’s conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. holder);

•

the Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year that includes the date of the merger, and certain other conditions are satisfied; or

•

OnDeck is or has been a U.S. real property holding corporation (a “USRPHC”), as defined in Section 897 of the Code at any time within the five-year period preceding the merger and certain other conditions are satisfied. OnDeck believes that, as of the effective time of the merger, OnDeck will not have been a USRPHC at any time within the five-year period ending on the date thereof.

If the Non-U.S. holder’s gain is described in the first bullet, then the Non-U.S. holder will generally be subject to U.S. federal income tax under the rules described above as if it were a U.S. stockholder of OnDeck common stock and, in the case of a foreign corporation, may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

If the Non-U.S. holder is described in the second bullet, then such Non-U.S. holder will generally be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on the gain, which may be offset by certain U.S. source capital losses of the Non-U.S. holder.

Non-U.S. holders are urged to consult their own tax advisors regarding the potential applicability of these rules, as well as any income tax treaty that may be applicable in their particular circumstances.

All Non-U.S. holders may be subject to withholding at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on the full amount of the consideration received in the merger, as described below under “—Special Consequences of the Merger to Beneficial Owners of OnDeck Common Stock That Also Own Enova Common Stock.”

Non-U.S. holders are urged to consult their own tax advisors as to the particular tax consequences of the merger, including the effect of U.S. federal, state and local tax laws or foreign tax laws.

Special Consequences of the Merger to Beneficial Owners of OnDeck Common Stock That Also Own Enova Common Stock

If Section 304 applies to the merger, a beneficial owner of OnDeck common stock may be subject to U.S. federal income tax treatment that differs materially from that described above if such owner’s percentage interest in the direct parent of Merger Sub (“Holdings”) (which under constructive attribution rules will be equal to such owner’s interest in Enova), following the merger is the same as or greater than such owner’s percentage interest in OnDeck before the merger (the “Section 304 Holder Test”). Section 304 will apply to the merger if such beneficial owners of OnDeck common stock, taken together, own 50% or more of Enova’s common stock shares, by vote or value, following the completion of the merger. Certain constructive attribution rules apply to determine ownership for purposes of the ownership tests described in this paragraph. Because the application of Section 304 to the merger depends on the ownership of OnDeck common stock, Enova common stock and Holdings common stock following the merger and is determined after the application of various constructive ownership rules, we are not, and will not, be able to determine whether Section 304 applies to the merger. However, we believe it is possible Section 304 may apply to the merger.

Beneficial owners of OnDeck common stock that expect to own (including by attribution through their interest in Enova) a percentage interest in Holdings (and thus Enova) after the completion of the merger that is equal to or greater than such owner’s percentage interest in OnDeck immediately before the merger are urged to consult their own tax advisors.

If Section 304 applies to the merger and a beneficial owner of OnDeck common stock meets the Section 304 Holder Test, such beneficial owner may be treated as receiving a distribution in respect of stock of Holdings. Such distribution would be taxable as a dividend (in an amount equal to the cash consideration and the fair market value of Enova common stock received) to the extent of such beneficial owner’s allocable share of the earnings and profits of OnDeck and Holdings. To the extent that the amount of cash consideration and the fair market value of Enova common stock received exceeds OnDeck’s and Holdings’ current and accumulated earnings and profits for the taxable year of the merger, the distribution would first be treated as a tax-free return of capital, to the extent of the beneficial owner’s adjusted tax basis in its stock of Holdings deemed issued to such owner, and to the extent the amount of the distribution exceeds such tax basis, the excess would be taxed as capital gain recognized on a sale or exchange of such beneficial owner’s deemed issued stock of Holdings. The amount of any such gain would be taxed as described above under “—U.S. Holders” and “—Non-U.S. Holders,” as applicable.

For U.S. holders, dividends are generally taxable as ordinary income. However, non-corporate U.S. holders may be eligible for a reduced rate of taxation on dividends, including dividends arising by operation of Section 304, subject to exceptions for short-term and hedged positions. For corporate U.S. holders, dividends (a) may be eligible for a dividends-received deduction (subject to certain requirements and limitations) and (b) may be subject to the “extraordinary dividend” provisions of the Code.

For Non-U.S. holders, the receipt of any amounts treated as a dividend generally will be subject to U.S. withholding tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), unless such dividend is effectively connected with a Non-U.S. holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty so requires, is attributable to a permanent establishment). However, because the application of Section 304 depends on a beneficial owner’s particular circumstances, withholding agents may not be able to determine whether any particular beneficial owner is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, withholding agents may withhold against all Non-U.S. holders at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on the full amount of the cash consideration and the fair market value of the Enova common stock received. If a withholding agent withholds any amount with respect to consideration to be received by a Non-U.S. holder that is exempt from such withholding, the Non-U.S. holder may apply for a refund.

To obtain a reduced rate of withholding under an income tax treaty, a Non-U.S. holder claiming such reduced rates will be required to deliver a properly completed IRS Form W-8BEN or W-8BEN-E (or other successor form), as applicable, certifying such Non-U.S. holder’s entitlement to benefits under the income tax treaty to the applicable withholding agent before consideration is paid pursuant to the merger. Non-U.S. holders may seek a refund from the IRS of amounts withheld on distributions in excess of their allocable share of OnDeck’s and Holdings’ current and accumulated earnings and profits, to the extent such amounts are not otherwise subject to U.S. federal income tax.

The receipt of the consideration in the merger may be subject to backup withholding, as described below in “—Information Reporting and Backup Withholding.”

Section 304 and the regulations and guidance thereunder are complex. Beneficial owners of OnDeck common stock that actually or constructively own, or expect to own at the time of the completion of the merger, both OnDeck common stock and Enova common stock are urged to consult their own tax advisors with respect to the application of Section 304 in their particular circumstances (including as to their tax basis in the shares subject to Section 304) and any actions that may be taken to mitigate any potential adverse tax consequences.

Information Reporting and Backup Withholding

Any shares of Enova common stock and/or cash received by a U.S. holder or a Non-U.S. holder in the merger may be subject to information reporting and backup withholding. To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should timely complete and return to Enova or the exchange agent an IRS Form W-9 (or other successor form), certifying under penalties of perjury that such U.S. holder is a “United States person” (within the meaning of the Code), that the taxpayer identification number provided is correct and that such U.S. holder is not subject to backup withholding. A Non-U.S. holder generally may establish an exemption from backup withholding by certifying its non-United States person status under penalties of perjury on a properly completed applicable IRS Form W-8 (or other successor form).

Any amounts withheld under the backup withholding rules are not additional tax and may be allowed as a refund or credit against the holder’s U.S. federal income tax liability; provided that the required information is timely furnished to the IRS.

The preceding discussion is intended only as a summary of the material United States federal income tax consequences of the merger and does not purport to be a complete analysis or discussion of all potential income tax effects relevant thereto or a discussion of any other type of taxes. All holders of OnDeck common stock are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, the applicability and effect of non-U.S., federal, state, local and other applicable tax laws, and the effect of any proposed changes in the tax laws.

Restrictions on Sales of Shares of Enova Common Stock Received in the Merger

All shares of Enova common stock received by OnDeck stockholders in the merger will be freely tradable for purposes of the Securities Act and the Exchange Act, except for shares of Enova common stock received by any OnDeck stockholder who becomes an “affiliate” of Enova after completion of the merger (such as OnDeck directors or executive officers who become directors or executive officers of Enova after the merger). This proxy statement/prospectus does not cover resales of shares of Enova common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Certain Contracts between Enova and OnDeck

Other than the merger agreement and any agreements ancillary thereto, Enova and OnDeck are not party to any material contracts with one another.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

This section of this proxy statement/prospectus describes the material provisions of the merger agreement but does not describe all of the terms of the merger agreement and may not contain all of the information about the merger agreement that is important to you. The following summary is qualified by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein and reflects the correction of certain scrivener’s errors contained in copy of the merger agreement previously filed by the parties. The rights and obligations of Enova, OnDeck and Merger Sub are governed by the express terms and conditions of the merger agreement and not by this summary or any of the other information contained in this proxy statement/prospectus. You are urged to read the full text of the merger agreement because it is the legal document that governs the merger.

The merger agreement contains representations, warranties and covenants by each of the parties to the merger agreement, which were made only for purposes of the merger agreement, as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement, instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Enova, Merger Sub, OnDeck or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants contained in the merger agreement or any other agreement between such parties may change after the date of each such agreement, which subsequent information may or may not be fully reflected in Enova’s or OnDeck’s public disclosures or the public disclosures of any of their respective subsidiaries or affiliates. Each such agreement should not be read alone, but should instead be read in conjunction with the other information regarding the respective agreement, the merger, Enova, OnDeck and their respective affiliates and businesses, which is contained in, or incorporated by reference into, this proxy statement/prospectus, as well as in the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings that each of Enova and OnDeck has made or will make with the SEC. See “Where You Can Find More Information” beginning on page [    ].

Structure of the Merger

The merger agreement provides, upon the terms and subject to the conditions set forth therein, and in accordance with the DGCL, for Merger Sub to merge with and into OnDeck, with OnDeck continuing as the surviving corporation and an indirect wholly owned subsidiary of Enova.

At the effective time of the merger, the certificate of incorporation of OnDeck, as in effect immediately prior to the completion of the merger, will be amended and restated in its entirety as set forth in Exhibit A to the merger agreement and, as so amended and restated, will be the certificate of incorporation of the surviving corporation, except with respect to the name of the surviving corporation, which will be OnDeck Capital, Inc. The bylaws of Merger Sub, as in effect immediately prior to the completion of the merger, will be the bylaws of the surviving corporation. As used herein, the “effective time” of the merger means the time at which the certificate of merger with respect to the merger is duly filed with the Secretary of State of the State of Delaware or at such later time as Enova, OnDeck and Merger Sub may agree and specify in such certificate of merger.

Timing of Closing

Unless another place and time is mutually agreed to in writing by Enova and OnDeck, the closing of the merger will occur on a date to be agreed upon by Parent, Merger Sub and OnDeck that is no later than the second business day after the satisfaction or waiver (to the extent permitted by the merger agreement or by applicable law) of the last to be satisfied or waived of the conditions set forth in the merger agreement (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver (to the extent permitted by the merger agreement or applicable law) of such conditions). On the day of closing, Enova, Merger Sub and OnDeck will cause the merger to be completed by filing a certificate of merger with respect to the merger with the Secretary of State of the State of Delaware, at which time the merger will be effective.

Merger Consideration

Conversion of Shares

At the effective time of the merger, each outstanding share of OnDeck common stock (other than cancelled shares and dissenting shares) will automatically be cancelled and retired and will cease to exist and each holder will thereafter have no rights with respect to such securities other than the right to receive:

•

$0.12 in cash (as such amount of cash may potentially be adjusted as described under the heading “—Share Cap Adjustment,” the “cash consideration”), without interest, and 0.092 (as such amount may potentially be adjusted as described under the heading “—Share Cap Adjustment,” the “exchange ratio”) of duly authorized, validly issued, fully paid and non-assessable Enova common stock (the “stock consideration” and such stock consideration and cash consideration together, as they may potentially be adjusted as described under the heading “—Share Cap Adjustment,” the “merger consideration”);

•

(i) at the time of surrender of the OnDeck common stock to the exchange agent, the amount of dividends or other distributions in respect of the stock consideration, if any, with a record date after the effective time of the merger and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, any dividends or other distributions payable with respect to such shares of Enova common stock, if any, with a record date after the effective time of the merger but with a payment date subsequent to such surrender of such Enova common stock by the exchange agent pursuant to the merger agreement, in each case without interest (the “dividend consideration”); and

•	any cash to be paid in lieu of any fractional share of Enova common stock as described under the heading “—Treatment of Fractional Shares.”

Shares of OnDeck common stock held by OnDeck as treasury stock or owned by Enova or Merger Sub will be cancelled and extinguished without any conversion or payment of any consideration, as described under the heading “—Cancelled Shares.” Following the effective time of the merger, Enova will make available to the exchange agent, as needed, the merger consideration to be delivered in respect of certificates and book-entry shares formerly representing shares of OnDeck common stock.

Shares of OnDeck common stock owned by any direct or indirect wholly owned subsidiary of Enova (other than Merger Sub) or OnDeck will be converted into such number of fully paid and nonassessable shares of common stock of the surviving corporation of the merger (the “surviving corporation”), as described under the heading“—Converted Shares.” Following the effective time of the merger, any direct or indirect subsidiary of Enova (other than Merger Sub) that owns any shares of OnDeck common stock will own a proportionate ownership percentage of the surviving corporation as it owned of OnDeck common stock immediately prior to the effective time.

Certain shares of OnDeck common stock subject to stock awards that will be treated in the manner described under the heading “—Treatment of OnDeck Stock Options, Other Stock-Based Awards and Cash Awards.”

Share Cap Adjustment

If the merger would otherwise result in the issuance of shares of Enova common stock (including shares that would be deliverable pursuant to converted stock-based awards pursuant to the merger agreement), in excess of 19.99% of the outstanding shares of Enova common stock immediately prior to the effective time (the “share cap”), then:

•

the exchange ratio will be reduced by the smallest number (rounded to the nearest 0.0001) that causes the total number of shares of Enova common stock (including shares that would be deliverable pursuant to converted stock-based awards pursuant to the merger agreement) issuable in the merger to not exceed the share cap (the “exchange ratio reduction number”); and

•

the cash consideration will be increased by the amount in cash equal to (x) the exchange ratio reduction number multiplied by (y) the closing sale price per share of Enova common stock on the NYSE for the 10 consecutive trading days ending on the date that is two trading days immediately preceding the closing date of the merger (the “Enova trading price”).

Cancelled Shares

At the effective time of the merger, all shares of OnDeck common stock held by OnDeck as treasury stock or owned by Enova, Merger Sub will be cancelled and extinguished without any conversion or payment of any consideration. For the avoidance of doubt, shares of OnDeck common stock held in trust or otherwise set aside from shares held in OnDeck’s treasury pursuant to any OnDeck benefit plan will not be cancelled shares and will be converted, at the effective time of the merger, into the right to receive the merger consideration.

Converted Shares

At the effective time of the merger, all shares of OnDeck common stock owned by any direct or indirect wholly owned subsidiary of Enova (other than Merger Sub) or OnDeck will be converted into such number of fully paid and nonassessable shares of common stock of the surviving corporation such that the ownership percentage of any such subsidiary in the surviving corporation immediately following the effective time of the merger shall equal the ownership percentage of such subsidiary in OnDeck immediately prior to the effective time.

Treatment of Fractional Shares

No fractional shares of Enova common stock shall be issued by Enova to OnDeck stockholders in connection with the merger. Each OnDeck stockholder who would otherwise have been entitled to receive fractional shares of Enova common stock shall receive, in lieu thereof, cash, without interest, in an amount equal to (x) the aggregate number of fractional shares of Enova common stock that such stockholder would otherwise have been entitled to receive multiplied by (y) the Enova trading price, rounded to the nearest whole cent.

Exchange of OnDeck Stock Certificates and Book-Entry Shares

Promptly following the effective time of the merger, Enova will cause the exchange agent to mail to each holder of record of OnDeck common stock converted into the right to receive the merger consideration, a letter of transmittal for use in the exchange and instructions explaining how to surrender OnDeck shares to the exchange agent. The exchange agent will handle the exchange of shares of OnDeck common stock for certificated and uncertificated shares of OnDeck common stock for the merger consideration.

OnDeck stockholders who submit a properly completed letter of transmittal, together with their certificates (in the cases of certificated shares) or other evidence of transfer requested to the exchange agent (in the case of a book-entry transfer of uncertificated shares or upon receipt of an “agent’s message”), will receive the merger consideration into which the shares of OnDeck common stock were converted in the merger. The Enova common shares constituting part of the merger consideration will be delivered to OnDeck stockholders in uncertificated book-entry form, unless a physical certificate is required under applicable law. No stockholder of uncertificated shares of OnDeck common stock will be required to deliver a certificate or an executed letter of transmittal to the exchange agent in order to receive the merger consideration with respect to such uncertificated shares. After completion of the merger, each certificate that previously represented shares of OnDeck common stock and each uncertificated share that previously was registered to a holder on OnDeck’s stock transfer books will converted into the right to receive the merger consideration (except for shares of OnDeck common stock held by OnDeck as treasury stock or by Enova).

No interest will be paid or accrued for the benefit of stockholders who hold uncertificated shares on the merger consideration or upon the deemed surrender or transfer of such uncertificated shares.

Withholding

Each of OnDeck, the surviving corporation, Enova and the exchange agent (without duplication) will be entitled to deduct and withhold from any consideration payable pursuant to the merger agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that such amounts are so deducted or withheld, such amounts will be treated for all purposes of the merger agreement as having been paid to the person to whom such amounts would otherwise have been paid in satisfaction of the corresponding obligations. Enova, OnDeck, the surviving corporation and the exchange agent, as applicable, will pay, or will cause to pay, all amounts deducted or withheld to the appropriate governmental authority.

Appraisal Rights

With respect to any shares of OnDeck common stock issued and outstanding immediately prior to the effective time (other than the converted shares or the cancelled shares) held by OnDeck stockholders who have not voted in favor of the adoption of the merger agreement (or consented to that effect in writing) and who have properly exercised appraisal rights with respect thereto in accordance and compliance with, Section 262 of the DGCL (the “dissenting shares”) will not be converted into the right to receive the merger consideration or the dividend consideration, if any, in accordance with the merger agreement. Such OnDeck stockholders will be entitled to receive payment of the appraised value of such dissenting shares in accordance with the provisions of Section 262 of the DGCL, except that all dissenting shares held by OnDeck stockholders who fail to perfect or have effectively withdrawn or lost their rights to appraisal in respect of such dissenting shares pursuant to Section 262 of the DGCL will be deemed to have been converted into the right to receive the merger consideration and the dividend consideration, if any, in each case, without interest, upon surrender of such shares of OnDeck common stock in accordance with the merger agreement.

Lost, Stolen or Destroyed Certificates

If a certificate representing shares of OnDeck common stock has been lost, stolen or destroyed, the exchange agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the merger consideration and the dividend consideration, if any, payable in respect of the shares of OnDeck common stock represented by such lost, stolen or destroyed certificate, the holder will need to deliver an affidavit of that fact and, if required by Enova or the exchange agent, post a bond, in such reasonable amount as the Enova or the exchange agent may direct, as an indemnity against any claim that may be made against Enova, the exchange agent or the surviving corporation with respect to such certificate.

Potential Adjustment to Merger Consideration to Prevent Dilution

The exchange ratio and the cash consideration will be adjusted appropriately to (i) eliminate the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into OnDeck common stock or Enova common stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the OnDeck common stock or Enova common stock occurring on or after the date the merger agreement and prior to the effective time and (ii) give effect to any adjustments to the exchange ratio required by the share cap.

Treatment of OnDeck Stock Options, Other Stock-Based Awards and Cash Awards

OnDeck Stock Options. At the effective time of the merger, (i) each outstanding OnDeck stock option with an exercise price less than the merger consideration cash value (as defined below), whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash (without interest) equal to (x) the merger consideration cash value minus the exercise price of such OnDeck stock option multiplied by (y) the total number of shares of OnDeck common stock subject to such OnDeck stock option and (ii) each outstanding OnDeck stock option with an exercise price equal to or greater than the merger consideration cash value, whether vested or unvested, will be forfeited and cancelled automatically without any consideration paid. “Merger consideration cash value” is the sum of the (i) cash consideration and (ii) the product of (A) the exchange ratio, multiplied by (B) the Enova trading price.

OnDeck RSUs. At the effective time of the merger, each outstanding OnDeck restricted stock unit, including any performance-vesting restricted stock units where the performance period has ended and that remain solely subject to time-based vesting on or prior to the effective time (each, an “OnDeck RSU”) held by an employee of OnDeck or any of its subsidiaries, will be assumed and converted automatically into a time vesting restricted stock unit award (each, an “Adjusted RSU”) that, subject to vesting, will be settled for a number of shares of Enova common stock equal to the sum of (i) the product of (A) the exchange ratio, multiplied by (B) the number of shares of OnDeck common stock subject to the OnDeck RSU, plus (ii) the quotient of (A) the product of (x) the number of shares of OnDeck common stock subject to the OnDeck RSU, multiplied by (y) the cash consideration, divided by (B) the Enova trading price; provided that fractional shares may, at Enova’s election, be settled in cash (without interest), based on the fair market value of a share of Enova common stock at the time of such settlement. Each Adjusted RSU will otherwise be subject to the same terms and conditions applicable to the corresponding OnDeck RSU, including vesting terms, except that each such Adjusted RSU will immediately become fully vested upon any termination of the holder’s employment that occurs before the first anniversary of the completion of the merger and is without cause, for good reason, or due to death or disability.

At the effective time the merger, each outstanding OnDeck RSU held by an OnDeck non-employee director, whether vested or unvested, will automatically become vested in full and will be cancelled and converted into the right to receive the merger consideration for each share of OnDeck common stock underlying such OnDeck RSU.

OnDeck PSUs. Each outstanding OnDeck performance vesting restricted stock unit that may be settled in OnDeck common stock that remains subject to performance-vesting conditions (the “OnDeck PSUs”), OnDeck’s Board will become vested (or will be forfeited) based on the level of achievement of performance conditions as determined in good faith by the compensation committee of OnDeck’s Board (with Enova’s consent, not to be unreasonably withheld) prior to completion of the merger or at target level of performance for holders of OnDeck PSUs who are also party to a change in control and severance agreement with OnDeck, which includes the OnDeck named executive officers, and will be cancelled and converted into the right to receive (A) a number of shares of Enova common stock, equal to the sum of (x) the product of (I) the exchange ratio, multiplied by (II) the number of shares of OnDeck common stock subject to vesting under the OnDeck PSU based on the achievement of performance conditions, plus (y) the quotient of (I) the product of (aa) the number of shares of OnDeck common stock described in clause (A)(x)(II) above, multiplied by (bb) the cash consideration, divided by (II) the Enova trading price, minus (B) that number of shares of Enova common stock with a fair market value equal to all required withholding taxes due upon settlement of such OnDeck PSU as described in clause (A); provided that fractional shares may, at Enova’s election, be settled in cash (without interest), based on the fair market value of a share of Enova common stock at the time of such settlement.

OnDeck Performance Unit Awards. Each outstanding performance vesting restricted unit payable in cash (each, an “OnDeck Performance Unit Award”) that was granted in 2018 or 2020 will become vested (or will be forfeited) based on the level of achievement of performance conditions as determined in good faith by the compensation committee of OnDeck’s Board (with the consent of Enova, not to be unreasonably withheld) prior to completion of the merger or at target level of performance for holders of OnDeck Performance Unit Awards who are also party to a change in control and severance agreement with OnDeck, which includes the OnDeck named executive officers, and will, whether vested or unvested, be converted into the right to receive, an amount in cash (without interest), equal to (i) $1.00 multiplied by (ii) the total number of units of the OnDeck Performance Unit Awards that become vested based on the determined achievement of applicable performance conditions.

Each outstanding OnDeck Performance Unit Award that was granted in 2019, whether vested or unvested, will automatically be assumed and converted into an Adjusted Performance Unit Award that, subject to service vesting requirements, will be settled for an amount of cash (without interest) equal to $1.00. Each Adjusted Performance Unit Award will otherwise be subject to the same terms and conditions applicable to the corresponding OnDeck Performance Unit Award; provided, that, each such Adjusted Performance Unit Award will immediately become fully vested upon any termination of the holder’s employment that occurs before the first anniversary of the closing date and is without cause, for good reason, or due to death or disability.

For additional information on OnDeck’s stock-based awards, see “Interests of Directors and Executive Officers of OnDeck in the Merger” beginning on page [    ].

Termination of OnDeck Employee Stock Purchase Plan

Prior to the completion of the merger, OnDeck will terminate OnDeck’s 2014 Employee Stock Purchase Plan (the “OnDeck ESPP”).

Covenants and Agreements

Conduct of Business

Each of OnDeck and Enova has agreed to certain covenants in the merger agreement restricting the conduct of its business between July 28, 2020 and the earlier of the completion of the merger and the termination of the merger agreement.

Interim Operations of OnDeck. The merger agreement provides that until the effective time of the merger, except (i) as expressly contemplated by the merger agreement (including OnDeck’s confidential disclosure letter), (ii) as required by applicable law (including with respect to any laws, directives, guidelines or recommendations promulgated in response to COVID-19) or (iii) as approved in writing by Enova (such approval not to be unreasonably withheld, conditioned or delayed; provided, that if Enova does not respond to OnDeck’s request for approval within five business days from its receipt of request from OnDeck, Enova’s written approval shall be deemed to have been provided), OnDeck will, and will cause each of its subsidiaries to, use its commercially reasonable efforts to (a) conduct their business in all material respects in the ordinary course of business (taking into account COVID-19 and any material event or change in circumstances that occurs following July 28, 2020) and (b) preserve substantially intact its current business organization and maintain relationships with governmental authorities with jurisdiction over the operations of OnDeck and its subsidiaries, key suppliers and other persons with whom OnDeck or its subsidiaries have material business dealings and maintain and preserve the goodwill associated with the business, affairs and properties of OnDeck and its subsidiaries. In addition, with respect to any “employment loss” under the WARN Act occurring prior to the closing date, OnDeck and its subsidiaries agree to comply in all material respects with the WARN Act (if applicable). OnDeck has agreed that, except (i) as expressly contemplated by the merger agreement (including OnDeck’s confidential disclosure letter), (ii) as required by applicable law (including with respect to any laws, directives, guidelines or recommendations promulgated in response to COVID-19) or (iii) with the prior written approval of Enova (such approval not to be unreasonably withheld, conditioned or delayed; provided, that if Enova does not respond to OnDeck’s request for approval within five business days from its receipt of request from OnDeck, Enova’s written approval shall be deemed to have been provided), it will not, and will not permit any of its subsidiaries to:

•	amend or propose any amendment to its respective organizational documents other than, with respect to any subsidiary of OnDeck, immaterial amendments to the organizational documents;

•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	issue, sell, deliver or agree or commit to issue, sell or deliver, or authorize the issuance, sale or delivery of any OnDeck securities, subject to certain exceptions;

•

alter any rights of OnDeck’s outstanding equity securities, except for transactions solely among OnDeck and its wholly owned subsidiaries or solely among the wholly owned subsidiaries of OnDeck, or reclassify, split, combine, subdivide or redeem, repurchase, purchase or otherwise acquire or offer to redeem, repurchase, purchase or otherwise acquire any of OnDeck’s capital stock or other equity or voting interest, or any rights, warrants or options to acquire any such equity or voting interests (other than (i) acquisitions of shares of OnDeck common stock in connection with the surrender of shares of OnDeck common stock by holders of OnDeck options in order to pay the exercise price of such OnDeck options outstanding; (ii) the withholding of shares of OnDeck common stock to satisfy the exercise price or tax obligations incurred in connection with the exercise of OnDeck options outstanding as of the date of the merger agreement (it being understood that OnDeck will use commercially reasonable efforts to cause any such exercise of OnDeck options to be accomplished using so-called “net settlement”) and the settlement of Company RSUs or Company PSUs outstanding as of the date of the merger agreement; (iii) acquisitions by OnDeck of OnDeck options, OnDeck RSUs and OnDeck PSUs outstanding as of the date of the merger agreement in connection with the forfeiture of such awards; and (iv) any stock combination or reverse stock split necessary to remain in compliance with the rules of the NYSE);

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declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of any shares of capital stock or other equity or voting interest; except for cash dividends made by any wholly owned subsidiary of OnDeck to OnDeck or one of its other wholly owned subsidiaries or dividends or distributions by non-wholly owned subsidiaries of OnDeck in the ordinary course of business;

•

authorize, incur, guarantee or otherwise become liable for any additional indebtedness, except for (i) trade payables incurred in the ordinary course of business and for (ii) loans or advances to wholly owned subsidiaries of OnDeck in the ordinary course of business;

•	terminate, renew, extend, modify in any material respect or waive any material right under any contract relating to OnDeck’s indebtedness;

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create or incur any lien (subject to certain exceptions) on any material assets or properties of OnDeck or any subsidiary, including any of OnDeck’s intellectual property (other than non-exclusive licenses granted in the ordinary course of business);

•

authorize, make or incur any capital expenditures or obligations or liabilities other than as set forth between the parties in the OnDeck disclosure schedules and any capital expenditures that do not exceed $500,000 in the aggregate;

•	enter into, adopt, amend or modify, in any material respect, or terminate any material employee plan;

•	increase the compensation or benefits of any director or officer or pay any material benefit not required by any employee plan or employment agreement (except as required under applicable law or a requirement contained in any employee plan in effect, in conjunction with annual increases to base compensation and grants of cash and equity incentive compensation that are made in the ordinary course of business, in conjunction with annual renewal for the employee plans that provide for health or welfare benefits that are made in the ordinary course of business or in conjunction with restoration of compensation or benefits to levels prior to any reduction imposed since April 1, 2020);

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alter the terms of employment of any employee of OnDeck or any subsidiary who is subject to a change in control and severance agreement with OnDeck or such subsidiary in a manner that would allow such employee to claim that “good reason” has arisen under such agreement;

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grant cash or equity-based awards pursuant to any OnDeck stock plan or any other awards under any equity-based employee plan, begin an offering period under the OnDeck ESPP or otherwise allow contributions to the OnDeck ESPP;

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hire any new employees resulting in annual base or bonus compensation in excess of $1,000,000 in the aggregate; provided that the compensation of such new hire is substantially comparable in the aggregate to the direct compensation for such position immediately prior to vacancy;

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settle or compromise or offer to settle any pending or threatened legal proceeding or other claim against OnDeck or its subsidiaries, except for the settlement of any legal proceeding that (i) (A) is for an amount not greater than $250,000 plus the amounts reserved with respect to such legal proceeding on OnDeck’s consolidated balance sheet as of March 31, 2020, and does not provide for any material non-monetary obligations on the part of OnDeck or its subsidiaries; or (B) if no amount is reserved on the consolidated balance sheet with respect to such legal proceeding, monetary payments of no more than $250,000 individually and $1,500,000 in the aggregate that does not impose any material non-monetary obligations on OnDeck and its Subsidiaries; (ii) is settled in compliance with provisions in the merger agreement regarding transaction litigation, approved between the parties; (iii) involves any dispute between Enova and/or Merger Sub and OnDeck; or (iv) relates to recoveries in connection with any loan in the ordinary course of business;

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settle or compromise or offer to settle any material legal proceedings that relates to infringement, misappropriation or other violation (i) by OnDeck or any of its subsidiaries of any other person’s intellectual property, which settlement would materially adversely impact the operation of the business of OnDeck and its subsidiaries or (ii) by any other person of material OnDeck intellectual property;

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materially change any method of financial accounting or financial accounting practice (except for changes that are not material or are required by concurrent changes in GAAP, Regulation S-X of the Exchange Act, applicable law or by OnDeck’s independent registered public accounting firm);

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make, revoke or change any income or other material tax election, change any annual tax accounting period, adopt or change any income or other material method of tax accounting, enter into any material closing agreement with respect to taxes, file any income or other material tax return, waive or extend any statute of limitations with respect to material taxes, surrender any material right to claim a refund of a material amount of taxes or settle or compromise any material tax claim, audit or assessment;

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enter into, terminate, renew, extend, modify or amend in any material respect or waive any material right under any material contract (as defined in the merger agreement and subject to certain other exceptions), except in the ordinary course of business or the renewal of any material contract in the ordinary course of business on substantially similar terms (excluding certain material contracts agreed among OnDeck and Enova);

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engage in any transaction with or enter into any agreement with any affiliate of OnDeck or other person covered by Item 404 of Regulation S-K that would be required to be disclosed pursuant to Item 404 or enter into any material contract or other material transaction between OnDeck or any of its subsidiaries and any OnDeck affiliate;

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merge or consolidate with any other person or acquire any interest in any third party or any division, assets, properties, businesses or equity securities other than purchases of assets in ordinary course of business or acquisitions of loan portfolios for a purchase price that does not exceed $5,000,000 in the aggregate (provided that no transaction is permitted if it would be reasonably expected to prevent or materially delay the transaction);

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sell, assign, license, sublicense, lease, transfer or create any lien on (subject to certain exceptions), or otherwise dispose of, any material assets of OnDeck or its subsidiaries to any third party; except for (i) sales, assignments, licenses, sublicenses, leases, transfers, liens or other dispositions that are in the ordinary course of business; (ii) sales or dispositions of loan portfolios with an original principal amount that does not exceed $10,000,000 in the aggregate; or (iii) sales, assignments, transfers, licenses or sublicenses of immaterial OnDeck intellectual property;

•	enter into any new line of business or enter into or materially expand any business outside the United States;

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sell, assign, transfer or otherwise dispose of any license or sublicense (other than non-exclusive licenses or sublicenses granted to third parties in the ordinary course of business consistent with past practice), abandon, allow to lapse or otherwise fail to take any action to maintain any material OnDeck intellectual property;

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change or modify in any material respect OnDeck’s formal written policies with respect to (i) the marketing of its product, product development, service provider management, or (ii) the protection of customer data or compliance with applicable lending, debt collection or other similar law;

•	voluntarily terminate, suspend, abrogate, amend or modify any material permit in a manner materially adverse to OnDeck and its subsidiaries, taken as a whole; or

•	enter into, or agree, resolve, commit to enter into, any of the foregoing.

Interim Operations of Enova. The merger agreement provides that until the effective time of the merger, except (i) as expressly contemplated by the merger agreement (including Enova’s confidential disclosure letter), (ii) as required by applicable law (including with respect to any laws, directives, guidelines or recommendations promulgated in response to COVID-19) or (iii) as approved in writing by OnDeck (such approval not to be unreasonably withheld, conditioned or delayed; provided, that if OnDeck does not respond to Enova’s request for approval within five business days from its receipt of request from Enova, OnDeck’s written approval shall be deemed to have been provided), Enova will and will cause each of its subsidiaries to use its commercially reasonable efforts to (a) conduct their business in all material respects in the ordinary course of business (taking into account COVID-19 and any material event or change in circumstances that occurs following July 28, 2020) and (b) preserve substantially intact its current business organization and maintain relationships with governmental authorities with jurisdiction over the operations of Enova and its subsidiaries, key suppliers and other persons with whom Enova or its subsidiaries have material business dealings and maintain and preserve the goodwill associated with the business, affairs and properties of Enova and its subsidiaries. Enova has agreed that, except (i) as expressly contemplated by the merger agreement (including Enova’s confidential disclosure letter), (ii) as required by applicable law (including with respect to any laws, directives, guidelines or recommendations promulgated in response to COVID-19) or (iii) with the prior written approval of OnDeck (such approval not to be unreasonably withheld, conditioned or delayed; provided, that if OnDeck does not respond to Enova’s request for approval within five business days from its receipt of request from Enova, OnDeck’s written approval shall be deemed to have been provided), it will not, and will not permit any of its subsidiaries to:

•

amend or propose any amendment to its respective organizational documents other than, with respect to any subsidiary of Enova (including Merger Sub), immaterial amendments to the organizational documents;

•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Enova;

•

declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination) in respect of any shares of capital stock or other equity or voting interest, or make any actual, constructive or deemed distribution in respect of any shares of capital stock or other equity or voting interest, except for (i) dividends or distributions made by any wholly owned subsidiary of Enova (or any non-wholly owned subsidiary of Enova that is a “guarantor” or “restricted subsidiary” under the general corporate credit agreement or the unsecured note indentures of Enova and its affiliates) to Enova or one of its subsidiaries or (ii) dividends or distributions by non-wholly owned Subsidiaries of Enova in the ordinary course of business or as required under such subsidiaries organizational documents;

•

merge or consolidate with any person or acquire any interest in any third party or any division, assets, properties, businesses or equity securities if such transaction would prevent, materially delay or materially impair the consummation of the merger;

•

alter any rights of Enova’s outstanding equity securities, reclassify, split, combine, subdivide or redeem, repurchase, purchase or otherwise acquire or offer to redeem, repurchase, purchase or otherwise acquire any of its capital stock or other equity or voting interest, or any rights, warrants or options to acquire any such equity or voting interests other than acquisitions of shares of Enova common stock in connection with the surrender of shares of Enova common stock by holders of Enova options in order to pay the exercise price of such Enova options outstanding, the withholding of shares of Enova common stock to satisfy tax obligations incurred in connection with the exercise of Enova options outstanding as of the date of the merger agreement and the settlement of Enova restricted stock units, acquisitions by Enova of Enova options and Enova restricted stock units outstanding as of the date of the merger agreement or granted after the merger agreement in compliance with the merger agreement and any stock combination or reverse stock split necessary to remain in compliance with the rules of the NYSE; or

•	enter into, or agree, resolve, commit to enter into, any of the foregoing.

OnDeck Stockholder Meeting. The merger agreement requires that OnDeck (in accordance with the DGCL, OnDeck’s organizational documents and the rules of the NYSE) take all action necessary to establish a record date for, duly call, and give notice of, and convene a meeting of the OnDeck stockholders (the “OnDeck stockholder meeting”) for the purpose of obtaining the requisite stockholder approval to adopt the merger agreement (the “OnDeck stockholder approval”). The OnDeck stockholder meeting will be convened as promptly as reasonably practicable following the mailing of the proxy statement/prospectus. Unless there has been an OnDeck board recommendation change (as defined below), OnDeck will use its reasonable best efforts to solicit proxies to obtain OnDeck stockholder approval at OnDeck special meeting.

OnDeck may adjourn or postpone the OnDeck stockholder meeting (i) to solicit additional proxies necessary to obtain the OnDeck stockholder approval; (ii) in an absence of quorum; (iii) if necessary to comply with applicable law or a request from the SEC or its staff; or (iv) to give OnDeck stockholders sufficient time to evaluate any information or disclosure that OnDeck has provided or otherwise made available to OnDeck stockholders (including in connection with any OnDeck board recommendation change).

No Solicitation. OnDeck has agreed that it will not, and will cause its subsidiaries and its and their respective directors and officers not to and shall use its reasonable best efforts to cause its and its subsidiaries’ respective non-officer employees, investment bankers, attorneys, consultants, accountants and other advisors or representatives (collectively, “representatives”) not to, directly or indirectly:

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solicit, initiate or take any action to knowingly encourage, facilitate or induce the submission of any acquisition proposal (as defined on page [    ]) or any proposal or inquiry that would reasonably be expected to lead to an acquisition proposal;

•

enter into, or participate in, any discussions or negotiations with, furnish any nonpublic information relating to OnDeck or any of its subsidiaries to, provide or afford access to the business, properties, assets, books or records of OnDeck or any of its subsidiaries to, any third party that OnDeck knows or should reasonably be expected to know is seeking to make, or has made, an acquisition proposal or any inquiry or proposal that would reasonably be expected to lead to an acquisition proposal (except to notify such person as to the existence of such non-solicitation restrictions);

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(i) withdraw, qualify, amend or modify in any manner adverse to Enova, the resolution recommending that the OnDeck stockholders adopt the merger agreement in accordance with Delaware General Corporation Law (“DGCL”) (the “OnDeck board recommendation”); (ii) fail to include the OnDeck board recommendation herein; (iii) recommend, adopt or approve or publicly propose to recommend, adopt or approve any acquisition proposal or enter into or approve, recommend or declare advisable for OnDeck or any of its subsidiaries to execute or enter into, any agreement, letter of intent, understanding, agreement in principle or other similar arrangement (other than an acceptable confidentiality agreement) in connection with any acquisition proposal; or (iv) fail to recommend against any acquisition proposal or reaffirm without qualification the OnDeck board recommendation in a statement complying with Rule 14e-2(a) under the Exchange Act, in each case, with regard to an acquisition proposal that is a tender or exchange offer, by the close of business on the 10th business day after the commencement of such acquisition proposal under Rule 14d-2 (any of the foregoing, a “OnDeck board recommendation change”);

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take any action to make any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transaction” or “business combination statute or regulation” or other similar anti-takeover laws and regulations under applicable law inapplicable to any third party or any acquisition proposal; or

•	resolve, authorize, legally commit or propose publicly to do any of the foregoing.

An “acquisition proposal” is any bona fide proposal or offer from any person or group relating to any:

•

direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of OnDeck or any of its subsidiaries (including securities of the OnDeck’s subsidiaries) equal to 20% or more of the consolidated assets of OnDeck and its subsidiaries;

•	direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 20% or more of the issued and outstanding OnDeck common stock or voting securities of OnDeck;

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tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning 20% or more of the issued and outstanding OnDeck common stock or voting securities of OnDeck; or

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merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization or similar transaction involving OnDeck or any of its subsidiaries whereby such person or group would acquire, directly or indirectly, (i) 20% or more of the consolidated assets of OnDeck and its subsidiaries or (ii) beneficial ownership of 20% or more of OnDeck’s common stock or voting securities of OnDeck or equity or voting securities of OnDeck’s subsidiaries representing, directly or indirectly, 20% or more of the consolidated assets of OnDeck and its subsidiaries.

If the OnDeck Board receives an acquisition proposal made after the date of the merger agreement and prior to the OnDeck stockholder approval that was not solicited in material breach of the non-solicitation provisions of the merger agreement, OnDeck may (subject to compliance with the non-solicitation provisions of the merger agreement):

•	contact the third party that has made such acquisition proposal solely to ascertain facts or clarify the terms of such acquisition proposal; and

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(i) engage in negotiations or discussions with such third party that has made an acquisition proposal, and (ii) enter into a confidentiality agreement with such third party and furnish to such third party and its representatives and financing sources nonpublic information relating to OnDeck or any of its subsidiaries pursuant to such confidentiality agreement; provided that all such nonpublic information (to the extent that such information has not been previously provided or made available to Enova) is provided or made available to Enova, as the case may be, substantially concurrently with the time it is provided or made available to such third party; provided, further, that prior to and as a condition of taking any actions described in clauses (i) and (ii) above, the OnDeck Board (or any committee thereof) determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal constitutes, or would reasonably be expected to lead to, a superior proposal.

OnDeck will notify Enova promptly (in any event within 48 hours of receipt) of any acquisition proposal or material modification thereof or any proposal or inquiry by a third party that is reasonably expected to lead to an acquisition proposal or any material modification thereof or any request for information relating to OnDeck or any of its subsidiaries for access to the business, properties, assets, books or records of OnDeck or any of its subsidiaries by any third person that is reasonably likely to make an acquisition proposal. Each notice will be provided in writing and identify any material terms and conditions (including price and the identity of any such third party) of any acquisition proposal. Following any initial notice, OnDeck must keep Enova reasonably informed, on a reasonably current basis, of any material change in the status and details of any such acquisition proposal, and promptly provide Enova copies of all written materials provided to OnDeck that describe the terms or conditions of any acquisition proposal.

A “superior proposal” is a bona fide written Acquisition Proposal that did not result from a material violation of certain non-solicitation provisions of the merger agreement for or in respect of at least a fifty percent of the outstanding shares of OnDeck common stock or OnDeck’s and its subsidiaries’ assets:

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on terms that the OnDeck Board (or a committee thereof) determines in good faith, after consultation with its financial advisor of nationally recognized reputation and outside legal counsel, and taking into account all the terms and conditions of the acquisition proposal (including the identity of the person making the acquisition proposal, the expected timing and likelihood of consummation, conditions to consummation (including any required governmental approvals) and availability of necessary financing) that if consummated, is more favorable to the OnDeck stockholders from a financial point of view than the merger (taking into account any proposal by Enova to amend the terms of the merger agreement); and

•	that is reasonably capable of being completed on the terms proposed.

OnDeck Board’s Recommendation to Stockholders. OnDeck has agreed that the OnDeck Board will recommend the adoption of the merger agreement to OnDeck’s stockholders and to include such recommendation in this proxy statement/prospectus. The merger agreement provides that, subject to the exceptions described below, neither the OnDeck Board nor any committee thereof will (i) withdraw or qualify, amend or modify in any manner adverse to Enova, the OnDeck board recommendation; (ii) fail to include the OnDeck board recommendation herein; (iii) approve or recommend, or propose publicly to approve or recommend, any acquisition proposal; or (iv) fail to recommend against any acquisition proposal or reaffirm without qualification the OnDeck board recommendation in a statement complying with Rule 14e-2(a) under the Exchange Act, in each case with regard to an acquisition proposal that is a tender or exchange offer, by the close of business on the 10th business day after the commencement of such acquisition proposal under Rule 14d-2 (collectively, an “OnDeck board recommendation change”). Notwithstanding anything to the contrary in the merger agreement, prior to obtaining the OnDeck stockholder approval of the merger proposal (the “OnDeck stockholder approval” and such time, the “approval time”) the OnDeck Board (or any committee thereof) may:

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if the OnDeck Board (or any committee thereof) receives an acquisition proposal (other than as a result of a material breach of the non-solicitation provisions of the merger agreement), which the OnDeck Board (or any committee thereof) determines in good faith, after consultation with its financial advisor of nationally recognized reputation and outside legal counsel, constitutes a superior proposal, (i) make an OnDeck board recommendation change, or (ii) terminate the merger agreement to enter into a definitive agreement providing for such acquisition proposal; provided that the OnDeck Board (or any committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such actions would be inconsistent with its fiduciary duties under applicable law; provided, further, that OnDeck shall not terminate the merger agreement pursuant to clause (ii) above, unless concurrently with such termination OnDeck pays the termination fee of $2.8 million; or

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make an OnDeck board recommendation change in response to an intervening event (as defined below) if the OnDeck Board (or any committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

The OnDeck Board (or any committee thereof) and OnDeck, as applicable, will not, in response to a superior proposal make an OnDeck board recommendation change or terminate the merger agreement unless, prior to effecting any such OnDeck board recommendation change or termination of the merger agreement:

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OnDeck has notified Enova in writing at least four-business-days before taking such action of its intention to take such action, which notice will include a copy of the most recent version of any proposed definitive agreement in respect of, or a reasonably detailed description of the material terms and conditions of, the superior proposal (including price and the identity of the third party making such superior proposal);

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if and to the extent requested by Enova, during such four-business day period, OnDeck and its representatives have discussed and negotiated in good faith with Enova regarding any proposal by Enova to amend the terms of the merger agreement in response to such superior proposal; and

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after the four-business-day period described above, the OnDeck board (or any committee thereof) determines, after consultation with its financial advisor of nationally recognized reputation and outside legal counsel and taking into account any proposal by Enova to amend the terms of the merger agreement, that the applicable acquisition proposal continues to constitute a superior proposal (provided that in the event of any amendment to the financial terms or other material terms of any such superior proposal (including any change to the exchange ratio or merger consideration), OnDeck will be required to send Enova a new written notification in respect of such amendment to the superior proposal and OnDeck will be required, if and to the extent requested by Enova, to negotiate in good faith any proposal by Enova to amend the terms of the merger agreement in response to such amendment to such superior proposal, except that three business days’ notice, as opposed to four business days’ notice, shall be required).

The OnDeck Board (or any committee thereof) and OnDeck, as applicable, will not, in response to an intervening event (as defined below), make an OnDeck board recommendation change unless, prior to effecting any such OnDeck board recommendation change:

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OnDeck has notified Enova in writing of its intention to take such action at least four business days before taking such action, which notice will contain a reasonably detailed description of the facts relating to the intervening event;

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if and to the extent requested by Enova, during such four-business day period, OnDeck and its representatives have negotiated in good faith with Enova regarding any proposal by Enova to amend the terms of the merger agreement in response to such intervening event; and

•

after the four-business-day period described above, the OnDeck Board (or committee thereof) determines in good faith, after consultation with its outside legal counsel and taking into account any proposal by Enova to amend the terms of the merger agreement, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

An “intervening event” is any event, fact, change, effect, development or occurrence that was not known or reasonably foreseeable to the OnDeck Board as of the date of the merger agreement, and does not relate to or involve any acquisition proposal or result from a breach of the merger agreement by OnDeck. However, the following events will not constitute an intervening event:

•	compliance with or performance under the express terms of the merger agreement;

•	any change in the market price or trading volume of OnDeck common stock or Enova common stock;

•	any change, in and of itself, in the credit ratings of OnDeck or its subsidiaries;

•	any changes in any analysts’ recommendations or ratings with respect to OnDeck or Enova or any of its respective subsidiaries; or

•

any failure by Enova or its subsidiaries to meet any internal or published protections, forecast, estimates or predictions in respect of revenue, earnings or other financial or operating metrics for any periods (provided that the underlying causes of any of the foregoing occurrences set forth herein may constitute, or be taken into account in determining whether there has been, an intervening event).

Even if the OnDeck Board changes its recommendation with respect to the merger agreement in a manner adverse to Enova (but provided that OnDeck does not terminate the merger agreement in order to accept a superior proposal), OnDeck must still call a stockholder meeting as otherwise required by the merger agreement and submit the adoption of the merger agreement and the merger to the vote of OnDeck’s stockholders.

Reasonable Best Efforts Covenant. Enova and OnDeck have agreed to cooperate with each other and use their best efforts to promptly take or cause to be taken all actions, and do or cause to be done all things, and assist and cooperate with the other parties in doing or causing to be done all things, in each case as are necessary, proper or advisable pursuant under the merger agreement and applicable laws to consummate and make effective, as promptly as practicable, the merger and the other transactions contemplated by the merger agreement, including, without limitation,

•

causing the conditions of the merger to be satisfied, obtaining all consents, waivers, approvals, orders and authorizations from governmental authorities and making all registrations, declarations and filings with the governmental authorities necessary or advisable to consummate the transaction. Enova and OnDeck have submitted the notifications required under the HSR Act relating to the merger.

OnDeck and its subsidiaries will also reasonably cooperate with Enova in good faith to obtain any consents to the merger required from lenders to OnDeck or any of its subsidiaries pursuant to any contracts relating to OnDeck’s indebtedness.

Enova and OnDeck have certain rights to review and to be informed of filings or written materials made or submitted by the other party to any governmental agency, body, authority or entity in connection with the transactions contemplated by the merger agreement, and are required to provide the other party with the opportunity to participate in any meeting with any governmental agency, body, authority or entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by the merger agreement. Without limiting the foregoing, Enova has agreed to use its reasonable best efforts to oppose any request for, the entry of, and seek to have vacated or terminated, any order, judgment, decree, injunction or ruling of any governmental authority that could restrain, prevent or delay any required consents applicable to the merger, including by defending through litigation, any action asserted by any person in any court or before any governmental authority and by exhausting all avenues of appeal, including appealing properly any adverse decision or order by any governmental authority.

Enova and OnDeck have also agreed to cause the requisite filings required under the merger agreement to comply in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NYSE.

Certain Employee Benefits Matters. For the period beginning as of the effective time of the merger and ending on December 31, 2020 (the “continuation period”), Enova will continue (or will cause the surviving corporation to continue) to provide to each individual who is employed by OnDeck and its subsidiaries as of the effective time of the merger who remains employed with Enova or any of its subsidiaries (each, an “affected employee”), for so long as such affected employee remains employed by Enova or any of its subsidiaries during such continuation period:

•	base compensation that is not less than the base compensation in effect for such affected employee immediately prior to the effective time of the merger;

•	target annual cash incentive opportunities that are no less than those in effect for such affected employee immediately prior to the effective time of the merger;

•

severance and termination benefits that are no less favorable than (A) those applicable to such affected employee immediately before the effective time of the merger or (B) the severance and termination benefits provided to similarly situated employees of Enova, whichever is greater; and

•

all other retirement and welfare benefit and compensation plans, programs, policies, agreements or arrangements at levels that are no less favorable in the aggregate than those in effect for (or available to) such affected employee under OnDeck’s employee plans in effect immediately prior to the effective time of the merger.

Following the continuation period Enova will (or will cause the surviving corporation to) provide all continuing employees with all elements of compensation and benefits (including base compensation, target annual cash incentive opportunities, severance and termination benefits, retirement and welfare benefit and compensation plans and long-term and equity-based incentives) in a no less favorable manner than provided to similarly situated Enova employees.

Enova will cause any continuing employee who (i) is a participant in OnDeck’s short-term incentive plans for the bonus period beginning July 1, 2020 and ending on December 31, 2020 (such plans, the “OnDeck Bonus Plans” and such period, the “OnDeck Bonus Period”) and (ii) remains employed through the end of the OnDeck Bonus Period (each such continuing employee, a “Bonus Eligible Employee”), a bonus under the OnDeck Bonus Plans with respect to the OnDeck Bonus Period based on actual achievement of performance goals for the OnDeck Bonus Period; provided that, (A) no such bonus will be payable if applicable performance is below the threshold level of required performance, and (B) for the avoidance of doubt, to the extent the closing of the merger occurs before January 1, 2021, actual performance will be measured based on OnDeck performance for the portion of the OnDeck Bonus Period from July 1, 2020 through the closing of the merger and based on Enova performance for the portion of the OnDeck Bonus Period from the closing through the end of the OnDeck Bonus Period.

Indemnification and Insurance of OnDeck Directors and Officers. Enova has agreed that:

•

for a period of six years following the closing date, Enova will cause the surviving corporation and its subsidiaries to indemnify, hold harmless, exculpate and advance expenses as incurred to any current or former directors or officers (and any person who becomes a director or officer of OnDeck or any of its subsidiaries prior to the effective time of the merger agreement) of OnDeck and its subsidiaries (collectively, the “indemnified persons”) in each case, at least to the same extent (subject to applicable law) as such persons are indemnified, held harmless and exculpated as of the closing date by (i) OnDeck and its subsidiaries pursuant to the organizational documents of OnDeck and its subsidiaries or (ii) any indemnification agreements between OnDeck or any of its subsidiaries and such indemnified person, including with respect to any costs, fees and expenses (including reasonable and documented attorneys’ fees and investigation expenses), judgments, fines, penalties, losses, claims, damages, liabilities, and amounts paid in settlement or compromise in connection with any legal proceeding, whether civil, criminal, administrative or investigative, whenever asserted, to the extent such legal proceeding arises out of or pertains, directly or indirectly, to the fact that the indemnified person is or was a director or officer of OnDeck or subsidiary or affiliate prior to the effective time, any action or omission in such indemnified person’s capacity as a director or officer of OnDeck or any of its subsidiaries or other affiliates, or taken at the request of OnDeck or subsidiary or affiliate (including in connection with serving at the request of OnDeck or such subsidiary or affiliate as a director or officer of another person (including any employee benefit plan)) occurring prior to or at the effective time, and the merger, as well as any actions taken prior to the effective time by OnDeck; provided that, if at any time prior to the sixth anniversary of the effective time, any indemnified person delivers to Enova a written notice asserting a claim for indemnification, then the claim asserted in such notice will survive the sixth anniversary until such claim is fully and finally resolved; provided, further, that if at any time prior to the sixth anniversary, Enova or any of its subsidiaries make any changes to the indemnification, exculpation or hold harmless provisions for any of Enova’s or its subsidiaries’ current or former directors or officers and such changes result in any indemnification, exculpation or hold harmless obligations that are more favorable than those described above, the surviving corporation and its subsidiaries will increase the indemnification, exculpation or hold harmless obligations of the indemnified parties to include any such more favorable terms; and

•

during the six-year period, commencing at the effective time and ending on the sixth anniversary thereof, the surviving corporation will (and Enova will cause the surviving corporation to) maintain in effect OnDeck’s current directors’ and officers’ liability insurance (the “D&O insurance”) in respect of acts or omissions occurring at or prior to the effective time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are substantially equivalent to the D&O insurance; provided that Enova may substitute the existing policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured. The surviving corporation will not be obligated to pay a premium in excess of 300% of the amount paid by OnDeck for coverage for its last full fiscal year (such 300% amount the “maximum premium”). If the premium for such insurance coverage exceeds the maximum premium, then the surviving corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the maximum premium. Prior to the effective time, OnDeck may, however, purchase a prepaid six-year “tail” policy with respect to the D&O insurance with terms that are substantially equivalent to the D&O insurance, so long as the aggregate cost for such “tail” policy doesn’t exceed the maximum premium. If OnDeck is unable to obtain the “tail” policy for an amount less than or equal to the maximum premium, OnDeck will instead be permitted to obtain a six-year “tail policy” with as much comparable insurance as possible for an aggregate premium equal to the maximum premium. If OnDeck purchases such a “tail” policy, the surviving corporation will (and Enova will cause the surviving corporation to) maintain such “tail” policy for a period of at least six years after the effective time.

Other Covenants. The merger agreement contains certain other covenants and agreements, including covenants relating to, among other matters:

•	the resignations of OnDeck directors;

•	Enova causing Merger Sub to comply with its obligations under the merger agreement;

•	cooperation between OnDeck and Enova in the preparation of this proxy statement/prospectus;

•	confidentiality and access by each party to certain information about the other party during the period before the effective time of the merger;

•	cooperation and use of OnDeck’s reasonable best efforts to cause the delisting of OnDeck common stock from NYSE and deregistration of OnDeck common stock pursuant to the exchange act;

•

Enova taking, or causing to take, all actions, and to do or cause to be done all things reasonably necessary to cause Enova common stock to be issued in the merger to be approved for listing on the NYSE subject to official notice of issuance and obtain any necessary state securities law or “blue sky” permits required to issue Enova common stock;

•

OnDeck and the OnDeck Board taking reasonable actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the merger and if any “anti-takeover” statute becomes applicable, OnDeck and the OnDeck Board taking reasonable actions within their power to ensure the merger is consummated;

•

cooperation between the parties to take all steps as required under applicable law to cause any dispositions of equity securities (including derivative securities) of OnDeck (including the disposition, cancellation or deemed disposition and cancellation of OnDeck common stock, OnDeck options, OnDeck RSUs or OnDeck PSUs) or acquisitions of equity securities (including derivative securities) of Enova in connection with the merger by each individual who is a director or executive officer of OnDeck to be exempt under Rule 16b-3 promulgated under the exchange act;

•

further assurances regarding actions necessary to vest, perfect or confirm of record in the surviving corporation any and all right, title and interest in the rights, properties or assets of OnDeck as a result of the merger;

•

cooperation between the parties, upon the request by OnDeck, to use their respective reasonable best efforts to negotiate in good faith and enter into a definitive document providing for bridge financing provided by Enova to OnDeck; and

•	cooperation between OnDeck and Enova in the defense or settlement of any stockholder litigation relating to the merger.

Representations and Warranties

OnDeck makes various representations and warranties to Enova in the merger agreement that are subject in some cases to exceptions and qualifications set forth in the merger agreement. These representations and warranties relate to, among other things:

•	corporate organization and good standing;

•	corporate authorization to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the stockholder vote and governmental approvals required in connection with the contemplated transactions;

•	absence of any breach of organizational documents, law or certain material agreements as a result of the contemplated transactions;

•	capitalization;

•	ownership of subsidiaries;

•	filings with the SEC;

•	financial statements;

•	accuracy of information provided for inclusion in this proxy statement/prospectus;

•	disclosure controls and procedures and internal control over financial reporting;

•	absence of material changes since March 31, 2020;

•	absence of undisclosed material liabilities;

•	litigation;

•	tax matters;

•	employee benefits and labor matters;

•	compliance with laws;

•	regulatory matters, including compliance with (i) anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 and (ii) economic sanctions/trade laws;

•	environmental matters;

•	real property matters;

•	material contracts and material commercial arrangements;

•	intellectual property;

•	insurance matters;

•	advisors’ fees;

•	loan originations;

•	transactions with affiliates;

•

receipt by the OnDeck Board of opinions of OnDeck’s financial advisor as to the fairness, from a financial point of view, of the merger consideration to be received by OnDeck stockholders pursuant to the merger agreement; and

•	inapplicability of the Delaware anti-takeover statute.

In addition, Enova and Merger Sub make representations and warranties to OnDeck. These representations and warranties relate to, among other things:

•	corporate organization and good standing;

•	corporate authorization to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	governmental approvals required in connection with the contemplated transactions;

•	absence of any breach of organizational documents, law or certain material agreements as a result of the contemplated transactions;

•	capitalization;

•	ownership of subsidiaries;

•	filings with the SEC;

•	financial statements;

•	accuracy of information provided for inclusion in this proxy statement/prospectus;

•	disclosure controls and procedures and internal control over financial reporting;

•	absence of material changes since March 31, 2020;

•	absence of undisclosed material liabilities;

•	litigation;

•	compliance with laws;

•	insurance matters;

•	advisors’ fees;

•	operations of Merger Sub;

•	no vote of Enova stockholders being required to complete the merger;

•	regulatory matters, including compliance with (i) anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 and (ii) economic sanctions/trade laws; and

•	ownership of OnDeck common stock.

The representations and warranties in the merger agreement do not survive the closing or termination of the merger agreement.

Certain of the representations and warranties made by the parties are qualified as to “knowledge,” “materiality” or “material adverse effect.” For purposes of the merger agreement, “material adverse effect” is, with respect to either OnDeck or Enova, as applicable, any change, event, development, effect or circumstance (collectively, “effects”) that, individually or in the aggregate, has had or would reasonably be expected to result in a material adverse effect on the business, financial condition, assets or operations of the relevant company and its subsidiaries, taken as a whole; provided that none of the following effects, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a material adverse effect:

•	any changes in general economic conditions or the global, international or regional economy, generally;

•

changes in conditions in the financial markets, credit markets or capital markets, including changes in interest rates, exchange rates or credit ratings, any suspension of trading in securities, or changes in monetary policy or fiscal policy generally on any securities exchange or over-the-counter market;

•	any effect affecting the industries in which OnDeck and Enova, or any of their respective subsidiaries, conduct business;

•	regulatory, legislative or political conditions;

•

any geopolitical conditions, outbreak of hostilities, acts of war (whether or not declared), riots or civil unrest curfews, public disorders, terrorism or military actions, including any escalation or worsening thereof;

•

any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including COVID-19) or disease outbreak, human health crises or other force majeure events, in each case, including any worsening thereof after the execution of the merger agreement;

•

the execution or announcement of the merger agreement or the pendency of the merger, including the impact on the relationships of OnDeck or Enova, and their respective subsidiaries with customers, suppliers, lenders, lessors, business partners, employees, regulators, governmental authorities or any other person;

•	compliance by any party with express terms of the merger agreement;

•	any action taken or refrained from being taken, in each case to which Enova or OnDeck has expressly consented (or in accordance with the merger agreement is deemed to have consented);

•	any promulgation or enactment of, change in, implementation of, enforcement or change in interpretation, implementation or enforcement of GAAP or law;

•

changes in the price, or changes in the trading volume, of the OnDeck common stock or Enova common stock, respectively, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a material adverse effect has occurred to the extent not otherwise excluded hereunder);

•	any failure by OnDeck or Enova and their respective subsidiaries to meet any public estimates or expectations of OnDeck’s or Enova’s revenue, earnings or other financial performance or results of operations for any period or any internal plans, projects or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure may be taken into consideration when determining whether an material adverse effect has occurred to the extent not otherwise excluded hereunder); and

•	any government shutdown.

The exceptions described in the first, second, third, fourth, fifth, sixth and tenth (excluding any change, event, effect or circumstance arising from or related to COVID-19) bullets above, will not be prohibited from being taken into account to the extent that such changes, events, effects or circumstances have had a disproportionate adverse effect on OnDeck relative to other similarly situated companies operating in the same industries as OnDeck and its subsidiaries, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a material adverse effect has occurred.

Conditions to Completion of the Merger

The obligations of each of Enova, OnDeck and Merger Sub to complete the merger are subject to the satisfaction or, to the extent permitted by law and in accordance with the merger agreement, waiver of the following conditions:

•	adoption by the OnDeck stockholders of the merger agreement;

•	expiration or termination of the HSR Act waiting period;

•	absence of any legal or regulatory prohibition on completion of the merger;

•	Enova’s registration statement on Form S-4, which includes this proxy statement/prospectus, being effective and not subject to any stop order by the SEC; and

•	approval for the listing on the NYSE of the shares of Enova common stock to be issued in the merger, subject to official notice of issuance.

In addition, the obligations of each of Enova, OnDeck and Merger Sub to consummate the merger are subject to the satisfaction or, to the extent permitted by law and in accordance with the merger agreement, waiver of the following conditions:

•	accuracy as of closing of the representations and warranties made by the other party or parties to the extent specified in the merger agreement;

•	performance in all material respects of all of the obligations of the other party or parties required to be performed by it in the merger agreement prior to the closing date of the merger; and

•	receipt of a certificate executed by an authorized officer of the other party certifying that the conditions above have been satisfied.

Termination of the Merger Agreement

Right to Terminate. The merger agreement may be validly terminated only as follows:

•	by the mutual written consent of Enova and OnDeck.

•	by either Enova or OnDeck:

•

if there is in effect any law in any jurisdiction of competent authority or order, issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction, that permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the merger and in the case of any such order, such order becomes final and non-appealable, except that the right to terminate the merger agreement will not be available to either Enova or OnDeck to the extent such party has failed to use its commercially reasonable efforts to resist, appeal, obtain consent pursuant to, resolve or lift, applicable, such final and non-appealable order;

•

if the merger has not been completed by April 28, 2021 (such date as it may be extended, the “termination date”), provided that, if the closing has not occurred by the termination date solely to the extent such closing condition has not been satisfied due to an order arising under any antitrust law, but all other conditions have been met, then the termination date may be extended by either Enova or OnDeck until the date that is 90 days after the original termination date by written notice to the other party; provided, further, that, if the closing has not occurred by the termination date (as extended) solely due to any delays associated with governmental authority disruptions due to COVID-19, then the termination date will automatically be extended to 10 business days following the cessation of the relevant governmental authority disruptions; provided, further, that the right to terminate the merger agreement as described herein will not be available to either Enova nor OnDeck if such party’s beach of any provision of the merger agreement causes or results in the failure to consummate the merger on or before the termination date;

•	if OnDeck fails to obtain OnDeck stockholder approval at the OnDeck special meeting or at any adjournment or postponement thereof; or

•

if there has been a breach by the other party of any of its representations, warranties, covenants or agreements contained in the merger agreement, and such breach would result in the failure to satisfy certain conditions to the obligations of Enova and Merger Sub (in the case of a breach by OnDeck) or certain conditions to the obligations of OnDeck (in the case of a breach by Enova or Merger Sub) to the merger, and such breach is incapable of being cured by the termination date or, if capable of being cured, is not cured within 30 days following written notice thereof to the breaching party (or, if earlier, by the fifth business day immediately prior to the termination date); provided that either party will not have the right to terminate the merger agreement if it is then in material breach of any representations, warranties, covenants or other agreements contained in the merger agreement that would result in the failure of certain conditions to the completion of the merger to be satisfied.

•	By Enova:

•	if at any time the OnDeck Board (or a committee thereof) has effected a OnDeck board recommendation change; or

•

in the event of the willful breach (as described below) by OnDeck of its obligations under the non-solicitation provisions of the merger agreement (as discussed on page [    ]), unless Enova is not harmed as a result; provided that the right to terminate the merger agreement as described herein will only be available to Enova prior to the approval time.

•	By OnDeck:

•

prior to the approval time, in order to concurrently enter into a definitive agreement with respect to a superior proposal (and pay the termination fee of $2.8 million); provided that the right to terminate the merger agreement as described herein will only be available to OnDeck if it has not materially breached its obligations under the non-solicitation provisions of the merger agreement.

Termination Fees Payable by OnDeck. OnDeck has agreed to pay or cause to be paid to Enova a termination fee of $2.8 million (the “termination fee”) in connection with a termination of the merger agreement under the following circumstances:

•

if (A) prior to the approval time, the merger agreement is terminated by OnDeck or Enova (i) because the termination date has occurred or (ii) because OnDeck failed to obtain the OnDeck stockholder approval at the OnDeck special meeting (or any adjournment or postponement thereof); (B) following the execution and delivery of the merger agreement and prior to termination of the merger agreement, an acquisition proposal has been publicly announced or publicly made known and has not been publicly withdrawn at least three business days in advance of the OnDeck special meeting; and (C) within 12 months following termination of the merger agreement, either an acquisition proposal is consummated or OnDeck enters into a definitive agreement providing for an acquisition proposal and such acquisition proposal is subsequently consummated. For purposes of this section an acquisition proposal means an acquisition proposal for or in respect of at least fifty percent of the outstanding shares of OnDeck common stock or fifty percent of OnDeck’s consolidated assets;

•

if the merger agreement is terminated by Enova pursuant to a OnDeck board recommendation change or in the event of a willful breach by OnDeck of the non-solicitation provisions of the merger agreement; or

•	if the merger agreement is terminated by OnDeck pursuant to its entry into a definitive agreement with respect to a superior proposal.

The merger agreement further provides that if OnDeck pays the termination fee to Enova, except in the case of willful breach or fraud, Enova cannot also seek to recover any other money damages or seek any other remedy from OnDeck.

Expenses

Except as described above, all costs and expenses incurred in connection with the merger agreement and related transactions will be paid by the party incurring such costs or expenses. In addition, Enova will be responsible for all fees and expenses of the exchange agent.

Amendments

Subject to applicable law and subject to the other provisions of the merger agreement, the merger agreement may be amended by OnDeck, Enova and Merger Sub at any time by execution of an instrument in writing signed on behalf of each of OnDeck (pursuant to authorized action by the OnDeck Board (or a committee thereof)), Enova and Merger Sub, except that in the event that the approval time has occurred, no amendment may be made to the merger agreement that requires the approval of the OnDeck stockholders pursuant to the DGCL without such approval.

Extension; Waivers

At any time and from time to time prior to the effective time, OnDeck and Enova may, to the extent legally allowed and except as otherwise set forth in the merger agreement, (a) extend the time for the performance of any of the obligations and other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party and (c) subject to applicable law, waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

Governing Law; Jurisdiction; Waiver of Jury Trial

The merger agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to the merger agreement will be construed in accordance with and governed by the law of the State of Delaware, without giving effect to any choice or conflict of law provisions or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction over than the State of Delaware. Each party irrevocably consents to the service of summons and compliant and any other process in any claim, action, lawsuit, litigation, suit, investigation, arbitration or other similar legal proceeding (a “legal proceeding”) relating to the merger, for and on behalf of itself or any of its properties or assets. Each party irrevocably and unconditionally consents and submits itself and its properties and assets in any legal proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware (the “chosen courts”) in the event that any dispute or controversy arises out of the merger agreement or the transactions contemplated by the merger agreement, irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any such legal proceeding in any such court or that any such legal proceeding, which is brought in any such court has been brought in an inconvenient forum and agrees not to bring any legal proceeding relating to the merger in any court other than the chosen courts. Process in any such legal proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the chosen courts. Each of the parties to the merger agreement irrevocably and unconditionally waives any and all right to trial by jury in any legal proceeding arising out of or related to the merger agreement or the transactions contemplated thereby.

Specific Performance

The parties will be entitled to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in addition to any other remedy to which they are entitled at law or in equity.

Third-Party Beneficiaries

Neither the merger agreement nor any other agreement contemplated thereby is intended to confer on any person other than the parties thereto and their respective successors and permitted assigns any rights or remedies, except for:

•	the provisions of the merger agreement relating to indemnification and exculpation from liability for the directors and officers of OnDeck; and

•

from and after the completion of the merger, the holders of OnDeck common stock, OnDeck options, OnDeck RSUs, OnDeck PSUs or OnDeck Performance Unit Awards to receive the merger consideration and dividend consideration, option consideration, adjusted RSUs, director RSU consideration, PSU consideration, 2018 and 2020 Performance Unit Award consideration or adjusted performance unit awards or related payments.

INFORMATION ABOUT THE COMPANIES

Enova

Enova is a leading technology and analytics company focused on providing online financial services. In 2019, Enova extended approximately $2.2 billion in credit or financing to borrowers. As of June 30, 2020, Enova offered or arranged loans or draws on lines of credit to consumers in 40 states in the United States and Brazil. Enova also offers financing to small businesses in all 50 states and Washington D.C. in the United States. Enova uses its proprietary technology, analytics and customer service capabilities to quickly evaluate, underwrite and fund loans or provide financing, allowing it to offer consumers and small businesses credit or financing when and how they want it. Enova’s customers include consumers who and small businesses that have bank accounts but use alternative financial services because of their limited access to more traditional credit from banks, credit card companies and other lenders. Enova was an early entrant into online lending, launching its online business in 2004, and through June 30, 2020, it has completed over 52 million customer transactions and collected more than 37 terabytes of currently accessible customer behavior data since launch, allowing it to better analyze and underwrite its specific customer base. Enova has significantly diversified its business over the past several years having expanded the markets it serves and the financing products it offers. These financing products include installment loans and receivables purchase agreements and line of credit accounts.

Enova was incorporated under the laws of the State of Delaware on September 7, 2011. Enova common stock is traded on the NYSE under the symbol “ENVA.”

The principal executive offices of Enova are located at 175 West Jackson Boulevard, Chicago, Illinois 60604; its telephone number is (312) 568-4200; and its website is www.enova.com.

This proxy statement/prospectus incorporates important business and financial information about Enova from other documents that are not included in or delivered with this proxy statement/prospectus. For a list of the documents that are incorporated by reference in this proxy statement/prospectus, see “Where You Can Find More Information” beginning on page [    ] of this proxy statement/prospectus.

OnDeck

OnDeck is a leader in transparent and responsible online lending to small businesses. OnDeck was founded in 2006 and helped pioneer the use of data analytics and digital technology to make real-time lending decisions and deliver financing rapidly to small businesses online. OnDeck offers a wide range of term loans and lines of credit customized for the needs of small business owners. Since inception, OnDeck has provided over $13 billion in loans to customers in 700 different industries across the United States, Canada and Australia.

OnDeck is a leading platform for online small business lending and continues to transform small business lending by making it efficient and convenient for small businesses to access financing through innovative lending experiences and financial products. OnDeck’s platform touches every aspect of the customer life cycle, including customer acquisition, sales, scoring and underwriting, funding, and servicing and collections. Enabled by its proprietary technology and analytics, OnDeck aggregates and analyzes thousands of data points from dynamic, disparate data sources, and the relationships among those attributes, to assess the creditworthiness of small businesses rapidly and accurately. The data points include customer activity shown on their bank statements, business and personal credit bureau reports, government filings, tax and census data. Small businesses can apply for a term loan or line of credit on OnDeck’s website and, using its proprietary OnDeck Score®, OnDeck can make funding decisions immediately and fund in as fast as 24 hours.

In 2018, OnDeck established ODX, a wholly owned subsidiary, in response to the growing demand from banks for third-party digital origination solutions. Through ODX, OnDeck offers bank and financial institution clients a comprehensive technology and services platform that facilitates online lending to small business customers. Over time, OnDeck believes that ODX can become a significant contributor to OnDeck’s financial growth and profitability, especially given ODX’s wide range of potential bank and non-bank partners. However, OnDeck does not expect ODX to be profitable in the coming few years as our near-term focus is on expanding our capabilities and scaling the business.

OnDeck was incorporated in the state of Delaware on May 4, 2006 and is headquartered in New York, New York, and also has offices in Arlington, Virginia, Denver, Colorado, Sydney, Australia, and Toronto and Montreal, Canada. OnDeck’s common stock is publicly traded on the NYSE, under the ticker symbol “ONDK.” Additional information about OnDeck is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [    ] of this proxy statement/prospectus.

Merger Sub

Merger Sub is a wholly owned subsidiary of Enova. Merger Sub was formed solely for the purpose of completing the merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

Merger Sub was incorporated in the State of Delaware on July 24, 2020. The principal executive offices of Merger Sub are located at 175 West Jackson Boulevard, Chicago, Illinois 60604, and its telephone number is (312) 568-4200.

SPECIAL MEETING

This proxy statement/prospectus is being provided to the OnDeck stockholders as part of a solicitation of proxies by the OnDeck Board for use at the OnDeck special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement/prospectus provides OnDeck stockholders with information they need to know to be able to vote or instruct their vote to be cast at the OnDeck special meeting.

Date, Time and Place

Due to concerns regarding COVID-19 and to assist in protecting the health and well-being of our stockholders and employees, the OnDeck special meeting will be held exclusively in a virtual format to provide a consistent experience to all stockholders regardless of location, on [    ], 2020 at [    ] Eastern time. We have adopted a virtual format for the OnDeck special meeting to make participation accessible for stockholders from any geographic location with internet connectivity. We designed the format of the OnDeck special meeting to ensure that our stockholders who attend the OnDeck special meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You are entitled to attend and participate in the OnDeck special meeting only if you were a stockholder of record as of the close on [    ], 2020, the record date for the OnDeck special meeting, or hold a valid proxy of such a stockholder for the OnDeck special meeting. You can attend the OnDeck special meeting by visiting www.meetingcenter.io/281867925 where you will be able to listen to the meeting live, submit questions and vote your shares online during the meeting, just as you could at an in-person meeting. Shareholders of record will need to provide the control number found on their proxy card to be admitted to the meeting. If you are a stockholder of record, you must enter the password ONDK2020 and your control number, which can be found on your proxy card or voting instruction card. Once admitted, you may submit questions and vote during the OnDeck special meeting by following the instructions that will be available on the meeting website. Please note that you will not be able to attend the virtual OnDeck special meeting in person. OnDeck stockholders of record may also vote their shares of OnDeck common stock by submitting their proxy (i) by completing, dating, signing and mailing their proxy card in the postage-paid envelope, (ii) by calling the toll-free number on their proxy card: 1-[    ] or (iii) over the internet at the following website: www.envisionreports.com/ONDK. If you vote by mail, your proxy card must be received no later than 6:00 p.m. Eastern time on [    ], 2020. If you vote by telephone, you must do so no later than 11:59 p.m. Eastern time on [    ], 2020 and if you vote via the internet, you must do so no later than 11:59 p.m. Eastern time on [    ], 2020.

If you were a beneficial owner of OnDeck common stock as of the record date and you want to attend the OnDeck special meeting, you must register in advance by submitting a legal proxy from your broker, bank, trustee or other nominee reflecting your OnDeck holdings along with your name and email address to Computershare at legalproxy@computershare.com or by mail to: Computershare, On Deck Capital, Inc. Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern time, on [    ], 2020.

Purpose of the OnDeck Special Meeting

At the OnDeck special meeting, OnDeck stockholders will be asked to consider and vote on the following:

•

the merger proposal—a proposal to adopt the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, which is further described in the sections titled “The Merger” and “The Merger Agreement,” beginning on pages [    ] and [    ], respectively;

•

the merger-related compensation proposal—an advisory (nonbinding) proposal to approve the compensation that may be paid or become payable to OnDeck’s named executive officers that is based on or otherwise related to the merger;

•

the adjournment proposal—a proposal to adjourn the OnDeck special meeting from time to time to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the OnDeck special meeting to adopt the merger agreement.

Completion of the merger is conditioned on the approval of the merger proposal.

Recommendation of the OnDeck Board

At a special meeting held on [    ], 2020, the OnDeck Board unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of OnDeck and the OnDeck stockholders, approved the merger agreement and the merger, and directed that the adoption of the merger agreement be submitted to a vote at a meeting of the OnDeck stockholders. Accordingly, the OnDeck Board unanimously recommends that OnDeck stockholders vote “FOR” the merger proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal from time to time if necessary or appropriate, including to solicit additional proxies.

OnDeck stockholders should carefully read this proxy statement/prospectus, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the merger and the transactions contemplated by the merger agreement.

Record Date; Stockholders Entitled to Vote

Only holders of record of OnDeck common stock at the close of business on [    ], the record date, will be entitled to notice of, and to vote at, the OnDeck special meeting or any adjournment or postponement thereof.

On the record date, there were [    ] shares of OnDeck common stock outstanding and entitled to vote at the OnDeck special meeting. Each share of OnDeck common stock outstanding on the record date entitles the holder thereof to one vote on each proposal to be considered at the OnDeck special meeting. OnDeck stockholders may vote virtually at the OnDeck special meeting by following the instructions and entering the control number provided on their proxy card or voting instruction card or by proxy through the internet or by telephone or by a properly executed and delivered proxy card with respect to the OnDeck special meeting.

A complete list of stockholders entitled to vote at the OnDeck special meeting will be available for viewing by any OnDeck stockholder during ordinary business hours for a period of 10 days before the meeting, for purposes pertaining to the OnDeck special meeting, at OnDeck’s offices at 1400 Broadway, 25th Floor, New York, New York 10018, and at the time and place of the OnDeck special meeting during the full duration of the meeting. If OnDeck’s headquarters are closed for health and safety reasons related to COVID-19 during such period, the list of stockholders will be made available for inspection upon request via email to [secretary@ondeck.com], subject to OnDeck’s satisfactory verification of stockholder status. The list of stockholders will also be made available online during the OnDeck special meeting at the OnDeck meeting website.

Voting by OnDeck’s Directors and Executive Officers

At the close of business on [    ], 2020, the most recent practicable date for which such information was available, directors and executive officers of OnDeck and their respective affiliates owned and were entitled to vote [    ] shares of OnDeck common stock, representing approximately [    ]% of the shares of OnDeck common stock outstanding on that date. The number and percentage of shares of OnDeck common stock owned by directors and executive officers of OnDeck and their respective affiliates as of the record date are not expected to be meaningfully different from the number and percentage as of [    ], 2020. OnDeck currently expects its directors and executive officers to vote their shares of OnDeck common stock in favor of each of the proposals to be voted on at the OnDeck special meeting, but no director or executive officer has entered into any agreement obligating him or her to do so.

Quorum; Adjournment

The OnDeck bylaws require that the holders of a majority of the outstanding shares of OnDeck common stock entitled to vote at the OnDeck special meeting be present via the OnDeck meeting website or represented by proxy in order for the business of the OnDeck special meeting to be transacted. The OnDeck special meeting may be adjourned to allow additional time for obtaining additional proxies if the adjournment proposal is approved by the holders of a majority of the outstanding shares of OnDeck common stock present virtually or represented by proxy and entitled to vote at the meeting or, whether or not a quorum is present, by the chairman of the OnDeck special meeting. Notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken, unless:

•	the adjournment is for more than 30 days, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting; or

•

if after the adjournment, a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, in which case a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting.

At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the OnDeck special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

Abstentions will count as votes present and entitled to vote for the purpose of determining the presence of a quorum for the transaction of business at the OnDeck special meeting. Broker non-votes will not be counted for the purpose of determining the presence of a quorum.

Required Vote

The required votes to approve the proposals at the OnDeck special meeting are as follows:

•

The merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of OnDeck common stock entitled to vote thereon. Each share of OnDeck common stock outstanding on the record date of the OnDeck special meeting is entitled to one vote on this proposal. Failures to vote, broker non-votes and abstentions will have the same effect as a vote cast “AGAINST” the approval of such proposal.

•

The merger-related compensation proposal requires the affirmative vote of holders of a majority of the shares of OnDeck common stock present in person or represented by proxy at the OnDeck special meeting and entitled to vote thereon. Each share of OnDeck common stock outstanding on the record date is entitled to one vote on this proposal. Failures to vote and broker non-votes will have no effect on the vote for this proposal (assuming a quorum is present); abstentions will have the same effect as a vote cast “AGAINST” the approval of this proposal. Because the vote on the merger-related compensation proposal is advisory only, it will not be binding on either OnDeck or Enova. Accordingly, if the merger proposal is approved and the merger is completed, the merger-related compensation will be payable to OnDeck’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the approval of the merger-related compensation proposal.

•

The adjournment proposal requires the affirmative vote of holders of a majority of the shares of OnDeck common stock present in person or represented by proxy at the OnDeck special meeting and entitled to vote thereon, whether or not a quorum is present. Each share of OnDeck common stock outstanding on the record date of the OnDeck special meeting is entitled to one vote on this proposal. Failures to vote and broker non-votes will have no effect on the vote for this proposal; abstentions will have the same effect as a vote cast “AGAINST” the approval of this proposal.

How to Vote by Proxy If You are the Record Holder of Your Shares

If you were the record holder of your shares as of the record date, you may submit your proxy to vote by mail, by telephone or via the internet. Record holders of OnDeck common stock may also vote their shares at the OnDeck special meeting.

Voting via the Internet or by Telephone

•

Internet—OnDeck stockholders may submit their proxy over the internet at the following website: www.envisionreports.com/ONDK. Have your proxy card in hand when you access the website and follow the instructions to vote your shares. If you vote via the internet, you must do so no later than 11:59 p.m. Eastern time on [    ], 2020.

•

Telephone—OnDeck stockholders may submit their proxy by calling the toll-free number on their proxy card: 1-[    ]. Have your proxy card in hand when you call and then follow the instructions to vote your shares. If you vote by telephone, you must do so no later than 11:59 p.m. Eastern time on [    ], 2020.

Voting by Mail. As an alternative to submitting your proxy via the internet or by telephone, you may submit your proxy by mail.

•

Mail—OnDeck stockholders may submit their proxy by completing, dating, signing and mailing their proxy card in the postage-paid envelope. If you do not have the postage-paid envelope, please mail your completed, dated and signed proxy card to the following address: [    ]. If you vote by mail, your proxy card must be received no later than 6:00 p.m. Eastern time on [    ], 2020.

How to Vote Your Shares If You Are a “Street Name” Holder

OnDeck stockholders who hold their shares beneficially in “street name” and wish to submit a proxy must provide instructions to the broker, bank, trustee or other nominee that holds their shares of record as to how to vote their shares with respect to each proposal. OnDeck stockholders who hold their shares beneficially and wish to vote at the OnDeck special meeting must receive a legal proxy and voting instruction card with a control number from their broker, bank, trustee or other nominee.

You must also register in advance by submitting your legal proxy reflecting your OnDeck holdings along with your name and email address to Computershare at legalproxy@computershare.com or by mail to: Computershare, On Deck Capital, Inc. Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern time, on [    ], 2020.

General

Please be aware that any costs related to voting via the internet, such as internet access charges, will be your responsibility.

All properly signed proxies that are timely received and that are not revoked will be voted at the OnDeck special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted as recommended by the OnDeck Board. The proxy holders may use their discretion to vote on other matters that properly come before the OnDeck special meeting.

Attendance at the OnDeck Special Meeting and Voting Virtually

To be admitted to the OnDeck special meeting at www.meetingcenter.io/281867925, you must enter the password ONDK2020 and your control number found on your proxy card or voting instruction card. If you do not have a control number, please contact your broker, bank or other nominee as soon as possible so that you can be provided with a control number and gain access to the meeting.

Please note, however, that if you hold your shares of OnDeck common stock in “street name,” such as through a broker, bank or other nominee, and you wish to vote virtually at the OnDeck special meeting, you must obtain a legal proxy from the record holder of the shares (your broker, bank or other nominee) authorizing you to vote at the OnDeck special meeting. You must also register in advance by submitting your legal proxy reflecting your OnDeck holdings along with your name and email address to Computershare at legalproxy@computershare.com or by mail to: Computershare, On Deck Capital, Inc. Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern time, on [    ], 2020.

Revocability of Proxies

Any stockholder giving a proxy has the power to revoke it at any time before the proxy is voted at the OnDeck special meeting. If you are a stockholder of record, you may revoke your proxy in any of the following ways:

(1)	properly submitting a new proxy at a later time by internet or telephone until 11:59 p.m. Eastern time on [ ], 2020;

(2)

properly submitting a new, later-dated proxy card, which must be received before the OnDeck special meeting (in which case only the later-dated proxy is counted and the earlier proxy is revoked), with such proxy received before 6:00 p.m. Eastern time on [    ], 2020;

(3)	attending and voting virtually at the OnDeck special meeting, although attendance at the virtual OnDeck special meeting will not, by itself, revoke a proxy; or

(4)

delivering, before 6:00 p.m. Eastern time on [    ], 2020, to OnDeck’s Corporate Secretary at OnDeck’s executive offices at 1400 Broadway Street, 25th Floor, New York, New York 10018, a written notice of revocation and a proxy with a later date;

If you are a street name stockholder (for example, if your shares are held in the name of a bank, broker or other holder of record) and you vote by proxy, you may generally change your vote by submitting new voting instructions to the holder of record in accordance with that entity’s procedures. If you have obtained a legal proxy from the stockholder of record in accordance with that entity’s procedures, giving you right to vote your shares, you make revoke your earlier proxy by attending the OnDeck special meeting and voting virtually.

Solicitation

The OnDeck Board is soliciting proxies for the OnDeck special meeting from its stockholders. OnDeck will bear the entire cost of the solicitation of proxies, including preparation, assembly and delivery, as applicable, of this proxy statement, the proxy card and any additional materials furnished to stockholders. Proxies may be solicited by directors, officers and a small number of OnDeck’s regular employees personally or by mail, telephone or facsimile, but such persons will not be specially compensated for such service. OnDeck has retained Innisfree M&A Incorporated (“Innisfree”), a proxy solicitation firm, to assist in the solicitation of proxies for an estimated fee of approximately $20,000, plus reasonable out-of-pocket costs and expenses for the services of the firm. As appropriate, copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of OnDeck common stock of record for beneficial owners for forwarding to such beneficial owners. OnDeck may also reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such owners.

Assistance

If you need assistance with voting via the internet, voting by telephone or completing your proxy card, or have questions regarding the OnDeck special meeting, please contact OnDeck’s proxy solicitors at the following addresses and telephone numbers:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders in the U.S. and Canada may call toll-free: (877) 825-8772

Stockholders in other locations may call direct: (412) 232-3651

Banks and brokers may call collect: (212) 750-5833

You may also contact OnDeck’s Investor Relations department at (646) 668-3582 or ir@ondeck.com.

Your vote is very important regardless of the number of shares of OnDeck common stock that you own. Please submit a proxy to vote your shares via the internet, vote by telephone or sign, date and return a proxy card promptly so your shares can be represented, even if you plan to attend the OnDeck special meeting virtually.

Tabulation of Votes

OnDeck has appointed Computershare Trust Company, N.A. to serve as the Inspector of Election for the OnDeck special meeting. Computershare will independently tabulate affirmative and negative votes and abstentions.

ONDECK PROPOSALS

Item 1. The Merger Proposal

(Item 1 on OnDeck Proxy Card)

In the merger proposal, OnDeck is asking its stockholders to adopt the merger agreement. Approval of the merger proposal by OnDeck stockholders is required for completion of the merger. The merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of OnDeck common stock entitled to vote thereon. Each share of OnDeck common stock outstanding on the record date of the OnDeck special meeting is entitled to one vote on this proposal. Failures to vote, broker non-votes and abstentions will have the same effect as a vote cast “AGAINST” the approval of such proposal.

The OnDeck Board unanimously recommends a vote “FOR” the merger proposal (Item 1).

Item 2. The Merger-Related Compensation Proposal

(Item 2 on OnDeck Proxy Card)

In the merger-related compensation proposal, OnDeck is asking its stockholders to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to OnDeck’s named executive officers that is based on or otherwise relates to the merger. The merger-related compensation proposal requires the affirmative vote of holders of a majority of the shares of OnDeck common stock present virtually or represented by proxy at the OnDeck special meeting and entitled to vote thereon. Failures to vote and broker non-votes will have no effect on the vote for this proposal (assuming a quorum is present); abstentions will have the same effect as a vote cast “AGAINST” the approval of this proposal.

Because the vote on the merger-related compensation proposal is advisory only, it will not be binding on both OnDeck and Enova. Accordingly, if the merger proposal is approved and the merger is completed, the merger-related compensation will be payable to OnDeck’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the approval of the merger-related compensation proposal.

The OnDeck Board unanimously recommends a vote “FOR” the merger-related compensation proposal (Item 2).

Item 3. The Adjournment Proposal

(Item 3 on OnDeck Proxy Card)

In the adjournment proposal, OnDeck is asking its stockholders to adopt the adjournment agreement to adjourn the OnDeck special meeting from time to time to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the merger proposal if there are insufficient votes at the time of the OnDeck special meeting to adopt the merger agreement. The adjournment proposal requires the affirmative vote of holders of a majority of the shares of OnDeck common stock entitled to vote thereon, whether or not a quorum is present. Each share of OnDeck common stock outstanding on the record date of the OnDeck special meeting is entitled to one vote on this proposal. Failures to vote and broker non-votes will have no effect on the vote for this proposal; abstentions will have the same effect as a vote cast “AGAINST” the approval of this proposal.

The OnDeck Board unanimously recommends a vote “FOR” the adjournment proposal (Item 3) from time to time to a later date or time if necessary or appropriate.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the merger based on the historical financial statements and accounting records of Enova and OnDeck after giving effect to the merger and the merger-related pro forma adjustments as described in the notes below. The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Enova would have been had the merger occurred on the dates assumed, nor is it necessarily indicative of the future consolidated results of operations or consolidated financial position of the combined company.

The unaudited pro forma condensed combined balance sheet combines the historical condensed consolidated balance sheets of Enova and OnDeck, giving effect to the merger as if it had been consummated on June 30, 2020. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2020 and for the year ended December 31, 2019 combine the historical consolidated statements of income of Enova and OnDeck, giving effect to the merger as if it had been consummated on January 1, 2019, the beginning of the earliest period presented. In addition, the historical condensed consolidated financial data of OnDeck have been adjusted to reflect certain reclassifications in order to conform with Enova’s financial statement presentation.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting for business combinations pursuant to the provisions of Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”), with Enova considered the acquirer of OnDeck for accounting purposes. Accordingly, consideration given by Enova to complete the merger will be allocated to the assets and liabilities of OnDeck based upon their estimated fair values as of the date of completion of the merger. As of the date of this proxy statement/prospectus, Enova has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of the OnDeck assets to be acquired and the liabilities to be assumed and the related allocations of merger consideration, nor has it identified all adjustments necessary to conform OnDeck’s accounting policies to Enova’s accounting policies. A final determination of the fair value of OnDeck’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of OnDeck that exist as of the date of completion of the merger and therefore cannot be made prior to the completion of the transaction. Additionally, the value of the per share consideration to be given by Enova to complete the merger will be determined based on the trading price of Enova’s common stock at the time of the completion of the merger. Accordingly, the pro forma merger consideration allocation and adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary pro forma merger consideration allocation and adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements presented below. Enova estimated the fair value of OnDeck’s assets and liabilities based on discussions with OnDeck’s management, preliminary valuation studies, due diligence and information presented in public filings. Until the merger is completed, both companies are limited in their ability to share information with each other. Upon completion of the merger, final valuations will be performed. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statements of income until the allocation of merger consideration is finalized. There can be no assurance that such finalization will not result in material changes.

These unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with (i) the unaudited consolidated financial statements of each of Enova and OnDeck for the quarterly period ended June 30, 2020 contained in their respective Quarterly Reports on Form 10-Q for the fiscal quarter ended June 30, 2020 and (ii) the audited consolidated financial statements of each of Enova and OnDeck contained in their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2019, all of which are incorporated by reference into this proxy statement/prospectus.

Pro forma adjustments are included only to the extent they are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the combined results. Enova expects to incur significant costs associated with integrating the operations of Enova and OnDeck. The unaudited pro forma condensed combined financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AT JUNE 30, 2020

(in thousands)

	Historical Enova	Historical OnDeck (As Reclassified)	Note 4	Pro Forma Acquisition Adjustments	Note 5	Pro Forma Combined
Assets
Cash and cash equivalents	$321,472	$71,659		$(12,412)	(a)	$380,719
Restricted cash	43,547	77,930		—		121,477
Loans and finance receivables at fair value	799,662	—		691,720	(b)	1,491,382
Loans and finance receivables at amortized cost, net	—	731,359	(a)	(731,359)	(b)	—
Income taxes receivable	10,510	3,313	(a)	5,251	(c)	19,074
Other receivables and prepaid expenses	28,541	15,574	(a)	—		44,115
Property and equipment, net	60,030	24,629		(7,544)	(d)	77,115
Operating lease right-of-use asset	20,302	26,423	(a)	(8,437)	(e)	38,288
Goodwill	267,868	—		—		267,868
Intangible assets, net	1,650	1,502	(a)	25,498	(f)	28,650
Other assets	25,391	5,903	(a)	—		31,294

Total assets	$1,578,973	$958,292		$(37,283)		$2,499,982

Liabilities, Mezzanine Equity and Stockholders’ Equity
Accounts payable and accrued expenses	$87,691	$26,435	(b)(c)	$15,818	(g)	$129,944
Operating lease liability	35,605	35,836	(c)	(4,006)	(h)	67,435
Deferred tax liabilities, net	72,869	(10,306)	(a)	(28,936)	(i)	33,627
Long-term debt	906,588	680,371		(11,483)	(j)	1,575,476

Total liabilities	1,102,753	732,336		(28,607)		1,806,482

Commitments and contingencies
Mezzanine equity:
Redeemable noncontrolling interest	—	6,888		(2,290)	(k)	4,598
Stockholders’ equity:
Common stock	—	408		(408)	(l)	—
Preferred stock	—	—		—		—
Additional paid in capital	71,100	516,892		(414,687)	(l)	173,305
Retained earnings (accumulated deficit)	525,108	(215,339)		327,366	(l)	637,135
Accumulated other comprehensive loss	(8,599)	(1,985)		1,985	(l)	(8,599)
Treasury stock, at cost	(111,389)	(82,503)		82,503	(l)	(111,389)

Total company stockholders’ equity	476,220	217,473		(3,241)		690,452
Noncontrolling interest	—	1,595		(3,145)	(k)	(1,550)

Total stockholders’ equity	476,220	219,068		(6,386)		688,902

Total liabilities, mezzanine equity and stockholders’ equity	$1,578,973	$958,292		$(37,283)		$2,499,982

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2020

(in thousands, except per share data)

	Historical Enova	Historical OnDeck (As Reclassified)	Note 4	Pro Forma Acquisition Adjustments	Note 6	Pro Forma Combined	Note 6
Revenue	$615,313	$191,080	(d)	$31,639	(a)	$838,032
Change in Fair Value/Cost of Revenue	(356,391)	(131,627)	(e)	(151,408)	(b)	(639,426)

Net Revenue/Gross Profit	258,922	59,453		(119,769)		198,606
Expenses
Marketing	37,546	17,137	(f)	21,862	(c)	76,545
Operations and technology	47,770	39,159	(g)(h)(i)	—		86,929
General and administrative	50,287	30,035	(g)(i)	(2,988)	(d)	77,334
Depreciation and amortization	7,674	3,512	(g)(i)	(708)	(e)	10,478

Total Expenses	143,277	89,843		18,166		251,286

Income (Loss) from Operations	115,645	(30,390)		(137,935)		(52,680)
Interest expense, net	(40,753)	(21,860)		(1,565)	(f)	(64,178)
Foreign currency transaction gain (loss), net	23	(951)	(i)	—		(928)
Goodwill impairment	—	(10,960)		—		(10,960)

Income (Loss) before Income Taxes	74,915	(64,161)		(139,500)		(128,746)
Provision for (benefit from) income taxes	21,141	—		(43,617)	(g)	(22,476)
Less: Net (loss) income attributable to noncontrolling interest	—	(7,356)		(3,809)	(h)	(11,165)

Net income (loss) from continuing operations attributable to the company	$53,774	$(56,805)		$(92,074)		$(95,105)

Earnings (Loss) Per Share:
Earnings (loss) per common share
Basic	$1.72	$(0.94)				$(2.58)	(j)
Diluted	1.70	(0.94)				(2.58)	(j)
Weighted average common shares outstanding:
Basic	31,270	60,626				36,866	(j)
Diluted	31,592	60,626				36,866	(j)

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2019

(in thousands, except per share data)

	Historical Enova	Historical OnDeck (As Reclassified)	Note 4	Pro Forma Acquisition Adjustments	Note 6	Pro Forma Combined	Note 6
Revenue	$1,174,757	$444,486	(j)	$17,371	(i)	$1,636,614
Cost of Revenue	(602,894)	(173,369)	(k)	—		(776,263)

Gross Profit	571,863	271,117		17,371		860,351
Expenses
Marketing	115,132	50,518	(l)	—		165,650
Operations and technology	84,262	79,305	(m)(n)(o)	—		163,567
General and administrative	109,204	66,303	(m)(o)	(8,988)	(d)	166,519
Depreciation and amortization	15,055	10,132	(m)(o)	(1,403)	(e)	23,784

Total Expenses	323,653	206,258		(10,391)		519,520

Income from Operations	248,210	64,859		27,762		340,831
Interest expense, net	(75,604)	(44,670)		(6,133)	(f)	(126,407)
Foreign currency transaction loss, net	(216)	(67)	(o)	—		(283)
Loss on early extinguishment of debt	(2,321)	—		—		(2,321)

Income before Income Taxes	170,069	20,122		21,629		211,820
Provision for (benefit from) income taxes	42,053	(3,513)		15,561	(g)	54,101
Less: Net (loss) income attributable to noncontrolling interest	—	(4,320)		183	(h)	(4,137)

Net income from continuing operations attributable to the company	$128,016	$27,955		$5,885		$161,856

Earnings (Loss) Per Share:
Earnings (loss) per common share
Basic	$3.80	$0.38				$4.12	(j)
Diluted	3.72	0.36				4.04	(j)
Weighted average common shares outstanding:
Basic	33,715	74,148				39,311	(j)
Diluted	34,398	76,964				40,095	(j)

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(in thousands, except per share data)

Note 1. Description of Transaction

On July 28, 2020, Enova and OnDeck entered into the merger agreement, pursuant to which, and subject to the terms and conditions set forth in the merger agreement, Merger Sub will merge with and into OnDeck, with OnDeck continuing as the surviving corporation and as a wholly owned subsidiary of Enova. The merger agreement and the consummation of the transactions contemplated by the merger agreement have been unanimously approved by the Enova Board and the OnDeck Board. The closing is expected to occur during the fourth quarter of 2020, subject to the satisfaction or waiver of applicable closing conditions.

Under the terms of the merger agreement, OnDeck shareholders will receive $0.12 cents per share in cash and 0.092 of a share of Enova common stock for each share of OnDeck held. For further information regarding the treatment of OnDeck stock options and equity awards, see “The Merger—Treatment of OnDeck Stock Options, Other Stock-Based Awards and Cash Awards” in this proxy statement/prospectus.

Note 2. Basis of Presentation

The unaudited pro forma condensed combined financial statements present the pro forma combined financial position and results of operations of the combined company based upon the historical financial statements of Enova and OnDeck, after giving effect to the merger and the adjustments described in these notes. Such pro forma adjustments are (1) factually supportable, (2) directly attributable to the merger and (3) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the results of operations of the combined company.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting pursuant to the provisions of ASC 805, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the closing date. The acquisition method of accounting uses the fair value concepts defined in ASC 820, “Fair Value Measurement,” as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants. Fair value measurements can be highly subjective, and it is possible that participants applying reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not intended to reflect the financial position and results of operations which would have actually resulted had the merger been completed on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings due to operating efficiencies or revenue synergies expected to result from the merger.

The unaudited pro forma condensed combined balance sheet gives effect to the merger as if it had been consummated on June 30, 2020 and includes estimated pro forma adjustments (based on currently available information and certain assumptions believed to be factually supportable as of the date of this proxy statement/prospectus) for the preliminary valuations of assets acquired and liabilities assumed. These adjustments are subject to further revision as additional information becomes available and additional analyses are performed. The unaudited pro forma condensed combined statements of income give effect to the merger as if it had been consummated on January 1, 2019, the beginning of the earliest period presented.

As part of preparing the pro forma financial statements, Enova conducted a review of the accounting policies of OnDeck to determine if differences in accounting policies require restatement or reclassification of results of operations or reclassification of assets or liabilities to conform to Enova’s accounting policies and classifications. During the preparation of these pro forma financial statements, with the exception of fair value loan accounting discussed in the following paragraph, Enova did not become aware of any material differences between accounting policies of Enova and OnDeck. Accordingly, although Enova’s assessment of OnDeck’s accounting policies is ongoing, these pro forma financial statements do not assume any other material differences in accounting policies between Enova and OnDeck, except as disclosed in the following paragraph. Upon the closing of the merger, a more comprehensive review of the accounting policies of OnDeck will be performed, which may identify other differences between the accounting policies of Enova and OnDeck that, when conformed, could have a material impact on the pro forma financial statements.

Effective January 1, 2020, Enova adopted Accounting Standards Update (“ASU”) 2016-13, Measurement of Credit Losses on Financial Instruments (“ASU 2016 13”) and related ASUs, including ASU 2019-05, which provides entities that have certain instruments within the scope of ASC 326-20, Financial Instruments—Credit Losses—Measured at Amortized Cost, with an option to irrevocably elect the fair value option in ASC 825-10, Financial Instruments—Overall, applied on an instrument-by-instrument basis for eligible instruments, upon adoption of ASU 2016-13. Enova utilized the modified-retrospective method effective January 1, 2020 and elected the fair value option to account for all loans and finance receivables. As a result, Enova’s loans and finance receivables are carried at fair value with changes in fair value recognized directly in earnings and origination fees and costs are no longer eligible for deferral. Effective January 1, 2020, OnDeck adopted ASU 2016-13 but did not elect the fair value option. For purposes of conforming accounting policies, the unaudited pro forma financial statements presented herein have been adjusted to reflect OnDeck’s adoption of the fair value option on its loans and finance receivables as of January 1, 2020.

Note 3. Preliminary Purchase Price Allocation

The unaudited pro forma condensed combined balance sheet as of June 30, 2020 has been adjusted to reflect the preliminary allocation of the merger consideration to identifiable net assets acquired. The merger consideration allocation in these unaudited pro forma condensed combined financial statements is based upon aggregate merger consideration of approximately $112.1 million. This amount was calculated as described below in accordance with the merger agreement, based on the outstanding shares of OnDeck common stock, OnDeck stock options and OnDeck RSUs expected upon close of the transaction. The actual number of shares of Enova common stock issued to OnDeck shareholders pursuant to the merger will be based upon the actual number of OnDeck shares outstanding at the effective time of the merger, and the valuation of those shares will be based on the trading price of Enova’s common stock at the effective time of the merger. For further information regarding the treatment of OnDeck equity awards, see “The Merger — Treatment of OnDeck Stock Options, Other Stock-Based Awards and Cash Awards” in this proxy statement/prospectus.

The preliminary merger consideration is calculated as follows (in thousands, except share data):

Amount
Assumed shares of OnDeck common stock to be exchanged	60,821,011
Exchange ratio(1)	0.092
Assumed shares of Enova common stock to be issued	5,595,533
Price per share as of August 13, 2020	$18.03

Fair value of Enova shares issued	$100,887
Cash consideration of $0.12 per share to OnDeck common shareholders(1)	7,299
Cash paid upon settlement and cancellation of in-the-money options	2,642
Fair value of replaced OnDeck RSUs attributable to precombination service	1,317

Preliminary estimated aggregate merger consideration	$112,145

(1)

The exchange ratio of 0.092 and the cash consideration of $0.12 may potentially be adjusted in limited circumstances. See “The Merger Agreement—Merger Consideration—Share Cap Adjustment” in this proxy statement/prospectus.

The preliminary estimated aggregate merger consideration calculated above is based on the total number of shares of OnDeck common stock expected upon the close of the merger and the closing price of Enova shares of common stock on August 13, 2020. The actual merger consideration to be given by Enova to complete the merger will be determined based on the trading price of Enova’s common stock at the time the merger is completed. Increases of 10%, 20% and 30% in the per share price of Enova common stock will result in increases of approximately $11 million, $21 million and $32 million, respectively, in the total consideration for the transaction, and decreases of 10%, 20% and 30% in the per share price of Enova common stock will result in decreases of approximately $18 million, $28 million and $39 million, respectively, in the total consideration for the transaction, all of which Enova expects would be recorded as a decrease (increase) in the amount of bargain purchase gain recorded in the transaction. The outstanding number of shares of OnDeck common stock will change prior to the closing of the merger due to transactions in the ordinary course of business, including the vesting of outstanding OnDeck equity awards and any grants of new OnDeck equity awards. These changes are not expected to have a material impact on the unaudited pro forma financial statements.

The table below represents a preliminary allocation of the total consideration to OnDeck’s tangible and intangible assets and liabilities based on Enova management’s preliminary estimate of their respective fair values (in thousands):

Amount
Cash and cash equivalents	$71,659
Restricted cash	77,930
Loans and finance receivables	691,720
Income taxes receivable	7,985
Other receivables and prepaid expenses	15,574
Property and equipment	17,085
Operating lease right-of-use asset	17,986
Intangible assets	27,000
Other assets	5,903
Accounts payable and accrued expenses	(37,154)
Operating lease liability	(31,830)
Deferred tax liabilities	39,242
Long-term debt	(668,888)
Redeemable noncontrolling interest	(4,598)
Noncontrolling interest	1,550

Net identifiable assets acquired	231,164
Less: Preliminary estimated aggregate merger consideration	112,145

Preliminary estimated bargain purchase gain	$119,019

The fair value estimate for loans and finance receivables was determined using discounted cash flow analyses that factor in estimated payments over the estimated duration of the underlying assets. Payment assumptions are determined using historical loss data and include appropriate consideration of recent trends and anticipated future performance. Future cash flows are discounted using a rate of return that a market participant would require.

The operating lease right-of-use asset and operating lease liability reflect remeasurements based on the estimated present value of future lease payments, adjusted for favorable or unfavorable lease terms. The above- and below-market lease adjustments take into account current market leasing rates.

Intangible assets expected to be recognized in connection with the merger consist of developed technology and trade name of $20 million and $7 million, respectively. The fair value estimates for intangible assets were determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). A relief from royalty method was utilized to determine the fair value of the developed technology intangible asset, which is expected to be amortized on a straight-line basis over 5 years. A relief from royalty method and a cost approach method were utilized to determine the fair value of the trade name intangible asset, which is expected to be amortized on a straight-line basis over 15 years.

The estimate of deferred taxes was determined based on the excess book basis over the tax basis of the fair value pro forma adjustments attributable to the net assets to be acquired. The incremental deferred tax assets and liabilities were calculated based on the statutory rates where fair value adjustments were estimated. The estimated tax rate used of 23.42% does not reflect Enova’s expected effective tax rate which will include other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact the combined company following the consummation of the merger.

The fair value estimate for the debt was determined based on the assumptions that market participants would use in pricing the debt, and is based on what similar debt would trade for.

Bargain purchases occur if the acquisition date amounts of the identifiable net assets acquired, excluding goodwill, exceed the sum of (1) the value of consideration transferred, (2) the value of any noncontrolling interest in the acquiree, and (3) the fair value of any previously held equity interest in the acquiree. ASC 805 requires the recognition of a gain in the acquirer’s earnings for a bargain purchase upon close of the transaction. Absent a substantial decrease to the fair value of net identifiable assets or a substantial increase in the value of merger consideration, which would most likely occur through an increase in the per share price of Enova common stock, the acquisition of OnDeck will likely result in a bargain purchase gain. Uncertainty around the degree and duration of impact that the COVID-19 pandemic will have on OnDeck’s operations and financial results, along with the uncertainty surrounding its future non-compliance in its debt facilities, ability to renegotiate some of its existing facilities or repay outstanding indebtedness, and maintain sufficient liquidity are what likely lead to a bargain purchase scenario being possible. As a bargain purchase has initially been identified, Enova will continue to reassess whether all of the assets acquired and liabilities assumed had been identified and recognized. Enova will continue to review the procedures used to measure the following items: (i) identifiable assets acquired and liabilities assumed, (ii) noncontrolling interest in OnDeck, and (iii) the consideration transferred. The objective of reviewing the above items is to ensure that the measurements used to determine a bargain purchase gain reflect all available information as of the acquisition date. Although none have been identified to date, Enova will continue to evaluate whether there are any preexisting relationships that will be settled as part of the business combination. If after this review, a bargain purchase gain is still indicated, it will be recognized in earnings upon close of the transaction and attributed to Enova in accordance with ASC 805-30-25-2.

Upon completion of the fair value assessment after the merger, it is anticipated that the ultimate allocation of merger consideration will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities, which may be material, will be recorded as adjustments to those assets and liabilities and residual amounts will alter the bargain purchase gain or will be allocated to goodwill. Assets and liabilities for which preliminary adjustments have been made thus far are described in Note 5 below. Enova will continue to refine the identification and initial measurement of assets to be acquired and liabilities to be assumed as further information becomes available.

Note 4. Reclassification Adjustments

The unaudited pro forma financial information has been compiled in a manner consistent with the accounting policies utilized by Enova. Certain balances from the consolidated financial statements of OnDeck were reclassified to conform its presentation to that of Enova (amounts in thousands):

The following reclassifications with respect to OnDeck’s balance sheet data were made to the unaudited pro forma condensed combined balance sheet as of June 30, 2020:

(a) Reflects the reclassification of $60,958 of OnDeck’s $66,861 balance of “Other assets” to Enova’s classifications of “Loans and finance receivables at amortized cost, net” ($3,840), “Income taxes receivable” ($3,313), “Other receivables and prepaid expenses” ($15,574), “Operating lease right-of use asset” ($26,423), “Intangible assets, net” ($1,502) and “Deferred tax liabilities, net” ($10,306).

(b) Reflects the reclassifications of the entire amount of OnDeck’s “Accounts payable” ($7,665) and “Interest payable” ($2,043) to Enova’s classification of “Accounts payable and accrued expenses.”

(c) Reflects the reclassification of $52,563 of OnDeck’s “Accrued expenses and other liabilities” to Enova’s classification of “Accounts payable and accrued expenses” ($16,727) and “Operating lease liability” ($35,836).

The following reclassifications with respect to OnDeck’s statement of income data were made to the unaudited pro forma condensed combined statement of income for the six months ended June 30, 2020:

(d) Reflects the reclassification of the entire amount of OnDeck’s “Interest and finance income” ($185,243) and “Other revenue” ($5,837) to Enova’s classification of “Revenue.”

(e) Reflects the reclassification of the entire amount of OnDeck’s “Provision for credit losses” to Enova’s classification of “Cost of revenue.”

(f) Reflects the reclassification of the entire amount of OnDeck’s “Sales and marketing expense” to Enova’s classification of “Marketing expense.”

(g) Reflects the reclassification of $31,572 of OnDeck’s “Technology and analytics expense” to Enova’s classifications of “Operations and technology” ($26,365), “General and administrative expenses” ($2,508) and “Depreciation and amortization” ($2,699).

(h) Reflects the reclassification of the entire amount of OnDeck’s “Processing and servicing expense” ($12,141) to Enova’s classification of “Operations and technology.”

(i) Reflects the reclassification of $29,944 of OnDeck’s “General and administrative expense” to Enova’s classifications of “Operations and technology” ($653), “General and administrative expenses” ($27,527), “Depreciation and amortization” ($813) and “Foreign currency translation loss, net” ($951).

The following reclassifications with respect to OnDeck’s statement of income data were made to the unaudited pro forma condensed combined statement of income for the twelve months ended December 31, 2019:

(j) Reflects the reclassification of the entire amount of OnDeck’s “Interest and finance income” ($428,423) and “Other revenue” ($16,063) to Enova’s classification of “Revenue.”

(k) Reflects the reclassification of the entire amount of OnDeck’s “Provision for credit losses” to Enova’s classification of “Cost of revenue.”

(l) Reflects the reclassification of the entire amount of OnDeck’s “Sales and marketing expense” to Enova’s classification of “Marketing expense.”

(m) Reflects the reclassification of $67,380 of OnDeck’s “Technology and analytics expense” to Enova’s classifications of “Operations and technology” ($53,395), “General and administrative expenses” ($5,417) and “Depreciation and amortization” ($8,568).

(n) Reflects the reclassification of the entire amount of OnDeck’s “Processing and servicing expense” ($24,664) to Enova’s classification of “Operations and technology.”

(o) Reflects the reclassification of $63,763 of OnDeck’s “General and administrative expense” to Enova’s classifications of “Operations and technology” ($1,246), “General and administrative expenses” ($60,886), “Depreciation and amortization” ($1,564) and “Foreign currency translation loss, net” ($67).

Further review may identify additional reclassifications or differences in accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial statements.

Note 5. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The unaudited pro forma condensed combined balance sheet reflects the following adjustments:

(a) Represents (i) the estimated cash consideration to be paid in accordance with the merger agreement, including $7,299 for the $0.12 of cash per share of OnDeck and the payout of $2,642 of cash for in-the-money OnDeck stock options and (ii) $2,471 of performance unit awards to be paid out due to change-in-control provisions.

(b) Represents the adjustment in basis of OnDeck’s loans and finance receivables from its recorded net book value to its preliminarily estimated fair value as of June 30, 2020.

(c) Represents an adjustment to increase the income tax receivable for estimated impacts resulting from the merger.

(d) Represents the adjustment to eliminate internal use software from property and equipment, as these assets are included as developed technology in the intangible assets acquired. See note 5(f).

(e) Represents the adjustment to OnDeck’s operating lease right-of-use assets resulting from the remeasurement of the operating lease liabilities and the recognition of favorable (below-market) and unfavorable (above-market) lease terms as of June 30, 2020.

(f) Represents the elimination of OnDeck’s existing intangible assets and the recording of intangible assets acquired as detailed in the following table (in thousands):

Description	Estimated Value
Developed technology	$20,000
Trade name	7,000

Total intangible assets	27,000
Less: book value of OnDeck intangible assets	(1,502)

Pro forma adjustment	$25,498

(g) Represents (i) $5,929 and $4,823 of estimated transaction costs to be incurred by Enova and OnDeck, respectively, as a result of the merger (ii) $5,040 related to uncertain tax positions, and (iii) $26 of incremental expense attributable to precombination service on performance unit awards.

(h) Represents the adjustment to remeasure OnDeck’s operating lease liabilities upon completion of the merger, based on the present value as of June 30, 2020 of remaining lease payments.

(i) Represents adjustments to net deferred income tax assets resulting from pro forma fair value adjustments for the assets and liabilities to be acquired based on an estimated tax rate of 23.42%.

(j) Represents a $17,228 adjustment in basis of OnDeck’s long-term debt, partially offset by the elimination of $5,745 of debt issuance costs previously deferred by OnDeck.

(k) Represents the noncontrolling interests portion of (i) the adjustment in basis of OnDeck’s loans and finance receivables from its recorded net book value to its preliminarily estimated fair value as of June 30, 2020 and (ii) the adjustment to the fair value of long-term debt. OnDeck owns a 58.5% controlling interest in On Deck Canada Holdings, which is reflected as Redeemable noncontrolling interest in Mezzanine equity, and a 55% controlling interest in On Deck Capital Australia PTY LTD, which is reflected as Noncontrolling interest in Stockholders’ equity. The remaining interests of those entities are owned by unrelated third parties. The following table provides the adjustments to noncontrolling interests (in thousands):

	Redeemable noncontrolling interest	Noncontrolling interest
Fair value adjustment to OnDeck’s loan and finance receivables	$(2,473)	$(3,480)
Fair value adjustment to long-term debt	183	335

Total pro forma adjustments to noncontrolling interests	$(2,290)	$(3,145)

(l) Represents (i) the issuance of Enova stock to OnDeck shareholders in connection with the merger, (ii) the elimination of OnDeck historical equity, (iii) the estimated impact of transaction costs of Enova related to the merger, and (iv) the postcombination expense associated with performance unit awards paid upon close of the merger. The following table details the pro forma adjustments made to various stockholders’ equity accounts:

	Common stock	Additional paid in capital	Retained earnings (accumulated deficit)	Accumulated other comprehensive loss	Treasury stock, at cost
Issuance of Enova stock	$—	$102,205	$—	$—	$—
Elimination of OnDeck’s historical equity	(408)	(516,892)	215,339	1,985	82,503
Transaction-related costs	—	—	(5,929)	—	—
Performance unit awards	—	—	(1,063)	—	—
Bargain purchase gain	—	—	119,019	—	—

	$(408)	$(414,687)	$327,366	$1,985	$82,503

Note 6. Unaudited Pro Forma Condensed Combined Statements of Income Adjustments

The unaudited pro forma condensed combined statements of income reflect the following adjustments:

(a) Represents the elimination of OnDeck’s amortization of deferred origination costs recorded to revenue, which were reversed to conform to Enova’s adoption of the fair value option method of accounting on loans and finance receivable on January 1, 2020.

(b) Represents the change in accounting basis on OnDeck’s loans and finance receivables to the fair value option method of accounting, including the change in fair value during the period. The change in the fair value of OnDeck’s loans and finance receivables in future periods may differ materially from this preliminary determination. The change in fair value as reflected within the unaudited pro forma condensed combined statement of income for the six months ended June 30, 2020 includes the impact of the COVID-19 pandemic and is not necessarily indicative of the expected changes in the fair value of loans and finance receivables of the combined company on a forward looking basis.

(c) Represents the recognition of OnDeck’s previously deferred marketing costs, to conform to Enova’s adoption of the fair value option method of accounting on loans and finance receivable on January 1, 2020.

(d) Represents (i) the elimination of $1,420 of transaction-related costs OnDeck accrued through June 30, 2020, (ii) the adjustment to decrease operating lease expense by $362 for the six months ended June 30, 2020 and $725 for the year ended December 31, 2019 resulting from the revaluation of OnDeck’s operating lease right-of-use asset (see note 5(e) to the unaudited pro forma condensed combined balance sheet), and (iii) decreases in stock-based compensation expense of $1,206 for the six months ended June 30, 2020 and $8,263 for the year ended December 31, 2019 resulting from the difference between the estimated expense for post-merger replacement awards and the expense recognized for historical awards granted.

(e) Represents the adjustment to depreciation and amortization expense as a result of the identified intangible assets acquired totaling $2,233 for the six months ended June 30, 2020 and $4,467 for the year ended December 31, 2019, which is partially offset by the reversal of the depreciation and amortization expense previously recognized for OnDeck intangible assets, totaling $2,941 for the six months ended June 30, 2020 and $5,870 for the year ended December 31, 2019. See note 5(f) to the unaudited pro forma condensed combined balance sheet. The total estimated fair value of the identifiable definite-lived intangible assets of approximately $27 million is expected to be amortized on a straight-line basis over five years with respect to the developed technology and 15 years with respect to the trade name. The intangible asset fair values, estimated useful lives and estimated depreciation and amortization expense may differ materially from this preliminary determination. The historical adjustment to depreciation and amortization is not necessarily indicative of the expected reduction in future depreciation and amortization expense of the combined company on a forward looking basis.

(f) Represents the amortization of the fair value adjustment to long-term debt using the effective interest method of $3,049 and $8,260 for the six months ended June 30, 2020 and the year ended December 31, 2019, respectively, offset by the elimination of the amortization expense for debt issuance costs previously deferred by OnDeck of $1,484 and $2,127 for the six months ended June 30, 2020 and the year ended December 31, 2019, respectively. See note 5(j).

(g) Represents the net tax effect of the adjustments to the unaudited pro forma condensed combined statements of income, combined with recording the estimated tax provision which has been adjusted to account for the pre-combination reductions to certain existing domestic valuation allowances.

(h) Represents the noncontrolling interests portion of (i) the amortization of the fair value adjustment to OnDeck’s loan and finance receivables as of January 1, 2019, (ii) the change in accounting basis of OnDeck’s loan and finance receivables to the fair value option method of accounting, including the change in fair value during the period, and (iii) the amortization of the fair value adjustment to long-term debt. The following table provides the adjustments to noncontrolling interests (in thousands):

	Six Months Ended June 30, 2020	Year ended December 31, 2019
Amortization of the fair value adjustment to OnDeck’s loan and finance receivables	$—	$554
Change to fair value option and change in fair value during period	(3,708)	—
Amortization of the fair value adjustment to long-term debt	(101)	(371)

Total pro forma adjustments to noncontrolling interests	$(3,809)	$183

(i) Represents the amortization of the fair value adjustment of OnDeck’s loan and finance receivables acquired straight-lined over the weighted-average term of the portfolio and as an increase to revenue.

(j) The pro forma combined basic and diluted earnings per share for the year ended December 31, 2019 and the six months ended June 30, 2020 are calculated as follows (in thousands, except per share data):

	Six Months Ended June 30, 2020	Year ended December 31, 2019
Numerator
Pro forma (loss) income from continuing operations	$(95,105)	$161,856
Denominator
Enova’s historical weighted average unrestricted shares outstanding	31,270	33,715
OnDeck’s common stock converted into Enova’s common stock	5,433	5,433
OnDeck PSUs expected to vest upon the closing converted into Enova’s common stock	40	40
OnDeck RSUs expected to vest upon the closing converted into Enova’s common stock	123	123

Pro forma weighted average shares outstanding - basic	36,866	39,311

Enova’s historical weighted average dilutive shares	—	683
Unvested OnDeck RSUs and PSUs (outstanding award *.092)	—	101
Unvested OnDeck RSUs and PSUs (outstanding award * $0.12 / share price)	—	—

Pro forma weighted average shares outstanding - diluted	36,866	40,095

Earnings (loss) per share — Basic	$(2.58)	$4.12
Earnings (loss) per share — Diluted	$(2.58)	$4.04

NONBINDING, ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR ONDECK’S NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Rule 14a-21(c) promulgated under the Exchange Act require that OnDeck seek a nonbinding, advisory vote from its stockholders to approve the merger-related compensation described in this proxy statement/prospectus under “The Merger—Interests of Directors and Executive Officers of OnDeck in the Merger” beginning on page [ ]. The approval, on a nonbinding, advisory basis, of the merger-related compensation proposal requires the affirmative vote of holders of a majority of the outstanding shares of OnDeck common stock present virtually or represented by proxy at the OnDeck special meeting and entitled to vote thereon. Each share of OnDeck common stock outstanding on the record date is entitled to one vote on this proposal. Failures to vote and broker non-votes will have no effect on the vote for this proposal (assuming a quorum is present); abstentions will have the same effect as a vote cast “AGAINST” the approval of this proposal. Accordingly, OnDeck is asking its stockholders to vote in favor of the following resolution, on a nonbinding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to OnDeck’s named executive officers that is based on or otherwise relates to the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in ‘The Merger—Interests of Directors and Executive Officers of OnDeck in the Merger’ are hereby APPROVED.”

The OnDeck Board recommends that its stockholders approve, on a nonbinding, advisory basis, the merger-related compensation described in this proxy statement/prospectus by voting “FOR” the above proposal.

Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on OnDeck or Enova. If the merger proposal is adopted by the OnDeck stockholders and the merger is completed, the merger-related compensation will be payable to OnDeck’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the approval of the merger-related compensation proposal.

DESCRIPTION OF ENOVA CAPITAL STOCK

The following description of the material terms of Enova capital stock is only a summary that does not purport to be complete and that is qualified by reference to the relevant provisions of Delaware law, the Enova amended and restated certificate of incorporation (the “certificate of incorporation”) and the Enova bylaws (the “bylaws”). This summary should be read in conjunction with “Comparison of Stockholder Rights” beginning on page [ ] of this proxy statement/prospectus. Copies of the Enova certificate of incorporation and the Enova bylaws are incorporated by reference and will be sent to holders of OnDeck stock free of charge upon written or telephonic request. See “Where You Can Find More Information” beginning on page [ ], of this proxy statement/prospectus.

Authorized Enova Capital Stock

Enova’s authorized capital stock consists of 250,000,000 shares of common stock, par value $0.00001 per share, and 25,000,000 shares of preferred stock, par value $0.00001 per share.

If the merger is completed, each share of OnDeck common stock outstanding immediately prior to the effective time of the merger (subject to certain exceptions described in this proxy statement/prospectus) will be converted into the right to receive (i) 0.92 of a share of Enova common stock and (ii) $0.12 in cash, plus cash in lieu of fractional shares, if any, without interest and subject to any applicable withholding taxes.

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights.

Dividend Rights

Subject to preferences to which holders of preferred stock may be entitled, holders of common stock are entitled to receive ratably those dividends, if any, that may be declared from time to time by Enova’s board of directors out of funds legally available for the payment of dividends.

Liquidation Rights

In the event of a liquidation, dissolution or winding up of Enova, holders of Enova common stock would be entitled to share in Enova’s assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to holders of any outstanding shares of preferred stock.

Other Rights

Holders of Enova common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

No shares of preferred stock are outstanding. Pursuant to the Enova certificate of incorporation, the board of directors has the authority, without further action by Enova stockholders, to issue from time to time up to 25,000,000 shares of preferred stock in one or more series. Enova’s board of directors may designate the powers, preferences and relative, participating option or other rights, if any, and the qualifications limitations or restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on Enova common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying, deterring or preventing a change in control. Such issuance could have the effect of decreasing the market price of the common stock. The issuance of preferred stock or even the ability to issue preferred stock could also have the effect of delaying, deterring or preventing a change in control of Enova.

Anti-Takeover Provisions

Enova’s certificate of incorporation and Enova’s bylaws contain certain provisions that could have the effect of delaying, deterring or preventing another party from acquiring control of Enova.

Authorized but Unissued Shares

Enova’s authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder’s approval. Enova may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. In addition, as discussed above, Enova’s board of directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Enova by means of a proxy contest, tender offer, merger or otherwise.

No Stockholder Action by Written Consent

Enova’s certificate of incorporation provides that Enova’s stockholders may act only at an annual or special meeting of stockholders and may not act by written consent.

Special Meetings of Stockholders

Enova’s bylaws provide that special meetings of stockholders may be called only by a majority of Enova’s board of directors, the Chairman of Enova’s board of directors, the President or the Secretary of Enova. Stockholders may not call special meetings.

Advance Notice of Nominations and Proposals

Enova’s bylaws include advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of Enova’s board of directors or a committee of the board of directors. The bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Enova.

Filling of Board Vacancies

Enova’s bylaws include advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. Enova’s bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Enova.

No Cumulative Voting

Enova’s certificate of incorporation and bylaws do not permit cumulative voting in the election of directors. Cumulative voting allows a stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder may not be able to gain as many seats on Enova’s board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on Enova’s board of directors to influence the decision regarding a takeover.

Amendment of Enova’s Governing Documents

Enova’s certificate of incorporation provides that the affirmative vote of the holders of at least 80% of Enova’s voting stock then outstanding is required to amend certain provisions of the certificate of incorporation, including those relating to the voting rights of stockholders, the Enova’s board of directors, limitation on liability and indemnification of the board of directors, meetings of stockholders, forum selection and amendments to the Enova certificate of incorporation. Enova’s certificate of incorporation also provides that the affirmative vote of holders of at least 80% of the voting power of the voting stock then outstanding is required to amend Enova’s bylaws. Enova’s certificate of incorporation also confers upon Enova’s board of directors the right to amend the bylaws.

Exclusive Forum

Enova’s certificate of incorporation provides that, unless Enova otherwise consents, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on Enova’s behalf, any action asserting a claim of breach of a fiduciary duty owed by any of Enova’s directors, officers or other employees to Enova or its stockholders, any action asserting a claim against Enova or any of its directors or officers arising pursuant to any provision of the DGCL or Enova’s certificate of incorporation or bylaws (as either may be amended from time to time) or any action asserting a claim against Enova or any of its directors or officers governed by the internal affairs doctrine.

Anti-Takeover Effect

The provisions of Delaware law and the provisions of Enova’s certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of Enova’s common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in Enova’s management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Limitation on Liability of Directors and Indemnification of Directors and Officers

Enova’s certificate of incorporation and bylaws provide that, to the fullest extent authorized or permitted by the DGCL, as now in effect or as amended, Enova will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was an Enova director or officer, or by reason of the fact that such director or officer is or was serving, at Enova’s request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by Enova. Enova will indemnify such persons against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action if such person acted in good faith and in a manner reasonably believed to be in Enova’s best interests and, with respect to any criminal proceeding, had no reason to believe their conduct was unlawful. A similar standard will be applicable in the case of derivative actions, except that indemnification will only extend to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and court approval will be required before there can be any indemnification where the person seeking indemnification has been found liable to Enova. Any amendment of this provision will not reduce Enova’s indemnification obligations relating to actions taken before an amendment.

Exchange Listing

Enova’s common stock trades on the New York Stock Exchange under the symbol “ENVA.”

Transfer Agent and Registrar

The transfer agent and registrar for Enova’s common stock is Computershare. The transfer agent’s address is: P.O. Box 30170, College Station, Texas 77842-3170 ((800) 546-5141).

Delaware’s Anti-Takeover Statute

Under Delaware law, a corporation is prohibited from engaging in any business combination with an interested stockholder for a period of three years from the date on which any such stockholder first becomes an interested stockholder, unless:

•	prior to the stockholder becoming an interested stockholder, the board of directors approves the business combination or the transaction in which the stockholder became an interested stockholder;

•

upon the consummation of the transaction in which the stockholder became an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation other than shares held by directors who are also officers and certain employee stock plans; or

•	the business combination is approved by the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock not owned by the interested stockholder at a meeting.

Delaware law defines the term “business combination” to include, among other things, transactions such as mergers or consolidations with an interested stockholder; certain sales, transfers, exchanges or other dispositions of assets to an interested stockholder, which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation or aggregate market value of all the outstanding stock of the corporation; or any transaction that results in the issuance or transfer of stock of the subject corporation or its subsidiaries to the interested stockholder, subject to exceptions. Delaware law defines the term “interested stockholder” to include any person who (together with affiliates and associates) owns (or in certain cases, within the past three years did own) 15% or more of the outstanding voting stock of the corporation. A corporation can expressly elect not to be governed by the business combination provisions in Delaware law in its certificate of incorporation or bylaws, but Enova has not done so.

COMPARISON OF STOCKHOLDER RIGHTS

If the transactions contemplated by the merger agreement are completed, OnDeck stockholders will receive shares of Enova stock in connection with the Merger and become stockholders of Enova. The following is a summary of certain differences between (i) the current rights of OnDeck stockholders under Delaware law, the OnDeck amended and restated certificate of incorporation (referred to in this section as the “OnDeck charter”) and the OnDeck amended and restated bylaws and (ii) the current rights of Enova stockholders under Delaware law, the Enova amended and restated certificate of incorporation (referred to in this section as the “Enova charter”) and the Enova amended and restated bylaws (referred to in this section as the “Enova bylaws”).

The following summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the Delaware General Corporation law (the “DGCL”) and OnDeck’s and Enova’s governing documents (which we urge you to read carefully and in their entirety). Copies of the respective companies’ governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where You Can Find More Information” beginning on page [ ] of this proxy statement/prospectus. In addition, the identification of some of the differences in the rights of Enova and OnDeck stockholders is not intended to indicate that other differences that are equally important do not exist. Enova and OnDeck urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of the DGCL and the other documents to which Enova and OnDeck refer in this proxy statement/prospectus for a more complete understanding of the differences between the rights of an Enova stockholder and the rights of an OnDeck stockholder.

Between the date of the merger agreement and the effective time of the merger, OnDeck has agreed not to amend its governing documents and Enova has agreed not to amend its governing documents in a manner that would be materially adverse to OnDeck stockholders.

Enova and OnDeck are each incorporated under the laws of the State of Delaware and, accordingly, the rights of Enova stockholders and OnDeck stockholders are both governed by the DGCL and other applicable Delaware law. As a result of the merger, OnDeck stockholders will receive shares of Enova stock and become Enova stockholders. Thus, following the merger, the rights of OnDeck stockholders who become Enova stockholders in connection with the merger will continue to be governed by the DGCL and the other applicable Delaware law and will be governed by the Enova charter and the Enova bylaws.

CERTAIN KEY FEATURES OF STOCKHOLDER RIGHTS

	Enova Stockholder Rights	OnDeck Stockholder Rights
Authorized Capital Stock	As of the date of this proxy statement/ prospectus, Enova is authorized to issue 275,000,000 shares, divided into two classes consisting of: (i) 250,000,000 shares of common stock, par value $0.00001 per share and (ii) 25,000,000 shares of preferred stock, par value $0.00001 per share. The Enova board of directors is authorized to provide for the issuance of the Enova preferred stock in one or more series.	As of the date of this proxy statement/ prospectus, OnDeck is authorized to issue 1,020,000,000 shares, divided into two classes consisting of: (i) 1,000,000,000 shares of common stock, par value $0.005 per share and (ii) 20,000,000 shares of preferred stock, par value $0.005 per share. The OnDeck board of directors is authorized to issue the OnDeck preferred stock in one or more series.

	Enova Stockholder Rights	OnDeck Stockholder Rights

Voting Rights	The Enova charter and bylaws provide that, except as otherwise may be provided in the Enova charter, required by the DGCL and the rules of any stock exchange or national securities market on which Enova’s stock is listed, each stockholder is entitled to one vote for each outstanding share of capital stock of Enova held by such stockholder. Any share of capital stock of Enova held by Enova will have no voting rights other than shares held in a fiduciary capacity. Except as otherwise provided by the DGCL, the Enova charter or Enova bylaws, in all matters other than the election of directors and when a quorum is present, the affirmative vote of the majority of the shares of capital stock of Enova present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the act of the stockholders.	The OnDeck bylaws provide that, except as otherwise required in the OnDeck charter, each stockholder is entitled to one vote for each share of capital stock held by such stockholder. Except as otherwise required by Delaware law, the OnDeck charter, the OnDeck bylaws or the rules of any applicable stock exchange, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the act of the stockholders.

Cumulative Voting	The Enova charter and the Enova bylaws do not provide for cumulative voting.	The OnDeck charter and the OnDeck bylaws do not provide for cumulative voting.

Quorum	The Enova bylaws provide that, except as otherwise provided by law or by the Enova charter, the holders of a majority of the voting power of the outstanding shares of the Enova stock entitled to vote, represented in person or by proxy, will constitute a quorum at a meeting of stockholders, except that when specified business is required to be voted on by a class or series voting as a class, the holders of a majority of the voting power of the shares of such class or series will constitute a quorum for the transaction of such business.	The OnDeck bylaws provide that, except as otherwise provided by law, by OnDeck’s charter, the rules of any stock exchange or national securities market upon which OnDeck’s securities are listed, or the OnDeck bylaws, the holders of a majority of the OnDeck’s stock issued and outstanding and entitled to vote at a meeting of stockholders, present in person or represented by proxy, will constitute a quorum for all purposes, except that when a separate vote by a class or series is required, the holders of a majority of the voting power of such class or series will constitute a quorum to such class or series.

Stockholder Rights Plans	While the DGCL does not include a statutory provision expressly validating stockholder rights plans, such plans have generally been upheld by court decisions applying the DGCL.

	Enova currently has no stockholder rights plan. The Enova board of directors retains the right to adopt a new plan at a future date.	OnDeck currently has no stockholder rights plan. The OnDeck board of directors retains the right to adopt a new plan at a future date.

	Enova Stockholder Rights	OnDeck Stockholder Rights

Rights of Preferred Stock	The Enova charter provides that the Enova board of directors is authorized to fix the designation, powers, preferences and rights of the shares of each series of Enova preferred stock and the qualifications, limitations and restrictions thereof.	The OnDeck charter provides that the OnDeck board of directors is authorized to fix the designations, powers, preferences and relative, participating, option or other rights, if any, and the qualifications, limitations or restrictions of OnDeck preferred stock.

	As of the date of this proxy statement/ prospectus, there are no shares of Enova preferred stock outstanding.	As of the date of this proxy statement/ prospectus, there are no shares of OnDeck preferred stock outstanding.

Preemptive Rights	Under Delaware law, stockholders of a corporation do not have preemptive rights to subscribe for or purchase any additional issue of stock or to any security convertible into such stock, unless such right is expressly included in the charter.

	The Enova charter does not provide holders of shares of Enova stock with preemptive rights.	The OnDeck charter does not provide holders of shares of OnDeck stock with preemptive rights.

Number of Directors	The Enova bylaws provide that the number of directors that will constitute the entire Enova board of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Enova board of directors. However, no directors term will be shortened pursuant to a resolution reducing the number of directors, subject to the rights of the holders of preferred stock or other class of stock as set forth in the Enova charter to elect additional directors under specified circumstances.	The OnDeck bylaws provide that the number of directors that will constitute the whole OnDeck board of directors will be fixed from time to time exclusively pursuant to a resolution of the OnDeck board of directors, subject to the rights of the holders of preferred stock or other class of stock as set forth in the OnDeck charter and bylaws to elect additional directors under specified circumstances.

	The Enova board of directors currently has eight members.	The OnDeck board of directors currently has eight members.

Election of Directors	The Enova bylaws provide that, each director will be elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present; provided that if the number of nominees exceeds the number of directors to be elected (a “Contested Election”), the directors will be elected by the vote of a plurality of the votes cast. A majority of votes cast will mean that the number of votes cast “for” a director’s election exceeds 50% of the number of votes case with respect to that director’s election (with abstentions not counted as a vote cast either “for” or	The OnDeck bylaws provide that, each director will be elected by the affirmative vote of a majority of the votes cast with respect to the director’s election at any meeting for the election of directors at which a quorum is present, subject to the rights of the holders of preferred stock or other class of stock as required by law or set forth in the OnDeck charter, OnDeck bylaws or the rules of any applicable stock exchange. A majority of votes cast means the number of votes “for” a nominee must exceed the number of votes “against” such nominee’s election. If any nominee for director received a greater number of votes “against” his or

Enova Stockholder Rights	OnDeck Stockholder Rights
“against” that director’s election). In the event an incumbent director fails to receive a majority of the votes cast in an election that is not a Contested Election, the director will promptly tender his or her resignation to the Enova board of directors, subject to the Enova board of directors, acceptance. The Enova board of directors, or such other committee designated by the Enova board of directors, will determine whether to accept or reject the resignation of such incumbent director, or whether other action should be taken within 90 days from the date of the certification of the election results.	her election than votes “for” such election, such person must promptly comply with the resignation procedures established by the board of directors. Directors will be elected by a plurality of the votes cast at any meeting of stockholders for which the secretary of OnDeck determines that the number of nominees exceeds the number of directors to be elected as of the record date for such meeting. In such case, if any nominee for director receives a greater number of votes “withheld” than votes “for” such election, following certification of the vote, such person must promptly comply with the resignation procedures established by the board. If directors are to be elected by a plurality of the votes cast, stockholders will not be permitted to vote “against” a nominee.

The Enova bylaws provide that the directors will be elected annually at each annual meeting of stockholders to hold office until the next annual meeting.	The OnDeck charter and bylaws provide that, subject to the rights of the holders of any series of OnDeck preferred stock with respect to the election of directors, each director elected at and after the annual meeting will hold office until the expiration of the term for which he or she is elected and until his or her successor has been duly elected and qualified or until his or her earlier resignation, death or removal.

The Enova charter does not provide for a classified board structure.	The OnDeck charter provides that the directors of OnDeck will be divided into three classes as nearly equal in size as is practicable, designated as Class I, Class II and Class III. The term of office of the initial Class I directors expired at the first regularly scheduled annual meeting following the closing date (the “Effective Date”) of the initial sale of shares of common stock in OnDeck’s initial public offering. The term of office of the initial Class II directors expired at the second annual meeting of stockholders following the Effective Date and the term of office of the initial Class III directors expired at the third annual meeting of stockholders following

	Enova Stockholder Rights	OnDeck Stockholder Rights
the Effective Date. At each annual meeting of stockholders, commencing with the first regularly scheduled annual meeting of stockholders following the Effective Date, each of the successors elected to replace the directors of a class whose term will have expired at such annual meeting will be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor will have been duly elected and qualified.

Filling Vacancies on the Board of Directors	The Enova bylaws provides that vacancies resulting from death, resignation, removal or otherwise and newly created directorships resulting from an increase in the number of directors will be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director in office. If there are no directors then in office, then the election of directors may be held in accordance with the DGCL.	The OnDeck charter and bylaws provide that vacancies will be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, at any meeting of the OnDeck board of directors. If the directors are divided into classes, a person elected by the directors then in office to fill a vacancy or newly created directorship will hold office until the next election of the class for which such director will have been chosen and until his or her successor will have been duly elected and qualified.

Removal of Directors	The Enova charter provides that any director or the entire Enova board of directors may be removed at a meeting of Enova stockholders called for such purpose in accordance with the charter, bylaws and DGCL.	The OnDeck charter provides that, subject to the rights of holders of any series of OnDeck preferred stock with respect to the election of directors, any director may be removed from office by the OnDeck stockholders only for cause.

Special Meetings of Directors	The Enova bylaws provide that special meetings of the Enova board of directors may be called at the request of the chairman of the board, the chief executive officer, or a majority of the Enova board of directors.	The OnDeck bylaws provide that special meetings of the OnDeck board of directors may be called at any time by the board of directors, the chairperson of the board of directors, the chief executive officer or the president (in the absence of a chief executive officer), but a special meeting may not be called by any other person or persons.

Director Nominations by Stockholders	The Enova bylaws provide that a stockholder must give advance written notice to Enova of a director nomination. In order to make such a nomination, a stockholder must satisfy certain procedural requirements including, among others, providing timely notice of	The OnDeck bylaws provide that a stockholder must give advance written notice to OnDeck of a director nomination. In order to make such a nomination, a stockholder must satisfy certain procedural requirements including, among others, providing

Enova Stockholder Rights	OnDeck Stockholder Rights
the nomination, as well as the disclosure of certain information about both the nominating stockholder and the nominee.	timely notice of the nomination, as well as the disclosure of certain information about both the nominating stockholder and the nominee.

To be timely, an Enova stockholder’s notice of nomination to be brought before an annual meeting of Enova stockholders must be received by Enova’s corporate secretary at the principal executive offices of Enova not less than 70th day nor more than 100 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided that, in the event that the date of the annual meeting is advanced more than 30 days or delayed by more than 60 days after such anniversary date, the notice of nomination must be received by Enova on or before the later of 70 days prior to the date of the meeting or 10 days following the day on which public announcement of the date of the meeting was made.	To be timely, an OnDeck stockholder’s notice of nomination to be brought before an annual meeting of OnDeck stockholders must be received by OnDeck’s secretary at the principal executive offices of OnDeck not later than the 120th day prior to the one year anniversary of the preceding year’s annual meeting of OnDeck stockholders; provided that, in the event that no annual meeting was held in the previous year or if the date of such annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, the notice of nomination must be so received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by OnDeck.

To be timely, a stockholder’s notice relating to nominations to be made at a special meeting of stockholders must be delivered to or mailed and received at the principal offices of Enova not less than 70 days nor more than 100 days prior to the date of such special meeting, or, if the first public announcement of the date of such special meeting is less than 80 days prior to the date of such special meeting, the 10th day following the day on which public announcement of the date of the special meeting was made.	To be timely, a stockholder’s notice relating to nomination to be made at a special meeting of stockholders must be received by the secretary at the principal executive offices of OnDeck not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement of the date of the special meeting was first made and of the nominees proposed by the OnDeck board of directors to be elected or reelected at such meeting.

To be in proper form, the notice of nomination must set forth, among other things, as to each candidate nominated for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant	To be in proper form, the notice of nomination must set forth, among other things, as to each person nominated for election as a director: (i) the name, age, business address and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the class and number of shares of the

Enova Stockholder Rights	OnDeck Stockholder Rights

to Regulation 14A under the Securities Exchange Act of 1934.

In addition, to be eligible to be a nominee for election or reelection as a director of Enova, the person nominated by a stockholder must deliver a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire will be in the form provided by the secretary of Enova upon written request) and a written representation and agreement (in the form provided by the secretary of Enova upon written request) that such person (i) is not and will not become a party to (a) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of Enova, will act or vote on any issue or question that has not been disclosed to Enova (“Voting Commitment”) or (b) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of Enova, with such person’s fiduciary duties under applicable law; (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than Enova with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of Enova that has not been disclosed therein; and (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of Enova, and will comply with, applicable law and all applicable publicly disclosed corporate governance, conflict of interest, corporate opportunities, confidentiality and stock ownership and trading policies and guidelines of Enova.

corporation that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee; (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee; (v) a description of all arrangements or understandings between or among any of the stockholder, each nominee and/or any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or relating to the nominee’s potential service on the board of directors; (vi) a written statement executed by the nominee acknowledging that as a director of the corporation, the nominee will owe a fiduciary duty under the DGCL with respect to the corporation and its stockholders; and (vii) any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election or re-election of the nominee as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including, without limitation, the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected or re-elected, as the case may be).

	Enova Stockholder Rights	OnDeck Stockholder Rights

Stockholder Proposals (Other Than Director Nominations)	The Enova bylaws provide that a stockholder must give advance written notice to Enova of any proposal of other business to be transacted at an annual meeting of the stockholders. In order to make such a proposal, a stockholder must satisfy certain procedural requirements including, among others, providing timely notice of the proposal, as well as the disclosure of certain information about the nominating stockholder and the proposal.	The OnDeck bylaws provide that a stockholder must give advance written notice to OnDeck of any proposal of business to be transacted at an annual meeting of stockholders. In order to make such a proposal, a stockholder must satisfy certain procedural requirements including, among others, providing timely notice of the proposal, as well as the disclosure of certain information about the nominating stockholder and the proposal.

Stockholder Action by Written Consent	The Enova charter provides that, subject to the rights of the holders of any series of Enova preferred stock then outstanding, or any other series or class of stock as set forth in the Enova charter, any action required or permitted to be taken by the stockholders of Enova must be effected at a duly called annual or special meeting of Enova stockholders and may not be effected by written consent without a meeting.	The OnDeck charter provides that, subject to the rights of the holders of any series of OnDeck preferred stock, no action may be taken by the OnDeck stockholders, except at a duly called annual or special meeting of the OnDeck stockholders, and no action may be taken by the stockholders by written consent.

Amendments to the Certificate of Incorporation	Under the DGCL, an amendment to a corporation’s charter generally requires the approval of the corporation’s board of directors and the holders of a majority of the outstanding stock entitled to vote thereon, unless the charter requires a higher vote. In addition, if the proposed amendment would increase or decrease the aggregate number of authorized shares of a class of stock, increase or decrease the par value of the shares of such class or change the powers, preferences or special rights of the shares so as to affect them adversely, the holders of a majority of the outstanding shares of such class will be entitled to vote as a class upon the proposed amendment.

	The Enova charter provides that Enova reserves the right to amend the Enova charter in any manner permitted by the DGCL; provided that, certain provisions of the Charter effecting the voting rights of stockholders, the Enova’s board of directors, limitation on liability and indemnification of the board of directors, meetings of stockholders, forum selection and amendments to the Enova certificate of incorporation may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed that would be inconsistent with or have the effect of modifying or permitting the circumvention of those provisions, unless such action is	The OnDeck charter provides that, except as to those certain provisions pertaining to the indemnification of OnDeck directors and officers, OnDeck reserves the right to amend, alter, change or repeal any provision contained in the OnDeck charter, in the manner prescribed by the DGCL, and all rights conferred on stockholders are granted subject to this reservation; provided that, the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of OnDeck stock entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal, or adopt any provision of the OnDeck charter

	Enova Stockholder Rights	OnDeck Stockholder Rights
	approved by the affirmative vote of the holders of not less than 80% of the total voting power of all outstanding shares of capital stock of Enova then entitled to vote generally in the election of directors, voting together as a single class.	inconsistent with certain OnDeck charter provisions effecting the board of directors, amendments to OnDeck’s bylaws, stockholder action by written consent, the calling of a special meeting of OnDeck stockholders, cumulative voting, indemnification of the OnDeck directors and officers and severability.

Bylaw Amendments	Under the DGCL, bylaws may be adopted, amended or repealed by the stockholders entitled to vote, and by the board of directors if the corporation’s certificate of incorporation confers the power to adopt, amend or repeal the corporation’s bylaws upon the directors.

	The Enova charter and bylaws provide that the Enova bylaws may be altered, amended or repealed, in whole or in part, or new Enova bylaws may be adopted by the stockholders or by the Enova board of directors at any meeting thereof; provided, however, that all such amendments by the stockholders must be approved by the affirmative vote of the holders of not less than 80% of the total voting power of all outstanding shares of capital stock of Enova then entitled to vote generally in the election of directors, voting together as a single class. The Enova board of directors are authorized to make, alter, amend, change, add to or repeal the Enova bylaws by the affirmative vote of a majority of the total number of directors then in office without any action on the part of the stockholders.	The OnDeck charter and bylaws provide that the OnDeck bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of the holders of at least 66 2/3% of the total voting power of outstanding voting securities, voting together as a single class, will be required for the OnDeck stockholders to alter, amend or repeal, or adopt any provision of the OnDeck bylaws. The OnDeck board of directors will also have the power to adopt, amend or repeal bylaws.

Special Meetings of Stockholders	The Enova charter provides that special meetings of the Enova stockholders may be called by a majority of the board of directors, the chairman of the board of directors, the chief executive officer of Enova, the president or the secretary of Enova and may not be called by any other person.	The OnDeck charter and bylaws provide that special meetings of OnDeck stockholders may be called only by (i) the board of directors pursuant to a resolution adopted by a majority of the board; (ii) the chairman of the board of directors; (iii) the chief executive officer of OnDeck; or (iv) the president of OnDeck (in the absence of a chief executive officer). Business transacted at special meetings will be confined to the purpose or purposes stated in the notice of meeting.

	Enova Stockholder Rights	OnDeck Stockholder Rights

Notice of Meetings of Stockholders	The Enova bylaws provide that written notice of each annual and special meeting of stockholders stating the date, time and place of the meeting, the means of remote communication, if any, by which stockholders may be deemed to be present at the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, will be given to each stockholder of record entitled to vote thereat not less than 10 nor more than 60 days before the date of the meeting, except as otherwise required by the DGCL. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.	The OnDeck bylaws provide that whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting will be given which will state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the written notice of any meeting of OnDeck stockholders must be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

Proxies	The Enova bylaws provide that each stockholder may vote by proxy at all meetings of stockholders as may be permitted by law; provided that no proxy will be voted after three years from its date, unless the proxy provides for a longer period. At each meeting of the stockholders, and before any voting commences, all proxies filed at or before the meeting must be submitted to and examined by the secretary of Enova, the inspector of election or a person designated by the secretary of Enova or the inspector of election, and no shares may be represented or voted under a proxy that has been found to be invalid or irregular.	The OnDeck bylaws provide that each stockholder may vote by proxy at all meetings of stockholders as may be permitted by law; provided that no proxy will be voted after three years from its date, unless the proxy provides for a longer period. Any proxy to be used at a meeting of stockholders must be filed in accordance with the procedure established for the meeting.

Limitation of Personal Liability of Directors	The Enova charter provides that a director of Enova will not be personally liable to Enova or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.	The OnDeck charter provides that, to the fullest extent permitted by the DGCL, as it presently exists or may be amended from time to time, a director of OnDeck will not be personally liable to OnDeck or its stockholders for monetary damages for breach of fiduciary duty as a director.

	Enova Stockholder Rights	OnDeck Stockholder Rights

Indemnification of Directors and Officers	The Enova charter and bylaws provide that Enova will, to the fullest extent permitted by Delaware Law, indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Enova) by reason of the fact that such person is or was a director or officer of Enova, or while a director or officer of Enova is or was serving at the request of Enova as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees, costs and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Enova, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.	The OnDeck charter and bylaws provide that OnDeck will indemnify, to the fullest extent permitted by the DGCL, as may be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was a director or officer of OnDeck serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

	The Enova charter and bylaws provide that Enova will, to the fullest extent permitted by the DGCL, indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of Enova to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of Enova, or while a director or officer of Enova is or was serving at the request of Enova as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against all expenses (including attorneys’ fees, costs and expenses) actually and reasonably incurred by such person in connection	The OnDeck charter and bylaws provide that, except as provided in the OnDeck charter with respect to proceedings to enforce rights to indemnification and advancement, OnDeck will indemnify, and advance expenses pursuant to the OnDeck bylaws to, any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the OnDeck board of directors. OnDeck’s obligations to indemnify and advance expenses will be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by OnDeck or any other person.

	Enova Stockholder Rights	OnDeck Stockholder Rights
with the defense or settlement of such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Enova, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to Enova unless and only to the extent that the applicable court in which such action, suit or proceeding was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which such court deems proper.

	The Enova bylaws provide that all expenses, including without limitation attorneys’ fees, costs and expenses, incurred by a present or former director or officer of Enova in defending any civil, criminal, administrative or investigative action, suit or proceeding to which such person is or was a party or threatened to be made a party by reason of the fact that such person is or was a director or officer of Enova, or while a director or officer of Enova is or was serving at the request of Enova as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise will be paid by Enova to the fullest extent permitted by the DGCL in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by Enova.	The OnDeck bylaws provide that expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of OnDeck in defending any proceeding will be paid by the corporation in advance of the final disposition of such proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified under the OnDeck bylaws or the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of OnDeck or by persons serving at the request of OnDeck as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Forum Selection	The Enova charter provides that, unless Enova consents in writing to the selection of a different forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any	The OnDeck bylaws provide that, unless OnDeck consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation; (ii) any action asserting a

	Enova Stockholder Rights	OnDeck Stockholder Rights
	derivative action or proceeding brought on behalf of Enova; (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of Enova to Enova or Enova’s stockholders; (iii) any action asserting a claim arising pursuant to any provision of Delaware law, Enova’s charter or Enova’s bylaws; or (iv) any action asserting a claim governed by the internal affairs doctrine, except as to each of (i) through (iv) above, for any claim (a) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (c) for which the Court of Chancery does not have subject matter jurisdiction; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of jurisdiction, such action may be brought in another state court sitting in the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware.	claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL; or (iv) any action asserting a claim governed by the internal affairs doctrine will be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

Dividends	Section 170 of the DGCL provides that the directors of a corporation may declare and pay dividends upon the shares of its capital stock either out of its surplus or, if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. If the capital of the corporation will have been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors of such corporation will not declare and pay out of such net profits any dividends upon any shares of any classes of its capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets will have been repaired.

	The Enova bylaws provide that, subject to the Enova charter and DGCL, dividends upon the shares of capital stock of Enova may be declared by the board of	The OnDeck bylaws provide that the board of directors, subject to any restrictions contained in the OnDeck charter or applicable law, may declare

	Enova Stockholder Rights	OnDeck Stockholder Rights
	directors at any regular or special meeting. Dividends may be paid in cash, in property or in shares of the capital stock. Before payment of any dividend, there may be set aside out of any funds of Enova available for dividends such sum or sums as the board of directors from time to time, in its absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of Enova or for such other purpose as the board of directors may think conducive to the interests of Enova.	and pay dividends upon the shares of the corporation’s capital stock. Dividends may be paid in cash, in property, or in shares of OnDeck’s capital stock.

Appraisal Rights of Dissenters’ Rights	Under the DGCL, stockholders of a Delaware corporation who have neither voted in favor of nor have consented in writing to certain mergers or consolidations to which the corporation is a party and who have otherwise met the requirements set forth in Section 262 of the DGCL are entitled to demand appraisal of the fair value of their shares pursuant to, and in compliance with procedures set forth in, Section 262 of the DGCL. However, Delaware law does not provide for appraisal rights if the shares of the corporation are listed on a national securities exchange or held of record by more than 2,000 holders or the corporation will be the surviving corporation of the merger and approval of the merger does not require the vote of the stockholders of the surviving corporation under Section 251(f) of the DGCL. Notwithstanding the foregoing, stockholders of Delaware corporations are entitled to appraisal rights in the case of a merger or consolidation if the agreement of merger or consolidation requires stockholders to accept in exchange for its shares anything other than (w) shares or depository receipts of another corporation which at the date the merger or consolidation is completed will be either listed on a national securities exchange or held of record by more than 2,000 holders, (x) shares of stock of the surviving corporation in the merger or consolidation, (y) cash in lieu of fractional shares or (z) any combination of the foregoing.

	Neither the Enova charter nor the Enova bylaws address appraisal rights or dissenters’ rights.	Neither the OnDeck charter nor the OnDeck bylaws address appraisal rights or dissenters’ rights.

Anti-Takeover Provisions	Section 203 of the DGCL prevents a corporation from entering into a Business Combination (as defined below) with an Interested Stockholder (as defined below) for a period of three years following the time an Interested Stockholder becomes such, unless (A) prior to such time the board of directors of the corporation has approved such Business Combination or the transaction in which an Interested Stockholder became such; (B) the transaction in which an Interested Stockholder became such resulted in such stockholder owning more than 85% of the corporation’s voting stock (subject to certain exclusions); or (C) at or subsequent to the time of the transaction in which an Interested Stockholder becomes such, the Business Combination is approved by the board of directors of the corporation and authorized by two-thirds of the outstanding voting stock at an annual or special meeting (and not by written consent), excluding the stock owned by the Interested Stockholder.

	Enova Stockholder Rights	OnDeck Stockholder Rights

Section 203 of the DGCL defines “Business Combination” as, inter alia, (a) merger or consolidation with an Interested Stockholder; (b) sale, exchange or other disposition to or with an Interested Stockholder of assets of the Corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation on a consolidated basis or the aggregate market value of all outstanding stock of the corporation; and (c) any receipt by an Interested Stockholder of financial benefits (except proportionately as a stockholder) by or through the corporation other than those expressly permitted by the DGCL. Holding company mergers authorized by Section 251(g) of the DGCL are excluded from the definition of “Business Combination.”

Section 203 of the DGCL defines “Interested Stockholder” as any person or an affiliate of any such person (other than the corporation or any of its majority-owned subsidiaries) that beneficially (A) owns 15% or more of the outstanding voting stock of the corporation or (B) owned 15% or more of the outstanding voting stock of the corporation at any time within the previous three years, subject to certain exceptions.

	Enova has not opted out of Section 203 of the DGCL.	OnDeck has not opted out of Section 203 of the DGCL.

Duties of Directors	Under the DGCL, the standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing and to act in good faith and in a manner that directors reasonably believe to be in the best interests of the corporation and its stockholders, and the duty of care requires directors in managing the corporation’s affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.

VALIDITY OF COMMON STOCK

The validity of the Enova common stock to be issued in the merger will be passed upon for Enova by Vedder Price P.C.

EXPERTS

The consolidated financial statements of Enova and subsidiaries and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of OnDeck and subsidiaries and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the reports of Ernst & Young LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR ONDECK’S

2021 ANNUAL MEETING OF STOCKHOLDERS

If the merger is completed in 2020, OnDeck will become an indirect wholly owned subsidiary of Enova and, consequently, will not hold an annual meeting of its stockholders in 2021. If the merger is not adopted by the requisite vote of the OnDeck stockholders or if the merger is not completed for any other reason, OnDeck intends to hold an annual meeting of its stockholders in 2021 (the “OnDeck 2021 annual meeting”).

Stockholder proposals submitted for inclusion in OnDeck’s proxy statement and proxy card for the OnDeck 2021 annual meeting pursuant to Rule 14a-8 promulgated under the Exchange Act would have to have been received by OnDeck’s corporate secretary no later than November 18, 2020 if the OnDeck 2021 annual meeting were to be held within 30 days preceding and 60 days subsequent to May 7, 2021. However, given the pendency of the merger, OnDeck does not currently expect to hold the OnDeck 2021 annual meeting more than 30 days before or 60 days after May 7, 2021, and, accordingly, such stockholder proposals will have to be received by OnDeck a reasonable time before OnDeck begins to print and send its proxy materials for the OnDeck 2021 annual meeting.

If the OnDeck 2021 annual meeting occurs, the OnDeck bylaws allow OnDeck stockholders of record to present proposals that are proper subjects for consideration at an annual meeting and/or nominate persons to serve on the OnDeck Board at an annual meeting or special meeting of OnDeck stockholders at which directors are to be elected. The OnDeck bylaws require all stockholders who intend to make such proposals or nominations at an annual stockholder meeting to provide a written notice, including the information specified in the OnDeck bylaws, to OnDeck’s corporate secretary at the principal executive offices of OnDeck not less than 120 days prior to the one-year anniversary of the date on which OnDeck first mailed its proxy materials for the preceding year’s annual meeting of OnDeck stockholders. To be eligible for consideration at the OnDeck 2021 annual meeting, notices would have to have been received by OnDeck before November 18, 2020. In the event that the OnDeck 2021 annual meeting is scheduled to be held 30 days preceding and 60 days subsequent to May 7, 2021, such stockholder notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by OnDeck.

HOUSEHOLDING OF PROXY STATEMENT/PROSPECTUS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this proxy statement/prospectus is being delivered to stockholders residing at the same address, unless stockholders have notified OnDeck of their desire to receive multiple copies of the proxy statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement/prospectus, or if you are receiving multiple copies of this proxy statement/prospectus and wish to receive only one, please contact OnDeck at its address identified below. OnDeck will promptly deliver, upon oral or written request, a separate copy of this proxy statement/prospectus to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Head of Investor Relations, On Deck Capital, Inc., 1400 Broadway Street, 25th Floor, New York, New York 10018, or contact Head of Investor Relations by telephone at (646) 668-3582 or by email at ir@ondeck.com.

WHERE YOU CAN FIND MORE INFORMATION

Enova and OnDeck file annual, quarterly and current reports, proxy statements and other information with the SEC. You may access this information at the SEC’s internet website that contains reports, proxy statements and other information regarding issuers, including Enova and OnDeck, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is not incorporated by reference into this proxy statement/prospectus.

Enova has filed with the SEC a registration statement on Form S-4 of which this proxy statement/prospectus forms a part. The registration statement registers the shares of Enova common stock to be issued to OnDeck stockholders in connection with the merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about Enova and OnDeck, respectively. The rules and regulations of the SEC allow Enova and OnDeck to omit certain information included in the registration statement from this proxy statement/prospectus.

In addition, the SEC allows Enova and OnDeck to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus as described below.

This proxy statement/prospectus incorporates by reference the documents listed below that Enova and OnDeck have previously filed with the SEC. They contain important information about the companies and their financial condition.

Enova SEC Filings

•	Annual report on Form 10-K for the fiscal year ended December 31, 2019;

•	Definitive proxy statement on April 2, 2020 for the 2020 annual meeting of Enova stockholders, filed on April 4, 2020;

•	Quarterly report on Form 10-Q for the quarterly period ended March 31, 2020, filed on May 5, 2020;

•	Quarterly report on Form 10-Q for the quarterly period ended June 30, 2020, filed on July 29, 2020;

•	Current reports on Form 8-K filed on May 13, 2020, July 28, 2020 and July 30, 2020; and

•	The description of Enova common stock contained in its Form 8-A filed with SEC, and any amendment or report filed for the purpose of updating such description.

OnDeck SEC Filings

•	Annual report on Form 10-K for the year ended December 31, 2019;

•	Definitive proxy statement dated and filed on March 18, 2020 for the nomination of OnDeck director nominees;

•	Quarterly report on Form 10-Q for the quarterly period ended March 31, 2020;

•	Quarterly report on Form 10-Q for the quarterly period ended June 30, 2020; and

•	Current reports on Form 8-K filed on July 29, 2020, July 28, 2020, July 17, 2020, June 5, 2020, May 28, 2020, May 22, 2020, May 15, 2020, May 8, 2020 and April 30, 2020.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

In addition, Enova and OnDeck incorporate by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the date of the OnDeck special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the other documents listed above from the SEC, through the SEC’s website at the address indicated above, or from Enova and OnDeck, as applicable, by requesting them in writing or by telephone as follows:

Enova International, Inc. Attention: Investor Relations 175 W. Jackson Blvd, Suite 1000 Chicago, IL, 60604 Telephone: (312) 568-4200 Email: IR@enova.com	OnDeck Capital, Inc. Attention: Head of Investor Relations 1400 Broadway New York, New York 10018 Telephone: (646) 668-3582 Email: ir@ondeck.com

These documents are available from Enova or OnDeck, as the case may be, without charge, excluding any exhibits to them, unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. You can also find information about Enova and OnDeck at their internet websites at www.enova.com and www.ondeck.com, respectively. Information contained on these websites does not constitute part of this proxy statement/prospectus.

You may also obtain documents incorporated by reference into this document by requesting them in writing or by telephone from Innisfree, OnDeck’s proxy solicitors, at the following addresses and telephone numbers:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders in the U.S. and Canada may call toll-free: (877) 825-8772

Stockholders in other locations may call direct: (412) 232-3651

Banks and brokers may call collect: (212) 750-5833

If you are a stockholder of OnDeck and would like to request documents, please do so by [ ], 2020 to receive them before the OnDeck special meeting. If you request any documents from Enova or OnDeck, Enova or OnDeck, as applicable, will mail them to you by first class mail, or another equally prompt means, within one business day after Enova or OnDeck, as the case may be, receives your request.

This proxy statement/prospectus is a prospectus of Enova and a proxy statement of OnDeck for the OnDeck special meeting. Neither Enova nor OnDeck has authorized anyone to give any information or make any representation about the merger or Enova or OnDeck that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that Enova or OnDeck has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This proxy statement/prospectus is dated [ ], 2020. You should not assume that the information is accurate as of any date other than that date, and neither its mailing to OnDeck stockholders nor the issuance of shares of Enova common stock in the merger will create any implication to the contrary.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

ENOVA INTERNATIONAL, INC.,

ENERGY MERGER SUB, INC.

and

ON DECK CAPITAL, INC.

Dated as of July 28, 2020

A-i

(continued)

A-ii

(continued)

EXHIBITS

Exhibit A	Certificate of Incorporation of the Company

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 28, 2020, by and among Enova International, Inc., a Delaware corporation (“Parent”), Energy Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and On Deck Capital, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party” and collectively, as the “Parties.” All capitalized terms that are used in this Agreement have the respective meanings given to them in this Agreement.

RECITALS

A. Whereas the Parties wish to effect a business combination by means of Merger Sub being merged with and into Company (the “Merger”), pursuant to which the Company will survive as a wholly owned indirect Subsidiary of Parent.

B. The Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company and the performance by the Company of its covenants and other obligations hereunder; and (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL at a meeting of the Company Stockholders.

C. The board of directors of Parent and the board of directors of Merger Sub have each unanimously (i) determined that it is in the best interest of Parent, Merger Sub and their respective stockholders, and declared it advisable to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein; and (ii) approved the execution and delivery of this Agreement by each of Parent and Merger Sub, as applicable, and the performance of their respective covenants and other obligations hereunder.

D. Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” means any confidentiality agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement or (ii) executed, delivered and effective after the execution and delivery of this Agreement, and in the case of clause (ii), containing terms that are no less favorable to the Company, in any material respect, than those contained in the Confidentiality Agreement (except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Acquisition Proposal, and shall not provide for any exclusive right to negotiate with the Company or any of its Subsidiaries); provided, that an Acceptable Confidentiality Agreement may include provisions that are less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, so long as the Company offers to amend the Confidentiality Agreement, concurrently with execution of such Acceptable Confidentiality Agreement to include substantially similar provisions for the benefit of the parties thereto.

(b) “Acquisition Proposal” means any bona fide proposal or offer from any Person (except for Parent or Merger Sub) or Group, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company or any of its Subsidiaries (including securities of the Company’s Subsidiaries) equal to 20% or more of the consolidated assets of the Company and its Subsidiaries, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 20% or more of the issued and outstanding Company Common Stock or voting securities of the Company, (iii) tender offer or exchange offer that, if consummated, would result in such Person or Group beneficially owning 20% or more of the issued and outstanding Company Common Stock or voting securities of the Company or (iv) merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization or similar transaction involving the Company or any of its Subsidiaries, under which such Person or Group or the stockholders or equityholders of any such Person or Group would acquire, directly or indirectly, (A) assets (including securities of the Company’s Subsidiaries) equal to 20% or more of the consolidated assets of the Company and its Subsidiaries, or (B) beneficial ownership of 20% or more of the Company Common Stock or voting securities of the Company or equity or voting securities of the Company’s Subsidiaries representing, directly or indirectly, 20% or more of the consolidated assets of the Company and its Subsidiaries.

(c) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

(d) “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other Laws, in any jurisdiction, whether domestic or foreign, in each case that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(e) “Australia Credit Agreement” means that certain OnDeck Funding Trust No. 2—Master Trust Deed, dated April 11, 2017, between Perpetual Corporate Trust Limited, as Trustee and Perpetual Nominees Limited, as Manager, and the related OnDeck Funding Trust No. 2—Issue Supplement, dated June 28, 2018, between Perpetual Corporate Trust Limited, as Trustee and Standby Servicer, P.T. Limited, as Security Trustee, Perpetual Nominees Limited, as Manager, Credit Suisse AG, Cayman Island Branch, as Class A Financier and On Deck Capital Australia Pty Ltd, as Servicer, Seller and Subordinated Financier.

(f) “Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law to be closed in New York, New York.

(g) “Canada Credit Agreement” means that certain Credit Agreement, dated as of March 23, 2020, among, Bank of Montreal, as agent, lead arranger and sole bookrunner, and On Deck Capital Canada Holdings, Inc., On Deck Capital Canada, Inc. and On Deck Capital Canada, ULC, each as borrowers.

(h) “Charter” means the Amended and Restated Certificate of Incorporation of the Company, as amended as of the date hereof.

(i) “Code” means the Internal Revenue Code of 1986.

(j) “Company Board” means the Board of Directors of the Company.

(k) “Company Common Stock” means the common stock, par value $0.005 per share, of the Company.

(l) “Company Credit Agreement” means that certain Credit Agreement, dated as of January 28, 2019, by and between the Company, the lenders party thereto from time to time and SunTrust Bank, as administrative agent for the revolving lenders and as collateral agent for the secured parties thereunder.

(m) “Company ESPP” means the Company’s 2014 Employee Stock Purchase Plan, as amended and restated.

(n) “Company Indebtedness” means, collectively, debt for borrowed money outstanding under (i) the LAOD Credit Agreement; (ii) the ODAF Credit Agreement; (iii) the Company Indenture and all notes issued pursuant thereto (or pursuant to any supplement thereto); (iv) the PORT Credit Agreement; (v) the ODART Credit Agreement; (vi) the RAOD Credit Agreement; (vii) the Company Credit Agreement; (viii) the Canada Credit Agreement; (ix) the Intercompany Australia Facility Agreement; (x) the SBAF Credit Agreement; and (xi) the Australia Credit Agreement.

(o) “Company Indenture” means the Base Indenture, dated as of May 17, 2016, by and among the OnDeck Asset Securitization Trust II LLC, as issuer and Deutsche Bank Trust Company, as trustee.

(p) “Company Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

(q) “Company Material Adverse Effect” means any change, event, development, effect or circumstance (collectively, “Effects”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that none of the following, and no Effects arising out of or resulting from the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) changes after the date hereof in general economic conditions or the global, international or regional economy generally; (ii) changes after the date hereof in conditions in the financial markets, credit markets or capital markets, including (A) changes in interest rates, exchange rates or credit ratings; (B) any suspension of trading in securities; or (C) changes in monetary policy or fiscal policy generally on any securities exchange or over-the-counter market; (iii) any Effect affecting the industries in which the Company or any of its Subsidiaries conduct business; (iv) regulatory, legislative or political conditions; (v) any geopolitical conditions, outbreak of hostilities, acts of war (whether or not declared), riots or civil unrest curfews, public disorders, terrorism or military actions, including any escalation or worsening thereof; (vi) earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including COVID-19) or disease outbreak, human health crises or other force majeure events, in each case, including any worsening thereof after the date hereof; (vii) the execution or announcement of this Agreement or the pendency of the Merger, including the impact thereof on the relationships of the Company and its Subsidiaries with customers, suppliers, lenders, lessors, business partners, employees, regulators, Governmental Authorities or any other Persons (it being understood and agreed that the foregoing shall not apply to the representation and warranty in Section 3.5 to the extent the purpose of such representation and warranty is to address the consequences resulting from the execution or announcement of this Agreement or the consummation of the Merger); (viii) compliance by any Party with the express terms of this Agreement; (ix) any action taken or refrained from being taken, in each case to which Parent has expressly consented (or in accordance with this Agreement is deemed to have consented); (x) any promulgation or enactment of, change in, implementation of, enforcement or change in interpretation, implementation or enforcement of, GAAP or Law; (xi) changes in the price, or changes in trading volume of, the Company Common Stock, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded hereunder); (xii) any failure, in and of itself, by the Company and its Subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or

(B) any internal plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded hereunder); and (xiii) any government shutdown; and except, in the case of each of clauses (i), (ii), (iii), (iv), (v), (vi) and (x) (excluding any change, event, effect or circumstance arising from or related to COVID-19 or COVID-19 Measures) to the extent that such changes, events, effects or circumstances have had a disproportionate adverse effect on the Company relative to other similarly situated companies operating in the same industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

(r) “Company Options” means any options to purchase shares of Company Common Stock, whether granted pursuant to any of the Company Stock Plans or otherwise, but does not include the rights to purchase shares pursuant to the Company ESPP.

(s) “Company Performance Unit Award” means performance vesting restricted units payable in cash whether granted pursuant to any of the Company Stock Plans or otherwise.

(t) “Company Preferred Stock” means the preferred stock, par value $0.005 per share, of the Company.

(u) “Company PSUs” means performance vesting restricted stock units of the Company payable in stock or whose value is determined with reference to the value of stock, whether granted pursuant to any of the Company Stock Plans or otherwise, which may be settled in cash or stock.

(v) “Company RSUs” means service vesting awards of restricted stock units of the Company, payable in stock or whose value is determined with reference to the value of stock whether granted pursuant to any of the Company Stock Plans or otherwise, including any portion of any Company PSUs for which, as of the date of this Agreement, the relevant performance period has ended but with respect to which service-based vesting requirements remain unsatisfied (e.g., the Company PSUs granted to employees of the Company and its Subsidiaries in 2019). Notwithstanding the foregoing, solely for purposes of Section 3.7, any Company PSUs for which, as of the Effective Time, the relevant performance period has ended but with respect to which service-based vesting requirements remain unsatisfied (e.g., the Company PSUs granted to employees of the Company and its Subsidiaries in 2019) shall not be considered Company RSUs and shall instead be considered Company PSUs (at the target level of performance achievement).

(w) “Company Stock Plans” means the Company’s 2014 Equity Incentive Plan, the Amended and Restated 2007 Stock Incentive Plan and each other Employee Plan that provides for or has provided for the award of rights of any kind to receive shares of Company Common Stock or benefits measured in whole or in part by reference to shares of Company Common Stock.

(x) “Company Stockholders” means the holders of shares of Company Common Stock.

(y) “Company Termination Fee” means an amount equal to $2,800,000.

(z) “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(aa) “Contract” means any binding contract (whether written or oral), subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement or instrument.

(bb) “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

(cc) “COVID-19 Measures” shall means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and

Prevention and the World Health Organization, in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020 and the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.

(dd) “Data Privacy Laws” means all applicable Laws concerning the security, acquisition, storage, use, transmission, or disposal of Personal Data or related notices and other communications, including, to the extent applicable, the California Consumer Privacy Act of 2018, Title V of the Gramm-Leach-Bliley Act set forth in 15 U.S.C. Sections 6801-6809, the disposal of records provisions of the Fair Credit Reporting Act set forth in 15 U.S.C. Section 1681w, Section 5 of the Federal Trade Commission Act set forth in 15 U.S.C. Section 45, Section 1036 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 set forth in 12 U.S.C. Section 5536, and all Laws, guidelines, policies, standards, and guidance of any Governmental Authority implementing or interpreting the aforementioned Laws, including the Federal Trade Commission’s Standards for Safeguarding Customer Information set forth in 16 C.F.R. Part 314 and Disposal Rule set forth in 16 C.F.R. Part 682.

(ee) “DOJ” means the United States Department of Justice or any successor thereto.

(ff) “Employee Plan” means any of the following (whether written or unwritten) which the Company or any of its Subsidiaries sponsors or maintains, or to which the Company or any of its Subsidiaries makes contributions, or with respect to which the Company or any of its Subsidiaries has any other liability (contingent or current): (i) any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including, any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, and sick leave; (ii) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including any excess benefit, top hat or deferred compensation plan or any nonqualified deferred compensation or retirement plan or arrangement or any qualified defined contribution or defined benefit plan; or (iii) any other plan, policy, program, arrangement or agreement which provides employee benefits or benefits to any current or former employee, dependent, beneficiary, director, individual independent contractor of the Company or any of its Subsidiaries, including, any severance agreement or plan, fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus or deferred bonus plan, salary reduction, change-of-control or employment agreement, but in each case excluding any such plan, scheme or arrangement that the Company or any of its Subsidiaries that is sponsored or maintained by a Governmental Authority.

(gg) “Environmental Laws” means all applicable Laws concerning pollution or the protection or cleanup of the environment, including all those relating to the manufacture, registration, use, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, Release or exposure of any Person to any Hazardous Materials, or worker health and safety (solely to the extent related to exposure to Hazardous Materials).

(hh) “ERISA” means the Employee Retirement Income Security Act of 1974.

(ii) “Exchange Act” means the Securities Exchange Act of 1934.

(jj) “FTC” means the United States Federal Trade Commission or any successor thereto.

(kk) “GAAP” means generally accepted accounting principles in the United States.

(ll) “Governmental Authority” means any government, political subdivision, governmental, administrative, self-regulatory or regulatory entity, authority or body, department, commission, board, agency, commission, bureau or instrumentality, or other legislative, executive or judicial governmental entity or authority, any body or entity exercising or having the authority to exercise under applicable Laws thereof any executive, legislative, judicial or regulatory or administrative functions of or pertaining to government, securities exchanges commission, stock exchange and any court, tribunal, judicial or arbitral body, in each case whether federal, national, state, regional, county, municipal, provincial, local, foreign or multinational.

(mm) “Governmental Authorization” means any authorizations, approvals, licenses, franchises, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements issued by or obtained from, and any notices, filings, petitions, applications, registrations, qualifications, declarations and designations with, a Governmental Authority.

(nn) “Group” has the meaning as used in Section 13 of the Exchange Act.

(oo) “Hazardous Materials” means any pollutant, contaminant, or toxic, radioactive, or hazardous substance, material, or waste, including all substances, materials, wastes or agents for which liability or standards of conduct are imposed under, or that are otherwise subject to, Environmental Law.

(pp) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(qq) “Indebtedness” means, with respect to a Person, as at a specified date and without duplication, all (i) obligations for borrowed money of such Person and its Subsidiaries, if applicable, including with respect to the Company, the Company Indebtedness; (ii) obligations for borrowed money evidenced by note, bonds, debentures or other similar instruments, including with respect to the Company, the Company Indenture; (iii) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (iv) capital lease obligations; (v) obligations under any letter of credit, performance bonds, banker’s acceptance or similar credit transactions; and (vi) guarantees of all or any part of the indebtedness of the type referred to in the foregoing clauses (i) through (v) of any other Person; and (vii) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (i) through (vi).

(rr) “Intellectual Property” means the rights associated with the following in any jurisdiction throughout the world: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures together with all reissuances, continuations, continuations in part, revisions, extensions, and reexaminations thereof (“Patents”); (ii) all copyrightable works, all copyrights, and all registrations, applications and renewals therefor (“Copyrights”); (iii) trademarks, service marks, trade dress rights, logos, slogans, trade names, corporate names, Internet domain names, social media account names or handles, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and similar designation of origin and rights therein, and all registrations, applications for registration, and renewals thereof, together with all of the goodwill associated with any of the foregoing (“Marks”); (iv) rights in trade secrets and confidential information (including ideas, research and development, know how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (v) all mask works and all applications, registrations, and renewals in connection therewith; (vi) all computer software (including source code, executable code, data, databases, and related documentation); (vii) all material advertising and promotional materials; (viii) all other proprietary rights; and (ix) all copies and tangible embodiments thereof (in whatever form or medium).

(ss) “Intercompany Australia Facility Agreement” means that certain Facility Agreement, between On Deck Capital Australia Pty Ltd, as borrower, and the Company, as financier, dated October 30, 2018.

(tt) “Intervening Event” means any event, fact, change, effect, development or occurrence that (i) was not known, or the material consequences of which were not known or reasonably foreseeable, in each case to the Company Board as of the date of this Agreement; and (ii) does not (A) relate to or involve any Acquisition Proposal or (B) result from a breach of this Agreement by the Company; provided that, in any case, in no event shall any of the following events constitute an Intervening Event: (x) compliance with or performance under the express terms of this Agreement or (y)(1) any change, in and of itself, in the market price or trading volume of Company Common Stock or Parent Common Stock, (2) any change, in and of itself, in the credit ratings of the Company or its Subsidiaries, (3) any changes in any analysts’ recommendations or ratings with respect to the Company or Parent or any of their respective Subsidiaries or (4) any failure, in and of itself, by Parent or any of its Subsidiaries to meet any internal or published projections, forecast, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period; provided further, that in the case of the foregoing clause (y), the underlying causes of such event, fact, change, effect, development or occurrence may constitute, or be taken into account in determining whether there has been, an Intervening Event.

(uu) “Kirkland” means Kirkland & Ellis LLP.

(vv) “Knowledge of Parent”, with respect to any matter in question, means the actual knowledge, after reasonable inquiry of their direct reports, of those officers of Parent set forth on Section 1.1(vv) of the Parent Disclosure Letter.

(ww) “Knowledge of the Company”, with respect to any matter in question, means the actual knowledge, after reasonable inquiry of their direct reports, of those officers of the Company set forth on Section 1.1(ww) of the Company Disclosure Letter.

(xx) “LAOD Credit Agreement” means that certain Credit Agreement, dated as of April 13, 2018, by and among Loan Assets of OnDeck, LLC, the lenders party thereto from time to time and 20 Gates Management LLC, as administrative agent for the class A lenders and Deutsche Bank Trust Company Americas, as paying agent and as collateral agent for the secured parties.

(yy) “Law” means any federal, national, state, county, municipal, regional, provincial, local, foreign or multinational, statute, constitution, treaty, convention, rule of common law, ordinance, code, decree, order, judgment, rule, regulation, ruling, executive order or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any award, order or decision of an arbitrator or arbitration panel with jurisdiction over the parties and subject matter of the dispute.

(zz) “Legal Proceeding” means any claim, action, lawsuit, litigation, suit, investigation, arbitration or other similar legal proceeding (including any disciplinary proceeding) of any nature brought by or pending before any Governmental Authority, or other tribunal.

(aaa) “Lien” means any mortgage, lien, license, pledge, charge, security interest, encumbrance or other similar adverse claim of any kind in respect of any property or asset.

(bbb) “Loan” means any loan, loan agreement, borrowing arrangement, line of credit or other extension of credit in which the Company or any of its Subsidiaries is or becomes a creditor to a third party (excluding, for clarity, any Loan between the Company and any of its Subsidiaries, or between any Subsidiaries of the Company).

(ccc) “Material Contract” means any of the following Contracts (other than any Employee Plan) to which the Company or any of its Subsidiaries is a party or by which any of their respective assets are bound as of the date of this Agreement or to which the Company or any of its Subsidiaries, subject to Section 5.2, becomes a party by which it or any of its assets becomes bound after the date hereof:

(i) any contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K;

(ii) any Contract containing any covenant (A) materially limiting or purporting to materially limit the right of the Company or any of its Subsidiaries to engage in any line of business, or (B) prohibiting or purporting to prohibit the Company or its Subsidiaries from engaging in any material business with any Person;

(iii) any Contract containing any material exclusivity or material “most favored nation” obligations or restrictions or similar material provisions;

(iv) any Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries;

(v) any Contract under which the Company or its Subsidiaries has (A) continuing material indemnity obligations outside the ordinary course of business or (B) continuing earn out or similar obligations with potential liability thereunder in excess of $250,000;

(vi) any Contract that would require the disposition of any material assets or line of business of the Company or its Subsidiaries as a result of the consummation of the Merger;

(vii) each material (x) Contract relating to Indebtedness of the Company or its Subsidiaries with an outstanding principal amount in excess of $500,000 other than Contracts (A) between the Company and its wholly owned Subsidiaries, and (B) between wholly owned Subsidiaries of the Company or (y) Securitization Contract;

(viii) any Contract for the acquisition or disposition (in each case whether by merger, purchase or sale of assets or stock or otherwise) by the Company or any of its Subsidiaries of any company (or any material amount of its assets or liabilities), business or line of business, as to which the Company or its Subsidiaries has any continuing material indemnification or material financial obligations;

(ix) any Contract under which the execution, delivery and performance by the Company of this Agreement or the consummation of the Transaction would require any material payment by the Company or any of its Subsidiaries;

(x) any Contract involving the settlement of any Legal Proceeding or threatened Legal Proceeding (or series of related Legal Proceedings) that will (A) involve payments after the date hereof in excess of $250,000 or (B) impose material monitoring or reporting obligations outside the ordinary course of business;

(xi) any Contract with any party set forth in Section 3.27 of the Company Disclosure Letter;

(xii) any Contract between the Company or any of its Subsidiaries, on the one hand, and any “issuing bank partner,” as such term is described in the Company SEC Reports, on the other hand;

(xiii) any Contract relating to a material joint venture, partnership, profit sharing, strategic alliance or similar agreement;

(xiv) any Contract pursuant to which the Company or any of its Subsidiaries receives from any third party a material license or similar material right to any Intellectual Property, other than licenses with respect to non-customized software that is generally available and licensed pursuant to standard commercial terms;

(xv) any Contract pursuant to which the Company or any of its Subsidiaries grant to any third party a material license or similar material right to any Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business; or

(xvi) any Contract that was modified at the requirement or request of any Governmental Authority.

(ddd) “Merger Consideration Cash Value” means the sum of the (a) Cash Consideration and (b) the product obtained by multiplying the Exchange Ratio by the Parent Trading Price.

(eee) “Non-Recourse Subsidiary” means each of (i) Small Business Asset Fund II LLC; (ii) Prime OnDeck Receivable Trust II, LLC; (iii) OnDeck Account Receivables Trust 2013-1 LLC; (iv) OnDeck Asset Securitization Trust II LLC; (v) OnDeck Asset Funding II LLC; (vi) Receivable Assets of OnDeck, LLC; (vii) Loan Assets of OnDeck, LLC; (viii) Canada On Deck Asset Funding, LP; and (ix) OnDeck Funding Trust No. 2.

(fff) “NYSE” means the New York Stock Exchange and any successor stock exchange or inter-dealer quotation system operated by the New York Stock Exchange or any successor thereto.

(ggg) “ODAF Credit Agreement” means that certain Credit Agreement, dated as of August 8, 2018, by and among, OnDeck Asset Funding II LLC, the lenders party thereto from time to time and Ares Agent Services, L.P. as administrative agent for the lenders and as collateral agent for the secured parties and Wells Fargo Bank N.A., as Paying Agent.

(hhh) “ODART Credit Agreement” means that certain Fifth Amended and Restated Credit Agreement, dated as of March 12, 2019, by and among the OnDeck Account Receivables Trust 2013-1 LLC, Deutsche Bank AG, New York Branch, as (i) administrative agent for the Lenders party thereto from time to time and (ii) collateral agent for the secured parties, Deutsche Bank Trust Company Americas, as paying agent for the lenders and Deutsche Bank Securities Inc., as syndication agent and documentation agent.

(iii) “Open Source” means any open source, public source or freeware software, or any modification or derivative thereof, including any version of any technology or software that is (i) licensed under any GNU general public license, GNU lesser general public license, Mozilla Public License or other software licensed under a license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation); (ii) subject to a license that requires the licensor to permit reverse engineering of the licensed technology (such as software) or other technology incorporated into, derived from, or distributed with such licensed technology; or (iii) subject to a license that requires the licensed technology or other technology incorporated into, derived from, or distributed with such licensed technology to be (1) distributed in source code form, (2) licensed for the purpose of making modifications or derivative works, (3) distributed at no charge, or (4) distributed with certain notices or licenses (e.g., copyright notices or warranty disclaimers).

(jjj) “Organizational Documents” means the certificate of incorporation, bylaws, certificate of formation, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person.

(kkk) “Parent Board” means the Board of Directors of Parent.

(lll) “Parent Common Stock” means the common stock, par value $0.00001 per share, of Parent.

(mmm) “Parent Material Adverse Effect” means any Effects that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets or results of operations of Parent and its Subsidiaries, taken as a whole; provided, that none of the following, and no Effects arising out of or resulting from the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Parent Material Adverse Effect or will be taken into account when determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur: (i) changes after the date hereof in general economic conditions or the global, international or regional economy generally; (ii) changes after the date hereof in conditions in the financial markets, credit markets or capital markets, including (A) changes in interest rates, exchange rates or credit ratings; (B) any suspension of trading in securities; or (C) changes in monetary policy or fiscal policy generally on any securities exchange or over-the-counter market; (iii) any Effect affecting the industries in which Parent or any of its Subsidiaries conduct business; (iv) regulatory, legislative or political conditions; (v) any geopolitical conditions, outbreak of hostilities, acts of war (whether or not declared), riots or civil unrest curfews, public disorders, terrorism or military actions, including any escalation or worsening thereof; (vi) earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including COVID-19) or disease outbreak, human health crises or other force majeure events, in each case, including any worsening thereof after the date hereof; (vii) the execution or announcement of this Agreement or the pendency of the Merger, including the impact thereof on the relationships of Parent and its Subsidiaries with customers, suppliers, lenders, lessors, business partners, employees, regulators, Governmental Authorities or any other Persons (it being understood and agreed that the foregoing shall not apply to the representation and warranty in Section 4.4 to the extent the purpose of such representation and warranty is to address the consequences resulting from the execution or announcement of this Agreement or the consummation of the Merger); (viii) compliance by any Party with the express terms of this Agreement; (ix) any action taken or refrained from being taken, in each case to which the Company has expressly consented (or in accordance with this Agreement is deemed to have consented); (x) any promulgation or enactment of, change in, implementation of, enforcement or change in interpretation, implementation or enforcement of, GAAP or Law; (xi) changes in the price, or changes in trading volume of, the Parent Common Stock, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Parent Material Adverse Effect has occurred to the extent not otherwise excluded hereunder); (xii) any failure, in and of itself, by Parent and its Subsidiaries to meet (A) any public estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure may be taken into consideration when determining whether a Parent Material Adverse Effect has occurred to the extent not otherwise excluded hereunder); and (xiii) any government shutdown; and except, in the case of each of clauses (i), (ii), (iii), (iv), (v), (vi) and (x) (excluding any change, event, effect or circumstance arising from or related to COVID-19 or COVID-19 Measures) to the extent that such changes, events, effects or circumstances have had a disproportionate adverse effect on Parent relative to other similarly situated companies operating in the same industries in which Parent and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Parent Material Adverse Effect has occurred.

(nnn) “Parent Options” means any options to purchase shares of Parent Common Stock, whether granted pursuant to any of the Parent Stock Plans or otherwise.

(ooo) “Parent RSUs” means service vesting awards of restricted stock units of Parent, payable in stock or whose value is determined with reference to the value of stock whether granted pursuant to any of the Parent Stock Plans or otherwise.

(ppp) “Parent Stock Plans” means Parent’s Second Amended and Restated 2014 Long-Term Incentive Plan and each other employee plan of Parent that provides for or has provided for the award of rights of any kind to receive shares of Parent Common Stock or benefits measured in whole or in part by reference to shares of Parent Common Stock.

(qqq) “Parent Trading Price” means the volume weighted average closing sale price of one share of Parent Common Stock as reported on the NYSE for the ten (10) consecutive trading days ending on the date that is two trading days prior to the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events) as reported by Bloomberg.

(rrr) “Permitted Liens” means any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established on the applicable financial statements in accordance with GAAP; (ii) mechanics’, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings, (iii) pledges or deposits to secure obligations pursuant to workers’ compensation Law or similar legislation or to secure public or statutory obligations, in each case arising in the ordinary course of business; (iv) easements, covenants and rights of way (unrecorded and of record) and other similar Liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property; (v) any non-exclusive license with respect to any Intellectual Property entered into in the ordinary course of business; (vi) Liens pursuant to any Company Indebtedness; (vii) statutory Liens of landlords pursuant to the terms of any lease or Liens against the interests of the landlord or owner of any Leased Real Property under any Lease unless caused by the Company or any of its Subsidiaries; (viii) Liens (or other encumbrances of any type) that do not materially and adversely affect the use or operation of the property or other assets subject thereto; (ix) Liens (or other encumbrances of any type) reflected in the Company SEC Reports; or (x) Liens that are not material to the Company and its Subsidiaries taken as a whole.

(sss) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(ttt) “Personal Data” means any data or other information that, alone or together with other data or other information held by the Company and any of its Subsidiaries, is used or reasonably capable of being used to identify an individual, browser, or device, and any other data or other information that constitutes personal data or personal information under any applicable Law, including any individual’s first and last name, home or other physical address, telephone number, fax number, e-mail address or other online identifier, Social Security number or other third-party issued identifier (including state identification number, driver’s license number, or passport number), biometric data, health information, credit card or other financial information (including bank account information), IP address, cookie information, or any other browser- or device-specific number or identifier.

(uuu) “PORT Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of March 12, 2019, by and among Prime OnDeck Receivable Trust II, LLC, the lenders party thereto from time to time, Credit Suisse AG, New York Branch, as administrative agent for the class A lenders and Wells Fargo Bank, N.A., as paying agent and collateral agent.

(vvv) “Processing” means any operation or set of operations that is performed upon data, whether or not by automatic means, including collection, access, acquisition, creation, derivation, recordation, organization, storage, adaptation, alteration, correction, retrieval, maintenance, consultation, use, disclosure, dissemination, transmission, transfer, making available, alignment, combination, blocking, storage, retention, deleting, erasure or destruction.

(www) “Products” means all products (including software), technology and services of the Company and its Subsidiaries developed, sold, or licensed out by the Company or any of its Subsidiaries as of the date of this Agreement.

(xxx) “Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

(yyy) “RAOD Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement, dated as of December 17, 2018, by and among Receivable Assets of OnDeck LLC, the lenders party thereto from time to time, SunTrust Bank, as administrative agent and Wells Fargo Bank, N.A., as paying agent and collateral agent for the secured parties.

(zzz) “SBAF Credit Agreement” means that certain Loan and Security Agreement, dated December 14, 2016, by and among Small Business Asset Fund II LLC, each lender party thereto from time to time and Deutsche Bank Trust Company Americas as collateral agent.

(aaaa) “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(bbbb) “Securities Act” means the Securities Act of 1933.

(cccc) “Securitization Contract” means any security agreement, guarantee, loan purchase agreement or other purchase agreement, fee letter, custodial agreement, servicing agreement or backup servicing agreement Contract to which any of the Non-Recourse Subsidiaries is a party (including any Contract by and between any Non-Recourse Subsidiary, on the one hand, and the Company or any of its Subsidiaries, on the other hand).

(dddd) “Securitization Repurchase Obligation” shall mean any obligation of the Company to repurchase Loans from a Non-Recourse Subsidiary due to a breach of certain representations and warranties contained in the applicable Securitization Contracts, a failure by the underlying obligor of a Loan to make certain payments when due, and for other reasons customary in a Securitization Contract.

(eeee) “Security Breach” means any cybersecurity event as defined in the New York State Cybersecurity Requirements for Financial Services Companies (23 NYCRR 500) and any other actual, reported, or claimed (i) loss or misuse (by any means) of Personal Data; (ii) unauthorized, or unlawful Processing, corruption, sale, or rental of or access to Personal Data; or (iii) other act or omission that compromises or may reasonably compromise the security, confidentiality, or integrity of Personal Data or the security, integrity, or operation of the Company’s information technology systems, networks, or equipment.

(ffff) “Standard Securitization Undertakings” shall mean representations, warranties, covenants, guarantees and indemnities entered into by the Company or any Non-Recourse Subsidiary which the Company has determined in good faith to be customary in a Securitization Contract, including those relating to the servicing of the assets of a Non-Recourse Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

(gggg) “Subsidiary” means, with respect to any Person, any other Person (other than a natural person) (i) of which securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other governing body or individuals performing similar functions are directly or indirectly owned by such first Person, or of which more than 50% of the issued and outstanding voting securities of which are owned, directly or indirectly, by such first Person or (ii) with respect to which such first Person controls the management. For the purpose of this Agreement, (a) On Deck Capital Canada Holdings, Inc. and its Subsidiaries are deemed to be Subsidiaries of the Company and (b) Subsidiary shall be considered a “wholly owned Subsidiary” of a Person as long as such Person directly or indirectly owns all of the securities or other ownership interests (excluding any securities or other ownership interests held by an individual director or officer required to hold such securities or other ownership interests pursuant to applicable Law) of such Subsidiary.

(hhhh) “Superior Proposal” means any bona fide, written Acquisition Proposal that did not result from a material violation of Section 5.5(a) (with all references to “twenty percent (20%)” in the definition of Acquisition Proposal being deemed to be references to “fifty percent (50%)”) on terms that the Company Board (or a committee thereof) determines in good faith, after consultation with its financial advisor of nationally recognized reputation and outside legal counsel, and taking into account all the terms and conditions of the Acquisition Proposal (including the identity of the Person making the Acquisition Proposal, the expected timing and likelihood of consummation, conditions to consummation (including any required Governmental Approvals) and availability of necessary financing) would result in a transaction (i) that if consummated, is more favorable to the Company Stockholders from a financial point of view than the Merger (taking into account any proposal by Parent to amend the terms of this Agreement) and (ii) that is reasonably capable of being completed on the terms proposed.

(iiii) “Tax” means any U.S. federal, state and local and non-U.S. taxes, duties, levies, fees, licenses, assessments and similar charges and impositions (including gross receipts, income, profits, sales, use, or occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, escheat, abandoned property, employment, excise and property taxes, duties, levies, fees, licensees, assessments and similar charges and impositions) imposed by any Governmental Authority, together with any interest, penalties and additions to tax or other additional amounts imposed thereon.

(jjjj) “Tax Return” means any return, form, claim for refund, document, filing, declaration, report, statement, or information return filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(kkkk) “Tax Sharing Agreement” means any agreement binding any Person or any of its Subsidiaries that provides for the allocation, apportionment, sharing or assignment of or indemnification for any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability, other than agreements entered into in the ordinary course of business that do not have as a principal purpose addressing Tax matters.

(llll) “Transaction” means the Merger and any other transaction contemplated by this Agreement.

(mmmm) “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries or Affiliates (and/or their respective directors and/or executive officers) or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transaction or the consummation thereof, other than any Legal Proceedings among the Parties or their Affiliates related to this Agreement.

(nnnn) “Vedder” means Vedder Price P.C.

(oooo) “WARN” means the United States Worker Adjustment and Retraining Notification Act and any similar applicable state or local Law.

(pppp) “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to take an act by the breaching Party with the knowledge that the taking of such act or the failure to take such act would, or would reasonably be expected to, cause a material breach of this Agreement, or that such party should have reasonably known would cause, or would reasonably be expected to cause, such breach.

1.2 Index of Defined Terms. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
2018 and 2020 Performance Unit Consideration	6.9(e)(i)
Acceptable Confidentiality Agreement	1.1(a)
Acquisition Proposal	1.1(b)
Adjusted Performance Unit Award	6.9(a)(ii)
Adjusted RSU	2.8(b)(i)
Affiliate	1.1(c)
Agreement	Preamble
Antitrust Law	1.1(d)
Approval Time	5.5(b)
Australia Credit Agreement	1.1(e)
Bonus Termination Percentage	6.9(f)
Business Day	1.1(f)
Bylaws	3.1(c)
Canada Credit Agreement	1.1(g)
Cancelled Shares	2.7(a)(iii)
Capitalization Date	3.7(a)
Cash Consideration	2.7(a)(ii)
Certificate of Merger	0
Certificates	2.9(d)
Charter	1.1(h)
Chosen Courts	9.10(a)
Closing	2.3
Closing Date	2.3
Code	1.1(i)
Company	Preamble
Company 2020 Bonus Pool	6.9(f)
Company Board	1.1(j)
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.5(a)(iii)
Company Common Stock	1.1(k)
Company Credit Agreement	1.1(l)
Company Disclosure Letter	Article III
Company Director RSU	2.8(b)(ii)
Company Employee RSU	2.8(b)(i)
Company ESPP	1.1(m)
Company Indebtedness	1.1(n)
Company Indenture	1.1(o)
Company Intellectual Property	1.1(p)
Company Material Adverse Effect	1.1(q)
Company Options	1.1(r)
Company Performance Unit Award	1.1(t)
Company Preferred Stock	1.1(u)
Company PSUs	1.1(s)
Company Registered Intellectual Property	3.15(a)
Company RSUs	1.1(v)
Company SEC Reports	3.9
Company Securities	3.7(c)
Company Stock Plans	1.1(w)

Term	Section Reference
Company Stockholder Meeting	6.4(a)
Company Stockholders	1.1(x)
Company Termination Fee	1.1(y)
Confidentiality Agreement	9.4
Continuation Period	6.9(c)
Continuing Employees	1.1(z)
Contract	1.1(aa)
Converted Shares	2.7(a)(iii)
Copyrights	1.1(rr)
COVID-19	1.1(bb)
COVID-19 Measures	1.1(cc)
D&O Insurance	6.8(b)
Data Privacy Laws	1.1(dd)
DGCL	Recitals
Director RSU Consideration	2.8(b)(ii)
Dissenting Company Shares	2.7(d)(i)
Dividend Consideration	2.7(a)(ii)
DOJ	1.1(ee)
DTC	2.9(e)
Effective Time	0
Effects	1.1(q)
Electronic Delivery	9.13
Employee Plan	1.1(ff)
Enforceability Exceptions	3.2
Environmental Laws	1.1(gg)
ERISA	1.1(hh)
Exchange Act	1.1(ii)
Exchange Agent	2.9(a)
Exchange Fund	2.9(b)
Exchange Ratio Reduction Number	2.9(c)
FCPA	3.24
Foreign Plan	3.17(a)
Fractional Entitlements	2.7(c)
Fractional Share Consideration	2.7(c)
FTC	1.1(jj)
GAAP	1.1(kk)
Governmental Authority	1.1(ll)
Governmental Authorization	1.1(mm)
Group	1.1(nn)
Hazardous Materials	1.1(oo)
HSR Act	1.1(pp)
Indebtedness	1.1(qq)
Indemnified Persons	6.8(a)
Intellectual Property	1.1(rr)
Intercompany Australia Facility Agreement	1.1(ss)
Intervening Event	1.1(tt)
Kirkland	1.1(uu)
Knowledge of Parent	1.1(vv)
Knowledge of the Company	1.1(ww)
LAOD Credit Agreement	1.1(xx)
Law	1.1(yy)

Term	Section Reference
Lease	3.14(b)
Leased Real Property	3.14(b)
Legal Proceeding	1.1(zz)
Lien	1.1(aaa)
Loan	1.1(bbb)
Loan Agreement	3.20
Marks	1.1(rr)
Material Contract	1.1(ccc)
Maximum Premium	6.8(b)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	3.17(b)
New Plan	6.9(d)
Non-Recourse Subsidiary	1.1(eee)
NYSE	1.1(fff)
ODAF Credit Agreement	1.1(ggg)
ODART Credit Agreement	1.1(hhh)
Old Plans	6.9(d)
Option Consideration	2.8(d)
Order	3.22(b)
Organizational Documents	1.1(jjj)
Other Required Filing	6.3(b)
Owned Company Shares	2.7(a)(iii)
Parent	Preamble
Parent Board	1.1(kkk)
Parent Common Stock	1.1(lll)
Parent Disclosure Letter	Article IV
Parent Material Adverse Effect	7.3(a)
Parent Options	1.1(nnn)
Parent RSUs	1.1(ooo)
Parent SEC Reports	4.8
Parent Securities	4.6(c)
Parent Stock Plans	1.1(ppp)
Parent Trading Price	1.1(qqq)
Party	Preamble
Patents	1.1(rr)
Permits	3.19(b)
Permitted Liens	1.1(rrr)
Person	1.1(sss)
Personal Data	1.1(ttt)
PORT Credit Agreement	1.1(uuu)
Processing	1.1(vvv)
Products	1.1(www)
Proxy Statement	6.3(a)(i)
Regulation S-K	3.11
Release	1.1(xxx)
Representatives	5.5(a)
Requisite Filings	6.3(b)
Requisite Stockholder Approval	3.4
S-4	6.3(a)(i)
Sanctions	3.24

Term	Section Reference
SBAF Credit Agreement	1.1(zzz)
SEC	1.1(aaaa)
Securities Act	1.1(bbbb)
Security Breach	1.1(eeee)
Share Cap	2.9(c)
Subsidiary	1.1(ffff)
Superior Proposal	1.1(hhhh)
Surviving Corporation	2.1
Tax	1.1(iiii)
Tax Return	1.1(jjjj)
Tax Sharing Agreement	1.1(kkkk)
Termination Date	8.1(c)
Transaction	1.1(llll)
Transaction Litigation	1.1(mmmm)
Uncertificated Shares	2.9(d)
WARN	1.1(nnnn)
Willful Breach	1.1(pppp)

1.3 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement, as applicable, unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c) Unless the context otherwise requires, “nor” and “or” are not exclusive.

(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g) When reference is made to any Party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h) Unless the context otherwise requires, any definition of or reference to any Law or any provision of any Law herein shall be construed as referring to such Law as from time to time amended, supplemented or modified, including by succession of comparable successor Laws.

(i) References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented (including by waiver or consent) from time to time; provided that with respect to any Contract listed on any section of the Company Disclosure Letter or Parent Disclosure Letter, all such amendments, modifications or supplements must also be listed therein unless entered into after the date of this Agreement in accordance with Section 5.1 and Section 5.2 (as applicable).

(j) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(k) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

(l) Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been (i) posted to a virtual data room managed by the Company at www.intralinks.com (provided that such documents, other information or materials were not removed from such virtual data room prior to the date of this Agreement); (ii) delivered or provided in writing to Parent or its Affiliates or its or their respective Representatives or (iii) filed or furnished to the SEC and available to view through the SEC’s online EDGAR system, in each case at least one Business Day prior to the execution and delivery of this Agreement.

(m) All references to time shall refer to New York City time unless otherwise specified.

(n) When used in the definition of Material Contracts and Section 5.2 the term “material” shall be construed as referring to being material to the Company and its Subsidiaries taken as a whole (except where the context otherwise requires).

(o) When used herein, the words “either Party,” or “other Party” and words of similar import will, unless otherwise stated, be construed to mean either the Company, on the one hand or Parent or Merger Sub, on the other hand.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger and as an indirect wholly owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3 The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) 9:00 a.m., New York City time, at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022 (or remotely via an electronic closing if requested by either Party), on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the second Business Day after the satisfaction or waiver (to the extent permitted hereunder and under applicable Law) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder and under applicable Law) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety to read as set forth in Exhibit A attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation.

(b) Bylaws. At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation, except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws.

2.6 Directors and Officers. The Parties shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation immediately following the Effective Time, and the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation immediately following the Effective Time, in each case, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, in each case as provided in the Organizational Documents of the Surviving Corporation and by applicable Law.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the securities described in this Section 2.7, the following will occur:

(i) each share of common stock, par value $0.001 per share of Merger Sub (“Merger Sub Common Stock”) that is issued and outstanding as of immediately prior to the Effective Time will automatically be canceled and converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which such shares of Merger Sub Common Stock were converted in accordance with the immediately preceding sentence;

(ii) (A) each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than any Owned Company Shares to be cancelled in accordance with Section 2.7(a)(iii) or Dissenting Company Shares) will be automatically converted into the right to receive (1) 0.092 of a duly authorized, validly issued, fully paid and nonassessable share of Parent Common Stock (the “Exchange Ratio”); (2) $0.12 in cash, without interest thereon (the “Cash Consideration”); (3) if applicable, the Fractional Share Consideration, without interest thereon in accordance with Section 2.7(c) (such consideration in clauses (1) through (3) collectively, the “Merger Consideration”); and (4) amounts payable in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.9(g) (the “Dividend Consideration”), if any, in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11) and (B) from and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and cease to exist, except the right to receive, upon the surrender thereof, the Merger Consideration and the Dividend Consideration (if any) in accordance with this Section 2.7.

(iii) each share of Company Common Stock that is (A) held by the Company as treasury stock or owned by Parent or Merger Sub, in each case as of immediately prior to the Effective Time will automatically be cancelled and extinguished without any conversion thereof or consideration paid therefor (collectively, the “Cancelled Shares”) and (B) owned by any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) or the Company (collectively, the “Converted Shares”) shall be converted into such number of fully paid and nonassessable shares of common stock of the Surviving Corporation such that the ownership percentage of any such Subsidiary in the Surviving Corporation immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time (collectively, the shares described in (A) and (B), the “Owned Company Shares”).

(b) Adjustment to the Merger Consideration. The Exchange Ratio and the Cash Consideration will be adjusted appropriately to (i) eliminate the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock or Parent Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock or Parent Common Stock occurring on or after the date of this Agreement and prior to the Effective Time and (ii) give effect to any adjustments to the Exchange Ratio required by Section 2.9(c). Nothing in this Section 2.7(b) shall be construed to permit the Company or Parent to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement.

(c) No Fractional Shares. No fractional shares of Parent Common Stock (“Fractional Entitlements”) shall be issued by Parent to the Company Stockholders under this Section 2.7. Notwithstanding any other provision of this Agreement, each Company Stockholder who would otherwise have been entitled to receive Fractional Entitlements (after aggregating all Certificates delivered by such Company Stockholder in accordance with Section 2.9(d) and rounding to three decimal places) shall receive, in lieu thereof, cash, without interest, in an amount equal to Fractional Entitlements multiplied by the Parent Trading Price, rounded to the nearest whole cent (such amounts, the “Fractional Share Consideration”).

(d) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, if required by the DGCL (but only to the extent required thereby), Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Owned Company Shares) and that is held by holders of such Company Common Stock who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL with respect to any such Company Common Stock held by any such holder (the “Dissenting Company Shares”) will not be converted into the right to receive the Merger Consideration in accordance with Section 2.7 and the Dividend Consideration, if any, in accordance with Section 2.9(g). Such Company Stockholders will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration in accordance with Section 2.7 and the Dividend Consideration, if any, in accordance with Section 2.9(g), in each case, without interest thereon, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.9.

(ii) The Company shall give Parent (i) notice of any demands received by the Company for appraisal of Company Common Stock and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands.

2.8 Equity Awards.

(a) Company Out of the Money Options. At the Effective Time, each Company Option outstanding and unexercised as of immediately prior to the Effective Time with an exercise price equal to or greater than the Merger Consideration Cash Value, whether vested or unvested, shall be forfeited and cancelled automatically as of the Effective Time without consideration, pursuant to the terms of the applicable Company Stock Plan and shall be of no further force of effect.

(b) Company RSUs.

(i) Company Employee RSUs. At the Effective Time, each Company RSU granted to an individual who is an employee of the Company or any Subsidiary thereof (a “Company Employee RSU”) outstanding as of immediately prior to the Effective Time, whether vested or unvested, will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be assumed and converted automatically into a time vesting restricted stock unit award (each, an “Adjusted RSU”) that, subject to later vesting thereof, will be settled for a number of shares of Parent Common Stock equal to (i) the product of (A) the Exchange Ratio, multiplied by (B) the number of shares of Company Common Stock subject to the Company Employee RSU immediately prior to the Effective Time, plus (ii) the quotient of (A) the product of (x) the number of shares of Company Common Stock subject to the Company Employee RSU immediately prior to the Effective Time, multiplied by (y) the Cash Consideration, divided by (B) the Parent Trading Price; provided, that to the extent a fractional share of Parent Common Stock would be due upon vesting of all or any portion of an Adjusted RSU, such fractional share may, at Parent’s election, be settled in cash, without interest thereon, based on the fair market value of a share of Parent Common Stock at the time of such settlement; and provided further that any settlement amount shall be subject to applicable Tax withholding, and such Tax withholding may, in Parent’s discretion, be accomplished by withholding shares of Parent Common Stock with a fair market value (determined as of the time of settlement) equal to the applicable Tax withholding amount. Each Adjusted RSU shall otherwise be subject to the same terms and conditions applicable to the corresponding Company Employee RSU under the applicable Company Stock Plan and the agreements evidencing grants thereunder, including vesting terms; provided, that, each such Adjusted RSU shall immediately become fully vested upon any termination of the holder’s employment that occurs before the first anniversary of the Closing Date and is without Cause, for Good Reason, or due to death or Disability (each of Cause, Good Reason and Disability as defined in Section 2.8(b) of the Company Disclosure Letter).

(ii) Company Director RSUs. At the Effective Time, each Company RSU granted to an individual who is a non-employee director of the Company (a “Company Director RSU”) outstanding as of immediately prior to the Effective Time, whether vested or unvested, will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, become vested in full and will be cancelled and converted into the right to receive the Merger Consideration for each share of Company Common Stock underlying the Company Director RSU (the “Director RSU Consideration”).

(c) Company PSUs. At least five Business Days prior to the Effective Time, the Compensation Committee of the Company Board shall (i) cause any then-current performance period applicable to any Company PSUs to end, and (ii) with the approval of Parent (which shall not be unreasonably withheld) make a reasonable good faith determination of the level of achievement of the performance conditions applicable to such Company PSUs for such performance period; provided, that with respect to any holder of Company PSUs listed on Schedule 2.8(c) of the Company Disclosure Letter, the level of achievement of the performance conditions applicable to such Company PSUs shall be deemed at target level. To the extent such determined achievement is below the threshold performance for any such Company PSU, such Company PSU shall, at the Effective Time, whether vested or unvested, automatically, and without any further action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and of no further force or effect and with no consideration payable therefor. To the extent such determined achievement is at least threshold performance for any such Company PSUs, such Company PSUs shall become vested at a level based on the Compensation Committee’s determination of performance (or as otherwise set forth in this Section 2.8(c)) and will be cancelled and converted into the right to receive (A) a number of shares of Parent Common Stock, equal to the sum of (x) the product of (I) the Exchange Ratio, multiplied by (II) the number of shares of Company Common Stock subject to vesting under the Company PSU based on the achievement of performance conditions determined immediately prior to the Effective Time pursuant to this Section 2.8(c), plus (y) the quotient of (I) the product of (aa) the number of shares of Company Common Stock described in clause (A)(x)(II) above, multiplied by (bb) the Cash Consideration, divided by (II) the Parent Trading Price, minus (B) that number of shares of Parent Common

Stock with a fair market value (as determined in accordance with the applicable Company Stock Plan) equal to all required withholding Taxes due upon settlement of such Company PSU as described in clause (A); provided that in lieu of delivering any fractional shares of Parent Common Stock otherwise due to the holder of a Company PSU pursuant to this Section 2.8(c), such holder shall be entitled to the applicable the Fractional Share Consideration (such consideration collectively, the “PSU Consideration”). Notwithstanding the foregoing, to the extent that the Effective Time occurs on or after January 1, 2021, the foregoing provisions of this Section 2.8(c) shall be of no force or effect and the portion of the Company PSUs that became vested based on the achievement of performance conditions during the performance period ending on December 31, 2020 shall be treated as Company Employee RSUs subject to Section 2.8(b)(i) hereof; provided that, in the event that the Effective Time occurs on or after January 1, 2021, if as of the date that is five (5) days prior to the Effective Time, the Compensation Committee of the Company Board has not yet made a final determination of the level of achievement of the performance conditions applicable to the relevant Company PSUs for the performance period ending on December 31, 2020, the Compensation Committee of the Company Board shall make such determination with the approval of Parent (which shall not be unreasonably withheld).

(d) Company In-The-Money Options. At the Effective Time, each Company Option outstanding and unexercised as of immediately prior to the Effective Time with an exercise price less than the Merger Consideration Cash Value, whether vested or unvested, will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, become vested in full and will be cancelled and converted into the right to receive an amount in cash, without interest thereon, equal to the product obtained by multiplying (i) that number of shares of Company Common Stock subject to such Company Option by (ii) the excess of the Merger Consideration Cash Value over the per share exercise price of such Company Option (the “Option Consideration”).

(e) Company ESPP. Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), the Company will terminate the Company ESPP in accordance with the terms thereof.

(f) Payment Procedures. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the Option Consideration as well as the cash portion of any Director RSU Consideration, and PSU Consideration owed to applicable holders of Company Options, Company Director RSUs and Company PSUs pursuant to Section 2.8(d), Section 2.8(b)(ii) and Section 2.8(c), respectively. As promptly as reasonably practicable, but in any event no later than five Business Days after the Closing Date, the applicable holders of Company Options, Company Director RSUs, and Company PSUs will be paid by the Company or the Surviving Corporation, through its payroll system or payroll provider, all amounts required to be paid to such holders in respect of such Company Options, Company Director RSUs, and Company PSUs pursuant to this Section 2.8, less any required and unsatisfied withholding pursuant to Section 2.12. Notwithstanding the foregoing, to the extent any Company Director RSU, Adjusted RSU or Company PSU is nonqualified deferred compensation subject to Section 409A of the Code, Parent will distribute the Director RSU Consideration, PSU Consideration or relevant shares of Parent Common Stock, as applicable, at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company Director RSU, Vested RSU or Company PSU that will not trigger a Tax or penalty under Section 409A of the Code; provided, that each holder of Company Director RSUs, Adjusted RSUs and Company PSUs shall be responsible for all Taxes due under Section 409A of the Code, if any, in connection with such awards (other than, to the extent applicable, required withholding amounts) and none of Parent, the Company or the Surviving Corporation shall responsible for any such Taxes arising under Section 409A of the Code.

(h) Company Actions. The Company shall take all corporate action necessary to effect the cancellation, assumption or conversion, as applicable, of Company Options, Company RSUs, and Company PSUs upon the Effective Time and otherwise to give effect to this Section 2.8 and Section 6.9(e) (including (i) making any reasonable amendments to any Company Stock Plans requested by Parent to reflect the occurrence of the Transaction and (ii) satisfying the requirements of Rule 16b-3(e) promulgated under the Exchange Act). Within five (5) Business Days prior to the Closing Date, the Company shall provide Parent with a revised version of the list contemplated by the last sentence of Section 3.7(b), updated as of such date.

(i) Parent Actions. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for issuance in respect of the Adjusted RSUs, Company Director RSUs and Company PSUs in accordance with Section 2.8(b) and Section 2.8(c), respectively, As soon as reasonably practicable after the Effective Time, if and to the extent necessary to cause a sufficient number of shares of Parent Common Stock to be registered and issuable in respect of such Adjusted RSUs, Company Director RSUs and Company PSUs, Parent shall file a post-effective amendment to the Form S-4 or registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock issued or to be issued pursuant to this Section 2.8.

2.9 Exchange of Certificates.

(a) Exchange Agent. Prior to the Closing, Parent shall (i) select a nationally recognized bank or trust company reasonably acceptable to the Company to act as the exchange agent, in form and substance reasonably acceptable to the Company, for the Merger (the “Exchange Agent”); and (ii) enter into an exchange agent agreement with such Exchange Agent for the purpose of exchanging (x) Certificates or Uncertificated Shares (other than Owned Company Shares or Dissenting Company Shares) for (y) the Merger Consideration and the Dividend Consideration, if any.

(b) Exchange Fund. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Exchange Agent, (i) evidence of book-entry shares representing the full number of whole shares of Parent Common Stock issuable pursuant to Section 2.7 in exchange for outstanding shares of Company Common Stock entitled to receive the Merger Consideration (other than the Owned Company Shares or Dissenting Company Shares) and (ii) an amount in cash sufficient to pay the aggregate amount of (A) the Cash Consideration and (B) the Fractional Share Consideration, in each case, in immediately available funds (such shares of Parent Common Stock provided to the Exchange Agent and cash amounts, together with any Dividend Consideration or other distributions with respect thereto, the “Exchange Fund”). Until disbursed in accordance with the terms and conditions of this Agreement, the cash deposited in the Exchange Fund shall be invested by the Exchange Agent, as directed by Parent or the Surviving Corporation. To the extent that the Exchange Fund diminishes for any reason below the level required for the Exchange Agent to promptly pay the cash and stock amounts contemplated by Section 2.7, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the amount of cash and Parent Common Stock in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make the payments contemplated by Section 2.7. Any income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation as Parent directs. The Exchange Fund shall not be used for any purpose other than the payment to holders of Company Common Stock as contemplated by Section 2.7.

(c) Share Cap. If the Merger would otherwise result in the issuance of Parent Common Stock (including shares that would be deliverable pursuant to converted equity awards pursuant to Section 2.8) in excess of 19.99% of the shares of Parent Common Stock outstanding immediately prior to the Effective Time (the “Share Cap”), (i) (A) the Exchange Ratio shall be reduced by the smallest number (rounded to the nearest 0.0001) that causes the total number of shares of Parent Common Stock issuable in the Merger (including shares that would be deliverable pursuant to converted equity awards pursuant to Section 2.8) to not exceed the Share Cap (the resulting ration, “Exchange Ratio Reduction Number”) and (B) the Cash Consideration shall be increased by an amount in cash equal to (x) the Exchange Ratio Reduction Number multiplied by (y) the Parent Trading Price, and (ii) Parent shall deposit (or cause to be deposited) with the Exchange Agent, by wire transfer of immediately available funds, an amount in cash, in lieu of any shares of Parent Common Stock reduced in accordance with clause (i)(A) of this Section 2.9(c) equal to such amount.

(d) Payment Procedures. Promptly following the Effective Time (and in any event within three Business Days), Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) of one or more certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (other than Owned Company Shares or Dissenting Company Shares) (the “Certificates” (if any)) (i) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent), and (ii) instructions for effecting the surrender of the Certificates in exchange for (A) the Merger Consideration and (B) the Dividend Consideration, if any, in each case, payable with respect to the shares of Company Common Stock formerly represented thereby pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor the Merger Consideration and the Dividend Consideration, if any, for each share of Company Common Stock represented by such Certificates. Notwithstanding anything to the contrary in this Agreement, no holder of uncertificated shares of Company Common Stock (the “Uncertificated Shares”) will be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent in order to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.7 with respect to such Uncertificated Shares. In lieu thereof, such record holder, upon receipt of an “agent’s message” regarding the book-entry transfer of such Uncertificated Shares by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request, it being understood that the holders of Uncertificated Shares will be deemed to have surrendered such Uncertificated Shares upon receipt of an “agents message” or such other evidence, if any, as the Exchange Agent may reasonably request), will be entitled to receive in exchange therefor the Merger Consideration and the Dividend Consideration, if any, for each Uncertificated Share held by such record holder. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration or upon the surrender of such Certificates and transfer of Uncertificated Shares pursuant to this Section 2.9(d). Until so surrendered or transferred, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Merger Consideration and the Dividend Consideration, if any, payable in respect thereof pursuant to Section 2.7.

(e) DTC Payment. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and the Depository Trust Company (“DTC”) with the objective that the Exchange Agent shall transmit to DTC or its nominee on the Closing Date the aggregate amount of the Merger Consideration and Fractional Share Consideration.

(f) Transfers of Ownership. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or transferred Uncertificated Share in exchange therefor is registered, it shall be a condition of payment that (i) the Person requesting such exchange present proper evidence of transfer and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.

(g) Dividends or Distributions with Respect to Parent Common Stock. No dividends or other distributions with respect to Parent Common Stock, if any, with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificates or Uncertificated Shares with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case, until the surrender of such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or Uncertificated Share in accordance with this Agreement. Subject to applicable Law, following surrender of any such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or Uncertificated Share, there shall be paid to the holder thereof, without interest, (i) at the time of such surrender, dividends and other distributions payable in respect of such shares of Parent Common Stock, if any, with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, any dividends or other distributions payable with respect to such shares of Parent Common Stock, if any, with a record date after the Effective Time but with a payment date subsequent to such surrender.

(h) No Liability. Subject to applicable Law, notwithstanding any provision of this Section 2.9 to the contrary, none of the Exchange Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(i) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent (or the Surviving Corporation as directed by Parent) upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.9 shall thereafter look for payment of the Merger Consideration and the Dividend Consideration, if any, payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Law), as general creditors thereof, for any claim to the Merger Consideration and the Dividend Consideration, if any, to which such holders may be entitled pursuant to Section 2.7.

2.10 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.9(d)) be cancelled and exchanged as provided in this Article II.

2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration and the Dividend Consideration payable, if any, in respect thereof pursuant to Section 2.7. Parent or the Exchange Agent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration and the Dividend Consideration, if any, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12 Required Withholding. Each of the Exchange Agent, Parent, the Company and the Surviving Corporation (without duplication) shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom pursuant to or in accordance with any applicable Law in respect of Taxes. To the extent that such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid in satisfaction of the corresponding obligations hereunder. The Exchange Agent, Parent or the Surviving Corporation, as applicable, shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate Governmental Authority.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) other than with respect to the representations and warranties set forth in Section 3.3, Section 3.4, Section 3.7(a), the first two sentences of Section 3.7(b), Section 3.7(c), Section 3.25 and Section 3.30, as disclosed in (or incorporated by reference in) the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case pursuant to the Exchange Act on or after January 1, 2017 and prior to the date of this Agreement (other than any predictive, cautionary or forward-looking statements or disclosures (other than historical facts), including those contained in any “Risk Factors” section thereof); or (b) subject to the terms of Section 9.12, as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization; Good Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing pursuant to the DGCL.

(b) The Company has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified and licensed to do business and is in good standing in each jurisdiction where the character of its properties or assets owned or leased or the nature of or the conduct of its activities make such qualification, license or good standing necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company has made available to Parent true, correct and complete copies of the Charter and the Amended and Restated Bylaws of the Company, in each case as amended as of the date of this Agreement (the “Bylaws”). The Company is not in violation of its Organizational Documents.

3.2 Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Transaction, including the Merger. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Transaction, including the Merger have been duly authorized and approved by the Company Board, and except for obtaining the Requisite Stockholder Approval and filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations under this Agreement and the consummation of the Transaction, including the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (A) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (B) is subject to the general principles of equity (such exceptions in clauses (A) and (B), the “Enforceability Exceptions”).

3.3 Company Board Approval; Fairness Opinion.

(a) Company Board Approval. The Company Board has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein; (ii) authorized and approved the execution and delivery of this Agreement by the Company and the performance by the Company of its covenants and other obligations hereunder; (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL (the “Company Board Recommendation”). Except as permitted by Section 5.5, the Company Board has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.

(b) Fairness Opinion. The Company Board has received the written opinion of its financial advisor, Evercore Group L.L.C., to the effect that, as of the date of such opinion and based upon and subject to the various qualifications and assumptions set forth therein, the Merger Consideration (excluding the Fractional Share Consideration, if any) to be received by the holders of shares of Company Common Stock (other than Parent or any Affiliate of Parent, if applicable) in the Merger is fair, from a financial point of view, to such holders. A written copy of such opinion will be delivered to Parent promptly following the date of this Agreement for informational purposes only.

(c) Anti-Takeover Laws. Assuming that the representations of Parent and Merger Sub set forth in Section 4.14 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL, any other “control share acquisition,” “fair price,” “moratorium” and any similar applicable “anti-takeover” Law (whether state or federal) will not be applicable to the Merger. There is no stockholder rights plan, “poison pill,” antitakeover plan or similar device in effect to which the Company or any of its Subsidiaries is a party.

3.4 Requisite Stockholder Approval. The adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the Merger (the “Requisite Stockholder Approval”) is the only vote or approval of the holders of any of the Company’s capital stock or other equity interest in the Company necessary under applicable Law, the Charter or the Bylaws to adopt this Agreement and consummate the Merger.

3.5 Non-Contravention. The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its covenants and obligations hereunder, and the consummation of the Transaction, including the Merger will not (a) violate or conflict with any provision of the Organizational Documents of the Company (in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval); (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with the giving of notice or lapse of time or both, would become a default) pursuant to, or result in the termination or cancellation of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration, or the loss of any benefit or change in any other right of the Company or any of its Subsidiaries or any material and adverse change in any terms to which the Company or any of its Subsidiaries is bound, in each case pursuant to any Contract binding on the Company or any of its Subsidiaries; (c) assuming the Governmental Authorizations referred to in Section 3.6 are obtained and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound; or (d) result in the creation of any Lien (other than Permitted Liens) upon, or any right of first refusal or forced sale to a third party of, any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations, rights or Liens that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and that would not otherwise prevent or materially delay the consummation of the Merger.

3.6 Requisite Governmental Approvals. No Governmental Authorization is required on the part of the Company or any Subsidiary thereof in connection with (a) the execution, delivery and performance of this Agreement by the Company; or (b) the consummation of the Transaction, including the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including the filing of the Requisite Filings with the SEC and compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the NYSE; (iv) compliance with any applicable requirements of the HSR Act; (v) such Governmental Authorizations required solely by reason of participation of Parent or Merger Sub; and (vi) such other Governmental Authorizations the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and would not otherwise prevent or materially delay the consummation of the Merger.

3.7 Company Capitalization.

(a) Capital Stock. The authorized capital stock of the Company consists of (i) 1,000,000,000 shares of Company Common Stock; and (ii) 20,000,000 shares of Company Preferred Stock. As of the close of business on July 24, 2020 (such time and date, the “Capitalization Date”), (A) 58,921,292 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued and outstanding; and (C) 18,791,169 shares of Company Common Stock were held by the Company as treasury shares. All issued and outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) Stock Reservation and Awards. As of the Capitalization Date, 4,460,221 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plans. As of the Capitalization Date, there were (i) outstanding Company Options to acquire 6,152,774 shares of Company Common Stock with a weighted average exercise price of $5.65 per share; (ii) 5,426,034 shares of Company Common Stock subject to outstanding Company RSUs; and (iii) 577,785 shares of Company Common Stock subject to outstanding Company PSUs (at target level of performance achievement). From the Capitalization Date to the date of this Agreement, the Company has not issued or granted any shares of Company Common Stock, other than pursuant to the exercise of Company Options or the vesting and settlement of Company RSUs or Company PSUs, and has not issued any Company Preferred Stock. The Company has delivered or made available to Parent a true and complete list as of the Capitalization Date of all outstanding Company Options, Company RSUs and Company PSUs, including, with respect to each such equity award, the (A) holder, (B) date of grant, (C) vesting schedule, (D) whether subject to performance conditions, (E) number of shares of Company Common Stock subject to such award (assuming target performance levels were achieved, if applicable), and, for Company Options, (F) the applicable exercise price, (G) expiration date and (H) whether it is an incentive stock option.

(c) Company Securities. Except as set forth in Sections 3.7(a) and 3.7(b), as of the date of this Agreement, there are no (i) shares of capital stock of, or other equity interest in, Company that are issued, reserved for issuance or outstanding; (ii) outstanding options, warrants, calls, convertible or exchangeable securities or other rights or binding arrangements that obligate the Company to issue any shares of capital stock or other equity interests in the Company or securities convertible into or exchangeable for such shares or equity interests; and (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, the Company (the items in clauses (i) through (iii), collectively, the “Company Securities”).

(d) Other Rights. There are no (i) stockholders agreements, voting trusts, registration rights agreements or similar arrangements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting, registration or disposition of any Company Securities; or (ii) legally binding obligations of the Company or any of its Subsidiaries (A) granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities or (B) to make any payment based on the price or value of any equity interests of the Company. As of the date of this Agreement, (1) the Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities (other than pursuant to the cashless exercise of Company Options or the forfeiture of, or withholding of Taxes with respect to Company Options, Company RSUs or Company PSUs) and (2) neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other Indebtedness or similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter (on which stockholders of the Company may vote).

3.8 Subsidiaries.

(a) Each of the Subsidiaries of the Company (i) is duly organized and validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except, in the case of (i) and (ii) for such failures to be duly organized, validly existing or in good standing or to have such power and authority, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Subsidiaries of the Company is duly qualified and licensed to do business and is in good standing in each jurisdiction where the character of its properties or assets owned or leased or the nature of or the conduct of its activities make such qualification, license or good standing necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.8 of the Company Disclosure Letter sets forth a true and complete list of the Subsidiaries of the Company as of the date of this Agreement.

(b) All of the outstanding capital stock of, or other equity interests in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable; and (ii) is owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens and restrictions on transfer arising under applicable federal and state securities Laws).

(c) There are no outstanding (i) securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity interests in, any Subsidiary of the Company; (ii) options, warrants or other rights or arrangements that obligate the Company or any Subsidiary of the Company to issue, any capital stock of, or other equity interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity interest in, any Subsidiary of the Company; or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company.

(d) Except for the capital stock or other voting securities of, or other ownership interests in, its Subsidiaries and publicly traded securities held for investment that do not exceed five percent of the outstanding securities of any entity, the Company does not own, directly or indirectly, nor is the Company or any of its Subsidiaries party to any Contract, commitment or other agreement to acquire, any capital stock or other voting securities of, or other ownership interests in, any Person.

3.9 Company SEC Reports. Since January 1, 2017, the Company has filed or furnished all forms, reports and documents with the SEC that have been required to be filed or furnished by it pursuant to applicable Laws (collectively, together with all exhibit and schedules thereto and other information incorporated by reference therein, the “Company SEC Reports”). Each Company SEC Report complied, as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the NYSE, as the case may be, each as in effect on the date that such Company SEC Report was filed or furnished. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.10 Company Financial Statements; Internal Controls; Indebtedness.

(a) Company Financial Statements. Except to the extent updated, amended, restated or corrected by a subsequent Company SEC Report filed prior to the date of this Agreement, as of their respective dates of filing with the SEC, the consolidated financial statements (including any related notes and schedules) of the Company filed with the Company SEC Reports (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (ii) fairly present, in all material respects, in conformity with GAAP, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments and to any other adjustment described therein). Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries.

(b) Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” (as defined and required pursuant to Rule 13a-15 promulgated under the Exchange Act). Such disclosure controls and procedures are designed to provide reasonable assurance that all

(i) information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the applicable rules and forms of the SEC; and (ii) such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the Chief Executive Officer and Chief Financial Officer of the Company to make the certifications required under the Exchange Act with respect to such Company SEC Reports.

(c) Internal Control over Financial Reporting. The Company and its Subsidiaries have established and maintain a system of “internal control over financial reporting” (as defined and required pursuant to Rule 13a-15 promulgated under the Exchange Act). Such internal controls are designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s consolidated financial statements for external purposes in accordance with GAAP. Since January 1, 2017, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (i) any “significant deficiencies” (as defined pursuant to Rule 12b-2 promulgated under the Exchange Act) in the system of internal control over financial reporting used by the Company and its Subsidiaries that has not been subsequently remediated; (ii) any “material weakness” (as defined pursuant to Rule 12b-2 promulgated under the Exchange Act) in the Company’s internal control over financial reporting (whether or not remediated); or (iii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(d) No Claims. Since January 1, 2017, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, auditor or accountant of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

3.11 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities (whether accrued, absolute, determined, contingent or otherwise) that would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or notes thereto, other than liabilities (a) reflected or otherwise reserved against in the consolidated balance sheet or in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Reports filed or furnished prior to the date of this Agreement; (b) arising in connection with the Transaction or in connection with obligations under existing Contracts or applicable Law; (c) incurred in the ordinary course of business since March 31, 2020; and (d) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no off-balance sheet arrangements required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act (“Regulation S-K”) that have not been so described in the Company SEC Reports.

3.12 Absence of Certain Changes.

(a) Except as set forth in Section 3.12(a) of the Company Disclosure Letter, since March 31, 2020 through the date of this Agreement, except for (i) the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement, and (ii) any actions taken as a result of COVID-19 and COVID-19 Measures, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business.

(b) (i) Since March 31, 2020, there has not occurred a Company Material Adverse Effect and (ii) since March 31, 2020 through the date of this Agreement, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of the Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 5.2(b), Section 5.2(e), Section 5.2(f), Section 5.2(h), Section 5.2(j), Section 5.2(k), Section 5.2(o), Section 5.2(p) or Section 5.2(t)

3.13 Material Contracts.

(a) List of Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts, as in effect as of the date of this Agreement, to which the Company or any of its Subsidiaries is a party. The Company has made available to Parent a true and complete copy of each Material Contract as in effect as of the date of this Agreement.

(b) Validity. Each Material Contract is valid, binding and enforceable on the Company or each Subsidiary of the Company that is a party thereto in accordance with its respective terms and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except (i) for such Material Contracts that are terminated or expire after the date of this Agreement in accordance with their respective terms or (ii) where the failure to be valid, binding or enforceable in accordance with its terms, or in full force and effect, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No event has occurred that, with the giving of notice or lapse of time or both, would constitute a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since July 31, 2019, neither the Company nor any Subsidiary has received any written or, to the Knowledge of the Company, other notice (A) of a breach or default from a counterparty to any Material Contract and no counterparty to a Material Contract has notified the Company or any Subsidiary in writing that it intends to terminate or not renew a Material Contract or (B) challenging the validity or enforceability of any Material Contract, except in the cases of clauses (A) and (B) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice from any counterparty to any Material Contract seeking to adversely modify its relationship with the Company or its Subsidiaries under such Material Contract from the manner in which such relationship has been conducted during the 12 months prior to the date hereof, except for such modifications that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Securitization Contracts. Other than with respect to the Standard Securitization Undertakings, no operative Contract governing any Company Indebtedness of the Non-Recourse Subsidiaries, nor any other Securitization Contract, requires the Company or any of its Subsidiaries, other than any Non-Recourse Subsidiary in respect of the applicable Securitization Contract or other operative Contracts governing the Indebtedness of such Non-Recourse Subsidiary, to make a material payment directly related to (i) one or more uncollectible or uncollected loan or receivable, or (ii) one or more failures of any Non-Recourse Subsidiary to make a payment to (w) any lender to such Non-Recourse Subsidiary, (x) any holder of a note issued by such Non-Recourse Subsidiary, (y) any other creditor of such Non-Recourse Subsidiary, or (z) any agent, custodian or trustee for any such lender, holder or creditor. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company nor any of its Subsidiaries is in violation of any representations made pursuant to any operative Contract governing any Company Indebtedness of any of the Non-Recourse Subsidiaries or any other Securitization Contract relating to the ability of the Company, any Company Subsidiary or any Non-Recourse Subsidiary to perform its obligations under any Securitization Contract (or any Contract, agreement or instrument referenced in any Securitization Contract).

3.14 Real Property.

(a) Neither the Company nor any of its Subsidiaries own any real property.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have a good and valid leasehold interest in all of its Leased Real Property, free and clear of all liens (except for Permitted Liens); (ii) each lease, license, sublease and occupancy agreement (each, a “Lease”) with respect to material real property leased, licensed, subleased or otherwise used by the Company or its Subsidiaries as lessee or sublessee (the “Leased Real Property,”), is valid and binding on the Company or its Subsidiaries and is in full force and effect and, to the Knowledge of the Company, is valid and binding on, and enforceable against, the other parties thereto; and (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in breach or default under any of the Leases, nor has any event occurred that, with notice or lapse of time or both, would constitute a breach or default pursuant to any such Lease by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto. Section 3.14 of the Company Disclosure Letter sets forth a true, correct and complete list of all material Leased Real Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the real property used by the Company or any of its Subsidiaries and any plants, buildings, structures and equipment thereon owned or leased by the Company and its Subsidiaries, are in good operating condition and repair, have been maintained consistent with standards generally followed in the industry (given due account to the age and length of use of same, ordinary wear and tear excepted), and are adequate and suitable for their present use. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, the material tangible personal property used by the Company and its Subsidiaries.

3.15 Intellectual Property.

(a) Section 3.15(a)(i) of the Company Disclosure Letter lists, as of the date hereof, all registrations and applications pertaining to Intellectual Property owned by the Company or any of its Subsidiaries (collectively, the “Company Registered Intellectual Property”) and, as applicable, the registrant or applicant for each item of Company Registered Intellectual Property, the jurisdiction in which each item of Company Registered Intellectual Property has been issued, filed, or recorded, and the respective registration or application numbers and dates of issuance, registration or filing for each item of Company Registered Intellectual Property. The Company has maintained the Company Registered Intellectual Property in the ordinary course consistent with reasonable business practices, except for any such failure to maintain that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All fees and documents necessary to, as applicable, prosecute and maintain each item of Company Registered Intellectual Property have been paid or filed with the relevant Governmental Authority, other than with respect to those Company Registered Intellectual Property that the Company has permitted to lapse in its reasonable business judgment. Section 3.15(a)(ii) of the Company Disclosure Letter lists, as of the Closing Date, (a) all Company Intellectual Property that are material to the Company’s business that are not Company Registered Intellectual Property and (b) all domain names (including the websites and URLs associated therewith) and social media accounts included in the Company Intellectual Property. Each item of Company Registered Intellectual Property is valid, subsisting and, to the Knowledge of the Company, enforceable, in each case as of the Closing Date.

(b) The Company or any of its Subsidiaries, as applicable, owns, or is licensed or otherwise possesses adequate rights to use, all material Company Intellectual Property used in their respective businesses as currently conducted; provided, however, that the representation and warranty in this Section 3.15(b) shall not constitute or be deemed or construed as any representation or warranty with respect to infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property, which is addressed in Section 3.15(e) below. The Company or any of its Subsidiaries, as applicable, may exercise, transfer, or license each item of Company Intellectual Property without restriction or payment to a third party. Neither the Company nor any of its Subsidiaries are obligated to transfer or exclusively license any item of Company Intellectual Property to a third party.

(c) Following the Closing Date, all of the Company’s and its Subsidiaries’ rights under all Contracts licensing Intellectual Property to third parties (including, without limitation, the right to receive royalties) will remain the same. The Company and its Subsidiaries shall maintain all rights under all Contracts licensing Intellectual Property to the Company or any of its Subsidiaries to the extent the Company and its Subsidiaries would have been able to, had the Merger not occurred, without being required to pay any material additional amounts or consideration other than fees, royalties or payments which the Company or its Subsidiaries would otherwise be required to pay had the Merger not occurred.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, there are no pending or, to the Knowledge of the Company, threatened Legal Proceedings by any Person against the Company or any of its Subsidiaries alleging infringement, misappropriation or violation by the Company or any of its Subsidiaries of any material Intellectual Property of such Person or challenging the ownership, validity or enforceability of any material Company Intellectual Property. Neither the Company nor any of its Subsidiaries, as applicable, have received any written notice from any third party pursuant to which such third party claims to own or have rights in any Company Intellectual Property as of the Closing Date.

(e) (i) The conduct of the business of the Company and its Subsidiaries, the activities of the Company and its Subsidiaries and the Products do not infringe, misappropriate or violate (and since January 1, 2017, have not infringed, misappropriated or violated) in any material respect any Intellectual Property of any Person and (ii) to the Knowledge of the Company, no Person is infringing, misappropriating or violating in any material respect any Company Intellectual Property.

(f) The Company and its Subsidiaries (i) take, and since January 1, 2017 have taken, commercially reasonable measures designed to protect the security of the computer systems owned by the Company or any of its Subsidiaries and the confidentiality of the trade secrets owned by the Company or any of its Subsidiaries and (ii) comply, and since January 1, 2017 have complied, with applicable Law regarding the collection, use and disclosure of personally identifiable information stored or processed by the Company or any of its Subsidiaries.

(g) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Open Source has been modified or distributed by or on behalf of the Company or any of its Subsidiaries in a manner that would require the Company or any of its Subsidiaries to (i) publicly make available the source code of any Product, (ii) license, distribute, or make available the source code of any Product for the purpose of reverse engineering or making derivative works of such Product, (iii) permit any Products to be reverse engineered, reverse assembled or disassembled (other than by operation of law), or (iv) be restricted or limited from charging for distribution of any Products.

(h) The Products perform in accordance with their documented specifications and as the Company and its Subsidiaries have warranted to their customers, except to the extent any such failure to so perform when used as directed in such documented specifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Products do not contain any “viruses”, “worms”, “time bombs”, “key locks”, or any other code or devices that are intended to disrupt or interfere with the operation of the Products or equipment upon which the Products operate, or the integrity of the data, information or signals the Products produce in a manner adverse to the Company, its Subsidiaries, or any customer, licensee or recipient.

(i) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the execution of this Agreement or the consummation of the Merger will not result in the disclosure to a third party of any source code of any Product (including any release from escrow of any such source code). The Company and its Subsidiaries have not granted any current or currently contingent right, license or interest in or to the source code of the Products, and since developing the source code of the Products, the Company and its Subsidiaries have not provided or disclosed the source code of the Products to any person or entity except disclosures to employees, contractors or consultants under binding written agreements that prohibit use or disclosure except in the performances of services to the Company or its Subsidiaries, as applicable.

(j) Since January 1, 2017, the Company and each of its Subsidiaries have been and are in compliance with all applicable Data Privacy Laws, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2017, no claims have been asserted in writing or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries by any Person or Governmental Authority alleging any violation of any Personal Data or any Person’s privacy or other rights under any such Data Privacy Laws or policies relating thereto, except, in each case, where such noncompliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, there are no Legal Proceedings pending or, to the Knowledge of the Company threatened, alleging noncompliance by the Company or any of its Subsidiaries with respect to any such Data Privacy Laws.

(k) Since January 1, 2017, the Company and each of its Subsidiaries have not experienced a Security Breach, except for a Security Breach that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have established and implemented and maintain written policies and organizational, physical, administrative and technical measures designed to provide reasonable assurance regarding the protection, privacy, and security of Personal Data against any Security Breach, which policies and measures are reasonable and in accordance with industry best practices, except for such inconsistencies that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(l) No funding, facilities or personnel of any Governmental Authority were used to develop or create, in whole or in part, any Company Intellectual Property, any of the Products, or any product currently under development to be sold by the Company or its Subsidiaries. No Governmental Authority has any claim or right to claim any right in any Company Intellectual Property, any Products, or any product currently under development to be sold by the Company or its Subsidiaries.

3.16 Tax Matters.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) Each of the Company and its Subsidiaries have timely filed (taking into account valid extensions) all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete.

(ii) Each of the Company and its Subsidiaries has timely paid all Taxes that are due and payable, or (A) where payment is not yet due, has established in accordance with GAAP an adequate accrual therefor or (B) where payment is being contested in good faith pursuant to appropriate procedures, has established in accordance with GAAP an adequate reserve for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books and records.

(iii) The reserves for Taxes reflected in the balance sheet included in the most recent (as of the date of this Agreement) annual financial statements of the Company and its Subsidiaries (rather than any notes thereto) are adequate to cover all unpaid Taxes of the Company and its Subsidiary for all Taxable periods thereof through the date of such balance sheet, and such reserves for Taxes as adjusted for operations and transactions and the passage of time through the Closing Date in accordance with past custom and practice of the Company and its Subsidiaries are adequate to cover all unpaid Taxes of the Company and its Subsidiaries accruing through the Closing Date.

(iv) Neither the Company nor any of its Subsidiaries has executed any waiver, except in connection with any ongoing Tax examination, of any statute of limitations on, or extended the period for the assessment or collection of, any Tax or Tax asset, in each case that has not since expired.

(v) No audits or other examinations with respect to Taxes of the Company or any of its Subsidiaries are presently in progress, pending or have been asserted, threatened or proposed in writing.

(vi) Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party.

(vii) No claim has been made in writing by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any such Subsidiary is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(viii) There are no requests for rulings or determinations in respect of any Tax or Tax asset made or pending between the Company or any of its Subsidiaries and any Governmental Authority.

(ix) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting requested or initiated prior to the Closing Date or the use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date, (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of the state, local or non-U.S. Tax law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, (E) prepaid amount received on or prior to the Closing Date, or (F) election under 965(h) of the Code (or any corresponding or similar provision of the state, local or non-U.S. Tax law).

(x) Neither the Company nor any of its Subsidiaries has extended, deferred or delayed the payment of any Taxes under the Coronavirus Aid, Relief and Economic Security Act or otherwise as a result of the effects of the COVID-19 pandemic.

(xi) Neither the Company nor any of its Subsidiaries:

(1) is a party to or bound by, or currently has any material liability pursuant to, any Tax Sharing Agreement;

(2) has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent; or

(3) has any material liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as transferee or successor, by contract or otherwise (including pursuant to any Law).

(xii) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b).

(xiii) Neither the Company nor any of its Subsidiaries has in the last two (2) years constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(xiv) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.

(xv) At no time during the past five (5) years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

3.17 Employee Benefits.

(a) Employee Plans. Section 3.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of all material Employee Plans. Each Employee Plan which provides benefits to current or former employees, officers or directors of the Company or any of its Subsidiaries who are located outside of the United States shall be hereinafter referred to as a “Foreign Plan.” Each material Foreign Plan has been designated as such in Section 3.17(a) of the Company Disclosure Letter.

(b) Absence of Certain Plans. Neither the Company nor any of its Subsidiaries maintains, sponsors or participates in, or contributes to, (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”), (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA), or (iii) a plan that is subject to Section 412 of the Code, or Section 302 or Title IV of ERISA. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has been assessed any liability by a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan.

(c) Compliance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Employee Plan has been maintained, funded, operated and administered in all material respects in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code. Each Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code has received a favorable determination letter, or may rely on a favorable opinion letter, issued by the U.S. Internal Revenue Service, and, to the Knowledge of the Company, no events have occurred that would reasonably be expected to result in the revocation of the qualified status of any such Employee Plan. Except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, all contributions and premium payments (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each Employee Plan, as applicable, and all contributions and premium payments for any period ending on or before the Closing Date that are not yet due have been properly accrued.

(d) Employee Plan Legal Proceedings. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, there are no Legal Proceedings pending or threatened in writing on behalf of or against any Employee Plan, other than routine claims for benefits.

(e) No Prohibited Transactions. None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), in each case except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

(f) No Welfare Benefit Plan. No Employee Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) provides material post-termination or retiree life insurance or health benefits to any person, except as may be required by Section 4980B of the Code or any similar applicable Law.

(g) None of the execution and delivery of this Agreement or the consummation of the Transaction (alone or in conjunction with any other event) shall (i) entitle any current or former employee or director of the Company to any material compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefits or trigger any other material obligation under any Employee Plan or (iii) result in any payment or benefit made by the Company or any of its Subsidiaries to be characterized as a parachute payment within the meaning of Section 280G of the Code, in the case of each of clause (g)(i), (g)(ii) and (g)(iii), except as set forth in Section 3.17(g) of the Company Disclosure Letter.

(h) With respect to each Employee Plan set forth on Section 3.17(a) of the Company Disclosure Letter, other than a Foreign Plan, the Company has delivered or made available to Parent complete copies, to the extent applicable, of (i) each such written Employee Plan, as amended, together with the required audited or unaudited financial statements, as applicable, and actuarial reports, in each case for the three (3) most recent plan years, if any; (ii) each related funding vehicle with respect to each such Employee Plan; (iii) the most recent determination letter and any other material communication received from the Internal Revenue Service within the last three (3) years, or similar ruling or notice issued by any Governmental Authority with respect to each such Employee Benefit Plan; (iv) the Form 5500 Annual Report for the three (3) most recent plan years to the extent such forms are required for any such Employee Plan; and (v) the most recent summary plan description and any summary of material modifications thereto which relates to any such Employee Plan. A description of any unwritten Employee Plan set forth on Section 3.17(a) of the Company Disclosure Letter, other than a Foreign Plan, including a description of any material terms thereof, is set forth in Section 3.17(h) of the Company Disclosure Letter.

(i) Prior to the date hereof, the Company ceased to make offering periods available under the Company ESPP and as the date hereof no contributions are accrued or otherwise outstanding under the Company ESPP.

(j) As of the date hereof, there are no Company RSUs that are outstanding other than Company Employee RSUs and Company Director RSUs.

(k) No adjustment of the performance conditions applicable to all Company PSUs granted in 2018 and 2020, and to all Company Performance Unit Agreements granted in 2018 and 2020, has occurred since the date the Compensation Committee of the Company Board approved such performance conditions.

3.18 Labor Matters.

(a) Union Activities. None of the Company nor any of its Subsidiaries is party to any collective bargaining agreements, labor union contracts or trade union agreements. To the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries. There is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, as of the date of this Agreement, threatened directly against the Company or any of its Subsidiaries. No material grievance or material arbitration proceeding arising out of or under any collective bargaining agreement is pending against the Company or any of its Subsidiaries and, to the Knowledge of the Company, no claim therefor has been asserted. Except as set forth in Section 3.18(a) of the Company Disclosure Letter, there is no material charge pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging unlawful discrimination in employment practices before any court or agency and there is no material charge of or proceeding with regard to any unfair labor practice against the Company pending before the National Labor Relations Board.

(b) Employment Law. Except for such failures to be in compliance as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, the Company and its Subsidiaries are in compliance with applicable Laws with respect to employment (including applicable Laws regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, termination of employment (including WARN) and collective bargaining).

3.19 Compliance with Laws

(a) The Company and each of its Subsidiaries, and, to the Company’s Knowledge, any agent or service provider thereof when acting on behalf of Company or any Subsidiary in connection with any Loan, is, and since January 1, 2017 has been, in compliance with all Laws (including COVID-19 Measures) and all formal written policies and formal written guidance of Governmental Authorities, in each case that are applicable to the Company and its Subsidiaries, except where such failures to be in compliance have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole. Since January 1, 2017, neither the Company nor any of its Subsidiaries has received written notice of, and no claims have been filed (or have, to the Knowledge of the Company, been threatened to be filed) against the Company or any of its Subsidiaries alleging, any violation by the Company or any Subsidiary of any such Law, except for such violations as have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries is a party to any agreement, consent order or settlement with any Governmental Authority with respect to any actual or alleged violation of any applicable Law, except for agreements and settlements that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

(b) Except for such failures to hold all Permits or be in compliance as would not reasonably be expected to (x) be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole or (y) adversely affect the enforceability or collectability of the Loans (except to the extent such adverse effect on enforceability or collectability would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole), the Company and its Subsidiaries, (i) hold all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Authorities (“Permits”) necessary for the ownership and operation of their business as presently conducted; and (ii) are in compliance with the terms of all Permits necessary for the ownership and operation of their businesses in every state in the United States where they are required under applicable Law. No event has occurred with respect to any of the Permits which permits, or after the giving of notice or lapse of time or both would permit, revocation, cancellation or termination thereof, or would result in any other material impairment of the rights of the holder of any such Permit, except where the revocation, cancellation, termination or material impairment would not reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, there is no pending or, to the Knowledge of the Company, threatened (orally or in writing) Legal Proceeding with any Governmental Authority having jurisdiction or authority over the operations of the Company or any of its Subsidiaries that would reasonably be expected to impair the validity of any Permit, or result in the revocation, cancellation, termination or material impairment of any Permit or to adversely affect the enforceability or collectability of any Loan.

3.20 Loans. Except for such failures of the following to be true as would not be reasonably expected to (x) be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole or (y) adversely affect the enforceability or collectability of the Loans (except to the extent such adverse effect on enforceability or collectability would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole), since January 1, 2017 (i) each Loan (x) was solicited and originated and has been administered and serviced in accordance with the Company’s or such Subsidiary’s, as applicable, underwriting, lending and servicing standards and in accordance with usury and all other applicable Law and (y) made or held by the Company or any of its Subsidiaries has arisen from bona fide transactions in the ordinary course of the business of the Company or its Subsidiary(ies), as applicable; (ii) the terms and conditions of each agreement establishing each Loan (each, a “Loan Agreement”), including all fees, charges, interest, and loan terms thereof and the provisions regarding arbitration of claims (excepting claims for public injunction), and, assuming due authorization, execution and delivery by the borrower(s) thereunder, constitute a legal, valid and binding obligation of the borrower(s) of the Loan funds, enforceable against such borrower(s) in accordance with its terms (subject to the Enforceability Exceptions); and (iii) all Loan solicitation and marketing materials, scripts, website disclosures, policies and procedures and administrative practices (including collection practices) of the Company and each of its Subsidiaries comply in all material respects with applicable Law.

3.21 Regulatory Matters. Except for such failures of the following to be true as have not been and would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, each of the Company and its Subsidiaries has timely and accurately filed or provided all regulatory reports, schedules, forms, Permit applications or renewals, examination responses and submissions, and other similar documents, together with any amendments required to be made with respect thereto, that the Company or its Subsidiary was required to file since January 1, 2017 to the date of this Agreement, with any Governmental Authority and timely paid all fees and assessments due and payable in connection therewith. Except for such failures of the following to be true as would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, there is no unresolved violation or exception by the Company or any of its Subsidiaries with respect to any of the documents described in the first sentence of this Section 3.21, and as of their respective dates, such documents complied in all material respects with all requirements of applicable Law and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for such failures to be in compliance as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, the Company and its Subsidiaries are in compliance with all formal written Governmental Authority directives and with all formal written undertakings made by the Company or its Subsidiaries to any Governmental Authority including any and all directives and undertakings arising from the most recent examination by such Governmental Authority, and have satisfactorily addressed in all material respects all matters requiring attention, if any. None of such directives, undertakings and actions, individually or collectively, has had or would reasonably expected to have a Company Material Adverse Effect.

3.22 Legal Proceedings; Orders.

(a) No Legal Proceedings. Except as would not reasonably be expected to (i) be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole or (ii) prevent or materially delay the consummation of the Transaction, there are no Legal Proceedings pending against the Company or any of its

Subsidiaries or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any agent or service provider acting pursuant to a Material Contract on behalf of the Company or any of its Subsidiaries.

(b) No Orders. Except as would not reasonably be expected to (i) be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, or (ii) prevent, enjoin or materially delay the consummation of the Transaction, neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, writ, decree, award, decision, injunction, ruling, subpoena, verdict, consent decree, settlement agreement, order or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (each, an “Order”) (in each case, whether temporary, preliminary or permanent).

3.23 Insurance. The Company and its Subsidiaries have all material policies of insurance (including policies providing casualty, liability, and workers compensation coverage) and all material fidelity bonds or other material insurance contracts providing coverage for the Company and its Subsidiaries and any of their respective employees, properties and assets, that are customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries and that are sufficient for the businesses and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). The Company has made available to Parent a list of all such material insurance policies. All such insurance policies are in full force and effect, all premiums due and payable hereunder have been paid, the Company and the Company’s Subsidiaries have otherwise complied in all material respects with the terms and conditions of all such policies, no notice of cancellation has been received and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, there is no claim by the Company or any of its Subsidiaries under any such insurance policy as to which coverage has been denied or, to the Knowledge of the Company, disputed by the underwriters of any insurance policy.

3.24 Anti-Corruption Compliance. None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company nor any officer, director or employee, agent, service provider or other Person acting behalf of the Company or its Subsidiaries or any third party acting on their behalf has, since January 1, 2017, taken or permitted any action that would cause any of the foregoing to be in material violation of any provision of the United States Foreign Corrupt Practices Act (the “FCPA”), the UK Bribery Act 2010, or any other applicable anticorruption or antibribery Laws. Since January 1, 2017, neither the Company nor any of its Subsidiaries has engaged in, or is now engaged in, directly or, to the Knowledge of the Company, indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) or the U.S. Department of State (“Sanctions”) in violation of applicable Sanctions. The Company and its Subsidiaries (i) are, and since January 1, 2017 have been, in material compliance with all applicable Sanctions and export controls laws, and (ii) have instituted, maintain and enforce policies and procedures and training programs reasonably designed to ensure material compliance with all applicable Sanctions and export controls laws. Since January 1, 2017, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers or employees is, or since January 1, 2017 has been, subject to any actual, pending, or to the Knowledge of the Company, or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, written (or to the Company’s Knowledge, oral) notices of violation, investigations, Legal Proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Authority involving the Company or any of its Subsidiaries, in any way relating to Sanctions, the FCPA, the UK Bribery Act 2010 or any other applicable anticorruption or antibribery Laws. Neither the Company nor any of its Subsidiaries is a party to any agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any applicable Law, except for agreements and settlements that are not material to the Company and its Subsidiaries taken as a whole.

3.25 Brokers. Except for Evercore Group L.L.C., there is no financial advisor, investment banker, broker, finder or agent that has been retained by or is authorized to act on behalf of the Company or any of its

Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Merger.

3.26 Company Information. The information supplied or to be supplied by the Company for inclusion in the S-4 (including the Proxy Statement/Prospectus) will not, on the date the S-4 (and any amendment or supplement thereto) is declared effective, the date on which the Proxy Statement/Prospectus is first disseminated to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

3.27 Material Commercial Arrangements. Section 3.27 of the Company Disclosure Letter sets forth a list of the Company’s and its Subsidiaries’ top ten largest “strategic partners” or “funding advisors,” as each such term is described in the Company SEC Reports (in each case, determined on the basis of the aggregate loan volume sold or generated pursuant to or as a result of such Contracts during each of (x) the twelve-month period ending December 31, 2019 and (y) the six month period ending June 30, 2020). Except for such failures of the following to be true as would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries has received any written (or, to the Company’s Knowledge, oral) notice from any party set forth in Section 3.27 of the Company Disclosure Letter that any such party intends to cancel, terminate or otherwise adversely modify in any material respect (through a reduction in business or otherwise) its relationship with the Company or its Subsidiaries from the manner in which such relationship has been conducted during the twelve (12) months prior to the date hereof.

3.28 Environmental Matters. Except as disclosed in Section 3.28 of the Company Disclosure Letter or as would not reasonably be expected to be have, individually or in the aggregate, a Company Material Adverse Effect: (a) the Company’s and its Subsidiaries’ are, and since January 1, 2017 have been, in compliance with all applicable Environmental Laws; (b) there are no liabilities or obligations of the Company or any of its Subsidiaries as a result of any violation by the Company or any of its Subsidiaries of any Environmental Law or any Permit required under Environmental Law, or any Release by the Company or its Subsidiaries of any Hazardous Substance; (c) the Company and its Subsidiaries possess, currently maintain, and are in compliance and have since January 1, 2017 complied with all material Permits required under applicable Environmental Laws; and (d) there is no Legal Proceeding or information request by any Governmental Authority pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries either pursuant to Environmental Law or arising from the Release of Hazardous Materials, and neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Order or Lien pursuant to Environmental Law.

3.29 Affiliate Transactions. Except for employment-related Contracts and Employee Plans, there are no Contracts or other transactions or series of related Contracts or other transactions, between the Company or any of its Subsidiaries, on the one hand, and any (a) current or former director or executive officer (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries; (b) any Person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Common Stock; or (c) any affiliates or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such executive officer, director or beneficial owner, on the other hand.

3.30 Interested Stockholder. Neither the Company nor any of its Subsidiaries is an “interested stockholder” of Parent or Merger Sub (with the meaning of the foregoing word in quotation marks as defined in Section 203 of the DGCL).

3.31 No Other Representations or Warranties.

(a) No Other Representations and Warranties of the Company. Except for the representations and warranties expressly made by the Company in this Article III, neither the Company nor any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to the Company any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to Parent or Merger Sub or any of their respective Subsidiaries or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Subsidiaries or Representatives with respect to (a) any financial projection, forecast, estimate, or budget relating to the Company, any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Parent, Merger Sub or any of their respective Subsidiaries or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transaction.

(b) No Other Representations and Warranties of Parent and Merger Sub. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV:

(i) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Parent, Merger Sub or any of their respective Subsidiaries or any of their respective businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii) no Person has been authorized by Parent, Merger Sub or any of their Affiliates or Representatives to make any representation or warranty relating to Parent, Merger Sub or any of their respective Subsidiaries or any of their respective businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by the Company or any of their respective Affiliates or Representatives as having been authorized by Parent, Merger Sub or any of their Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by Parent and Merger Sub in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and Parent and Merger Sub hereby disclaim any other express or implied representations or warranties, notwithstanding the delivery or disclosure to the Company or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(c) No Reliance. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied; or

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company or any of its Subsidiaries or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of Parent in connection with the Merger, in connection with presentations by Parent’s management or in any other forum or setting.

(d) Notwithstanding the foregoing, this Section 3.31 shall not limit or otherwise affect in any way Parent’s, Merger Sub’s or the Company’s remedies in the case of fraud with respect to the representations and warranties made in this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

With respect to any Section of this Article IV, except (a) other than with respect to the representations and warranties set forth in Section 4.3, Section 4.6(a), the first two sentences of Section 4.6(b), Section 4.6(c), Section 4.14, and Section 4.17, as disclosed in (or incorporated by reference in) the reports, statements and other documents filed by Parent with the SEC or furnished by Parent to the SEC, in each case pursuant to the Exchange Act on or after January 1, 2017 and prior to the date of this Agreement (other than any predictive, cautionary or forward-looking statements or disclosures (other than historical facts), including those contained in any “Risk Factors” section thereof); or (b) subject to the terms of Section 9.12, as set forth in the disclosure letter delivered by Parent and Merger Sub to the Company on the date of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization; Good Standing.

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing pursuant to the DGCL.

(b) Each of Parent and Merger Sub has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Each of Parent and Merger Sub is duly qualified and licensed to do business and is in good standing in each jurisdiction where the character of its respective properties or assets owned or leased or the nature of or the conduct of its activities make such qualification, license or good standing necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Each of Parent and Merger Sub has made available to Company true, correct and complete copies of the Organizational Documents of such Person, in each case as amended as of the date of this Agreement. None of Parent or Merger Sub is in violation of its Organizational Documents.

4.2 Enforceability. Each of Parent and Merger Sub has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) consummate the Transaction, including the Merger. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder, and the consummation of the Transaction have been duly authorized and approved by all necessary action on the part of the board of directors of each of Parent and Merger Sub and no additional actions on the part of Parent and Merger Sub are necessary to authorize the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder, and, except the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the consummation of the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms subject to the Enforceability Exceptions.

4.3 Board Approval. Each of the Parent Board and the Board of Directors of Merger Sub has unanimously (i) determined that it is in the best interests of Parent and Merger Sub and their respective stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein and (ii) authorized and approved the execution and delivery of this Agreement by each of Parent and Merger Sub, as applicable, and the performance by their respective covenants and other obligations hereunder. None of the Parent Board or the Board of Directors of Merger Sub has subsequently rescinded, modified or withdrawn any of the foregoing resolutions of such governing body.

4.4 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub do not, the performance by each of Parent and Merger Sub of their respective covenants and obligations hereunder, and the consummation of the Transaction, including the Merger will not (a) violate or conflict with any provision of the Organizational Documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with the giving of notice or lapse of time or both, would become a default) pursuant to, or result in the termination or cancellation of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration, or the loss of any benefit or change in any other right of Parent or any of its Subsidiaries or any material and adverse change in any terms to which Parent or any of its Subsidiaries is bound, in each case pursuant to any Contract binding on Parent or any of its Subsidiaries;

(c) assuming the Governmental Authorizations referred to in Section 4.5 are obtained, violate or conflict with any Law applicable to Parent or Merger Sub or by which any of their properties or assets are bound; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations, rights or Liens that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and that would not otherwise prevent or materially delay the consummation of the Merger.

4.5 Requisite Governmental Approvals. No Governmental Authorization is required on the part of Parent or Merger Sub in connection with (a) the execution, delivery and performance of this Agreement by each of Parent and Merger Sub; or (b) the consummation of the Transaction, including the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including the filing of the Requisite Filings with the SEC and compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the NYSE; (iv) compliance with any applicable requirements of the HSR Act; and (v) such other Governmental Authorizations the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and would not otherwise prevent or materially delay the consummation of the Merger.

4.6 Parent Capitalization.

(a) Capital Stock. The authorized capital stock of Parent consists of (i) 250,000,000 shares of Parent Common Stock; and (ii) 25,000,000 shares of Parent Preferred Stock. As of the Capitalization Date, (A) 30,109,569 shares of Parent Common Stock were issued and outstanding and (B) no shares of Parent Preferred Stock were issued and outstanding. All issued and outstanding shares of Parent Common Stock (including the shares of Parent Common Stock to be issued pursuant to the Merger) are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) Stock Reservation and Awards. As of the Capitalization Date, Parent has reserved 3,909,176 shares of Parent Common Stock for issuance pursuant to the Parent Stock Plans. As of the Capitalization Date, there were (i) outstanding Parent Options to acquire 2,584,965 shares of Parent Common Stock with a weighted average exercise price of $20.23 per share; and (ii) 1,397,994 shares of Parent Common Stock subject to outstanding Parent RSUs. From the Capitalization Date to the date of this Agreement, Parent has not issued or granted any shares of Parent Common Stock, other than pursuant to the exercise of Parent Options or the vesting and settlement of Parent RSUs and has not issued any Parent Preferred Stock.

(c) Parent Securities. Except as set forth in Sections 4.6(a) and Section 4.6(b), as of the date of this Agreement, there are no (i) shares of capital stock of, or other equity interest in, Parent that are issued, reserved for issuance or outstanding; (ii) outstanding options, warrants, calls, convertible or exchangeable securities or other rights or binding arrangements that obligate Parent to issue any shares of capital stock or other equity interests in Parent or securities convertible into or exchangeable for such shares or equity interests; and (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of Parent or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, Parent (the items in clauses (i) through (iii), collectively, the “Parent Securities”).

(d) Other Rights. There are no (i) stockholders agreements, voting trusts, registration rights agreements or similar arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of any Parent Securities; or (ii) legally binding obligations of Parent or any of its Subsidiaries (A) granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Parent Securities or (B) to make any payment based on the price or value of any equity interests of Parent. (1) Parent is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Parent Securities (other than pursuant to the cashless exercise of Parent Options or the forfeiture of, or withholding of

Taxes with respect to Parent Options or Parent RSUs and (2) neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other Indebtedness or similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter.

4.7 Subsidiaries.

(a) Each of the Subsidiaries of Parent (i) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except, in the case of (i) and (ii) for such failures to be duly organized, validly existing or in good standing, or to have such power and authority, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of the Subsidiaries of Parent is duly qualified and licensed to do business and is in good standing in each jurisdiction where the character of its properties or assets owned or leased or the nature of or the conduct of its activities make such qualification, license or good standing necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Section 4.7 of the Parent Disclosure Letter sets forth a true and complete list of the Subsidiaries of Parent as of the date of this Agreement.

(b) Except as set forth on Section 4.7(b) of the Parent Disclosure Letter, all of the outstanding capital stock of, or other equity interests in, each Subsidiary of Parent (i) has been duly authorized, validly issued and is fully paid and nonassessable; and (ii) is owned, directly or indirectly, by Parent, free and clear of all Liens (other than Permitted Liens and restrictions on transfer arising under applicable federal and state securities Laws).

(c) There are no outstanding (i) securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity interests in, any Subsidiary of Parent; (ii) options, warrants or other rights or arrangements that obligate Parent or any Subsidiary of Parent to issue, any capital stock of, or other equity interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity interest in, any Subsidiary of Parent; or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of Parent or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of Parent.

(d) Except as set forth on Section 4.7(d) of the Parent Disclosure Letter, and except for the capital stock or other voting securities of, or other ownership interests in, its Subsidiaries and publicly traded securities held for investment that do not exceed five percent of the outstanding securities of any entity, Parent does not own, directly or indirectly, nor is Parent or any of its Subsidiaries party to any Contract, commitment or other agreement to acquire, any capital stock or other voting securities of, or other ownership interests in, any Person.

4.8 Parent SEC Reports. Since January 1, 2017, Parent has filed or furnished all forms, reports and documents with the SEC that have been required to be filed or furnished by it pursuant to applicable Laws (collectively, together with all exhibit and schedules thereto and other information incorporated by reference therein, the “Parent SEC Reports”). Each Parent SEC Report complied, as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the NYSE, as the case may be, each as in effect on the date that such Parent SEC Report was filed or furnished. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Parent SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.9 Parent Financial Statements; Internal Controls; Indebtedness.

(a) Parent Financial Statements. Except to the extent updated, amended, restated or corrected by a subsequent Parent SEC Report filed prior to the date of this Agreement, as of their respective dates of filing with the SEC, the consolidated financial statements (including any related notes and schedules) of Parent filed with the Parent SEC Reports (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (ii) fairly present, in all material respects, in conformity with GAAP, the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments and to any other adjustment described therein). Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries.

(b) Disclosure Controls and Procedures. Parent has established and maintains “disclosure controls and procedures” (as defined and required pursuant to Rule 13a-15 promulgated under the Exchange Act). Such disclosure controls and procedures are designed to provide reasonable assurance that all (i) information required to be disclosed by Parent in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the applicable rules and forms of the SEC; and (ii) such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to enable the Chief Executive Officer and Chief Financial Officer of Parent to make the certifications required under the Exchange Act with respect to such Parent SEC Reports.

(c) Internal Control over Financial Reporting. Parent and its Subsidiaries have established and maintain a system of “internal control over financial reporting” (as defined and required pursuant to Rule 13a-15 promulgated under the Exchange Act). Such internal controls are designed to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s consolidated financial statements for external purposes in accordance with GAAP. Since January 1, 2017, neither Parent nor, to the Knowledge of Parent, Parent’s independent registered public accounting firm has identified or been made aware of (i) any “significant deficiencies” (as defined pursuant to Rule 12b-2 promulgated under the Exchange Act) in the system of internal control over financial reporting used by Parent and its Subsidiaries that has not been subsequently remediated; (ii) any “material weakness” (as defined pursuant to Rule 12b-2 promulgated under the Exchange Act) in Parent’s internal control over financial reporting (whether or not remediated); or (iii) any fraud that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by Parent and its Subsidiaries.

(d) No Claims. Since January 1, 2017, neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any director, officer, auditor or accountant of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

4.10 No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities (whether accrued, absolute, determined, contingent or otherwise) that would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or notes thereto, other than liabilities (a) reflected or otherwise reserved against in the consolidated balance sheet or in the consolidated financial statements of Parent and its Subsidiaries (including the notes thereto) included in the Parent SEC Reports filed or furnished prior to the date of this Agreement; (b) arising in connection with the Transaction or in connection with obligations under existing Contracts or applicable Law; (c) incurred in the ordinary course of business since March 31, 2020; and (d) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no off-balance sheet arrangements required to be disclosed pursuant to Regulation S-K that have not been so described in the Parent SEC Reports.

4.11 Absence of Certain Changes.

(a) Except as set forth in Section 4.11(a) of the Parent Disclosure Letter, since March 31, 2020 through the date of this Agreement, except for (i) the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement, and (ii) any actions taken as a result of COVID-19 and COVID-19 Measures, the business of Parent and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business.

(b) (i) Since March 31, 2020, there has not occurred a Parent Material Adverse Effect and (ii) since March 31, 2020 through the date of this Agreement, there has not been any action taken by Parent, Merger Sub or any of their respective Subsidiaries that, if taken during the period from the date of the Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 5.4(b), Section 5.4(c) or Section 5.4(d).

4.12 Compliance with Laws

(a) Except as set forth on Section 4.12(a) of the Parent Disclosure Letter, Parent and each of its Subsidiaries is, and since January 1, 2017 has been, in compliance with all Laws (including COVID-19 Measures) that are applicable to Parent and its Subsidiaries, except where such failures to be in compliance have not been and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole. Since January 1, 2017, neither Parent nor any of its Subsidiary has received written notice of, and no claims have been filed (or have, to the Knowledge of Parent, been threatened to be filed) against Parent or any of its Subsidiaries alleging, any violation by Parent or any Subsidiary of any such Law, except for such violations as have not been and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole. Neither Parent nor any of its Subsidiaries is a party to any agreement, consent order or settlement with any Governmental Authority with respect to any actual or alleged violation of any applicable Law, except for agreements and settlements that are not and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

(b) Except for such failures to hold all Permits or be in compliance as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, Parent and its Subsidiaries, (i) hold all Permits necessary for the ownership and operation of their business as presently conducted; and (ii) are in compliance with the terms of all Permits necessary for the ownership and operation of their businesses in every state in the United States where they are required under applicable Law. No event has occurred with respect to any of the Permits which permits, or after the giving of notice or lapse of time or both would permit, revocation, cancellation or termination thereof, or would result in any other material impairment of the rights of the holder of any such Permit, except where the revocation, cancellation, termination or material impairment would not reasonably be expected to have a Parent Material Adverse Effect. Except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, there is no pending or, to the Knowledge of Parent, threatened (orally or in writing) Legal Proceeding with any Governmental Authority having jurisdiction or authority over the operations of Parent or any of its Subsidiaries that would reasonably be expected to impair the validity of any Permit or result in the revocation, cancellation, termination or material impairment of any Permit.

4.13 Legal Proceedings; Orders.

(a) No Legal Proceedings. Except as would not reasonably be expected to (i) be, individually or in the aggregate, material to Parent or its Subsidiaries, taken as a whole or (ii) prevent or materially delay the consummation of the Transaction, there are no Legal Proceedings pending against Parent or any of its Affiliates or, to the Knowledge of Parent, threatened in writing against Parent or any of its Affiliates.

(b) No Orders. Except as would not reasonably be expected to (i) be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole or (ii) prevent, enjoin or materially delay the consummation of the Transaction, neither Parent nor any of its Subsidiaries is subject to any Order (whether temporary, preliminary or permanent).

4.14 Interested Stockholder. None of Parent, Merger Sub or any of their Subsidiaries is an “interested stockholder” of the Company (with the meaning of the foregoing word in quotation marks as defined in Section 203 of the DGCL).

4.15 Insurance. Parent and its Subsidiaries have all material policies of insurance (including policies providing casualty, liability, and workers compensation coverage) and all material fidelity bonds or other material insurance contracts providing coverage for Parent and its Subsidiaries and any of their respective employees, properties and assets, that are customarily carried by Persons conducting business similar to that of Parent and its Subsidiaries and that are sufficient for the businesses and operations of Parent and its Subsidiaries (taking into account the cost and availability of such insurance). All such insurance policies are in full force and effect, all premiums due and payable hereunder have been paid, Parent and Parent’s Subsidiaries have otherwise complied in all material respects with the terms and conditions of all such policies, no notice of cancellation has been received and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, there is no claim by Parent or any of its Subsidiaries under any such insurance policy as to which coverage has been denied or, to the Knowledge of Parent, disputed by the underwriters of any insurance policy.

4.16 Anti-Corruption Compliance. None of Parent, any of its Subsidiaries, or, to the Knowledge of Parent nor any officer, director or employee, agent, service provider or other Person acting behalf of Parent or its Subsidiaries or any third party acting on their behalf has, since January 1, 2017, taken or permitted any action that would cause any of the foregoing to be in material violation of any provision of the FCPA, the UK Bribery Act 2010, or any other applicable anticorruption or antibribery Laws. Since January 1, 2017, neither Parent nor any of its Subsidiaries has engaged in, or is now engaged in, directly or, to the Knowledge of Parent, indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of any Sanctions in violation of applicable Sanctions. Parent and its Subsidiaries (i) are, and since January 1, 2017 have been, in material compliance with all applicable Sanctions and export controls laws, (ii) have instituted, maintain and enforce policies and procedures reasonably designed to ensure material compliance with all applicable Sanctions and export controls laws. Since January 1, 2017, neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any of their respective directors, officers or employees is, or since January 1, 2017 has been, subject to any actual, pending or, to the Knowledge of Parent, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, written (or, to the Parent’s Knowledge, oral) notices of violation, investigations, Legal Proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Authority involving Parent or any of its Subsidiaries, in any way relating to Sanctions, the FCPA, the UK Bribery Act 2010 or any other applicable anticorruption or antibribery Laws. Neither Parent nor any of its Subsidiaries is a party to any agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any applicable Law, except for agreements and settlements that are not material to Parent and its Subsidiaries, taken as a whole.

4.17 Brokers. Except for Jefferies LLC, there is no financial advisor, investment banker, broker, finder or agent that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Merger.

4.18 Operations of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, Merger Sub shall not have engaged in any other business activities and shall have incurred no liabilities or obligations other than contemplated by this Agreement. Parent indirectly owns beneficially and of record all of the outstanding capital stock, and other equity interests in, Merger Sub free and clear of all Liens (other than restrictions no transfer under federal and state securities Laws).

4.19 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity interest in, Parent is necessary to approve this Agreement or the Merger. The adoption of this

Agreement by the affirmative vote or consent of Parent is the only vote or consent of the holders of the capital stock of, or other equity interest in, Merger Sub necessary under applicable Law or its Organizational Documents.

4.20 Parent and Merger Sub Information. The information supplied or to be supplied by Parent or Merger Sub for inclusion in the Requisite Filings will not, at the time the Requisite Filings are first disseminated, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made therein based on information supplied by the Company for inclusion or incorporation by reference therein.

4.21 Exclusivity of Representations and Warranties; No Reliance.

(a) No Other Representations and Warranties of Parent and Merger Sub. Except for the representations and warranties expressly made by Parent and Merger Sub in this Article IV, none of Parent, Merger Sub or any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to Parent, Merger Sub or any of their respective Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, none of Parent, Merger Sub or any other Person makes or has made any express or implied representation or warranty to the Company or any of its Subsidiaries or their respective Representatives with respect to (a) any financial projection, forecast, estimate, or budget relating to Parent, Merger Sub or any of their respective Subsidiaries or their respective businesses or (b) except for the representations and warranties made by Parent and Merger Sub in this Article IV, any oral or written information presented to the Company or any of its Subsidiaries or Representatives in the course of their due diligence investigation of Parent or Merger Sub, the negotiation of this Agreement or the course of the Transaction.

(b) No Other Representations and Warranties of the Company. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III:

(i) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii) no Person has been authorized by the Company or its Subsidiaries or any of their Affiliates or Representatives to make any representation or warranty relating to the Company or its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company or any of its Subsidiaries or any of their Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other express or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(c) No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied; or

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by the Company’s management or in any other forum or setting.

(d) Notwithstanding the foregoing, this Section 4.21 shall not limit or otherwise affect in any way Parent’s, Merger Sub’s or the Company’s remedies in the case of fraud with respect to the representations and warranties made in this Agreement.

ARTICLE V

INTERIM OPERATIONS

5.1 Affirmative Obligations of Company. Except (a) as expressly contemplated by this Agreement, (b) as set forth in Section 5.1 of the Company Disclosure Letter, (c) as required by applicable Law (including COVID-19 Measures), or (d) as approved in writing by Parent (which approval shall not be unreasonably withheld, conditioned or delayed; provided, that if Parent does not respond to the Company’s request for approval within five (5) Business Days from its receipt of such written request from the Company, Parent’s written approval shall be deemed to have been provided), during the period from the execution and delivery of this Agreement until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to (i) conduct its business in all material respects in the ordinary course of business (taking into account COVID-19 and any material event or change in circumstance that occurs following the date of this Agreement) and (ii) preserve substantially intact its current business organization and maintain relationships with Governmental Authorities with jurisdiction over the operations of the Company and its Subsidiaries, key suppliers and other Persons with whom the Company or its Subsidiaries have material business dealings and maintain and preserve the goodwill associated with the business, affairs and properties of the Company and its Subsidiaries; provided, that no action or inaction by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2 shall be deemed a breach of this Section 5.1 and neither the Company nor its Subsidiaries shall take any action to comply with the foregoing that would breach any of the provisions of Section 5.2. In addition, with respect to any “employment loss” under WARN occurring prior to the Closing Date, Company and its Subsidiaries agree to comply in all material respects with WARN (if applicable).

5.2 Restrictive Covenants of Company. Except (i) as expressly contemplated by this Agreement, (ii) as set forth in Section 5.2 of the Company Disclosure Letter, (iii) as required by applicable Law (including COVID-19 Measures), or (iv) as approved in writing by Parent (which approval shall not be unreasonably withheld, conditioned or delayed; provided, that if Parent does not respond to the Company’s request for approval within five (5) Business Days from its receipt of such written request from the Company, Parent’s approval in writing shall be deemed to have been provided), during the period from the execution and delivery of this Agreement until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries, to:

(a) amend or propose any amendment to the Organizational Documents other than, with respect to any Subsidiary of the Company, immaterial amendments to Organizational Documents (whether or not such amendments would reasonably be expected to prevent, materially delay or materially impair the consummation of the Merger);

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or restructuring;

(c) (i) issue, sell, deliver or agree or commit to issue, sell or deliver, or authorize the issuance, sale or delivery of, any Company Securities, except (x) in accordance with the terms of any employment agreements or any award agreements with respect to, and upon the exercise or settlement of, Company Options, Company RSUs or Company PSUs, in each case, in effect on the date of this Agreement ; or (y) as contemplated by Section 5.2(i) or Section 6.9 or (ii) enter into any Contract with respect to the voting of any of its equity securities;

(d) alter any rights of its outstanding equity securities or, except for transactions solely among the Company and its wholly-owned Subsidiaries or solely among the wholly-owned Subsidiaries of the Company, reclassify, split, combine, subdivide or redeem, repurchase, purchase or otherwise acquire or offer to redeem, repurchase, purchase or otherwise acquire any of its capital stock or other equity or voting interest, or any rights, warrants or options to acquire any such equity or voting interests, other than (i) acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of such Company Options outstanding as of the date hereof, (ii) the withholding of shares of Company Common Stock to satisfy the exercise price or Tax obligations incurred in connection with the exercise of Company Options outstanding as of the date hereof (it being understood that the Company shall use commercially reasonable efforts to cause any such exercise of Company Options to be accomplished using so-called “net settlement”) and the settlement of Company RSUs or Company PSUs outstanding as of the date of this Agreement, (iii) acquisitions by the Company of Company Options, Company RSUs, and Company PSUs outstanding as of the date of this Agreement, in connection with the forfeiture of such awards, in each case in accordance with their respective terms and (iv) any stock combination or reverse stock split necessary to remain in compliance with the rules of the NYSE;

(e) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of any shares of capital stock or other equity or voting interest, except for (i) cash dividends made by any wholly owned Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries; or (ii) dividends or distributions by non-wholly owned Subsidiaries of the Company in the ordinary course of business;

(f) (i) authorize, incur, guarantee, or otherwise become liable for any additional Indebtedness, except (x) for trade payables incurred in the ordinary course of business; (y) for loans or advances to wholly owned Subsidiaries of the Company in the ordinary course of business; (ii) terminate, renew, extend, modify in any material respect, amend in any material respect or waive any material right under any Contract relating to Company Indebtedness;

(g) create or incur any Lien (other than a Permitted Lien) on any material assets or properties of the Company or any Subsidiary, including any Company Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business);

(h) authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than (i) as set forth in Section 5.2(h) of the Company Disclosure Letter, (ii) any capital expenditures not set forth in Section 5.2(h) not to exceed $500,000 in the aggregate.

(i) (i) enter into, adopt, amend or modify in any material respect, or terminate any material Employee Plan; (ii) increase the compensation of any director or officer, or pay any material benefit not required by any Employee Plan or employment agreement as in effect as of the date of this Agreement, except, in the case of each of clauses (i) and (ii), (A) to the extent required by applicable Law or pursuant to a requirement contained in any Employee Plan in effect on the date of this Agreement; (B) in conjunction with annual increases to base compensation and grants of cash and equity incentive compensation that are made in the ordinary course of business; (C) in conjunction with annual renewal or plan design changes for the Employee Plans that provide health or other welfare benefits that are made in the ordinary course of business; or (D) in conjunction with the restoration of compensation or benefits to levels prior to any reduction imposed since April 1, 2020; (iii) alter the terms of employment of any employee of the Company or any Subsidiary who is subject to a Change in Control and Severance Agreement (or Contract of similar effect) with the Company or such Subsidiary in a manner that would allow such employee to claim that “good reason” (or a term of similar effect) has arisen under any such agreement; (iv) grant cash or equity based awards pursuant to any Company Stock Plan or any other awards under any equity-based Employee Plan (including any equity-based Foreign Plan); (v) begin an offering period under the Company ESPP or otherwise allow contributions with respect to the Company ESPP or (vi) hire any new employee resulting in annual base or bonus compensation in excess of $1,000,000 in the aggregate; provided, that the compensation of such new hire (or internally promoted Person) is substantially comparable in the aggregate to the direct compensation in effect for such position immediately prior to the vacancy of such position;

(j) settle or compromise, or offer to settle or compromise, any pending or threatened Legal Proceeding or other claim against the Company or its Subsidiaries, except for the settlement of any Legal Proceeding that (i)(A) is for an amount no greater than $250,000 plus the amount reserved with respect thereto on the Company’s consolidated balance sheet as of March 31, 2020 as included in the Company SEC Reports and does not provide for any material non-monetary obligations on the part of the Company or any of its Subsidiaries or (B) if no amount is reserved therefor on the Company’s consolidated balance sheet as of March 31, 2020 as included in the Company SEC Reports (x) is for monetary payments of no more than $250,000 individually and $1,500,000 in the aggregate and (y) does not impose any material non-monetary obligations on the Company or its Subsidiaries; (ii) is settled in compliance with Section 6.11, or (iii) involves any dispute between one or more of Parent or Merger Sub on the one hand, and the Company on the other hand; or (iv) relates to recoveries in connection with any Loan in the ordinary course of business (and, for clarity, any amounts resulting from this clause (iv) will not count towards the permitted baskets in clause (i)); provided, that in no event will the Company or any of its Subsidiaries settle or compromise, or propose to settle or compromise any material Legal Proceeding that relates to or asserts (x) infringement, misappropriation or other violation by the Company or any of its Subsidiaries of any other Person’s Intellectual Property which settlement or compromise would materially adversely impact the operation of the business of the Company and its Subsidiaries or (y) infringement, misappropriation or other violation by any Person of any material Company Intellectual Property;

(k) materially change the Company’s or its Subsidiaries’ methods, principles or practices of financial accounting or annual accounting period, except as required by GAAP, Regulation S-X of the Exchange Act (or any interpretation thereof), or by any Governmental Authority or applicable Law as approved, if required, by the Company’s independent registered public accounting firm;

(l) (i) make, revoke or change any income or other material Tax election, (ii) change any annual Tax accounting period, (iii) adopt or change any income or other material method of Tax accounting, (iv) enter into any material closing agreement with respect to Taxes, (v) file any income or other material Tax Return, (vi) waive or extend any statute of limitations with respect to material Taxes, (vii) surrender any material right to claim a refund of a material amount of Taxes, or (viii) settle or compromise any material Tax claim, audit or assessment;

(m) enter into, terminate, renew, extend, modify in any material respect, amend in any material respect or waive any material right under, any Material Contract (including by amendment of any Contract that is not a Material Contract as of the date hereof such that such Contract becomes a Material Contract) except, in each case, (i) in the ordinary course of business or (ii) for renewals of any Material Contract in the ordinary course of business on substantially similar terms, provided, that solely for the purposes of this Section 5.2(m), the Contracts listed in sub-clauses (vi), (vii), (viii) and (x) of the definition of Material Contracts shall be excluded from the definition of Material Contracts;

(n) other than with respect to the matters set forth in Section 5.2(i), engage in any transaction with, or enter into any agreement, arrangement or understanding with, or make any payment to, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K that would be required to be disclosed pursuant to Item 404 or otherwise enter into any material Contract or other material transaction between the Company or any of its Subsidiaries on the one hand, and any of the Company’s Affiliates (other than the Company and its Subsidiaries), on the other hand;

(o) merge or consolidate with any other Person or acquire (whether by merger, consolidation or otherwise) any interest in any third party or any division, assets, properties, businesses or equity securities thereof (including by merger, consolidation or acquisition of stock or assets), other than (i) purchases of assets in the ordinary course of business, or (ii) acquisitions of loan portfolios for a purchase price that does not exceed $5,000,000 in the aggregate; provided that no transaction otherwise permitted under this clause (ii) shall be permitted if it, individually or in the aggregate, would, or would reasonably be expected to, prevent or materially delay the Transaction;

(p) sell, assign, license, sublicense, lease, transfer or create any lien on (other than any Permitted Lien), or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise), any material assets of the Company or its Subsidiaries (including any equity interests owned by any Company or any Subsidiary in any other Person) to any third-party Person other than (i) such sales, assignments, licenses, sublicenses, leases, transfers, liens or other dispositions that are in the ordinary course of business (including, for clarity, (A) the generation of Loans in the ordinary course of business (including, for clarity, sales of Loans by the Company and its Subsidiaries to the Non-Recourse Subsidiaries) and (B) sales or dispositions of charged-off Loans); (ii) sales or dispositions of loan portfolios with an original principal amount that does not exceed $10,000,000 in the aggregate; or (iii) sales, assignments, transfers, licenses or sublicenses of immaterial Company Intellectual Property;

(q) sell, assign, transfer or otherwise dispose of, license or sublicense (other than pursuant to non-exclusive licenses or sublicenses granted to third parties in the ordinary course of business consistent with past practice), abandon, allow to lapse, or otherwise fail to take any action necessary to maintain any material Company Intellectual Property;

(r) enter into any new line of business or enter into or materially expand any business outside of the United States and its territories;

(s) change or modify in any material respect the Company’s formal written policies with respect to (i) the marketing of its products, product development, service provider management or the protection of customer data, or (ii) compliance with applicable lending, debt collection or other similar Law;

(t) voluntarily terminate, suspend, abrogate, amend or modify any material Permit in a manner materially adverse to the Company and its Subsidiaries, taken as a whole; or

(u) enter into, or agree, resolve, commit to enter into, any of the actions prohibited by this Section 5.2.

The Parties agree that if any action is expressly permitted to be taken pursuant to any clause of this Section 5.2 then, notwithstanding any other restrictions contained in this Section 5.2, it shall be deemed to be permitted pursuant to every other clause of this Section 5.2.

5.3 Affirmative Obligations Parent. Except (a) as expressly contemplated by this Agreement, (b) as set forth in Section 5.3 of the Parent Disclosure Letter, (c) as required by applicable Law (including COVID-19 Measures), or (d) as approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed; provided, that if the Company does not respond to Parent’s request for approval within five (5) Business Days from its receipt of such written request from Parent, the Company’s written approval shall be deemed to have been provided), during the period from the execution and delivery of this Agreement until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, Parent shall, and shall cause each of its Subsidiaries to use its commercially reasonable efforts to (i) conduct its business in all material respects in the ordinary course of business (taking into account COVID-19 and any material event or change in circumstance that occurs following the date of this Agreement) and (ii) preserve substantially intact its current business organization and maintain relationships with Governmental Authorities with jurisdiction over the operations of Parent and its Subsidiaries, key suppliers and other Persons with whom Parent or its Subsidiaries have material business dealings and maintain and preserve the goodwill associated with the business, affairs and properties of Parent and its Subsidiaries; provided, that no action or inaction by Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.4 shall be deemed a breach of this Section 5.3 and neither Parent nor its Subsidiaries shall take any action to comply with the foregoing that would breach any of the provisions of Section 5.4.

5.4 Restrictive Covenants of Parent. Except (a) as expressly contemplated by this Agreement, (b) as set forth in Section 5.4 of the Parent Disclosure Letter, (c) as required by applicable Law (including COVID-19 Measures), or (d) as approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed; provided, that if the Company does not respond to Parent’s request for approval within five Business Days from its receipt of such written request from Parent, the Company’s approval in writing shall be deemed to have been provided), during the period from the execution and delivery of this Agreement until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries, to:

(a) amend or propose any amendment to the Organizational Documents of Parent or any of its Subsidiaries other than, with respect to any Subsidiary of Parent (including Merger Sub), immaterial amendments to Organizational Documents (whether or not such amendments would be reasonably expected to prevent, materially delay or materially impair the consummation of the Merger);

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or restructuring;

(c) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of any shares of capital stock or other equity or voting interest, except for (i) dividends or distributions made by any wholly owned Subsidiary of Parent (or any non-wholly owned Subsidiary of Parent that is a “guarantor” or “restricted subsidiary” under the general corporate credit agreement or the unsecured note indentures of Parent and its Affiliates) to Parent or one of its other Subsidiaries; or (ii) dividends or distributions by non-wholly owned Subsidiaries of Parent in the ordinary course of business or as required under such Subsidiary’s Organizational Documents;

(d) merge or consolidate with any other Person or acquire (whether by merger, consolidation or otherwise) any interest in any third party or any division, assets, properties, businesses or equity securities thereof (including by merger, consolidation or acquisition of stock or assets), in each case, that would prevent, materially delay or materially impair the consummation of the Merger;

(e) alter any rights of its outstanding equity securities or, except for transactions solely among Parent and its Subsidiaries or solely among the Subsidiaries of Parent, reclassify, split, combine, subdivide or redeem, repurchase, purchase or otherwise acquire or offer to redeem, repurchase, purchase or otherwise acquire any of its capital stock or other equity or voting interest, or any rights, warrants or options to acquire any such equity or voting interests, other than (i) acquisitions of shares of Parent Common Stock in connection with the surrender of shares of Parent Common Stock by holders of Parent Options in order to pay the exercise price of such Parent Options outstanding as of the date hereof or granted after the date hereof in compliance with this Agreement, (ii) the withholding of shares of Parent Common Stock to satisfy Tax obligations incurred in connection with the exercise of Parent Options outstanding as of the date hereof and the settlement of Parent RSUs outstanding as of the date hereof or granted after the date hereof in compliance with this Agreement, (iii) acquisitions by Parent of Parent Options and Parent RSUs outstanding as of the date hereof or granted after the date hereof in compliance with this Agreement, in connection with the forfeiture of such awards, in each case in accordance with their respective terms and (iv) any stock combination or reverse stock split necessary to remain in compliance with the rules of the NYSE; and

(f) enter into, or agree, resolve or commit to enter into, any of the actions prohibited by this Section 5.4.

The Parties agree that if any action is expressly permitted to be taken pursuant to any clause of this Section 5.4 then, notwithstanding any other restrictions contained in this Section 5.4, it shall be deemed to be permitted pursuant to every other clause of this Section 5.4.

5.5 No Solicitation.

(a) No Solicitation. From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement pursuant to and in accordance with Article VIII, except as otherwise set forth in this Section 5.5, the Company shall not, and shall cause its Subsidiaries and its and their respective directors and officers not to and shall use its reasonable best efforts to cause its and its Subsidiaries’ respective non-officer employees, investment bankers, attorneys, consultants, accountants and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly:

(i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage or knowingly induce the submission of any Acquisition Proposal or any proposal or inquiry that would reasonably be expected to lead to an Acquisition Proposal;

(ii) enter into or participate in any discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, provide or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, any third party that the Company knows or should reasonably be expected to know is seeking to make, or has made, an Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal (except to notify such Person as to the existence of the provisions of this Section 5.5);

(iii) (A) withdraw or qualify, amend or modify in any manner adverse to Parent, the Company Board Recommendation, (B) fail to include the Company Board Recommendation in the Proxy Statement/Prospectus, (C) recommend, adopt or approve or publicly propose to recommend, adopt or approve any Acquisition Proposal or enter into or approve, recommend or declare advisable for the Company or any of its Subsidiaries to execute or enter into, any agreement, letter of intent, understanding, agreement in principle or other similar arrangement (other than an Acceptable Confidentiality Agreement) in connection with any Acquisition Proposal or (D) fail to recommend against any Acquisition Proposal or reaffirm without qualification the Company Board Recommendation in a statement complying with Rule 14e-2(a) under the Exchange Act, in each case with regard to an Acquisition Proposal that is a tender or exchange offer, by the close of business on the 10th Business Day after the commencement of such Acquisition Proposal under Rule 14d-2 (any of the foregoing in this clause (iii), a “Company Board Recommendation Change”); or

(iv) take any action to make any “moratorium”, “control share acquisition”, “fair price”, “supermajority”, “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations under applicable Law inapplicable to any third party or any Acquisition Proposal; or

(v) resolve, authorize, legally commit or publicly propose to do any of the foregoing.

(b) Responding to Acquisition Proposals. Notwithstanding anything to the contrary in this Section 5.5, if at any time following the date hereof and prior to the Company’s receipt of the Requisite Stockholder Approval (the “Approval Time”), and in no event after the Approval Time, the Company Board receives an Acquisition Proposal made after the date hereof that was not solicited in material breach of Section 5.5(a), the Company may, subject to compliance with this Section 5.5(b), Section 5.5(c) and Section 5.5(e), (i) contact the third party that has made such Acquisition Proposal solely in order to ascertain facts or clarify the terms of such Acquisition Proposal and (ii) (x) engage in negotiations or discussions with such third party that has made an Acquisition Proposal, and (y) enter into an Acceptable Confidentiality Agreement with such third party and furnish to such third party and its Representatives and financing sources non-public information relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided, that all such non-public information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, substantially concurrently with the time it is provided or made available to such third party; provided, that prior to and as a condition of taking any actions described in this clause (ii), the Company Board (or any committee thereof) determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal.

(c) Notice. The Company shall notify Parent promptly (and in any event within 48 hours of receipt) of any Acquisition Proposal or material modification thereof or any proposal or inquiry by a third party that is reasonably expected to lead to an Acquisition Proposal or any material modification thereof, or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any third Person that, to the Knowledge of the Company, is reasonably likely to make an Acquisition Proposal, is received by the Company. Each such notice shall be provided in writing and shall identify the material terms and conditions (including price and the identity of such third party) of, any such Acquisition Proposal. Following such initial notice, the Company shall keep

Parent reasonably informed, on a reasonably current basis, of any material changes in the status and details of any such Acquisition Proposal, and shall promptly provide to Parent copies of all material written materials provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Acquisition Proposal.

(d) Fiduciary Exception to Change of Recommendation Provision. Notwithstanding anything to the contrary in this Agreement, prior to the Approval Time the Company Board (or any committee thereof) may:

(i) if the Company Board (or any committee thereof) receives an Acquisition Proposal (other than any Acquisition Proposal that did not result from a material breach of Section 5.5(a)) which the Company Board (or any committee thereof) determines in good faith, after consultation with its financial advisor of nationally recognized reputation and outside legal counsel, constitutes a Superior Proposal, (x) make a Company Board Recommendation Change, or (y) terminate this Agreement in accordance with Section 8.1(i) to enter into a definitive agreement providing for such Acquisition Proposal; provided, that the Company Board (or any committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law; provided further, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination of this Agreement pursuant to the foregoing clause (y) shall be void and of no force and effect, unless concurrently with such termination the Company pays the Company Termination Fee to Parent pursuant and subject to the provisions of Section 8.3); or

(ii) make a Company Board Recommendation Change in response to an Intervening Event if the Company Board (or any committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

(e) Last Look. The Company Board (or any committee thereof) and the Company, as applicable, shall not take any of the actions contemplated by Section 5.5(d) involving or relating to a Superior Proposal unless prior to taking such action (i) the Company has notified Parent, in writing at least four Business Days before taking such action, that the Company intends to take such action, which notice includes (A) a copy of the most recent version of any proposed definitive agreement in respect of, or a reasonably detailed description of the material terms and conditions of, the Superior Proposal (including price and the identity of the third party making such Superior Proposal), or (B) a reasonably detailed description of the facts relating to the Intervening Event, as applicable, (ii) if requested by Parent, during such four Business Day period, the Company and its Representatives shall have discussed and negotiated in good faith with Parent (to the extent that Parent desires to so discuss or negotiate) regarding any proposal by Parent to amend the terms of this Agreement in response to such Superior Proposal and (iii) after such four Business Day period, the Company Board determines, after consultation with its financial advisor of nationally recognized reputation and outside legal counsel and taking into account any proposal by Parent to amend the terms of this Agreement, that (x) in the case of any such action in connection with an Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal (it being understood and agreed that in the event of any amendment to the financial terms or other material terms of any such Superior Proposal (including any change to the exchange ratio or merger consideration), a new written notification from the Company consistent with that described in clause (i) of this Section 5.5(e) shall be required, and a new notice period under clause (i) of this Section 5.5(e) shall commence, during which notice period the Company shall be required to comply with the requirements of this Section 5.5(e) anew, except that such new notice period shall be for three Business Days (as opposed to four Business Days)). The Company Board (or any committee thereof) and the Company, as applicable, shall not take any of the actions contemplated by Section 5.5(d)(ii) involving or relating to any Intervening Event unless the Company Board (or any committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to effect a Company Board Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable Law; provided that prior to effecting any such Company Board Recommendation Change (i) the Company shall (A) promptly notify Parent in writing of its intention to take such action at least four Business Days before taking such action and (B) if requested by Parent, during such four Business Day period negotiate in good faith with Parent regarding any proposal by Parent to amend the terms of this Agreement in response to such Intervening Event and (ii) the Company Board (or any committee thereof)

shall not effect any Company Board Recommendation Change involving or relating to an Intervening Event unless, after the four Business Day period described in the foregoing clause (B), the Company Board determines in good faith taking into account any proposal by Parent to amend the terms of this Agreement, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

(f) Permitted Actions. Nothing contained herein shall prevent the Company Board (or any committee thereof) from (i) taking and disclosing to Company stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act or (ii) from making any legally required disclosures (including issuing a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act); provided that no such communication or statement that would constitute a Company Board Recommendation Change shall be permitted, made or taken except in accordance with Section 5.5(d) (it being understood that a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act does not constitute an Company Board Recommendation Change).

(g) The Company shall, and shall cause its Subsidiaries and its and their respective officers and directors, and shall use its reasonable best efforts to cause the Company and its Subsidiaries, and their respective non-officer employees and Representatives to: (i) immediately cease and cause to be terminated any and all activities, discussions or negotiations, if any, with any third party conducted prior to the date of this Agreement with respect to any Acquisition Proposal and promptly instruct any such third party (or its agents or advisors) in possession of confidential, non-public information or documents or material incorporating non-public information about the Company or any of its Subsidiaries that was furnished by or on behalf of the Company or any of its Subsidiaries to return or destroy all such information and (ii) other than with respect to Parent and its Representatives, terminate access to any virtual data room established for or used in connection with any actual or potential Acquisition Proposal made by a third party prior to the date of this Agreement.

5.6 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, subject to and consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Required Action; Efforts.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement and subject to any different standard set forth herein with respect to any covenant or obligation, Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company shall (and shall cause its Subsidiaries to), on the other hand, use their respective reasonable best efforts to (A) take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, as promptly as practicable, the Merger and the Transaction, including by (i) causing the conditions to the Merger set forth in Article VII to be satisfied and (ii) (A) obtaining all consents, waivers, approvals, Orders and authorizations from Governmental Authorities; and (B) making all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Transaction.

(b) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, neither the Company nor any of its Subsidiaries will be required to agree to (i) the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments);

(ii) the provision of additional security (including a guaranty); or (iii) material conditions or obligations, including amendments to existing material conditions and obligations, in each case, in connection with obtaining any consent to the Transaction required pursuant to any Contract.

(c) The Company shall (and shall cause its Subsidiaries to) reasonably cooperate with Parent in good faith with respect to obtaining any consents to the Transaction required from lenders to the Company or any of its Subsidiaries pursuant to any Contracts relating to Company Indebtedness.

6.2 Antitrust and Regulatory Matters.

(a) Filing Under Antitrust Laws. Each of Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, shall, to the extent required, file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act within ten Business Days. Each of Parent and the Company shall (A) cooperate and coordinate (and shall cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause to be supplied) any additional information that may be required or requested by the FTC, the DOJ or any other Governmental Authority; and (D) use (and cause their Affiliates to use) reasonable best efforts to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws applicable to this Agreement or the Merger; and (2) obtain any required consents pursuant to any Antitrust Laws applicable to this Agreement or the Merger, in each case as promptly as practicable and in any event prior to the Termination Date, including requesting early termination of the HSR waiting period. Each of Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, shall promptly inform the other of any substantive communication from any Governmental Authority regarding the Merger in connection with such filings. If a Party or any of its Affiliates receives any comments or a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other Antitrust Laws applicable to the Merger, then such Party shall make (or cause to be made), as promptly as practicable and after consultation with the other Parties, an appropriate response to such request.

(b) Avoidance of Impediments. In furtherance and not in limitation of the other covenants in this Section 6.2, if and to the extent necessary to obtain the termination or expiration of the HSR waiting period applicable to the Merger pursuant to the HSR Act as promptly as practicable, each of Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable) offer, negotiate, commit to and effect, and take all actions necessary to avoid or eliminate each and every impediment under the HSR Act, including (i) the sale, divestiture, transfer, license, disposition, or holding separate, of any and all of the capital stock or other equity interests, assets (whether tangible or intangible), rights, properties, products or businesses of Parent and Merger Sub (and their respective Affiliates, if applicable) or of the Company and its Subsidiaries; (ii) the termination, modification, or assignment of existing relationships, joint ventures, Contracts, or obligations of Parent and Merger Sub (and their respective Affiliates, if applicable) or of the Company and its Subsidiaries; (iii) the modification of any course of conduct regarding future operations of Parent and Merger Sub (and their respective Affiliates, if applicable) or of the Company and its Subsidiaries; and (iv) any other restrictions on the activities of Parent and Merger Sub (and their respective Affiliates, if applicable) or of the Company and its Subsidiaries (any such action or limitation described in clauses (i) through (iv), a “Restriction”); provided, that (A) nothing in this Section 6.2 shall require (1) Parent or the Company or any of its Subsidiaries to take, accept or agree to any Restriction unless the effectiveness of such Restriction is conditioned upon the Closing or (2) Parent to offer, commit to or effect any Restriction that, individually or in the aggregate with all other Restrictions, would have a material adverse effect on Parent; provided, that for the purpose of this clause (2), Parent shall be deemed to be a company of the size of the Company and its Subsidiaries, taken as a whole, and (B) in no event shall the Company or its Subsidiaries agree to any Restriction relating to any consents, approvals or clearances under any Antitrust Law required to be obtained by the Parties in connection with the Merger without the prior written consent of Parent. Parent shall use its reasonable best efforts to oppose any request for, the entry of, and seek to have vacated or terminated, any order, judgment, decree, injunction or ruling of any

Governmental Authority that could restrain, prevent or delay any required consents applicable to the Merger, including by defending through litigation, any action asserted by any Person in any court or before any Governmental Authority and by exhausting all avenues of appeal, including appealing properly any adverse decision or order by any Governmental Authority.

(c) Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub shall (and shall cause their respective Subsidiaries to), subject to any restrictions under applicable Laws, (i) promptly notify the other Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any substantive communication received by such Person from a Governmental Authority in connection with the Merger and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filings (except HSR filings), submissions or other written communications (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a Governmental Authority; (ii) keep the other Parties promptly informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Merger and any developments, meetings or discussions with any Governmental Authority in respect thereof; and (iii) not independently participate in any meeting, hearing, proceeding or discussions (whether in person, by telephone or videoconference, or otherwise) with or before any Governmental Authority in respect of the Merger without giving the other parties reasonable prior notice of such meeting or substantive discussions, and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the Party providing the non-public information; provided, that the Company, Parent and Merger Sub shall not in any event be required to share information that benefits from legal privilege with the other Parties, even on an “outside counsel” only basis, where this would cause such information to cease to benefit from legal privilege.

(d) Other Actions. Parent and Merger Sub shall not, and shall cause each of their Affiliates not to, enter into or consummate any Contracts or arrangements for an acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of any ownership interest, assets or rights in or of any Person that would reasonably be expected to prevent or delay the consummation of the Transaction.

6.3 Requisite Filings.

(a) Proxy Statement and Other Requisite Filings.

(i) As promptly as reasonably practicable following the date of this Agreement, (i) the Company (with the assistance and cooperation of Parent as reasonably requested by the Company) shall prepare a proxy statement (as amended or supplemented, the “Proxy Statement”) in preliminary form relating to the Company Stockholder Meeting (and subject to Section 5.5, the Company shall include the Company Board Recommendation in the Proxy Statement) and (ii) Parent (with the assistance and cooperation of the Company as reasonably requested by Parent) shall prepare and file with the SEC a registration statement on Form S-4, which shall include the Proxy Statement as a prospectus (the “Proxy Statement/Prospectus”), in connection with the registration under the Securities Act of Parent Common Stock to be issued in the Merger (as amended or supplemented, the “S-4”).

(ii) As promptly as reasonably practicable following the date on which the S-4 becomes effective, the Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the Company Stockholders.

(b) Other Required Filings. If either the Company or Parent determines that it is required to file any document other than the Proxy Statement/Prospectus and S-4, as applicable, with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Filing” and together with the Proxy Statement and the S-4, the “Requisite Filings”), then the Company (with the assistance and cooperation of Parent as reasonably requested by the Company) or Parent (with the assistance and cooperation of the Company as reasonably requested by Parent), as applicable, shall promptly prepare and file such Other Required Filing with the SEC. Each of Parent and the Company shall use its respective reasonable best efforts to cause the Requisite Filings to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NYSE. Neither Party may file any Requisite Filing (or any amendment or supplement to such Requisite Filing) with the SEC without providing the other Party and its counsel, to the extent practicable, a reasonable opportunity to review and comment thereon and such Party shall consider in good faith any such comments as reasonably proposed; provided, that the foregoing shall not apply to any filings with the SEC by the Company with respect to an Acquisition Proposal, a Superior Proposal or a Company Board Recommendation Change or any matters relating thereto.

(c) Furnishing Information. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Requisite Filings (including, with respect to Parent and its Subsidiaries, any pro forma financial information required in connection with the S-4 and, if such pro forma financial information is required, Parent will prepare such pro forma financials as promptly as practicable following the date hereof). If at any time prior to the Company Stockholder Meeting any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to any Requisite Filing (including any Other Required Filing), as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information shall promptly notify the other, and an appropriate amendment or supplement to such filing describing such information shall be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders. Each of the Company, Parent and Merger Sub agrees to promptly correct any information provided by it for use in the Requisite Filings (whether or not such information was provided for the specific purpose of the Requisite Filings) if and to the extent that such information shall have become false or misleading in any material respect.

(d) SEC Review and Comments. Neither Parent nor the Company shall, and Parent and the Company shall cause their respective controlled Affiliates and Representatives not to, agree to participate in any substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, related to the S-4 or the Proxy Statement/Prospectus unless it consults with the other Party in advance and, to the extent permitted by the SEC, allows the other Party to participate therein. Subject to applicable Law, each Party shall notify the other promptly of (i) the receipt of any comments from (or correspondence with) the SEC and of any request by the SEC for amendments or supplements to the S-4 or the Proxy Statement/Prospectus or for additional information and shall supply each other with copies of all correspondence between either Party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the S-4, the Proxy Statement/Prospectus, the Merger or the Transaction; and (ii) the time when the S-4 has become effective as well as the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of Parent and the Company shall use its respective reasonable best efforts to cooperate in good faith related to, and respond promptly to, any comment from the SEC related to, or any request from the SEC for amendments or supplements to, the Proxy Statement/Prospectus or the S-4; provided, that each of Parent and the Company, as applicable, shall provide a reasonable opportunity to review and comment thereon and such Party shall consider in good faith any such comments as reasonably proposed.

6.4 Company Stockholder Meeting.

(a) Call of Company Stockholder Meeting. The Company shall (in accordance with the DGCL, the Company’s Organizational Documents and the rules of the NYSE) take all action necessary to establish a record date for, duly call and give notice of, and convene a meeting of Company Stockholders (the “Company Stockholder Meeting”) for the purpose of obtaining the Requisite Stockholder Approval. The Company Stockholder Meeting shall be convened as promptly as reasonably practicable following the mailing of the Proxy

Statement/Prospectus. Subject to Section 5.5 and unless there has been a Company Board Recommendation Change, the Company shall use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval.

(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting (i) to allow additional solicitation of votes in order to obtain the Requisite Stockholder Approval; (ii) if there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting; (iii) if necessary to comply with applicable Law or a request from the SEC or its staff; or (iv) in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders (including in connection with any Company Board Recommendation Change).

6.5 Anti-Takeover Laws. The Company and the Company Board shall (a) take reasonable actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the Merger; and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the Merger, take reasonable actions within their power to ensure that the Merger may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

6.6 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, each Party shall afford the other Party and its Representatives reasonable access, to the extent consistent with applicable Law (including COVID-19 Measures), during normal business hours, upon reasonable advance request, to its properties, books and records and personnel, except that either Party may restrict or otherwise prohibit access to any documents or information to the extent that (a) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege or other privilege applicable to such documents or information; (b) access to a material Contract to which a Party or its Subsidiaries is a party to, or otherwise is bound, that would materially violate or cause a default pursuant to, or give a third party the right to terminate or accelerate material rights pursuant to, such Contract; or (c) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand; provided that each Party shall (with respect to clauses (a) or (b) above) cooperate in good faith with the other Party to seek alternative arrangements to allow for such access or disclosure in a manner that does not result in (x) the events set out in clauses (a) or (b) above; or (y) any violation of applicable Law (including redacting such information as reasonably necessary to address reasonable attorney-client or other privilege or confidentiality concerns). In addition, during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause its Subsidiaries to, permit Parent and its Subsidiaries and Representatives to communicate with each of the lenders under the Company Indebtedness for the purposes of obtaining such lenders’ consent to the Transaction and, in connection with the foregoing, shall provide such cooperation (including by provision of access to information and personnel) as is reasonably requested by Parent in order to facilitate such communications; provided that Parent shall provide (i) the Company reasonable advance notice of, and an invitation to participate in, any meeting or substantive discussions with any such lenders and (ii) the Company a reasonable opportunity to review and comment on copies of any substantive communications prepared by Parent, its Subsidiaries or its Representatives prior to such meetings or substantive discussions with such lenders. Nothing in this Section 6.6 shall be construed to require a Party, any of its Subsidiaries or any of its Representatives to prepare any reports, analyses, appraisals, opinions or other information outside of the ordinary course of business. All information furnished pursuant to this Section 6.6 shall be subject to the Confidentiality Agreement. Any investigation conducted pursuant to the access contemplated by this Section 6.6 shall be conducted in a manner that (1) does not unreasonably interfere with the conduct of the business of a Party and its Subsidiaries or (2) create a reasonable risk of material damage or destruction to any property or assets of such furnishing Party or its Subsidiaries. No information or knowledge obtained in any investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by a Party pursuant to this Agreement.

6.7 Section 16(b) Exemption. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of equity securities (including derivative securities) of the Company (including the disposition, cancellation, or deemed disposition and cancellation of Company Common Stock, Company Options, Company RSUs or Company PSUs) or acquisitions of equity securities (including derivative securities) of Parent in connection with the Merger by each individual who is a director or executive officer of the Company, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.8 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Indemnification Obligation. For a period of six years following the Closing Date, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) indemnify and hold harmless, exculpate and shall advance expenses as incurred to, any current or former directors or officers (and any Person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time) of the Company and its Subsidiaries (each, together with such Person’s heirs, executors and administrators, an “Indemnified Person” and, collectively, the “Indemnified Persons”), in each case at least to the same extent (subject to Applicable Law) as such Persons are indemnified, held harmless and exculpated as of the Closing Date by (i) the Company or its Subsidiaries pursuant to the Organizational Documents of the Company or any of its Subsidiaries or (ii) any indemnification agreements between the Company or any of its Subsidiaries, on the one hand, and such Indemnified Person, on the other hand, including with respect to any costs, fees and expenses (including reasonable and documented attorneys’ fees and investigation expenses), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, whenever asserted, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (x) the fact that an Indemnified Person is or was a director or officer of the Company or such Subsidiary or Affiliate at or prior to the Effective Time; (y) any action or omission, in such Indemnified Person’s capacity as a director or officer of the Company or any of its Subsidiaries or other Affiliates, or taken at the request of the Company or such Subsidiary or Affiliate (including in connection with serving at the request of the Company or such Subsidiary or Affiliate as a director or officer of another Person (including any employee benefit plan)) occurring prior to or at the Effective Time; and (z) the Merger, as well as any actions taken prior to or at the Effective Time by the Company with respect thereto, provided, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.8(a), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved; provided further that if, at any time prior to the sixth anniversary of the Effective Time, Parent or any of its Subsidiaries make any changes to the indemnification, exculpation or hold harmless provisions for any of Parent or its Subsidiaries’ current or former directors or officers and such changes result in any indemnification, exculpation or hold harmless obligations that are more favorable than those described in clauses (i) or (ii) above, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) increase the indemnification, exculpation or hold harmless obligations of the Indemnified Parties to include any such more favorable changes. Notwithstanding the foregoing, in the case of advancement of expenses in connection with the foregoing, any Indemnified Party to whom expenses are advanced must, as a condition to such advancement, (x) provide an undertaking to repay such advances if it is ultimately determined in a final non-appealable judgment that such Indemnified Party is not entitled to indemnification; and (y) cooperate in the defense of any such matter until it is determined that such Indemnified Party is not eligible for indemnification in a final non-appealable judgment.

(b) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O

Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are substantially equivalent to those of the D&O Insurance; provided that Parent may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured thereunder. In satisfying its obligations pursuant to this Section 6.8(b), the Surviving Corporation will not be obligated to pay a premium in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Premium”). If the premium of such insurance coverage exceeds the Maximum Premium, then the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Premium. In lieu of the foregoing obligations, prior to the Effective Time the Company may purchase a prepaid six-year “tail” policy with respect to the D&O Insurance providing equivalent coverage to that described in the first sentence of this Section 6.8(b) so long as the aggregate cost for such “tail” policy does not exceed the Maximum Premium. If the Company is unable to obtain the “tail” policy for an amount less than or equal to the Maximum Premium, the Company shall instead be permitted to obtain a six-year “tail policy” with as much comparable insurance as possible for an aggregate premium equal to the Maximum Premium. If the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time.

(c) Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or Surviving Corporation or entity in such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.8.

(d) No Impairment. Each Indemnified Person is intended to be a third party beneficiary of this Section 6.8, with full rights of enforcement as if a Party. The rights of the Indemnified Persons pursuant to this Section 6.8 will be in addition to, and not in substitution for, any other rights that such Persons may have pursuant to (i) the Charter and Bylaws; (ii) the Organizational Documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries; or (iv) applicable Law (whether at Law or in equity).

6.9 Employee Matters.

(a) Acknowledgement. Parent hereby acknowledges and agrees that a “change of control” (or similar phrase) within the meaning of each of the Employee Plans, as applicable, will occur as of the Effective Time.

(b) Existing Arrangements. From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor all of the Employee Plans and compensation and severance arrangements in accordance with their terms as in effect immediately prior to the Effective Time. Notwithstanding the foregoing, nothing will prohibit the Surviving Corporation from amending or terminating any such Employee Plans or compensation or severance arrangements in accordance with their terms or if otherwise required or permitted pursuant to applicable Law.

(c) Employment; Benefits. For the period beginning on the Closing Date and ending on December 31, 2020 (the “Continuation Period”), the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) maintain for each Continuing Employee (i) base compensation that is not less than the base compensation in effect for such Continuing Employee immediately prior to the Effective Time (ii) target annual cash incentive opportunities that are no less than those in effect for such Continuing Employee immediately prior to the Effective Time; (iii) severance and termination benefits that are no less favorable than (A) those applicable to such Continuing Employee immediately before the Effective Time or (B) the severance and termination benefits provided to similarly situated employees of Parent, whichever is greater; and (iv) all other retirement and welfare benefit and compensation plans, programs, policies, agreements or arrangements at levels that are no less favorable in the aggregate than those in effect for (or available to) such Continuing Employee under the Employee Plans in effect immediately prior to the Effective Time; provided, that nothing in this clause (iv) shall require any particular level of long-term or equity-based incentives during the Continuation Period. Following the Continuation Period, or if the Closing Date occurs after December 31, 2020, from and after the Closing Date, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) provide Continuing Employees with all elements of compensation and benefits (including base compensation, target annual cash incentive opportunities, severance and termination benefits, retirement and welfare benefit and compensation plans and long-term and equity-based incentives) in a no less favorable manner than provided to similarly situated employees of Parent and its Subsidiaries (other than Continuing Employees). The foregoing conditions of this Section 6.9(c) shall not apply to the extent that as a result of COVID-19, COVID-19 Measures, or other similar major events beyond the reasonable control of the Surviving Corporation and its Subsidiaries, the business needs of the Surviving Corporation and its Subsidiaries, as reasonably determined by the Surviving Corporation, dictate that alternative actions be taken; provided that such alternative actions are applied in a no less favorable manner to Continuing Employees than other similarly situated employees of Parent and its Subsidiaries (other than the Surviving Corporation).

(d) New Plans. With respect to each benefit or compensation plan, program, policy, arrangement or agreement that is made available to any Continuing Employee at or after the Effective Time (each such plans, a “New Plan”), the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries (or any predecessors thereof) prior to the Effective Time for purposes of eligibility to participate and vesting and, solely for purposes of accruing paid time off and severance entitlement, benefit accruals, except to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a corresponding Employee Plan (such plans, the “Old Plans”) in which such Continuing Employee had participated and satisfied any waiting periods prior to the Effective Time; (ii) for purposes of each New Plan providing health or welfare benefits, the Surviving Corporation and its Subsidiaries shall cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for the Continuing Employees and their covered dependents to the extent such periods, exclusions and requirements were waived or satisfied under the corresponding Old Plan; and (iii) for purposes of each New Plan providing health benefits, the Surviving Corporation and its Subsidiaries shall use commercially reasonable efforts to cause any eligible expenses incurred by the Continuing Employees and their covered dependents during the portion of the plan year of the Old Plan ending on the date that Continuing Employees’ participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employees and their covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time, with such accrued time to be used in accordance with the applicable paid time off program of the Surviving Corporation and its Subsidiaries.

(e) Company Performance Unit Awards.

(i) 2018 and 2020 Company Performance Unit Awards. Immediately prior to the Effective Time, the Compensation Committee of the Company Board shall (A) cause any then-current performance period applicable to any Company Performance Units Awards to end, and (B) with the approval of Parent (which approval shall not be unreasonably withheld), make a reasonable good-faith determination of the level of achievement of the performance conditions applicable to such Company Performance Units Awards for such performance period; provided, that with respect to any holder of Company Performance Unit Awards listed on Schedule 2.8(c) of the Company Disclosure Letter, the level of achievement of the performance conditions applicable to such Performance Unit Awards shall be deemed at the target level. To the extent such determined achievement is below the threshold performance for any such Company Performance Unit Awards, such Company Performance Unit Awards shall, at the Effective Time, whether vested or unvested, automatically, and without any further action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and of no further force or effect and with no consideration payable therefor. To the extent such determined achievement is at least threshold performance for any such Company Performance Unit Awards, a portion of such Company Performance Unit Awards shall become vested at a level that is based on the determination of the Compensation Committee of the Company Board of relevant performance (or as otherwise set forth in this Section 6.9(e)(i)) and will be cancelled and converted into the right to receive, an amount in cash, without interest thereon, equal to (i) $1.00 multiplied by (ii) the total number of units of the Company Performance Unit Awards that become vested based on the determined achievement of applicable performance conditions (the “2018 and 2020 Performance Unit Consideration”). At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate 2018 and 2020 Performance Unit Consideration owed to all holders of Company Performance Unit Awards granted in 2018 or 2020. As promptly as reasonably practicable, but in any event no later than five Business Days after the Closing Date, the holders of such Company Performance Unit Awards will be paid by the Company or the Surviving Corporation, through its payroll system or payroll provider, all amounts required to be paid to such holders in respect of Company Performance Unit Awards that were granted in 2018 or 2020 pursuant to this Section 6.9(e)(i), less any required withholding Taxes. Notwithstanding the foregoing provisions of this Section 6.9(e)(i), (x) to the extent the Effective Time occurs on or after January 1, 2021, the provisions of this Section 6.9(e)(i) shall be of no further force or effect and all Company Performance Unit Awards shall be subject to the treatment described in Section 6.9(e)(ii) (ignoring the references therein to grants made in 2019); provided that, in the event that the Effective Time occurs on or after January 1, 2021, if as of the date that is five (5) days prior to the Effective Time, the Compensation Committee of the Company Board has not yet made a final determination of the level of achievement of the performance conditions applicable to the relevant Company Performance Unit Awards for the performance period ending on December 31, 2020, the Compensation Committee of the Company Board shall make such determination with the approval of Parent (which shall not be unreasonably withheld), and (y) to the extent any Company Performance Unit Award granted in 2018 or 2020 is nonqualified deferred compensation subject to Section 409A of the Code, Parent will distribute the applicable portion of the 2018 and 2020 Performance Unit Consideration, at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company Performance Unit Award that will not trigger a Tax or penalty under Section 409A of the Code, provided that each holder of Company Performance Unit Awards granted in 2018 or 2020 shall be responsible for all Taxes under Section 409A of the Code, if any, due in connection with such awards (other than, to the extent applicable, required withholding amounts) and none of Parent, the Company or the Surviving Corporation shall responsible for any such Taxes arising under Section 409A of the Code.

(ii) 2019 Company Performance Unit Awards. At the Effective Time, each unit underlying a Company Performance Unit Award that was granted in 2019, to the extent it remains outstanding as of immediately prior to the Effective Time, whether vested or unvested, will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be assumed and converted automatically into a time-vesting restricted cash unit award (each, an “Adjusted Performance Unit Award”) that, subject to later vesting thereof, will be settled for an amount of cash, without interest, equal to $1.00. Each Adjusted Performance Unit Award shall otherwise be subject to the same terms and conditions applicable to the corresponding; provided, that, each such Adjusted Performance Unit Award shall immediately become fully vested upon any termination of the holder’s employment that occurs before the first anniversary of the Closing Date and is without Cause, for Good Reason, or due to death or Disability (each of Cause, Good Reason and Disability as defined in Section 2.8(b) of the Company Disclosure Letter). As amounts become payable to the holder of an Adjusted Performance Unit Award pursuant to this Section 6.9(e)(ii), Parent shall, or shall cause the Surviving Corporation or its Subsidiaries to, pay the amount due through its applicable payroll system or payroll provider, less applicable withholding Taxes.

(f) Bonus Payments. Regardless of whether the Effective Time occurs on, before or after, January 1, 2021, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, pay to each Continuing Employee who (i) is a participant in the Company’s and its Subsidiaries’ short-term incentive plans for the bonus period beginning July 1, 2020 and ending on December 31, 2020 (such plans, the “Company Bonus Plans” and such period, the “Company Bonus Period”) and (ii) remains employed through the end of the Company Bonus

Period (each such Continuing Employee, a “Bonus Eligible Employee”), a bonus under the Company Bonus Plans with respect to the Company Bonus Period based on actual achievement of performance goals for the Company Bonus Period, as determined by the Compensation Committee of the Company Board with the approval of Parent (which approval shall not be unreasonably withheld); provided, that, (A) no such bonus shall be payable if applicable performance is below the threshold level of required performance, and (B) for the avoidance of doubt, to the extent the Effective Time occurs prior to January 1, 2021, actual performance shall be measured based on performance by the Company and its Subsidiaries for the portion of the Company Bonus Period from July 1, 2020 through the Effective Time and based on performance by the Surviving Corporation and its Subsidiaries for the portion of the Company Bonus Period from the Effective Time through the end of the Company Bonus Period. Each Bonus Eligible Employee shall receive his or her full earned Bonus Award Amount, if any, in a single lump sum cash payment, at the same time as Parent makes its 2020 annual bonus payments to employees of Parent, but no later than March 15, 2021.

(g) Employee Plan Amendment or Termination. If Parent reasonably requests (which request shall be made not less than fifteen (15) days prior to the Effective Time), the Company shall, or shall cause its applicable Subsidiary to, use commercially reasonable efforts, to the extent permitted by Law and the terms of the applicable Employee Plan, to take all actions required (including adoption of resolutions by the Company Board or the board of directors (or similar governing body) of the applicable Subsidiary) to amend, freeze and/or terminate any or all Employee Plans immediately prior to, but subject to the occurrence of, the Effective Time.

(h) No Third-Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.9 will not be deemed to: (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee; (ii) amend any Employee Plan; or (iii) except as provided in Section 9.6, create any third party beneficiary rights in any Person, including a Continuing Employee (or beneficiary or dependent thereof), other than the Parties.

6.10 Public Statements and Disclosure. The initial press release with respect to the execution of this Agreement shall be a joint press release in the form reasonably agreed to by the Parties, and following such initial press release, the Company and Parent shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements (including the scheduling of any public press conference or making or distributing any broad-based employee communication, in each case, with respect to this Agreement or the Transaction) with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after as much advance notice as is feasible); provided, that neither the Company nor Parent shall be obligated to engage in such consultation with respect to communications (including communications directed to employees, suppliers, customers, partners, vendors or stockholders) that are consistent (in terms of content, disclosure of information and scope) with public statements previously made in accordance with this Section 6.10; provided, further, that the restrictions set forth in this Section 6.10 shall not apply to any release or public statement (i) made or proposed to be made by the Company with respect to an Acquisition Proposal, a Superior Proposal or a Company Board Recommendation Change or any action taken pursuant thereto, in each case in accordance with Section 5.5 or (ii) in connection with any dispute between the parties regarding this Agreement or the Merger.

6.11 Transaction Litigation. Prior to the Effective Time, each Party will provide the other Party with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep the other Party reasonably informed with respect to the status thereof. Each Party will (a) give the other Party the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation against such litigating Party (but not control such Transaction Litigation); and (b) consult with the other Party with respect to the defense, settlement and prosecution of any such Transaction Litigation. No Party may compromise, settle or come to an arrangement regarding any Transaction Litigation unless the other Party has consented thereto in writing (which consent shall not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.11, “participate” means that the non-litigating Party will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the litigating Party (to the extent that the attorney-client privilege between the litigating Party and its counsel is not undermined or otherwise affected), and the non-litigating Party may offer comments or suggestions with respect to such Transaction Litigation, which the Company will consider in good faith.

6.12 Notices of Certain Events. Each of the Company and Parent shall promptly advise the other of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (b) any notice or other communication from any Governmental Authority in connection with the Transactions; or (c) any change, event or fact that it believes would or would reasonably be expected to result in any of the conditions set forth in Article VII becoming incapable of being timely satisfied; provided that no such notification shall (i) affect or be deemed to affect or modify any representation, warranty, covenant or agreement contained herein, the conditions to the obligations of any Party to consummate the Closing as set forth in Article VII or otherwise prejudice in any way the rights and remedies of any Party hereunder, (ii) be deemed to affect or modify any Party’s reliance on the representations, warranties, covenants and agreements made by the other Party in or pursuant to this Agreement or (iii) affect or be deemed to amend or supplement the appropriate section of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, for purposes of the conditions to closing set forth in Article VII or otherwise or prevent or cure any misrepresentation or breach of representation, warranty, covenant or agreement. Each Party agrees that notwithstanding anything in this Agreement to the contrary, a failure by either Party to comply with its obligations pursuant to this Section 6.12 shall not constitute a breach or failure to perform the conditions set forth in Sections 7.2(b) or 7.3(b), as applicable.

6.13 Stock Exchange Delisting; Parent Common Stock Registration. Prior to the Effective Time:

(a) The Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NYSE (i) to cause the delisting of the Company Common Stock from NYSE as promptly as practicable after the Effective Time; and (ii) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

(b) Parent shall take, or cause to be taken, all actions, and to do or cause to be done all things reasonably necessary, proper or advisable on its part (i) to cause the Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance and (ii) to obtain any necessary state securities Law or “blue sky” Permits required to issue the Parent Common Stock.

6.14 Parent Consent. Promptly following the execution and delivery of this Agreement, Parent, in its capacity as the indirect sole stockholder of Merger Sub, shall cause the sole stockholder of Merger Sub to execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DGCL.

6.15 State Takeover Statutes. Each of the Parties shall (a) take all action necessary so that no “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws or regulations, or any similar provision of the Organizational Documents of Parent or the Company is or becomes applicable to this Agreement, the Merger or any of the other part of the Transaction, and (b) if any such anti-takeover Law, regulation or provision is or becomes applicable to this Agreement, the Merger or any other part of the Transaction, cooperate and grant such approvals and take such actions as are reasonably necessary so that this Agreement, the Merger or the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transaction.

6.16 Ownership of Merger Sub. Each of Parent and the Company acknowledge and agree that Merger Sub is (and through Closing shall be) owned directly by a Subsidiary of Parent that is (and has since the date of its formation been) treated as a corporation for U.S. federal income tax purposes.

6.17 Bridge Financing. Upon the reasonable prior written request of the Company, Parent and the Company will use their respective reasonable best efforts to, as promptly as practicable after the date of such request, negotiate in good faith and enter into definitive documentation providing for bridge financing on such terms and conditions as are reasonably acceptable to the Company and Parent.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to consummate the Merger are subject to the satisfaction (or waiver by Parent and the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Requisite Stockholder Approval. The Company’s receipt of the Requisite Stockholder Approval at the Company Stockholder Meeting.

(b) Antitrust Laws. The waiting periods (and any extensions thereof) applicable to the Merger pursuant to the HSR Act will have expired or otherwise been terminated.

(c) No Prohibitive Laws or Injunctions. No Law, injunction or Order by any Governmental Authority of competent jurisdiction prohibiting, restricting, enjoining or otherwise making illegal the consummation of the Merger shall have been enacted, entered or promulgated and be continuing in effect.

(d) S-4 Effectiveness. The S-4 shall have been declared effective and no stop order suspending the effectiveness of the S-4 shall be in effect.

(e) NYSE Listing. The shares of Parent Common Stock issuable to the Company Stockholders in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction (or waiver by Parent where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties.

(i) Other than the representations and warranties listed in Sections 7.2(a)(ii) and 7.2(a)(iii), the representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of a specific date, in which case such representation or warranty shall be true and correct as of such specified date), except for such failures to be true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) The representations and warranties set forth in (a) Section 3.1(a), the first sentence of Section 3.1(b), Section 3.2, Section 3.3(b), Section 3.3(c), Section 3.4, Section 3.5(a), Section 3.8(b) (solely with respect to those Subsidiaries that currently conduct material operations or that hold material Contracts necessary for the continued operation of the business of the Company as currently conducted) and Section 3.25 shall be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such specified date); and (b) Section 3.7(a), Section 3.7(b) (other than the final sentence thereof) and Section 3.7(c) shall be true and correct in all respects (except for any failure to be so true and correct that is de minimis in nature) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of a specific date, in which case such representation or warranty shall be true and correct as of such specified date (except for any failure to be so true and correct that is de minimis in nature)).

(iii) The representation and warranty set forth in Section 3.12(b)(i) shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date.

(b) Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with the covenants, agreements and obligations of this Agreement required to be performed and complied with by it at or prior to the Effective Time.

(c) Officer’s Certificate. Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties.

(i) Other than the representations and warranties listed in Sections 7.3(a)(ii) and 7.3(a)(iii), the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of a specific date, in which case such representation or warranty shall be true and correct as of such specified date), except for such failures to be true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(ii) The representations and warranties set forth in (a) Section 4.1(a), the first sentence of Section 4.1(b), Section 4.2, Section 4.4(a), Section 4.7(b) (solely with respect to those Subsidiaries that currently conduct material operations or that hold material Contracts necessary for the continued operation of the business of Parent as currently conducted) Section 4.17 and Section 4.19 shall be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such specified date); and (b) Section 4.6(a), Section 4.6(b) and Section 4.6(c) shall be true and correct in all respects (except for any failure to be so true and correct that is de minimis in nature) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of a specific date, in which case such representation or warranty shall be true and correct as of such specified date (except for any failure to be so true and correct that is de minimis in nature)).

(iii) The representation and warranty set forth in Section 4.11(b)(i) shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed and complied in all material respects with the covenants, agreements and obligations of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was primarily caused by such Party’s material breach of or failure to perform in any material respect any of its obligations under this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if there shall be in effect any (i) Law in any jurisdiction of competent authority or (ii) Order issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction, that, in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Merger and in the case of any such Order, such Order shall have become final and non-appealable, except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party that has failed to use its commercially reasonable efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such final and non-appealable Order;

(c) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Effective Time has not occurred by 11:59 p.m., New York City time, on April 28, 2021 (the “Termination Date”); provided, however, that if as of the Termination Date any of the conditions set forth in Section 7.1(b) or Section 7.1(c) (solely to the extent such condition has not been satisfied due to an Order arising under any Antitrust Law) shall not have been satisfied or waived, but all other conditions to the Closing set forth in Sections 7.1, 7.2 and 7.3 shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on such date) or waived, then the Termination Date may be extended by either Parent or the Company until the date that is 90 days after the original Termination Date by written notice to the other Party, and such date, as so extended, shall be the Termination Date; provided, further, that if Closing has not occurred by the Termination Date (as extended pursuant to this Section 8.1(c)) solely due to any delays associated with Governmental Authority disruptions due to COVID-19, then the Termination Date shall automatically be extended to 10 Business Days following the cessation of the relevant Governmental Authority disruptions; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any Party whose breach of any provision of this Agreement primarily causes or results in the failure of the Merger to be consummated by such time;

(d) by either Parent or the Company, at any time prior to the Effective Time if the Company fails to obtain the Requisite Stockholder Approval upon vote taken thereon at the Company Stockholder Meeting (or any adjournment or postponement thereof);

(e) by Parent, if the Company has breached or failed to perform any of its (i) representations or warranties or (ii) covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by the Company before the earlier of (x) the fifth (5th) Business Day immediately prior to the Termination Date and (y) the thirtieth (30th) day following receipt of written notice from Parent of such breach or failure to perform; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied;

(f) by Parent, if at any time the Company Board (or a committee thereof) has effected a Company Board Recommendation Change;

(g) by Parent, in the event of the Willful Breach by the Company of its obligations under Section 5.5, other than in the case where Parent is not harmed as a result thereof; provided that in no event shall Parent be entitled to terminate this Agreement pursuant to this Section 8.1(g) following the Approval Time;

(h) by the Company, if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied and (B) is not capable of being cured by the by the Termination Date or, if capable of being cured by the Termination Date, is not cured by Parent or Merger Sub, as applicable, before the earlier of (x) the fifth (5th) Business Day immediately prior to the Termination Date and (y) the thirtieth (30th) day following receipt of written notice from the Company of such breach or failure to perform; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(h) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied; or

(i) by the Company, at any time prior to receiving the Requisite Stockholder Approval, in order to concurrently enter into a definitive agreement providing for a Superior Proposal in accordance with Section 5.5, if the Company pays to Parent in immediately available funds the Company Termination Fee in accordance with Section 8.3(b)(iii) prior to or concurrently with such termination; provided that the Company shall not be entitled to terminate the Agreement under this Section 8.1(i) if the Company has materially breached its obligations under Section 5.5(b), Section 5.5(c) and Section 5.5(e) with respect to such Superior Proposal (including with respect to the Acquisition Proposal underlying or leading to such Superior Proposal).

8.2 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties specifying the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

(b) Effect of Termination. Any valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, stockholder, director, officer, employee, Affiliate or Representative of such Party) to the other Parties, as applicable, except that this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement. Notwithstanding the foregoing but subject to Section 8.3(e), no termination of this Agreement will relieve any Party from any liability for fraud or any Willful Breach of this Agreement by such Party prior to termination hereof in which case the aggrieved Party shall be entitled to all rights and remedies available at Law or in equity, including liability for damages determined taking into account all relevant factors, including the loss of the benefit of the Transactions, any lost shareholder premium, any lost synergies, the time value of money, and any benefit to the breaching Party or its shareholders arising from such fraud or Willful Breach. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance its terms.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Agreement, all fees and expenses (including all fees and expenses incurred by such Party relating to any filings under the HSR Act or other Antitrust Law) incurred in connection with this Agreement and the Merger shall be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation shall be responsible for all fees and expenses of the Exchange Agent.

(b) Company Payments.

(i) If (A) (1) prior to receipt of the Requisite Stockholder Approval, this Agreement is validly terminated pursuant to Section 8.1(c) or (2) this Agreement is validly terminated pursuant to Section 8.1(d); (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, an Acquisition Proposal shall have been publicly announced or publicly made known and shall not have been publicly withdrawn at least three (3) Business Days in advance of such Company Stockholder Meeting; and (C) within 12 months following such termination of this Agreement, either an Acquisition Proposal is consummated or the Company enters into a definitive agreement providing for an Acquisition Proposal and such Acquisition Proposal is subsequently consummated, then the Company shall promptly (and in any event within three Business Days) after such consummation pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 8.3(b)(i), all references to “20%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%.”

(ii) If this Agreement is validly terminated pursuant to Section 8.1(f) or Section 8.1(g) (or terminated by the Company when this Agreement is terminable pursuant to Section 8.1(f) or Section 8.1(g)) then the Company must promptly (and in any event within three Business Days) following such termination pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii) If this Agreement is validly terminated pursuant to Section 8.1(i), then the Company must prior to or concurrently with and as a condition to such termination pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(c) Single Payment Only. The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events (it being understood that the foregoing shall not be deemed to limit any Party’s liability or right to recovery in the case of fraud or Willful Breach by the other Party or Parties).

(d) Payments; Default. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Merger, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3(b) or any portion thereof the Company shall pay to Parent its out-of-pocket costs and expenses (including attorneys’ fees) in connection with such Legal Proceeding, together with interest on the amount not paid when due under this Section 8.3 and any such costs or expenses at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law. No amounts payable under this Section 8.3 constitute a penalty.

(e) Sole Remedy. Each Party agrees that notwithstanding anything in this Agreement to the contrary, in the event that this Agreement is terminated under circumstances where the Company Termination Fee would be payable pursuant to Section 8.3(b), except in the case of Willful Breach or fraud, (A) the payment of the Company Termination Fee and reimbursement of any costs of collection and interest thereon pursuant to Section 8.3(d) shall be the sole and exclusive remedy of Parent, its Subsidiaries (including Merger Sub), stockholders, Affiliates, officers, directors, employees and Representatives against the Company or any of its Representatives or Affiliates, (B) in no event will Parent, Merger Sub and the other Parent Subsidiaries seek to recover any other money damages or seek any other remedy (including any remedy for specific performance, except solely in compliance with Section 9.8(b) hereof) based on a claim in law or equity with respect to, (1) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under this Agreement or (4) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement and (C) upon payment of any Company Termination Fee in accordance with Section 8.3(b), none of the Company or any Affiliates or Representatives of the Company shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

8.4 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval.

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, Parent and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that Parent and Merger Sub shall be deemed a single Party solely for purposes of this Section 8.5). Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time.

9.2 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by electronic mail or by hand, in each case to the intended recipient as set forth below:

(a)	if to Parent or Merger Sub to:

Enova International, Inc.

175 West Jackson Boulevard

Chicago, Illinois 60604

Attn:      General Counsel

Email:    notices@enova.com

with a copy (which will not constitute notice) to:

Vedder Price P.C.

222 North LaSalle Street

Suite 2400

Chicago, IL 60601

Attn:       Michael A. Nemeroff

               Shelby E. Parnes

Email:    mnemeroff@vedderprice.com

               sparnes@vedderprice.com

(b)	if to the Company (prior to the Effective Time) to:

On Deck Capital, Inc.

1400 Broadway, 25th Floor

New York, New York 10018

Attn:      Chief Operations Officer & General Counsel

Email:    ckampfer@ondeck.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn:       David M. Klein, P.C.

               Carlo Zenkner

Email:    dklein@kirkland.com

               carlo.zenkner@kirkland.com

Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or e-mail address through a notice given in accordance with this Section 9.2, except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of Law or otherwise, without the prior written approval of the other Parties, except that Parent will have the right to assign all or any portion of its rights and obligations pursuant to this Agreement from and after the Effective Time in connection with a merger or consolidation involving Parent or other disposition of all or substantially all of the assets of Parent or the Surviving Corporation, it being understood that, in each case, such assignment will not (i) relieve Parent or Merger Sub of any of its obligations under this Agreement or (ii) impede or delay the consummation of the Merger or otherwise materially impede the rights of the holders of shares of Company Common Stock, Company Options, Company RSUs, Company PSUs, or Company Performance Unit Awards pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and shall inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder. Any purported assignment of this Agreement without the consent required by this Section 9.3 is null and void.

9.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company has previously executed the Confidentiality Agreement, dated April 3, 2020 (the “Confidentiality Agreement”), that shall continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub and their respective Representatives shall hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were parties thereto.

9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter, and, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. The Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.6 Third Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, except (a) as set forth in or as contemplated by Section 6.8 and this Section 9.6 and (b) if the Closing occurs, for the right of the holders of Company Common Stock, Company Options, Company RSUs, Company PSUs or Company Performance Unit Awards to receive the Merger Consideration and Dividend Consideration (if any), Option Consideration, Adjusted RSUs, Director RSU Consideration, PSU Consideration, 2018 and 2020 Performance Unit Consideration or Adjusted Performance Unit Awards (as applicable), in each case at or after the Effective Time pursuant to the terms of this Agreement.

9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to negotiate in good faith to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8 Remedies.

(a) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) Specific Performance.

(i) The Parties acknowledge and agree that (A) irreparable damage (for which monetary damages would not be an adequate remedy) would occur if the Parties do not perform or otherwise breach the provisions of this Agreement in accordance with its specified terms; (B) the Parties will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (C) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to seek any other form of relief, including an injunction, specific performance and other equitable or, subject to Section 8.3(e), monetary relief; and (D) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent or Merger Sub would have entered into this Agreement. The Parties agree not to raise any objections to the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such injunction or enforcement. The Parties further agree that by seeking the remedies provided for in this Section 9.8, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement. Nothing contained in this Section 9.8 shall require any Party to institute any Legal Proceeding for (or limit any party’s right to institute any Legal Proceeding for) specific performance under this Section 9.8 before exercising any termination right under Section 8.1 or pursuing damages, nor shall the commencement of any Legal Proceeding pursuant to this Section 9.8 or anything contained in this Section 9.8 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 8.1 or pursue any other remedies under this Agreement that may be available then or thereafter.

(ii) Notwithstanding anything to the contrary in this Agreement, if prior to the Termination Date any Party initiates a Legal Proceeding to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Termination Date will be automatically extended by (A) the amount of time during which such Legal Proceeding is pending plus 10 Business Days; or (B) such other time period established by the court presiding over such Legal Proceeding.

9.9 Governing Law. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

9.10 Consent to Jurisdiction.

(a) General Jurisdiction. Each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby or thereby; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it shall not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE MERGER. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter or Parent Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) other than with respect to any items disclosed in Section 3.13(a) of the Company Disclosure Letter (for which an explicit reference in any other section shall be required in order to apply to such other section), any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

9.13 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.14 Rule of Construction. The Parties agree that they have been represented by legal counsel during the negotiation, execution and delivery of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

ENOVA INTERNATIONAL, INC.

By: /s/ David Fisher

Name: David Fisher
Title: Chief Executive Officer

ENERGY MERGER SUB, INC.

By: /s/ David Fisher

Name: David Fisher
Title: President

ON DECK CAPITAL, INC.

By: /s/ Noah Breslow

Name: Noah Breslow
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX B

July 28, 2020

The Board of Directors

On Deck Capital, Inc.

1400 Broadway, 25th Floor

New York, New York 10018

Members of the Board of Directors:

We understand that On Deck Capital, Inc. (“On Deck”) proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”), with Enova International, Inc. (“Enova”) and Energy Merger Sub, Inc., an indirect wholly owned subsidiary of Enova (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will merge with and into On Deck, with On Deck being the surviving corporation as an indirect wholly owned subsidiary of Enova (the “Merger”). As a result of the Merger, each outstanding share of common stock, par value $0.005 per share, of On Deck (the “On Deck Common Stock”), other than shares held by On Deck as treasury stock or owned by Enova, Merger Sub or any direct or indirect wholly owned subsidiary of On Deck or Enova and Dissenting Shares (as defined in the Merger Agreement), will be converted into the right to receive (a) 0.092 shares (such number of shares, the “Stock Consideration”) of the common stock, par value $0.00001 per share, of Enova (the “Enova Common Stock”), and (b) $0.12 per share in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

The Board of Directors has asked us whether, in our opinion, the Consideration to be received by holders of the On Deck Common Stock in the Merger is fair, from a financial point of view, to such holders, other than Enova and its affiliates.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to Enova that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii)

reviewed certain publicly available business and financial information relating to On Deck that we deemed to be relevant, including management of On Deck’s conclusion set forth in On Deck’s Form 10-Q for the quarterly period ended March 31, 2020 that, absent certain mitigating actions described therein, the uncertainty surrounding On Deck’s future non-compliance in its debt facilities, ability to negotiate some of its existing facilities or repay outstanding indebtedness, and maintain sufficient liquidity raises substantial doubt about On Deck’s ability to continue as a going concern, as well as publicly available research analysts’ estimates;

(iii)	reviewed certain internal projected financial data relating to Enova prepared and furnished to us by management of Enova (the “Enova Forecasts”);

(iv)

reviewed certain internal projected financial data relating to On Deck and furnished to us by the management of On Deck and the Enova Forecasts, as adjusted by management of On Deck and each as approved for our use by On Deck management (together, the “Forecasts”);

(v)

discussed with the management of Enova its assessment of the past and current operations of Enova, the current financial condition and prospects of Enova, and the Enova Forecasts, and discussed with the management of On Deck its assessment of the past and current operations of On Deck and Enova, the current financial condition and prospects of On Deck and Enova, and the Enova Forecasts and the Forecasts;

The Board of Directors

On Deck Capital, Inc.

(vi)	reviewed the reported prices and the historical trading activity of the On Deck Common Stock and the Enova Common Stock;

(vii)	compared the financial performance of On Deck and Enova and their respective stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(viii)	reviewed the financial terms and conditions of a draft, dated July 27, 2020, of the Merger Agreement; and

(ix)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the managements of On Deck and Enova that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Enova Forecasts, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Enova as to the future financial performance of Enova and the other matters covered thereby. With respect to the Forecasts, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of On Deck as to the future financial performance of On Deck and Enova and the other matters covered thereby, and for purposes of our analysis and opinion, we have relied, at the direction of the management of On Deck, on the Forecasts. We express no view as to the Enova Forecasts, the Forecasts or the assumptions on which they are based.

For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the final executed Merger Agreement will not differ from the draft Merger Agreement reviewed by us, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on On Deck, Enova or the consummation of the Merger or reduce the contemplated benefits to the holders of the On Deck Common Stock of the Merger. In addition, we have assumed, in all respects material to our analysis, that there will be no adjustment to the Consideration pursuant to Section 2.9(c) of the Merger Agreement.

We have not conducted a physical inspection of the properties or facilities of On Deck or Enova and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of On Deck or Enova, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of On Deck or Enova under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. We are not experts in the evaluation of loan, mortgage or similar portfolios or allowances for losses with respect thereto, and we were not requested to, and we did not, conduct a

The Board of Directors

On Deck Capital, Inc.

review of individual credit files or loan, mortgage or similar portfolios. We express no opinion or view as to the adequacy or sufficiency of allowances for losses or other matters with respect thereto and we have assumed that each of On Deck and Enova has, and the pro forma combined company will have, appropriate reserves to cover any such losses.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the On Deck Common Stock (other than Enova and its affiliates), from a financial point of view, of the Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of On Deck, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of On Deck, or any class of such persons, whether relative to the Consideration or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to On Deck, nor does it address the underlying business decision of On Deck to engage in the Merger. Our opinion does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of the On Deck Common Stock should vote or act in respect of the Merger. We are not expressing any opinion as to the prices at which shares of the On Deck Common Stock or the Enova Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on On Deck, Enova or the Merger or as to the impact of the Merger on the solvency or viability of On Deck or Enova or the ability of On Deck or Enova to pay their respective obligations when they come due. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by On Deck and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to On Deck in connection with the Merger and have received retainer fees for our services and will receive additional fees, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Merger. On Deck has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to On Deck and we have not received any compensation from On Deck during such period other than in connection with the Merger. In addition, during the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to Enova and we have not received any compensation from Enova during such period. We may provide financial advisory or other services to On Deck and Enova in the future, and in connection with any such services we may receive compensation.

Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to On Deck, Enova, potential parties to the Merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of On Deck or Enova.

The Board of Directors

On Deck Capital, Inc.

Our financial advisory services and this opinion are provided for the information and benefit of the Board of Directors (in its capacity as such) in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except On Deck may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by On Deck to its stockholders relating to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by holders of the On Deck Common Stock in the Merger is fair, from a financial point of view, to such holders, other than Enova and its affiliates.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Tannon Krumpelman
Tannon Krumpelman
Senior Managing Director

ANNEX C

§ 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b) (2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request, given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal) shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251 (h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251 (h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

The DGCL also provides that indemnification under Section 145(d) can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b).

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, as long as the corporation does not eliminate or limit the liability of a director for acts or omissions (1) which breached the director’s duty of loyalty to the corporation or its stockholders, (2) which were not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL, or (4) from which the director derived an improper personal benefit.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of each of the registrants incorporated in Delaware under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Each of the registrants incorporated in Delaware may, in their discretion, similarly indemnify their employees and agents.

The Enova certificate of incorporation provides that a director shall not be liable to Enova or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. The Enova certificate of incorporation also provides that each person who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was an Enova director, officer, employee or agent or is or was serving at Enova’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified and held harmless by Enova to the fullest extent permitted by the DGCL. This right to indemnification also includes the right to be paid the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the DGCL.

Enova’s certificate of incorporation provides that Enova may maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Enova, or is or was serving at Enova’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not Enova would have the power to indemnify such person against such liability under the DGCL. Enova has obtained directors’ and officers’ insurance to cover its directors and officers for certain liabilities.

The foregoing statements are subject to the detailed provisions of the DGCL and to the applicable provisions of the Enova certificate of incorporation and the Enova bylaws.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)    The following exhibits are filed herewith or incorporated herein by reference:

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of July 28, 2020, among Enova International, Inc., Energy Merger Sub, Inc. and On Deck Capital, Inc. (included as Annex A to the proxy statement/prospectus that forms a part of this Registration Statement).

5.1	Opinion of Vedder Price P.C. regarding validity of the shares of Enova stock being registered hereunder.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm of Enova International, Inc.

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of On Deck Capital, Inc.

23.3	Consent of Vedder Price P.C. (included in the opinion filed as Exhibit 5.1 to the registration statement).

24.1	Power of Attorney (included in the signature page to the registration statement).

99.1	Form of Proxy Card of On Deck Capital, Inc.*

99.2	Consent of Evercore Group L.L.C.

*	To be filed by amendment.
**	Previously filed.

ITEM 22.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(f) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Enova has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on August 25, 2020.

ENOVA INTERNATIONAL, INC.

By:	/s/ David Fisher
Name: David Fisher
Title: Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of David Fisher and Sean Rahilly with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents as his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ David Fisher David Fisher	Chief Executive Officer and President; Director (principal executive officer)	August 25, 2020

/s/ Steven E. Cunningham Steven E. Cunningham	Chief Financial Officer (principal financial and accounting officer)	August 25, 2020

/s/ Ellen Carnahan Ellen Carnahan	Director	August 25, 2020

/s/ Daniel R. Feehan Daniel R. Feehan	Director	August 25, 2020

/s/ William M. Goodyear William M. Goodyear	Director	August 25, 2020

/s/ James A. Gray James A. Gray	Director	August 25, 2020

/s/ Gregg A. Kaplan Gregg A. Kaplan	Director	August 25, 2020

/s/ Mark P. McGowan Mark P. McGowan	Director	August 25, 2020

/s/ Mark A. Tebbe Mark A. Tebbe	Director	August 25, 2020